As filed with the Securities and Exchange Commission on October 26, 2011

Registration No. 333-175461

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

TO

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY TRANSFER EQUITY, L.P.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3738 Oak Lawn Avenue

Dallas, Texas 75219

(214) 981-0700

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

John W. McReynolds

President and Chief Financial Officer

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

(214) 981-0700

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

William N. Finnegan IV Sean T. Wheeler Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Robert M. Kerrigan, III Vice President, Assistant General Counsel and Secretary Southern Union Company 5051 Westheimer Road Houston, Texas 77056 (713) 989-2000	Don M. Glendenning Seth M. Warner Locke Lord LLP 2200 Ross Ave., Suite 2200 Dallas, Texas 75201 (214) 740-8623

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non–accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 26, 2011

Dear Southern Union Company Stockholders:

Southern Union Company, or Southern Union, and Energy Transfer Equity, L.P., or ETE, have entered into a merger agreement that provides for Southern Union to become a direct wholly owned subsidiary of ETE. Under the merger agreement, Southern Union stockholders may elect to receive, for each outstanding Southern Union share they hold and subject to the limits described below, either $44.25 in cash, a cash election, or 1.00 ETE common unit (and cash in lieu of fractional ETE common units), an equity election. This election is subject to the following limits:

•

The aggregate cash consideration will be capped at 60% of the aggregate merger consideration. Thus, if holders of more than 60% of the outstanding Southern Union shares make a cash election, the amount of cash per outstanding Southern Union share to be received by holders making a cash election will be reduced (pro rata across all outstanding Southern Union shares subject to a cash election), so that no more than 60% of the aggregate merger consideration is payable in cash and the remainder of the consideration in respect of outstanding Southern Union shares subject to a cash election will be payable in ETE common units at an exchange ratio of 1.00 ETE common unit per outstanding Southern Union share (and cash in lieu of fractional ETE common units).

•

The aggregate ETE common unit consideration will be capped at 50% of the aggregate merger consideration. Thus, if holders of more than 50% of the outstanding Southern Union shares make or are deemed to have made an equity election, the number of ETE common units per outstanding Southern Union share to be received by holders making an equity election will be reduced (pro rata across all outstanding Southern Union shares subject to an equity election), so that no more than 50% of the aggregate merger consideration is payable in ETE common units and the remainder of the consideration in respect of outstanding Southern Union shares subject to an equity election will be payable in cash at $44.25 per outstanding Southern Union share.

Shares of common stock of Southern Union are traded on the New York Stock Exchange under the symbol “SUG,” and ETE common units are traded on the New York Stock Exchange under the symbol “ETE.”

In connection with the merger, Southern Union will hold a special meeting of its stockholders to consider and vote on the merger agreement and certain other matters. The affirmative vote of the holders of a majority of the outstanding Southern Union shares entitled to vote as of the record date established by the Southern Union Board of Directors is required to approve the merger agreement and the merger. Certain stockholders of Southern Union have entered into a support agreement with ETE, pursuant to which they have agreed to vote all of their Southern Union shares in favor of the merger agreement and the transactions contemplated thereby, including the merger, and to make an equity election. Collectively, these stockholders currently hold approximately 13.43% of Southern Union’s outstanding shares of common stock.

Your vote is very important. Information about the special meeting of Southern Union stockholders, the merger and the other business to be considered by the Southern Union stockholders at the special meeting is contained in the accompanying proxy statement/prospectus, which we urge you to read.  In particular, see the section titled “Risk Factors” beginning on page 27 of the accompanying document.

The Southern Union Board, acting upon the unanimous recommendation of the members of a Special Committee of the Southern Union Board which committee was comprised solely of independent directors, approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and recommends that the stockholders of Southern Union vote to approve the merger agreement and the transactions contemplated thereby, including the merger.

Sincerely,

GEORGE L. LINDEMANN

Chairman of the Board and

Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying document or determined that the accompanying document is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying document is dated                     , 2011 and is first being mailed to the stockholders of Southern Union on or about                     , 2011.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To the Southern Union Company Stockholders:

This is a notice that a special meeting of the stockholders of Southern Union Company, a Delaware corporation (“Southern Union”), will be held on                     , 2011 at                 , local time, at                          for the following purposes:

1.	to consider and vote upon a proposal to adopt the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), Sigma Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ETE (“Merger Sub”), and Southern Union, as it may be amended from time to time, pursuant to which Merger Sub will be merged with and into Southern Union (the “merger”), with Southern Union surviving the merger as a wholly owned subsidiary of ETE, and the transactions contemplated thereby, including the merger;

2.	to consider and cast an advisory (non-binding) vote on the compensation to be received by Southern Union’s named executive officers in connection with the merger;

3.	to consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

4.	to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

Only Southern Union stockholders of record at the close of business on October 11, 2011, the record date for the special meeting, are entitled to receive this notice and to vote at the special meeting or any adjournment or postponement of that meeting.

The Board of Directors of Southern Union (the “Southern Union Board”), acting upon the unanimous recommendation of the members of a Special Committee of the Southern Union Board, which committee was comprised solely of independent directors, has approved and declared the advisability of the merger agreement and the transactions contemplated thereby, including the merger, and is submitting the merger agreement and the merger to the Southern Union stockholders for approval at the special meeting.

The merger cannot be completed unless the affirmative vote of the holders of a majority of the outstanding Southern Union shares entitled to vote as of the record date for the special meeting is received.

Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions as soon as possible. If you hold Southern Union common stock in your name as a stockholder of record, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope, use the toll-free telephone number shown on the proxy card or use the internet website shown on the proxy card. If you hold Southern Union common stock through a bank or broker, please use the voting instructions you have received from your bank or broker. Submitting your proxy will not prevent you from attending the special meeting and voting in person. Please note, however, that if you hold Southern Union common stock through a bank or broker, and you wish to vote in person at the special meeting, you must obtain from your bank or broker a proxy issued in your name. You may revoke your proxy by attending the special meeting and voting your Southern Union common stock in person at the special meeting. You may also revoke your proxy at any time before it is voted by giving written notice of revocation to the Secretary of Southern Union at the address provided with the proxy card at or before the special meeting or by submitting a proxy with a later date.

The accompanying document describes the proposed merger in more detail. We urge you to read carefully the entire document before voting your shares of Southern Union common stock at the special meeting or submitting your voting instructions by proxy. In particular, see the section titled “Risk Factors” beginning on page 27 of the accompanying document.

The Southern Union Board recommends that the Southern Union stockholders vote:

1.	“FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger;

2.	“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation to be received by Southern Union’s named executive officers in connection with the merger; and

3.	“FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

By Order of the Board of Directors,

ROBERT M. KERRIGAN, III

Vice President, Assistant General Counsel and

Secretary

Houston, Texas

October     , 2011

IMPORTANT NOTE ABOUT THIS DOCUMENT

This document, which forms part of a registration statement on Form S-4 filed with the Securities and Exchange Commission (“SEC”), constitutes a proxy statement of Southern Union Company (“Southern Union”) under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the solicitation of proxies for the special meeting of stockholders of Southern Union, or any adjournment or postponement thereof, to, among other things, adopt the merger agreement and the merger. This document is also a prospectus of Energy Transfer Equity, L.P. (“ETE”) under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) for ETE common units that will be issued to stockholders of Southern Union in the merger pursuant to the merger agreement.

As permitted under the rules of the SEC, this document incorporates by reference important business and financial information about ETE and Southern Union from other documents filed with the SEC that are not included in or delivered with this document. Please read the section titled “Where You Can Find More Information” beginning on page 169. You can obtain any of the documents incorporated by reference into this document from the SEC’s website at http://www.sec.gov. This information is also available to you without charge upon your request in writing or by telephone from ETE or Southern Union at the following addresses and telephone numbers:

Energy Transfer Equity, L.P. 3738 Oak Lawn Avenue Dallas, Texas 75219 Attn: Investor Relations (214) 981-0700	Southern Union Company 5051 Westheimer Road Houston, Texas 77056 Attn: Investor Relations (713) 989-2000

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

You may obtain certain of these documents at ETE’s website, www.energytransfer.com, by selecting “Investor Relations,” then selecting “SEC Filings” and then selecting “ETE,” and at Southern Union’s website, www.sug.com, by selecting “Investors” and then selecting “SEC Filings.” None of the information contained on the website of ETE and Southern Union is incorporated by reference into this document.

In order to receive timely delivery of the documents in advance of Southern Union’s special meeting of stockholders, your request should be received no later than                     , 2011. In order to receive timely delivery of the documents in advance of the election deadline for the merger, your request should be received no later than four business days prior to the election deadline. ETE and Southern Union will publicly announce the election deadline at least five business days prior to such deadline. If you request any documents, ETE or Southern Union will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

If you have any questions about the merger or the consideration that you will receive in connection with the merger, including any questions relating to the election or transmittal of materials, or would like additional copies of the election form and letter of transmittal (which are being mailed to Southern Union stockholders separately), you may contact Southern Union’s proxy solicitor at the address and telephone number listed below. You will not be charged for any additional election forms and letters of transmittal that you request.

Innisfree M&A Incorporated

Shareholders may call toll-free at (877) 825-8906

Banks and brokers may call collect at (212) 750-5833

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

Set forth below are questions that you, as a stockholder of Southern Union, may have regarding the merger and the special meeting of Southern Union stockholders and brief answers to those questions. For a more complete description of the legal and other terms of the merger, please read carefully this entire document, including the second amended and restated agreement and plan of merger dated as of July 19, 2011 (as amended) attached as Annex A (the “merger agreement”) to this proxy statement/prospectus, and the documents incorporated by reference into this document. You may obtain a list of the documents incorporated by reference into this document in the section “Where You Can Find More Information” beginning on page 169.

Any references in this document to a page number is a reference to a page in this document.

Q:	Why am I receiving these materials?

A:	ETE and Southern Union have agreed to a merger pursuant to which Southern Union will become a direct wholly owned subsidiary of ETE, and Southern Union will cease to be a publicly held company. In order to complete the merger, stockholders of Southern Union must adopt the merger agreement and the transactions contemplated thereby, including the merger. In the merger, Southern Union stockholders may elect to receive their consideration in the form of cash (a “cash election”), ETE common units (an “equity election”), or a combination of both. The exact consideration any Southern Union stockholder will receive will be subject to a proration feature. See “The Merger Agreement—Merger Consideration” on page 101.

This document is being delivered to you as both a proxy statement of Southern Union and a prospectus of ETE in connection with the merger. It is the proxy statement by which the Southern Union Board is soliciting proxies from you to vote on the approval of the merger agreement at the special meeting or at any adjournment or postponement of the special meeting. It is also the prospectus by which ETE will issue ETE common units in the merger.

Q:	What am I being asked to vote on?

A:	Southern Union stockholders are being asked to vote on the following proposals:

1.	to consider and adopt the merger agreement (attached as Annex A to this document) and the transactions contemplated thereby, including the merger;

2.	to consider and cast an advisory (non-binding) vote on the compensation to be received by Southern Union’s named executive officers in connection with the merger;

3.	to consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

4.	to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof (at the present time, Southern Union knows of no other matters that will be presented for consideration at the special meeting).

Q:	How does the Southern Union Board recommend that I vote on the matters to be considered at the special meeting?

A:	The Southern Union Board recommends that the stockholders of Southern Union vote:

•	“FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger;

•	“FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation to be received by Southern Union’s named executive officers in connection with the merger; and

•	“FOR” any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

See “Proposal 1 – The Merger—Southern Union’s Reasons for the Merger; Recommendation of the Southern Union Special Committee and the Southern Union Board” beginning on page 57.

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In considering the recommendation of the Southern Union Board with respect to the merger agreement and the transactions contemplated thereby, including the merger, you should be aware that some of Southern Union’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Southern Union stockholders generally. See “Proposal 1 – The Merger—Interests of Southern Union’s Executive Officers and Directors in the Merger” beginning on page 83.

Q:	What will happen in the merger?

A:	Pursuant to the merger agreement, Sigma Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of ETE (“Merger Sub”), will be merged with and into Southern Union, with Southern Union surviving the merger as a direct wholly owned subsidiary of ETE. The merger will become effective on such date and at such time that the certificate of merger is filed with the Secretary of State of the State of Delaware, or such later date and time as may be agreed upon by ETE and Southern Union and set forth in the certificate of merger. Throughout this document, this date and time is referred to as the “effective time” of the merger.

Q:	What is the amount of cash and/or the number of ETE common units that I will be entitled to receive for my shares of Southern Union common stock?

A:	Under the merger agreement, Southern Union stockholders may elect to receive, for each outstanding Southern Union share they hold and subject to the limits described below, either $44.25 in cash (a “cash election”) or 1.00 ETE common unit (and cash in lieu of fractional ETE common units) (an “equity election”). This election is subject to the following limits:

•

The aggregate cash consideration will be capped at 60% of the aggregate merger consideration. Thus, if holders of more than 60% of the outstanding Southern Union shares make a cash election, the amount of cash per outstanding Southern Union share to be received by holders making a cash election will be reduced (pro rata across all outstanding Southern Union shares subject to a cash election), so that no more than 60% of the aggregate merger consideration is payable in cash and the remainder of the consideration in respect of outstanding Southern Union shares subject to a cash election will be payable in ETE common units at an exchange ratio of 1.00 ETE common unit per outstanding Southern Union share (and cash in lieu of fractional ETE common units).

•

The aggregate ETE common unit consideration will be capped at 50% of the aggregate merger consideration. Thus, if holders of more than 50% of the outstanding Southern Union shares make or are deemed to have made an equity election, the number of ETE common units per outstanding Southern Union share to be received by holders making an equity election will be reduced (pro rata across all outstanding Southern Union shares subject to an equity election), so that no more than 50% of the aggregate merger consideration is payable in ETE common units and the remainder of the consideration in respect of outstanding Southern Union shares subject to an equity election will be payable in cash at $44.25 per outstanding Southern Union share.

Q:	What will happen to my Southern Union stock options, stock appreciation rights and restricted stock in the merger?

A:	At the effective time, all stock options and stock appreciation rights outstanding immediately prior to the effective time will vest. To the extent not exercised prior thereto, all unexercised options and stock appreciation rights will be cancelled immediately prior to the effective time. Each stock option and stock appreciation right so cancelled that has an exercise price of less than $44.25 will be converted into the right to receive an amount in cash equal to $44.25 less (i) the applicable exercise price and (ii) any applicable deductions and withholdings required by law.

Shares of restricted stock for which restrictions have not otherwise lapsed or expired and are outstanding prior to the effective time will have their associated restrictions accelerate and expire immediately prior to the effective time and the total number of Southern Union shares subject to such restricted stock grant will be converted into the right to receive $44.25 in cash or 1.00 ETE common unit (at the election of the individual holders thereof), less all deductions and withholdings required by law (such deduction to come first from any cash payable as part of the consideration for such restricted stock and then by reducing the number of ETE common units otherwise payable as part of the consideration for such restricted stock (with the ETE common unit valued at the closing price thereof on the day prior to the closing of the merger for this purpose)).

Each unvested award of restricted share units with respect to Southern Union shares under a Southern Union stock plan that is outstanding immediately prior to the effective time will fully vest, and each Southern Union restricted share unit will be converted into the right to receive a lump sum cash payment equal to the greater of (i) $44.25 or (ii) the closing price of ETE common units on the New York Stock Exchange (the “NYSE”) on the closing date of the merger, multiplied by the total number of shares underlying such restricted share unit, less any applicable deductions and withholdings required by law.

Q.	If my shares of Southern Union common stock are held through the Southern Union Savings Plan, what will happen to my shares?

A.	All Southern Union stockholders who hold shares through the Southern Union Savings Plan at the close of business on October 11, 2011, which is the record date, are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof provided that such shares remain outstanding on the date of the special meeting.

Under the terms of the merger agreement, ETE has the right to instruct Southern Union to liquidate and eliminate Southern Union common stock as an investment option under the Southern Union Savings Plan prior to the effective time of the merger. On October 24, 2011, ETE exercised this right because the receipt and retention by Southern Union Savings Plan participants of merger consideration in the form of ETE common units would result in a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended. Accordingly, holders of shares of Southern Union common stock through the Southern Union Savings Plan will not be permitted to make a cash election or an equity election with respect to such shares.

Assuming that the holders of a majority of the outstanding Southern Union shares entitled to vote as of the record date vote FOR the merger agreement and the transactions contemplated thereby, including the merger, the liquidation of Southern Union common stock held in the Southern Union Savings Plan will take place prior to the effective time of the merger. Until such liquidation begins, Southern Union common stock will continue to be an available investment option under the Southern Union Savings Plan. However, once such liquidation begins, any shares of Southern Union common stock held in the Southern Union Savings Plan will be sold by the plan trustee. Details of these procedures will be provided directly to Southern Union Savings Plan participants.

Q:	If I am a Southern Union stockholder, will I receive dividends in the future?

A:	Before completion of the merger, Southern Union expects to pay regular quarterly dividends on shares of Southern Union common stock, which currently are $0.15 per share, at times and intervals consistent with its prior practice and as permitted by the merger agreement. Your receipt of this regular quarterly dividend will not reduce the per share merger consideration. Once the merger is completed and ETE common units are exchanged for shares of Southern Union common stock, when distributions are declared by the Board of Directors (the “ETE Board”) of LE GP, LLC, ETE’s general partner, and paid by ETE, former Southern Union stockholders will receive distributions on ETE common units that they receive in the merger in accordance with ETE’s partnership agreement. Southern Union stockholders will not receive dividends from Southern Union and distributions from ETE for the same quarter. For additional information, please read “Summary—Comparative ETE and Southern Union Per Unit/Share Market Price Data” beginning on page 24.

Current ETE unitholders and holders of ETE’s Series A Convertible Preferred Units (the “Series A Units”) will continue to receive distributions on their common units and Series A Units in accordance with ETE’s partnership agreement. For a description of the distribution provisions of ETE’s partnership agreement, please read “Comparison of Rights of ETE Unitholders and Southern Union Stockholders” beginning on page 154.

The current annualized dividend rate per share of Southern Union common stock is $0.60 (based on the quarterly dividend rate of $0.15 per share of outstanding Southern Union common stock declared on September 16, 2011 with respect to the third quarter of 2011). Based on the exchange ratio, the annualized distribution rate for each share of Southern Union common stock exchanged for 1.00 ETE common unit would be approximately $2.50 (based on the quarterly distribution rate of $0.625 per ETE common unit declared on June 30, 2011 with respect to the second quarter of 2011). Accordingly, based on current distribution rates and the exchange ratio of 1.00 ETE common unit, a Southern Union stockholder would initially receive approximately 317% more in quarterly cash distributions on an annualized basis after giving effect to the merger. For additional information, please read “Summary—Unaudited Comparative Per Unit/Share Data” on page 23 and “Summary—Comparative ETE and Southern Union Per Unit/Share Market Price Data” beginning on page 24.

Q:	What vote of stockholders is required to adopt the merger agreement and the transactions contemplated thereby, including the merger?

A:	The merger agreement and the transactions contemplated thereby, including the merger, must be approved by the holders of a majority of the outstanding Southern Union shares entitled to vote as of the record date. Abstentions and broker non-votes will be the equivalent of a “NO” vote with respect to the approval of the merger agreement and the transactions contemplated thereby, including the merger. An abstention occurs when a Southern Union stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes may occur when a person holding shares through a bank, broker or other nominee does not provide instructions as to how the shares should be voted, and the broker lacks discretionary authority to vote on a particular proposal.

Concurrently with the execution of the merger agreement, Mr. Lindemann, Chairman of the Board and Chief Executive Officer of Southern Union, Mr. Herschmann, Vice Chairman of the Board, President and Chief Operating Officer, and members of Mr. Lindemann’s family, who directly or indirectly own approximately 16,744,285 shares of Southern Union common stock (or approximately 20,139,036 shares when including unexercised options and shares of restricted stock which are not entitled to vote until exercise or the expiration of restrictions, respectively), representing approximately 13.43% of Southern Union’s outstanding shares of common stock, entered into a second amended and restated support agreement with ETE and Merger Sub that provides, among other things, that such stockholders will vote their shares in favor of adoption of the merger agreement, unless there is a change in the recommendation of the Southern Union Board, and that they will elect to receive the ETE common unit consideration rather than the right to receive $44.25 in cash in the merger (other than with respect to unexercised options and shares held in the Southern Union Savings Plan, which will be treated as described herein).

Q:	What vote of stockholders is required to approve the other matters to be considered at the special meeting?

A:	The advisory vote on the compensation to be received by Southern Union’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the outstanding Southern Union shares having voting power represented at the special meeting in person or by proxy and entitled to vote as of the record date. The vote of Southern Union stockholders on the compensation to be received by Southern Union’s named executive officers in connection with the merger is advisory in nature and will not be binding on ETE or the Southern Union Board and will not impact whether or not the compensation is paid. Abstentions will be the equivalent of a vote against the advisory vote, while broker non-votes will have no effect on the outcome of the advisory vote.

Any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Southern Union shares having voting power represented at the special meeting in person or by proxy and entitled to vote as of the record date. Provided that the adjournment is for 30 days or less and no new record date is set, no notice of the adjourned meeting will be given other than by announcement made at the special meeting. Abstentions will be the equivalent of a vote against a proposal to adjourn the special meeting, while broker non-votes will have no effect on the outcome of the vote.

Q:	What constitutes a quorum for the special meeting?

A:	A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding Southern Union shares entitled to vote at the special meeting. In connection with the special meeting, abstentions will be considered in determining the presence of a quorum.

Q:	When and where will the special meeting be held?

A:	The special meeting is scheduled to be held at on , 2011 at , local time.

Q.	Who is entitled to vote at the special meeting?

A:	All Southern Union stockholders who hold shares at the close of business on October 11, 2011, which is referred to herein as the record date, are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof provided that such shares remain outstanding on the date of the special meeting.

Q:	What are the expected U.S. federal income tax consequences to a Southern Union stockholder as a result of the merger?

A:	For U.S. federal income tax purposes, to the extent that a Southern Union stockholder receives cash in the merger, the stockholder will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s adjusted basis in the Southern Union common stock treated as sold in the merger. In general, no gain or loss will be recognized by a Southern Union stockholder to the extent that a Southern Union stockholder receives ETE common units in the merger. For a more detailed discussion of the material U.S. federal income tax consequences of the merger to Southern Union stockholders, please see the discussion in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 125.

Q:	Are there any risks in the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger. These risks are discussed in more detail in the section titled “Risk Factors” beginning on page 27.

Q:	How do I vote at the special meeting?

A:	After you have carefully read this document, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or by submitting your proxy or voting instruction by telephone or through the internet as soon as possible so that your Southern Union shares will be represented and voted at the special meeting.

If your Southern Union shares are held in “street name,” please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. The internet and telephone proxy submission procedures are designed to authenticate Southern Union stockholders and to allow you to confirm that your instructions have been properly recorded.

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If you are a record holder of Southern Union shares, the method you use to submit a proxy will not limit your right to vote in person at the special meeting if you later decide to attend the special meeting. If your Southern Union shares are held in the name of a broker or other nominee, you must obtain a proxy, executed in your favor from the holder of record, to be able to vote in person at the special meeting.

Q:	If my Southern Union shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my units without instructions from me?

A:	No. Your broker will not be able to vote your Southern Union shares without instructions from you. Please follow the procedure your broker provides to vote your shares.

Q:	If I am planning on attending a special meeting in person, should I still submit a proxy?

A:	Yes. Whether or not you plan to attend the special meeting, you should submit a proxy. Southern Union shares will not be voted if the holder of such shares does not submit a proxy and then does not vote in person at the special meeting. Failure to submit a proxy or to vote in person in favor of the adoption of the merger agreement and the transactions contemplated thereby will be the equivalent of a vote against such proposal. Failure to submit a proxy or to vote in person will have no effect with respect to the advisory vote and the proposal to adjourn the special meeting.

Q:	What do I do if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before Southern Union shares are voted at the special meeting. You can do this in any of the three following ways:

•	by sending a written notice to the Secretary of Southern Union in time to be received before the special meeting stating that you revoke your proxy;

•

by completing, signing and dating another proxy card and returning it by mail in time to be received before the special meeting or by submitting a later dated proxy by telephone or the internet, in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	if you are a holder of record, or if you hold a proxy in your favor executed by a holder of record, by attending the special meeting and voting in person.

If your Southern Union shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

Q:	What should I do if I receive more than one set of voting materials for the special meeting?

A:	You may receive more than one set of voting materials for the special meeting and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it to ensure that all of your shares are voted.

Q:	Can I submit my proxy by telephone or the internet?

A:	Yes. In addition to mailing your proxy, you may submit it telephonically or on the internet. Instructions for using the telephone or internet to vote are described on your proxy card. For further information, please see the section titled “Special Meeting of Southern Union Stockholders—How to Submit Your Proxy” beginning on page 40.

Q:	If I am a Southern Union stockholder, how do I make my election?

A:

As a holder of record of Southern Union shares entitled to vote, you will receive an election form, a copy of the proxy statement/prospectus and other appropriate and customary transmittal materials. If you are a holder of Southern Union shares, the election form will allow you to specify the number of shares with respect to which you elect to receive cash and the number of shares with respect to which you elect to receive ETE common units. You must complete and return the election form on or before 5:00 p.m., New York time, on the twentieth business day following the date on which the election form is mailed (or such other later date as ETE and Southern Union shall agree). ETE and Southern Union will publicly announce the election deadline at least five business days prior to such deadline. An election form will be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by ETE, the posting of a bond as indemnity against any claim made against ETE with respect to such certificate) representing all the Southern Union shares covered by such election form, together with duly executed transmittal materials included in the election form. ETE will make election forms available as may reasonably be requested from time to time by all persons who become holders (or beneficial owners) of Southern Union shares between the mailing date for the election form and the election deadline. For further information, please see the section titled “The Merger Agreement—Election Procedures” beginning on page 102. If you need to obtain an election form, please contact Innisfree M&A Incorporated toll free at (877) 825-8906. (Banks and brokers may call collect at (212) 750-5833.)

The election form and proxy card are separate documents and should each be completed in their entirety and sent to the appropriate addressee as directed in the instructions accompanying such materials. In lieu of completing a proxy card, you may also vote by telephone or on the internet. For further information, please see the section titled “Special Meeting of Southern Union Stockholders—How to Submit Your Proxy” beginning on page 40.

Q:	Can I revoke or change my election after I mail my election form?

A:	Yes. You may revoke or change your election by sending written notice thereof to Computershare Trust Company, N.A., the exchange agent, which notice must be received by the exchange agent prior to the election deadline noted above. In the event an election is revoked, under the merger agreement the Southern Union shares represented by such election will be treated as shares in respect of which no election has been made, except to the extent a subsequent election is properly made by the Southern Union stockholder during the election period. For further information, please see the section titled “The Merger Agreement—Election Procedures” beginning on page 102.

Q:	What happens if I do not make an election or my election form is not received before the election deadline?

A:	An equity election will be deemed to have been made for any Southern Union shares for which no effective election has been made by the election deadline. Upon completion of the merger, such Southern Union shares will be converted into the right to receive 1.00 ETE common unit per Southern Union share, subject to proration if the holders of more than 50% of the outstanding Southern Union shares make or are deemed to have made an equity election. For further information, please see the section titled “The Merger Agreement—Election Procedures” beginning on page 102.

Q:	How do I exchange my Southern Union shares for merger consideration?

A:	As soon as reasonably practicable after the effective time, and in any event not later than the fifth business day following such effective time, the exchange agent will mail to each holder of shares of Southern Union common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the shares of Southern Union common stock (if such shares have not already been surrendered with an election form) in exchange for, as applicable, cash, ETE common units (which, for purposes of clarification, will be issued in book-entry form), cash in lieu of any fractional common units and any distributions payable pursuant to the merger agreement. You should read these instructions carefully. Assuming that you complete and submit the election form and letter of transmittal in accordance with their respective instructions and surrender your Southern Union shares for cancellation, you will not need to take any further action in order to receive the merger consideration.

Q:	How will I receive the merger consideration to which I am entitled?

A.	You will be paid the merger consideration to which you are entitled upon the surrender to the exchange agent of your shares of Southern Union common stock and a duly completed and validly executed letter of transmittal. More information on the documentation you are required to deliver to the exchange agent may be found under the section titled “Proposal 1 – The Merger—Manner and Procedure for Exchanging Southern Union Shares” beginning on page 92. Any ETE common units you receive in the merger will be issued in book-entry form and you will receive cash in lieu of any fractional ETE common units. No interest will be paid or will accrue on any cash amounts received as merger consideration or in lieu of any fractional common units.

Q:	What happens if I sell my Southern Union shares after the record date but before the special meeting?

A:	The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you transfer your Southern Union shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the special meeting), but you will not have the right to receive the merger consideration to be received by Southern Union stockholders in the merger. In order to receive the merger consideration, you must hold your shares through the completion of the merger. Once you properly submit an election form and related documentation as required thereby, selecting the type of consideration you wish to receive in the merger, you may not be able to transfer your Southern Union shares unless you subsequently revoke your election in accordance with the instructions set by the exchange agent to have your shares returned to you prior to the election deadline.

Q:	Do I have appraisal rights?

A:	Yes. Southern Union stockholders may exercise appraisal rights in connection with the merger under Delaware law.

Q:	Is completion of the merger subject to any conditions?

A:	Yes. In addition to the approval of the merger agreement by Southern Union stockholders, completion of the merger requires the receipt of the necessary governmental and regulatory approvals, the absence of a material adverse effect on ETE or Southern Union and the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement.

Q:	When do you expect to complete the merger?

A:	ETE and Southern Union are working towards completing the merger promptly. ETE and Southern Union currently expect to complete the merger in the first quarter of 2012, subject to the receipt of Southern Union stockholder approval, governmental and regulatory approvals and other usual and customary closing conditions. However, no assurance can be given as to when, or whether, the merger will occur.

Q:	What happens if the merger is not completed?

A:	If the merger agreement is not adopted by the Southern Union stockholders or if the merger is not completed for any other reason, Southern Union stockholders will not receive any payment for their Southern Union shares in connection with the merger. Instead, Southern Union would remain an independent public company and Southern Union shares would continue to be listed and traded on the NYSE. Under specified circumstances, ETE and Southern Union may be required to pay the other party a breakup fee of $181.3 million and/or reimburse the other party for up to $54.0 million in expenses as described in the section titled “The Merger Agreement—Expense Reimbursement; Breakup Fee” beginning on page 122.

Q:	After completion of the merger, will I be able to vote to elect directors to the ETE Board?

A:	No. Unitholders of ETE do not have the ability to elect directors to the ETE Board.

Q:	Who can I contact with questions about the special meeting or the merger and related matters?

A:	If you have any questions about the merger and the other matters contemplated by this document or how to submit your proxy or voting instruction card or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Southern Union’s proxy solicitor, Innisfree M&A Incorporated. Shareholders may call toll free at (877) 825-8906. Banks and brokers may call collect at (212) 750-5833. You may also contact Southern Union Company, Attention: Secretary, 5051 Westheimer Road, Houston, Texas 77056, (713) 989-2000.

SUMMARY

This summary highlights selected information from this document. You are urged to carefully read the entire document and the other documents referred to in this document because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the meeting. See “Where You Can Find More Information” beginning on page 169. Each item in this summary refers to the page of this document on which that subject is discussed in more detail.

Information about the Companies

Energy Transfer Equity, L.P.

ETE is a publicly traded Delaware limited partnership, whose common units are traded on the NYSE under the ticker symbol “ETE.” ETE’s only cash generating assets are its direct and indirect investments in limited partner and general partner interests in Energy Transfer Partners, L.P. (“ETP”) and Regency Energy Partners LP (“Regency”), both of which are publicly traded master limited partnerships engaged in diversified energy-related services. The principal executive offices of ETE are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and its telephone number is (214) 981-0700.

At October 24, 2011, ETE’s equity interests in ETP and Regency consisted of:

	General Partner Interest (as a % of total partnership interest)	Incentive Distribution Rights	Common Units
ETP	1.6%	100%	50,226,967	(1)
Regency	1.8%	100%	26,266,791	(2)

(1)	Represents an approximate 23% limited partner interest in ETP.
(2)	Represents an approximate 17% limited partner interest in Regency.

The following is a brief description of ETP’s and Regency’s operations:

•

ETP is a publicly traded, investment grade partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arkansas, Arizona, Colorado, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. On October 15, 2011, ETP entered into an agreement to contribute its propane operations to AmeriGas Partners, L.P., or AmeriGas, in exchange for approximately $2.9 billion in cash and common units representing limited partner interests in AmeriGas. The transaction is expected to close late in 2011 or early in 2012. ETP owns a 70% interest in Lone Star NGL LLC (“Lone Star”), a joint venture between ETP and Regency, which owns and operates natural gas liquids (“NGLs”) storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Lone Star’s assets include a 1,066-mile NGL pipeline and 43 million barrels of storage capacity at its Mont Belvieu, Texas facility.

•

Regency is a publicly traded Delaware limited partnership formed in 2005 engaged in the gathering, treating, processing, compressing and transportation of natural gas and NGLs. Regency focuses on providing midstream services in some of the most prolific natural gas production regions in the United States, including the Haynesville, Eagle Ford, Barnett, Fayetteville and Marcellus shales, as well as the Permian Delaware basin. Its assets are primarily located in Louisiana, Texas, Arkansas, Pennsylvania, Mississippi, Alabama and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma. Regency owns a 30% interest in Lone Star.

This document incorporates important business and financial information about ETE from other documents that are not included in or delivered with this document. For a list of the documents that are incorporated by reference, please see the section titled “Where You Can Find More Information” beginning on page 169.

Sigma Acquisition Corporation

Sigma Acquisition Corporation, or Merger Sub, is a Delaware corporation and a direct wholly owned subsidiary of ETE. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and its telephone number is (214) 981-0700.

Southern Union Company

Southern Union, a Delaware corporation formed in 1932, owns and operates assets in the regulated and unregulated natural gas industry and is primarily engaged in the gathering, processing, transportation, storage and distribution of natural gas in the United States.

Through its wholly owned subsidiary, Panhandle Eastern Pipe Line Company, LP (“Panhandle”), and its subsidiaries, Southern Union owns and operates approximately 10,000 miles of interstate pipelines that transport up to 5.5 billion cubic feet per day (“Bcf/d”) of natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes regions of the United States. Panhandle also owns and operates a liquefied natural gas import terminal located on Louisiana’s Gulf Coast.

Through Citrus Corp., Southern Union owns a 50% interest in and operates Florida Gas Transmission Company, LLC (“Florida Gas”). Florida Gas owns an open-access interstate pipeline system with a mainline capacity of approximately 3.0 Bcf/d and approximately 5,500 miles of pipelines extending from South Texas through the Gulf Coast region of the United States to South Florida.

Through Southern Union Gas Services (“SUGS”), Southern Union owns approximately 5,500 miles of natural gas and NGL pipelines, five cryogenic plants with a combined capacity of 475 million cubic feet per day (“MMcf/d”) and five natural gas treating plants with combined capacities of 585 MMcf/d. SUGS is primarily engaged in connecting wells of natural gas producers to its gathering system, treating natural gas to remove impurities to meet pipeline quality specifications, processing natural gas for the removal of NGLs, and redelivering natural gas and NGLs to a variety of markets. Its operations are located in West Texas and Southeast New Mexico.

Through Southern Union’s regulated utility operations, Missouri Gas Energy and New England Gas Company, Southern Union serves natural gas end-user customers in Missouri and Massachusetts, respectively.

Shares of Southern Union’s common stock trade on the NYSE under the ticker symbol “SUG.” Southern Union’s principal executive offices are located at 5051 Westheimer Road, Houston, Texas 77056, and its telephone number is (713) 989-2000.

This document incorporates important business and financial information about Southern Union from other documents that are not included in or delivered with this document. For a list of the documents that are incorporated by reference, please see the section titled “Where You Can Find More Information” beginning on page 169.

Proposal 1 – The Merger

ETE and Southern Union agreed to the acquisition of Southern Union by ETE under the terms of the second amended and restated agreement and plan of merger, as amended (which, for ease of understanding, is referred to generally throughout this document as the merger agreement), that is described in this document. In the merger, Merger Sub, a wholly owned subsidiary of ETE, will merge with and into Southern Union, which will continue as the surviving corporation.

The merger agreement is attached as Annex A to this document, and both ETE and Southern Union encourage you to read it carefully and in its entirety because it is the legal document that governs the merger.

Merger Consideration

Pursuant to the terms of the merger agreement, Southern Union stockholders may elect to receive, for each outstanding Southern Union share and subject to the limits described below, either $44.25 in cash or 1.00 ETE common unit (and cash in lieu of fractional ETE common units). This election is subject to the following limits:

•

The aggregate cash consideration will be capped at 60% of the aggregate merger consideration. Thus, if holders of more than 60% of the outstanding Southern Union shares make a cash election, the amount of cash per outstanding Southern Union share to be received by holders making a cash election will be reduced (pro rata across all outstanding Southern Union shares subject to a cash election), so that no more than 60% of the aggregate merger consideration is payable in cash and the remainder of the consideration in respect of outstanding Southern Union shares subject to a cash election will be payable in ETE common units at an exchange ratio of 1.00 ETE common unit per outstanding Southern Union share (and cash in lieu of fractional ETE common units).

•

The aggregate ETE common unit consideration will be capped at 50% of the aggregate merger consideration. Thus, if holders of more than 50% of the outstanding Southern Union shares make or are deemed to have made an equity election, the number of ETE common units per outstanding Southern Union share to be received by holders making an equity election will be reduced (pro rata across all outstanding Southern Union shares subject to an equity election), so that no more than 50% of the aggregate merger consideration is payable in ETE common units and the remainder of the consideration in respect of outstanding Southern Union shares subject to an equity election will be payable in cash at $44.25 per share.

Treatment of Southern Union Options and Other Equity Awards

Stock Options and Stock Appreciation Rights. Pursuant to Southern Union’s equity incentive plans, individual award agreements and the terms of the merger agreement, all stock options and stock appreciation rights outstanding immediately prior to the effective time will vest. To the extent not exercised prior thereto, all unexercised options and stock appreciation rights will be cancelled immediately prior to the effective time. Each stock option and stock appreciation right so cancelled that has an exercise price of less than $44.25 will be converted into the right to receive an amount in cash equal to $44.25 less (i) the applicable exercise price and (ii) any applicable deductions and withholdings required by law.

Restricted Stock. Shares of restricted stock for which restrictions have not otherwise lapsed or expired and are outstanding prior to the effective time will have their associated restrictions accelerate and expire immediately prior to the effective time and the total number of Southern Union shares subject to such restricted stock grant will be converted into the right to receive $44.25 in cash or 1.00 ETE common unit (at the election of the individual holders thereof), less all deductions and withholdings required by law (such deduction to come first from any cash payable as part of the consideration for such restricted stock and then by reducing the number of ETE common units otherwise payable as part of the consideration for such restricted stock (with the ETE common unit valued at the closing price thereof on the day prior to the closing of the merger for this purpose)).

Restricted Share Units. Each unvested award of restricted share units with respect to Southern Union shares under a Southern Union stock plan that is outstanding immediately prior to the effective time will fully vest, and each Southern Union restricted share unit will be converted into the right to receive a lump sum cash payment equal to the greater of (i) $44.25 or (ii) the closing price of ETE common units on the NYSE on the closing date of the merger, multiplied by the total number of shares underlying such restricted share unit, less any applicable deductions and withholdings required by law.

Risk Factors

The merger is, and upon the completion of the merger, the combined company will be, subject to a number of risks, which are described in the section titled “Risk Factors” beginning on page 27. You should carefully read and consider these risks in deciding whether to vote for the adoption of the merger agreement and the transactions contemplated thereby, including the merger.

Special Meeting of Southern Union Stockholders

Where and when: The special meeting of Southern Union stockholders will take place at                                         , on                     , 2011 at                 , local time.

What Southern Union’s stockholders are being asked to vote on: At the special meeting, Southern Union’s stockholders will be asked to consider and vote on the following matters:

•	a proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger;

•	a proposal to approve, on an advisory (non-binding) basis, the compensation to be received by Southern Union’s named executive officers in connection with the merger;

•	any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

•

any proposal to transact such other business as may properly come before the special meeting and any adjournment or postponement thereof (at the present time, Southern Union knows of no other matters that will be presented for consideration at the special meeting).

Who may vote: You may vote at the special meeting if you owned Southern Union shares at the close of business on the record date, October 11, 2011. You may cast one vote for each Southern Union share that you owned on the record date.

How to vote: Please complete and submit the enclosed proxy card as soon as possible or transmit your voting instructions by using the telephone or internet procedures described on your proxy card.

Vote needed to adopt the merger agreement and the transactions contemplated thereby: The merger agreement and the transactions contemplated thereby, including the merger, must receive the approval of the holders of a majority of the outstanding Southern Union shares entitled to vote as of the record date.

Vote needed to approve, on an advisory (non-binding) basis, the compensation to be received by Southern Union’s named executive officers in connection with the merger: The advisory vote on the compensation to be received by Southern Union’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the outstanding Southern Union shares having voting power represented at the special meeting in person or by proxy and entitled to vote as of the record date. The vote of Southern Union stockholders on the compensation to be received by Southern Union’s named executive officers in connection with the merger is advisory in nature and will not be binding on ETE or the Southern Union Board and will not impact whether or not the compensation is paid.

Vote needed to approve any adjournment of the special meeting: Any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding Southern Union shares having voting power represented at the special meeting in person or by proxy and entitled to vote as of the record date.

Financing Commitment

On July 19, 2011, ETE entered into a bridge commitment letter (the “Commitment Letter”) with Credit Suisse Securities (USA) LLC (“Credit Suisse”) and Credit Suisse AG (together, the “Credit Suisse Lenders”) that amended, restated and superseded a commitment letter entered into by ETE and the Credit Suisse Lenders on July 4, 2011. Pursuant to the Commitment Letter, the Credit Suisse Lenders have committed to provide a 364-day senior bridge term loan credit facility (the “Bridge Term Facility”) in an aggregate principal amount of up to $3.7 billion. As contemplated by the Commitment Letter, on October 17, 2011, ETE entered into a Senior Bridge Term Loan Credit Agreement (the “Credit Agreement”) with Credit Suisse AG, as administrative agent, the other lenders party thereto and Credit Suisse, as sole arranger and sole bookrunner. The Credit Agreement provides ETE with unsecured financing in the aggregate amount referenced above. ETE’s ability to borrow under the Credit Agreement is subject to the satisfaction of certain conditions precedent, including the delivery of certain documents requested by the administrative agent (such as financial statements, favorable opinions of counsel and customary corporate authorization documents) and the payment of relevant fees and expenses.

Support Agreement

Concurrently with the execution of the merger agreement, Mr. Lindemann, Chairman of the Board and Chief Executive Officer of Southern Union, Mr. Herschmann, Vice Chairman of the Board, President and Chief Operating Officer of Southern Union, and members of Mr. Lindemann’s family, who directly or indirectly own approximately 16,744,285 shares of Southern Union common stock (or approximately 20,139,036 shares when including unexercised options and shares of restricted stock which are not entitled to vote until exercise or the expiration of restrictions, respectively), representing approximately 13.43% of Southern Union’s outstanding shares of common stock, entered into a second amended and restated support agreement (which, for ease of understanding, is referred to generally throughout this document as the support agreement) with ETE and Merger Sub, which replaces and supersedes the support agreement previously entered into by those parties in connection with the execution of the first amended and restated merger agreement. The support agreement provides, among other things, that such stockholders will vote their shares in favor of adoption of the merger agreement unless there is a change in the recommendation of the Southern Union Board and that they will elect to receive the common unit consideration of ETE rather than the right to receive $44.25 in cash in the merger (other than with respect to unexercised options and shares held in the Southern Union Savings Plan, which will be treated as described above).

The foregoing description of the support agreement is qualified in its entirety by reference to the full text of the support agreement, which is attached as Annex B to this document and is incorporated herein by reference.

Southern Union’s Reasons for the Merger; Recommendation of the Southern Union Special Committee and the Southern Union Board

The Southern Union Board, acting upon the unanimous recommendation of the members of a Special Committee of the Southern Union Board (the “Southern Union Special Committee”), which committee is comprised solely of independent directors, has (i) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and (ii) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and in the best interests of, Southern Union and Southern Union’s stockholders. Accordingly, the Southern Union Board recommends that Southern Union’s stockholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger.

In determining whether to approve the merger agreement and the transactions contemplated thereby, including the merger, the Southern Union Board considered the factors described in the section titled “Proposal 1 – The Merger—Southern Union’s Reasons for the Merger; Recommendation of the Southern Union Special Committee and the Southern Union Board” beginning on page 57.

Opinion of Southern Union’s Financial Advisors

Evercore

On July 19, 2011, Evercore Group L.L.C. (“Evercore”) delivered its oral opinion to the Southern Union Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated July 19, 2011, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the shares of common stock of Southern Union entitled to receive such merger consideration.

The full text of the written opinion of Evercore, dated July 19, 2011, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this document and incorporated herein by reference. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Southern Union Special Committee and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of the shares of Southern Union common stock entitled to receive such merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation to the Southern Union Special Committee or to any other persons in respect of the merger, including as to how any holder of shares of Southern Union common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Southern Union, nor does it address the underlying business decision of Southern Union to engage in the merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C.

Goldman Sachs

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Southern Union Special Committee that, as of July 19, 2011 and based upon and subject to the factors and assumptions set forth therein, the cash consideration and the ETE common unit consideration, taken in the aggregate (the “aggregate consideration”), to be paid to the holders of Southern Union common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 19, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this document and incorporated herein by reference. Goldman Sachs provided its opinion for the information and assistance of the Southern Union Special Committee in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Southern Union’s common stock should vote or make any election with respect to the merger or any other matter. Goldman Sachs expects to receive fees for its services in connection with the merger and Southern Union has agreed to indemnify Goldman Sachs against certain liabilities arising out of its engagement.

Interests of Southern Union’s Executive Officers and Directors in the Merger

In considering the recommendations of the Southern Union Special Committee and the Southern Union Board, Southern Union’s stockholders should be aware that some of the executive officers and directors of

Southern Union have interests in the merger that may differ from, or may be in addition to, the interests of Southern Union’s stockholders. These interests may present such executive officers and directors with actual or potential conflicts of interest.

Each of the Southern Union Special Committee and the Southern Union Board was aware of these different and/or additional interests and considered them, among other matters, in their respective evaluations and negotiations of the merger agreement. Please see the section titled “Proposal 1 – The Merger—Interests of Southern Union’s Executive Officers and Directors in the Merger” beginning on page 83.

Regulatory Approvals Required for the Merger

Governmental and regulatory approvals are required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or the expiration or termination of the applicable waiting period under, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). ETE and Southern Union each filed the required HSR notification and report forms on June 28, 2011, and the 30-day statutory waiting period expired on July 29, 2011. At any time before or after the completion of the merger, the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions.

On July 13, 2011, ETE and Southern Union filed a joint application with the Public Service Commission of the State of Missouri (the “MPSC”), as amended on September 15, 2011, requesting an order from the MPSC authorizing Southern Union to take certain actions to allow ETE to acquire the equity interests of Southern Union, including its subsidiaries. On September 23, 2011, and as revised on October 6, 2011, the Federal Energy Regulatory Commission (“FERC”) authorized the transaction whereby PEI Power Corporation and PEI Power II, LLC, subsidiaries of Southern Union, will become indirect subsidiaries of ETE as a result of the merger. On September 8, 2011, ETE and Southern Union received authorization from the Federal Communications Commission (the “FCC”) for the transfer of control of private radio licenses utilized by Southern Union and its affiliates in connection with their natural gas operations. In addition, ETE and Southern Union have agreed to use their reasonable best efforts to file applications for the approval, if necessary, by the Massachusetts Department of Public Utilities (“MDPU”), and to make any other filings determined to be required as promptly as practicable.

ETE and Southern Union also intend to make all required filings under the Securities Act and the Exchange Act relating to the merger and obtain all other approvals and consents that may be necessary to give effect to the merger.

Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), holders of Southern Union common stock will have the right to obtain an appraisal of the value of their shares of Southern Union common stock in connection with the merger. To perfect appraisal rights, a Southern Union stockholder must not vote for the adoption of the merger agreement, must continue to hold their shares of common stock through the effective date and must strictly comply with all of the procedures required under Delaware law, including submitting a written demand for appraisal to Southern Union prior to the special meeting. Failure to strictly comply with Section 262 of the DGCL by a Southern Union stockholder may result in termination or waiver of that stockholder’s appraisal rights. Because of the complexity of Delaware law relating to appraisal rights, if any Southern Union stockholder is considering exercising his, her or its appraisal rights, ETE and Southern Union encourage such Southern Union stockholder to seek the advice of his, her or its own legal counsel. A summary of the requirements under Delaware law to exercise appraisal rights is included in this document in the section titled “Proposal 1 – The Merger—Appraisal Rights” beginning on page 94, and the text of Section 262 of the DGCL as in effect with respect to this transaction is included as Annex E to this document.

NYSE Listing of ETE Common Units

ETE’s common units currently trade on the NYSE under the ticker symbol “ETE.” ETE has agreed to use its reasonable efforts to cause the common units to be issued pursuant to the merger agreement to be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of Southern Union Common Stock

Southern Union’s common stock currently trades on the NYSE under the ticker symbol “SUG.” If the merger is completed, Southern Union common stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Conditions to Completion of the Merger

The obligations of ETE, on one hand, and Southern Union, on the other hand, to complete the merger are subject to the fulfillment (or waiver) of the following conditions:

•	the merger agreement having been approved by the required vote of the holders of Southern Union common stock;

•	the absence of any injunction by any court or other tribunal of competent jurisdiction prohibiting the completion of the merger;

•	the absence of a material adverse effect on ETE or Southern Union;

•

the expiration or termination of the applicable waiting period under the HSR Act, required approvals having been obtained from FERC and MPSC and, if necessary, MDPU, and no final order by a federal or state governmental entity prohibiting the merger;

•	the ETE common units to be issued in the merger having been approved for listing on the NYSE;

•	the effectiveness of the registration statement on Form S-4 (of which this document forms a part) and no stop order or pending or threatened proceeding seeking a stop order;

•

the representations and warranties of the other party being true and correct, subject to certain materiality thresholds, as of the date of the merger agreement and as of the closing date of the merger; and

•

the other party having performed or complied with, in all material respects, all of the obligations and covenants required to be performed or complied with by it under the merger agreement at or prior to the closing date of the merger.

In addition, Southern Union’s obligations to complete the merger are further subject to: (i) ETE having received opinions from its counsel to the effect that, for U.S. federal income tax purposes, (a) ETE should not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and (b) 90% of ETE’s current gross income constitutes qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code and ETE will be treated as a partnership pursuant to Section 7704(c) of the Internal Revenue Code; and (ii) Southern Union having received opinions from its counsel to the effect that for U.S. federal income tax purposes the merger should qualify under Section 721(a) of the Internal Revenue Code with respect to holders of Southern Union shares to the extent they receive ETE common units in the merger, provided this result may not apply to the extent such holders receive money or other property, other than operating cash flow distributions (as such term is defined in Treasury regulation section 1.707-4), from ETE on any date through and including the second anniversary of the closing of the merger.

The merger agreement does not condition the closing of the merger on ETE’s ability to obtain financing for the transaction.

Neither ETE nor Southern Union can give any assurance that all of the conditions to the merger will either be satisfied or waived or that the merger will occur.

Expected Timing of the Merger

ETE and Southern Union currently expect to complete the merger in the first quarter of 2012, subject to the receipt of required Southern Union stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger. Because many of the conditions to completion of the merger are beyond the control of ETE and Southern Union, exact timing for completion of the merger cannot be predicted with any amount of certainty.

Non-Solicitation by Southern Union

The merger agreement contains detailed provisions that restrict Southern Union, its subsidiaries and any of their respective officers, directors or employees or their representatives from, directly or indirectly, soliciting, initiating, seeking or knowingly encouraging or facilitating, the submission of any other acquisition proposal (as defined in the section of this document titled “The Merger Agreement—Non-Solicitation by Southern Union” on page 111). The merger agreement also contains restrictions on Southern Union, its subsidiaries and their respective officers, directors or employees or their representatives from participating in any discussions or negotiations regarding any unsolicited acquisition proposal. The merger agreement does not, however, prohibit the Southern Union Board from considering and recommending to Southern Union stockholders an alternative transaction with a third party if specified conditions are met, including the payment to ETE of the breakup fee required by the merger agreement.

Termination of Merger Agreement

The merger agreement may be terminated at any time prior to the completion of the merger by mutual consent of ETE and Southern Union. The merger agreement may also be terminated by either ETE or Southern Union if:

•

the merger is not completed on or prior to June 30, 2012 (or December 31, 2012, if the applicable waiting period under the HSR Act has not expired, or the required approvals have not been obtained from FERC, MPSC and, if necessary, MDPU), the later of such date referred to herein as the end date, unless the party seeking to terminate has materially breached the merger agreement and such material breach caused the failure of the closing to occur by the end date;

•	any injunction prohibiting the consummation of the merger is final and non-appealable and the party seeking to terminate used its reasonable best efforts to remove such injunction; or

•	the Southern Union stockholders do not approve the merger agreement.

ETE may also terminate the merger agreement if:

•	(i) prior to Southern Union stockholder approval, the Southern Union Board changes its recommendation or approves or recommends to Southern Union stockholders an acquisition transaction, or (ii) Southern Union willfully and materially breaches any of its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement; or

•

Southern Union has breached or failed to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the end date or, if such breach or failure is capable of being cured by the end date, Southern Union does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from ETE describing such breach or failure in reasonable detail (provided that ETE is not then in material breach of the merger agreement).

Southern Union may also terminate the merger agreement:

•

if ETE has breached or failed to perform any of its representations, warranties, covenants or other agreements, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the end date, or, if such breach or failure is capable of being cured by the end date, ETE does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from Southern Union describing such breach or failure in reasonable detail (provided that Southern Union is not then in material breach of the merger agreement); or

•

prior to obtaining Southern Union stockholder approval, in order to enter into a definitive agreement with respect to a superior offer (as defined in the section of this document titled “The Merger Agreement—Non-Solicitation by Southern Union” on page 111), provided that Southern Union has not breached the non-solicitation obligations set forth in the merger agreement and Southern Union has paid all applicable breakup fees and expenses to ETE.

Expense Reimbursement; Breakup Fee

Southern Union has agreed to reimburse ETE for its expenses up to $54.0 million if:

•

Southern Union or ETE terminates the merger agreement because Southern Union stockholder approval is not obtained at the special meeting of Southern Union stockholders (including any adjournments or postponements thereof) and (i) prior to such termination any person has made and publicly announced or disclosed an acquisition proposal and (ii) within 12 months after such termination, Southern Union has consummated or entered into an agreement to consummate (which may be consummated after such 12-month period) an acquisition transaction;

•

Southern Union terminates the merger agreement because Southern Union stockholder approval is not obtained at the special meeting of Southern Union stockholders (including any adjournments or postponements thereof);

•

ETE terminates the merger agreement due to Southern Union’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure (i) would result in a failure of a closing condition and (ii) cannot be cured prior to the end date or, if by its nature such breach or failure is capable of being cured by the end date, Southern Union does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from ETE;

•

ETE terminates the merger agreement (i) prior to Southern Union stockholder approval, due to a change of recommendation by the Southern Union Board or the approval or recommendation by the Southern Union Board of an acquisition transaction, or (ii) because Southern Union has willfully and materially breached any of its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement; or

•

Southern Union terminates the merger agreement after having complied with the covenants that permit Southern Union to terminate the merger agreement to enter into a definitive agreement regarding a superior offer.

In addition to any payment to ETE of its expenses, Southern Union has agreed to pay ETE a breakup fee of $181.3 million if:

•

ETE terminates the merger agreement due to Southern Union’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure (i) would result in a failure of a closing condition and (ii) cannot be cured prior to the end date or, if by its nature such breach or failure is capable of being cured by the end date, Southern Union does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from ETE;

•

ETE terminates the merger agreement (i) prior to Southern Union stockholder approval, due to a change of recommendation by the Southern Union Board or the approval or recommendation by the Southern Union Board of an acquisition transaction, or (ii) because Southern Union has willfully and materially breached any of its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement;

•

Southern Union terminates the merger agreement after having complied with the covenants that permit Southern Union to terminate the merger agreement to enter into a definitive agreement regarding a superior offer; or

•

ETE or Southern Union terminates the merger agreement due to the passage of the end date or the failure to obtain stockholder approval and (i) prior to the stockholder approval to be obtained at the Southern Union special meeting any person has made and publicly announced or disclosed an acquisition proposal and (ii) within 12 months after such termination, Southern Union has consummated or entered into an agreement to consummate (which may be consummated after such 12-month period) an acquisition transaction.

ETE has agreed to pay a breakup fee of $181.3 million and reimburse Southern Union for its expenses up to $54.0 million if Southern Union terminates the merger agreement due to ETE’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (other than ETE’s failure to obtain the financing or alternative financing) and such breach or failure (i) would result in a failure of a closing condition and (ii) cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the end date, ETE does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from Southern Union.

Accounting Treatment

In accordance with accounting principles generally accepted in the United States (“GAAP”), ETE will account for the merger using the acquisition method of accounting for business combinations.

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences to a Southern Union stockholder of the merger and of owning and disposing of ETE common units received in the merger are complex. Southern Union stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to them in light of their particular circumstances. For a more detailed discussion of the material U.S. federal income tax consequences to Southern Union stockholders of the merger and of ownership and disposition of ETE common units received in the merger, please see the discussion in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 125.

Comparison of Rights of ETE Unitholders and Southern Union Stockholders

The rights of Southern Union stockholders are currently governed by Southern Union’s amended and restated certificate of incorporation, bylaws and the DGCL. Southern Union stockholders who receive the merger consideration in ETE common units will become unitholders of ETE upon completion of the merger. Thereafter, their rights will be governed by ETE’s certificate of limited partnership, partnership agreement, as amended, and the Delaware Revised Uniform Limited Partnership Act. As a result, these Southern Union stockholders will have different rights once they become unitholders of ETE due to the differences in the governing documents of and laws applicable to ETE and Southern Union. The key differences are described in the section titled “Comparison of Rights of ETE Unitholders and Southern Union Stockholders” beginning on page 154.

Litigation Relating to the Merger

Since the initial public announcement of the merger by ETE and Southern Union on June 16, 2011, Southern Union, the members of Southern Union’s Board, ETE and Merger Sub have been named as defendants in lawsuits brought by and on behalf of Southern Union stockholders challenging the proposed transaction. These lawsuits seek, among other things, to enjoin the consummation of the merger. ETE believes that the claims asserted against it in these lawsuits are without merit and plans to vigorously defend against them. Southern Union and the members of the Southern Union Board also believe that the claims asserted against them in these lawsuits are without merit and plan to vigorously defend against them. See “Proposal 1 – The Merger—Litigation Relating to the Merger” beginning on page 98.

Proposal 2 – Advisory Vote on Executive Compensation

In accordance with Section 14A of the Exchange Act, Southern Union is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to Southern Union’s named executive officers in connection with the merger as reported on the “Summary of Potential Payments to Southern Union’s Executive Officers” table on page 88. The Southern Union Board recommends that you vote “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation payable to Southern Union’s named executive officers in connection with the merger.

Citrus Merger

On July 19, 2011, ETE entered into an amended and restated agreement and plan of merger (as amended, the “Citrus Merger Agreement”) with ETP. Pursuant to the merger agreement, immediately prior to the effective time of the ETE and Southern Union merger, ETE will assign and Southern Union will assume the benefits and obligations of ETE under the Citrus Merger Agreement, and PEPL Holdings, LLC, a newly formed indirect subsidiary of Southern Union (“PEPL Holdings”), will guarantee by collection (on a non recourse basis to Southern Union) all of the indebtedness to be incurred by ETP to fund the cash portion of the merger consideration. Under the Citrus Merger Agreement, it is anticipated that Southern Union will cause the contribution to ETP of its 50% interest in Citrus Corp., which owns 100% of the Florida Gas Transmission pipeline system and is currently jointly owned by Southern Union and El Paso Corporation (the “Citrus Merger”). The Citrus Merger will be effected through the merger of Citrus ETP Acquisition, L.L.C., a Delaware limited liability company (“Citrus ETP Acquisition”) and wholly owned subsidiary of ETP with and into CrossCountry Energy, LLC, a Delaware limited liability company and wholly owned subsidiary of Southern Union that indirectly owns a 50% interest in Citrus Corp. (“CrossCountry”). In connection with the Citrus Merger, Southern Union will receive approximately $2.0 billion, consisting of $1.895 billion in cash and $105 million of ETP common units, with the value of the ETP common units based on the volume-weighted average trading price for the ten consecutive trading days ending immediately prior to the date that is three trading days prior to the closing date of the Citrus Merger. In order to increase the expected accretion to be derived from the Citrus Merger, ETE has agreed to relinquish its rights to approximately $220 million of the incentive distributions from ETP that ETE would otherwise be entitled to receive (as owner of ETP’s general partner) over 16 consecutive quarters following the closing of the Citrus Merger.

Selected Consolidated Historical Financial Data of Energy Transfer Equity, L.P.

The following table shows ETE’s selected audited consolidated historical financial data as of and for each of the years ended December 31, 2010, 2009 and 2008, for each of the fiscal years ended August 31, 2007 and 2006, and for the four months ended December 31, 2007 and unaudited consolidated financial data for each of the six months ended June 30, 2011 and 2010 and are derived from ETE’s consolidated financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in ETE’s Annual Report on Form 10-K for the year ended December 31, 2010 and in ETE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 169. See also the unaudited pro forma financial information set forth elsewhere in this document regarding the proposed merger with Southern Union. The following information is only a summary and is not necessarily indicative of the results of future operations of ETE.

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA AND BALANCE SHEET DATA

(Dollars in thousands, except per unit data)

	Six Months Ended June 30,		Years Ended December 31,			Four Months Ended December 31, 2007	Years Ended August 31,
Statement of operations data:	2011	2010	2010	2009	2008		2007	2006
	(Unaudited)
Revenues:
Natural gas operations	$3,157,908	$2,447,477	$5,167,945	$4,115,806	$7,653,156	$1,832,192	$5,385,892	$6,877,512
Retail propane	748,762	730,586	1,314,973	1,190,524	1,514,599	471,494	1,179,073	799,358
Other	57,356	56,446	115,214	110,965	125,612	45,656	227,072	182,226

Total revenues	3,964,026	3,234,509	6,598,132	5,417,295	9,293,367	2,349,342	6,792,037	7,859,096
Gross margin	1,498,448	1,169,191	2,486,795	2,295,239	2,355,287	675,688	1,713,831	1,290,780
Depreciation and amortization	287,786	184,366	431,199	325,024	274,372	75,406	191,383	129,636
Operating income	624,804	518,185	1,036,729	1,110,398	1,098,903	316,651	809,336	575,540
Interest expense, net of interest capitalized	349,446	250,707	624,887	468,420	357,541	103,375	279,986	150,646
Income from continuing operations before income tax expense	320,871	192,781	351,562	707,100	683,562	192,758	563,359	433,907
Income tax expense(1)	15,127	9,264	13,738	9,229	3,808	9,949	11,391	23,015
Income from continuing operations	305,744	183,517	337,824	697,871	679,754	182,809	551,968	410,892
Net income attributable to noncontrolling interest	150,819	51,558	143,822	255,398	304,710	90,132	232,608	303,752
Basic income from continuing operations per limited partner unit	0.69	0.59	0.86	1.98	1.68	0.41	1.56	0.80
Diluted income from continuing operations per limited partner unit	0.69	0.59	0.86	1.98	1.68	0.41	1.55	0.79
Cash distribution per unit(2)	1.185	1.08	2.16	2.14	1.91	0.55	1.46	2.56
Balance sheet data:
Current assets	1,398,971	1,084,534	1,291,010	1,267,959	1,180,995	1,403,796	1,050,578	1,302,735
Total assets	19,866,158	16,361,954	17,378,730	12,160,509	11,069,902	9,462,094	8,183,089	5,924,141
Current liabilities	1,259,420	1,183,068	1,081,075	889,745	1,208,921	1,241,433	932,815	1,020,787
Long-term debt, less current maturities	11,123,820	8,776,173	9,346,067	7,750,998	7,190,357	5,870,106	5,198,676	3,205,646
Total equity	6,763,882	5,630,258	6,247,732	3,220,251	2,339,316	2,091,156	1,835,300	1,484,878
Other financial data:
Cash flow provided by operating activities	698,337	801,936	1,086,879	723,461	1,143,720	208,635	1,006,320	502,928
Cash flow used in investing activities	(2,744,539)	(786,185)	(1,829,979)	(1,345,756)	(2,015,585)	(995,943)	(2,158,090)	(1,244,406)
Cash flow provided by financing activities	2,108,409	183	761,049	598,587	907,331	766,515	1,202,916	734,223

(1)	As a partnership, ETE is generally not subject to income taxes. However, certain of ETP’s and Regency’s subsidiaries are corporations subject to income taxes.

(2)	The cash distribution per unit for fiscal year 2006 includes the special distribution of $0.0325 per unit related to the proceeds ETP received in connection with the settlement of litigation with SCANA Corporation, Cornerstone Ventures, L.P. and Suburban Propane, L.P.

Selected Consolidated Historical Financial Data of Southern Union Company

The following table shows Southern Union’s selected audited consolidated historical financial data as of and for each of the years ended December 31, 2010, 2009, 2008, 2007 and 2006 and unaudited consolidated financial data as of and for each of the six months ended June 30, 2011 and 2010 and are derived from Southern Union’s consolidated financial statements. You should read the following data in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto set forth in Southern Union’s Annual Report on Form 10-K for the year ended December 31, 2010 and in Southern Union’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011, which are incorporated by reference into this document. See “Where You Can Find More Information” beginning on page 169. See also the unaudited pro forma financial information set forth elsewhere in this document regarding the proposed merger with ETE. The following information is only a summary and is not necessarily indicative of the results of future operations of Southern Union.

SOUTHERN UNION COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS DATA AND BALANCE SHEET DATA

(Dollars in thousands, except per share amounts)

	Six Months Ended June 30,		Years Ended December 31,
	2011	2010	2010	2009	2008	2007	2006 (1)(2)(3)
	(Unaudited)
Total operating revenues	$1,378,429	$1,332,090	$2,489,913	$2,179,018	$3,070,154	$2,616,665	$2,340,144
Earnings from unconsolidated investments	51,749	46,120	105,415	80,790	75,030	100,914	141,370
Net earnings (loss):
Continuing operations	120,435	131,349	242,648	179,580	295,151	228,711	199,718
Discontinued operations(4)	—	—	(18,100)	—	—	—	(152,952)
Available for common stockholders	120,435	123,713	216,213	170,897	279,412	211,346	46,766
Net earnings (loss) per diluted common share(5)
Continuing operations	0.96	0.99	1.87	1.37	2.26	1.75	1.70
Discontinued operations	—	—	(0.14)	—	—	—	(1.30)
Available for common stockholders	0.96	0.99	1.73	1.37	2.26	1.75	0.40
Total assets	8,190,069	7,989,115	8,238,543	8,075,074	7,997,907	7,397,913	6,782,790
Stockholders’ equity	2,605,251	2,466,908	2,526,982	2,469,946	2,367,952	2,205,806	2,050,408
Current portion of long-term debt and capital lease obligation	816,272	880	1,083	140,500	60,623	434,680	461,011
Long-term debt and capital lease obligation, excluding current portion	2,705,534	3,421,079	3,520,906	3,421,236	3,257,434	2,960,326	2,689,656
Cash dividends declared on common stock	37,409	37,337	74,701	74,481	74,384	53,968	46,289

(1)	Includes the impact of the March 1, 2006 acquisition of Sid Richardson Energy Services, Ltd. and related entities, and the August 24, 2006 dispositions of PG Energy and the Rhode Island operations of New England Gas Company. See note 4 below for additional related information regarding the asset dispositions.

(2)	Southern Union’s investment in CCE Holdings was accounted for using the equity method until it became a wholly owned subsidiary on December 1, 2006.

(3)	Net earnings from continuing operations are net of dividends on preferred stock of $17.4 million for the year ended December 31, 2006.

(4)	On August 24, 2006, Southern Union completed the sales of the assets of its PG Energy natural gas distribution division to UGI Corporation and the Rhode Island operations of its New England Gas Company natural gas distribution division to National Grid USA. These dispositions were accounted for as discontinued operations in the Consolidated Statement of Operations. In 2010, Southern Union recorded an estimated $18.1 million charge to earnings related to the 2006 discontinued operations.

(5)	Earnings per share for all periods presented were computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined balance sheet data as of June 30, 2011 of ETE has been prepared to give effect to (i) ETP’s transaction with AmeriGas, announced on October 17, 2011, whereby ETP has agreed to contribute its propane operations to AmeriGas in exchange for approximately $2.9 billion in cash and common units representing limited partner interests in AmeriGas (the “Propane Transaction”) and (ii) the Southern Union merger as if both transactions had occurred on June 30, 2011. The following selected unaudited pro forma condensed combined statement of operations data of ETE for the six months ended June 30, 2011 and for the year ended December 31, 2010 have been prepared to give effect to ETP’s transaction with AmeriGas and the Southern Union merger as if both transactions had occurred on January 1, 2010.

The following selected unaudited pro forma condensed combined financial information is not necessarily indicative of the results that might have occurred had ETP’s transaction with AmeriGas and the Southern Union merger taken place on June 30, 2011 for balance sheet purposes, and on January 1, 2010 for statement of operations purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled “Risk Factors.”

ENERGY TRANSFER EQUITY, L.P.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2011

(in thousands)

ASSETS	ETE Historical	Propane Transaction Pro Forma Adjustments[a]	ETE as adjusted for Propane Transaction	Southern Union Historical	Southern Union Merger Pro Forma Adjustments		ETE Pro Forma
Current Assets
Cash and cash equivalents	$148,471	$(34,282)	$114,189	$3,013	$—		$117,202
Marketable securities	1,996	(1,985)	11	—	—		11
Accounts receivable, net of allowance for doubtful accounts	642,928	(71,592)	571,336	262,293	—		833,629
Accounts receivable from related companies	82,510	(5,715)	76,795	7,863	—		84,658
Inventories	348,177	(74,485)	273,692	174,040	—		447,732
Exchanges receivable	19,451	—	19,451	72,006	—		91,457
Price risk management assets	13,104	(246)	12,858	9	—		12,867
Other current assets	142,334	(5,345)	136,989	83,628	—		220,617

Total current assets	1,398,971	(193,650)	1,205,321	602,852	—		$1,808,173

Property, Plant and Equipment, net	13,774,472	(779,133)	12,995,339	5,697,513	1,897,401	[b]	20,590,253
Advances to and investments in affiliates	1,350,627	1,319,000	2,669,627	1,587,863	438,336	[b]	4,695,826
Long-term price risk management assets	7,468	(30)	7,438	—	—		7,438
Goodwill	2,008,896	(613,106)	1,395,790	89,227	1,469,177	[b]	2,954,194
Intangibles and other assets, net	1,325,724	(159,849)	1,165,875	212,614	(40,655)[b]		1,337,834

Total assets	$19,866,158	$(426,768)	$19,439,390	$8,190,069	$3,764,259		$31,393,718

The accompanying notes are an integral part of the

unaudited pro forma condensed combined financial statements.

ENERGY TRANSFER EQUITY, L.P.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

As of June 30, 2011

(in thousands)

LIABILITIES AND EQUITY	ETE Historical	Propane Transaction Pro Forma Adjustments[a]	ETE as adjusted for Propane Transaction	Southern Union Historical	Southern Union Merger Pro Forma Adjustments	ETE Pro Forma
Current liabilities:
Accounts payable	$451,795	$(27,330)	$424,465	$198,357	$—	$622,822
Accounts payable to related companies	14,885	99,654	114,539	—	—	114,539
Accrued distributions to ETE partners	139,790	—	139,790	—	—	139,790
Exchanges payable	19,461	—	19,461	152,211	—	171,672
Price risk management liabilities	20,729	—	20,729	56,200	—	76,929
Accrued and other current liabilities	589,762	(86,411)	503,351	198,218	—	701,569
Notes payable and current maturities of long-term debt	22,998	(22,955)	43	1,011,751	(6,902)[b]	1,004,892

Total current liabilities	1,259,420	(37,042)	1,222,378	1,616,737	(6,902)	2,832,213
Long-term debt, less current maturities	11,123,820	(1,337,479)	9,786,341	2,705,534	3,647,207 [b]	16,139,082
Series A Units	334,170	—	334,170	—	—	334,170
Long-term price risk management liabilities	60,934	—	60,934	12,310	—	73,244
Accumulated deferred income taxes	—	—	—	1,059,345	834,699 [b]	1,894,044
Other non-current liabilities	252,892	(2,644)	250,248	190,892	—	441,140
Commitments and contingencies
Preferred units of subsidiary	71,040	—	71,040	—	—	71,040
Equity:
Stockholders’ Equity	—	—	—	2,605,251	(2,605,251)[b]	—
Partners’ Capital:
General Partner	88	756	844	—	—	844
Limited Partners:
Common Unitholders	(23,273)	243,730	220,457	—	1,894,506 [b]	2,114,963
Accumulated other comprehensive loss	(356)	(1,148)	(1,504)	—	—	(1,504)

Total partners’ capital (deficit)	(23,541)	243,338	219,797	—	1,894,506	2,114,303
Noncontrolling interest	6,787,423	707,059	7,494,482	—	—	7,494,482

Total equity	6,763,882	950,397	7,714,279	2,605,251	(710,745)	9,608,785

Total liabilities and equity	$19,866,158	$(426,768)	$19,439,390	$8,190,069	$3,764,259	$31,393,718

The accompanying notes are an integral part of the

unaudited pro forma condensed combined financial statements.

ENERGY TRANSFER EQUITY, L.P.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2011

(Dollars in thousands, except per unit data)

	ETE Historical	Propane Transaction Pro Forma Adjustments[a]	ETE as adjusted for Propane Transactions	Southern Union Historical	Southern Union Merger Pro Forma Adjustments		ETE Pro Forma
Revenue:
Natural gas operations	$3,157,908	$—	$3,157,908	$1,369,870	$—		$4,527,778
Retail propane	748,762	(748,762)	—	—	—		—
Other	57,356	(57,356)	—	8,559	—		8,559

Total revenues	3,964,026	(806,118)	3,157,908	1,378,429	—		4,536,337

Costs and expenses:
Cost of products sold—natural gas operations	2,006,626	—	2,006,626	741,207	—		2,747,833
Cost of products sold—retail propane	445,592	(445,592)	—	—	—		—
Cost of products sold—other	13,360	(13,360)	—	—	—		—
Operating expenses(1)	443,413	(171,037)	272,376	244,852	—		517,228
Depreciation and amortization	287,786	(41,776)	246,010	118,622	37,948	[c]	402,580
Selling, general and administrative	142,445	(25,955)	116,490	50,694	—		167,184

Total costs and expenses	3,339,222	(697,720)	2,641,502	1,155,375	37,948		3,834,825

Operating income	624,804	(108,398)	516,406	223,054	(37,948)		701,512
Other income (expense):
Interest expense, net of interest capitalized	(349,446)	(33,591)	(383,037)	(110,504)	(97,094)	[d]	(568,662)
					21,973	[e]
Equity in earnings (losses) of affiliates	54,260	46,399	100,659	51,749	(5,479)	[f]	146,929
Gains (losses) on disposal of assets	(2,435)	2,208	(227)	—	—		(227)
Gains (losses) on non-hedged interest rate derivatives	3,403	—	3,403	—	—		3,403
Other, net	(9,715)	(309)	(10,024)	366	—		(9,658)

Income before taxes	320,871	(93,691)	227,180	164,665	(118,548)		273,297
Income tax expense	15,127	(534)	14,593	44,230	(8,828)	[c]	49,995

Net income	305,744	(93,157)	212,587	120,435	(109,720)		223,302
Less: Net income attributable to noncontrolling interest	150,819	(68,324)	82,495	—	19,272	[g]	101,767

Net income attributable to partners	154,925	(24,833)	130,092	120,435	(128,992)		121,535
General partner’s interest in net income	479	(76)	403	—	(172)	[h]	231

Limited partners’ interest in net income	$154,446	$(24,757)	$129,689	$120,435	(128,820)		$121,304

Basic net income per limited partner unit	$0.69						$0.44

Basic average number of units outstanding	222,963,741						273,322,741

Diluted net income per limited partner unit	$0.69						$0.44

Diluted average number of units outstanding	222,963,741						273,322,741

(1)	Includes Southern Union historical operating, maintenance and general expenses.

The accompanying notes are an integral part of the

unaudited pro forma condensed combined financial statements.

ENERGY TRANSFER EQUITY, L.P.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2010

(Dollars in thousands, except per unit data)

	ETE Historical	Propane Transaction Pro Forma Adjustments[a]	ETE as adjusted for Propane Transaction	Southern Union Historical	Southern Union Merger Pro Forma Adjustments		ETE Pro Forma
Revenues:
Natural gas operations	$5,167,945	$—	$5,167,945	$2,475,986	$—		$7,643,931
Retail propane	1,314,973	(1,314,973)	—	—	—		—
Other	115,214	(115,214)	—	13,927	—		13,927

Total revenues	6,598,132	(1,430,187)	5,167,945	2,489,913	—		7,657,858

Costs and expenses:
Cost of products sold—natural gas operations	3,328,754	—	3,328,754	1,243,749	—		4,572,503
Cost of products sold—retail propane	752,926	(752,926)	—	—	—		—
Cost of products sold—other	29,657	(29,657)	—	—	—		—
Operating expenses (1)	784,546	(343,022)	441,524	463,517	—		905,041
Depreciation and amortization	431,199	(82,640)	348,559	228,637	75,896	[c]	653,092
Selling, general and administrative	234,321	(45,936)	188,385	93,395	—		281,780

Total costs and expenses	5,561,403	(1,254,181)	4,307,222	2,029,298	75,896		6,412,416

Operating income	1,036,729	(176,006)	860,723	460,615	(75,896)		1,245,442
Other income (expense):
Interest expense, net of interest capitalized	(624,887)	(65,062)	(689,949)	(216,665)	(194,187)	[d]	(1,064,301)
					36,500	[e]
Equity in earnings (losses) of affiliates	65,220	18,600	83,820	105,415	(10,958)	[f]	178,277
Losses on disposal of assets	(5,255)	1,027	(4,228)	—	—		(4,228)
Losses on non-hedged interest rate derivatives	(52,357)	—	(52,357)	—	—		(52,357)
Impairment of investment in affiliate	(52,620)	—	(52,620)	—	—		(52,620)
Other, net	(15,268)	(1,941)	(17,209)	312	—		(16,897)

Income before taxes	351,562	(223,382)	128,180	349,677	(244,541)		233,316
Income tax expense	13,738	(1,655)	12,083	107,029	(20,817)	[c]	98,295

Income from continuing operations	337,824	(221,727)	116,097	242,648	(223,724)		135,021
Income from discontinued operations	(1,244)	—	(1,244)	(18,100)	—		(19,344)

Net income	336,580	(221,727)	114,853	224,548	(223,724)		115,677
Less: net income attributable to noncontrolling interest	143,822	(152,712)	(8,890)	—	35,041	[g]	26,151

Net income attributable to partners	192,758	(69,015)	123,743	224,548	(258,765)		89,526
Preferred Stock Dividends	—	—	—	5,040	—		5,040
Loss on Extinguishment of Preferred Stock	—	—	—	3,295	—		3,295
General partner’s interest in net income	597	(213)	384	—	(371)	[h]	13

Limited partners’ interest in net income	$192,161	$(68,802)	$123,359	$216,213	$(258,394)		$81,178

Basic net income per limited partner unit	$0.86						$0.30

Basic average number of units outstanding	222,941,156						273,300,156

Diluted net income per limited partner unit	$0.86						$0.30

Diluted average number of units outstanding	222,941,156						273,300,156

(1)	Includes Southern Union historical operating, maintenance and general expenses.

The accompanying notes are an integral part of the

unaudited pro forma condensed combined financial statements.

Basis of Pro Forma Presentation

ETE, Merger Sub and Southern Union are parties to a second amended and restated agreement and plan of merger dated as of July 19, 2011, as amended. The merger agreement modifies certain terms of the Amended and Restated Agreement and Plan of Merger entered into by ETE, Merger Sub and Southern Union on July 4, 2011, which amended and restated the Agreement and Plan of Merger entered into by the parties thereto on June 15, 2011. Under the terms of the merger agreement, Merger Sub will merge with and into Southern Union, with Southern Union continuing as the surviving entity and becoming a wholly owned subsidiary of ETE.

Under the merger agreement, Southern Union stockholders may elect to receive, for each outstanding Southern Union share they hold and subject to the limits described below, either $44.25 in cash or 1.00 ETE common unit (and cash in lieu of fractional ETE common units). This election is subject to the following limits:

•

The aggregate cash consideration will be capped at 60% of the aggregate merger consideration. Thus, if holders of more than 60% of the outstanding Southern Union shares make a cash election, the amount of cash per outstanding Southern Union share to be received by holders making a cash election will be reduced (pro rata across all outstanding Southern Union shares subject to a cash election), so that no more than 60% of the aggregate merger consideration is payable in cash and the remainder of the consideration in respect of outstanding Southern Union shares subject to a cash election will be payable in ETE common units at an exchange ratio of 1.00 ETE common unit per outstanding Southern Union share (and cash in lieu of fractional ETE common units).

•

The aggregate ETE common unit consideration will be capped at 50% of the aggregate merger consideration. Thus, if holders of more than 50% of the outstanding Southern Union shares make or are deemed to have made an equity election, the number of ETE common units per outstanding Southern Union share to be received by holders making an equity election will be reduced (pro rata across all outstanding Southern Union shares subject to an equity election), so that no more than 50% of the aggregate merger consideration is payable in ETE common units and the remainder of the consideration in respect of outstanding Southern Union shares subject to an equity election will be payable in cash at $44.25 per outstanding Southern Union share.

Consummation of the merger is subject to customary conditions, including, without limitation: (i) the adoption of the merger agreement by the Southern Union stockholders, (ii) the expiration or early termination of the waiting period applicable to the merger under the HSR Act and any required approvals thereunder, (iii) the receipt of required approvals from FERC, MPSC and, if necessary, MDPU, (iv) the effectiveness of a registration statement on Form S-4 relating to the ETE common units to be issued in the merger, and (v) the absence of any law, injunction, judgment or ruling prohibiting or restraining the merger or making the consummation of the merger illegal. Under the merger agreement, ETE is required to agree to divestitures and business restructuring, subject to certain limitations, to obtain antitrust and regulatory approvals.

ETE and ETP are parties to the Citrus Merger Agreement dated as of July 19, 2011, as amended. The Citrus Merger Agreement modifies certain terms of the Agreement and Plan of Merger entered into by ETP and ETE on July 4, 2011. Pursuant to the merger agreement, immediately prior to the effective time of the ETE and Southern Union merger, ETE will assign and Southern Union will assume the benefits and obligations of ETE under the Citrus Merger Agreement. Under the Citrus Merger Agreement it is anticipated that Southern Union will cause the Citrus Merger to occur. The Citrus Merger will be effected through the merger of Citrus ETP Acquisition with and into CrossCountry. In exchange for the interest in Citrus Corp., Southern Union will receive approximately $2.0 billion, consisting of $1.895 billion in cash and $105 million of ETP common units, with the value of the ETP common units based on the volume-weighted average trading price for the ten consecutive trading days ending immediately prior to the date that is three trading days prior to the closing date of the Citrus Merger. In order to increase the expected accretion to be derived from the Citrus Merger, ETE has agreed to relinquish its rights to approximately $220 million of the incentive distributions from ETP that ETE would otherwise be entitled to receive (as owner of ETP’s general partner) over 16 consecutive quarters following the closing of the Citrus Merger.

Consummation of the Citrus Merger is subject to customary conditions, including, without limitation: (i) satisfaction or waiver of the closing conditions set forth in the merger agreement, (ii) the receipt by ETP of any necessary waivers or amendments to its credit agreement, (iii) the amendment of ETP’s partnership agreement to reflect the agreed upon relinquishment by ETE of incentive distributions from ETP discussed above (which does not require any unitholder approval), and (iv) the absence of any order, decree, injunction or law prohibiting the consummation of the transactions contemplated by the Citrus Merger Agreement. The Citrus Merger Agreement contains certain termination rights for both ETE and ETP, including, among others, the right to terminate if the Citrus Merger is not completed by December 31, 2012 or if the merger agreement is terminated.

On October 15, 2011, ETP entered into an agreement to contribute its propane operations to AmeriGas in exchange for approximately $2.9 billion in cash and common units representing limited partner interests in AmeriGas.

The unaudited pro forma combined balance sheet gives effect to the merger, the Propane Transaction and the Citrus Merger as if such transactions had occurred on June 30, 2011; the unaudited pro forma combined statements of operations assume that such transactions were effected on January 1, 2010. The unaudited pro forma combined financial statements should be read in conjunction with (i) ETE’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 28, 2011, (ii) ETE’s quarterly report on Form 10-Q for the six months ended June 30, 2011, as filed with the SEC on August 8, 2011, (iii) Southern Union’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on February 25, 2011 and (iv) Southern Union’s quarterly report on Form 10-Q for the six months ended June 30, 2011, as filed with the SEC on August 9, 2011.

The unaudited pro forma combined financial statements are for illustrative purposes only and are not necessarily indicative of the financial position that would have been obtained or the financial results that would have occurred if the merger, the Propane Transaction and the Citrus Merger had been consummated on the dates indicated, nor are they necessarily indicative of the financial position or results of operations in the future. The pro forma adjustments, as described in the accompanying notes, are based upon available information and certain assumptions that are believed to be reasonable as of the date of this document. Management believes the accounting policies of ETE, its subsidiaries and Southern Union are substantially comparable.

The unaudited pro forma combined financial statements assume that the merger will be recorded as a business combination, with ETE being treated as the acquirer for accounting purposes and that the Citrus Merger will be treated as a transaction between entities under common control. The unaudited pro forma combined financial statements do not reflect anticipated synergies that may result from the operation of any of the combined entities that would exist subsequent to the consummation of the merger and the Citrus Merger.

ENERGY TRANSFER EQUITY, L.P.

NOTES TO UNAUDITED PRO FORMA COMBINED INFORMATION

(a)	To record the pro forma impacts of the transaction with AmeriGas, including (i) the deconsolidation of ETP’s propane operations, (ii) ETP’s acquisition of AmeriGas common units representing approximately 34% of the limited partner interests in AmeriGas, and (iii) ETP’s assumed use of cash proceeds from the transaction with AmeriGas to extinguish long-term debt. The unaudited pro forma combined balance sheet adjustments reflect the investment in AmeriGas at the equity consideration amount of $1.319 billion, as specified in the Contribution and Redemption Agreement between ETP and AmeriGas, which amount is presumed to be the fair value of the AmeriGas common units. The unaudited pro forma combined balance sheet adjustments also reflect a reduction of long-term debt of $1.14 billion, which represents the total of (i) the repayment of the outstanding balance of ETP’s revolving credit facility as of June 30, 2011 and (ii) the redemption of an assumed $994 million total principal amount of ETP’s senior notes.

The unaudited pro forma combined statements of operations include adjustments to reduce interest expense due to the assumed repayment of long-term debt described above. The unaudited pro forma combined statements of operations also include adjustments to equity in earnings of affiliates to reflect net impact of (i) ETP’s proportionate share of limited partners’ interest in net income attributable to AmeriGas and (ii) amortization of the pro forma excess fair value associated with ETP’s interest in AmeriGas.

The unaudited pro forma combined statements of operations also reflect adjustments for net income attributable to noncontrolling interest, which represents the amount of the pro forma net income adjustments that would be attributable to ETP’s public unitholders during the periods presented.

(b)	To record the impacts of applying the purchase method of accounting to the merger, ETE’s management intends to engage a third party to undertake a detailed purchase price allocation and valuation study; however, such a study has not been completed. Therefore, these pro forma adjustments are based on management’s preliminary estimates.

The following is a preliminary estimate of the purchase price for Southern Union (in thousands, except per unit and per share data):

Southern Union shares outstanding as of June 30, 2011	124,735
Dilutive effect of Southern Union outstanding restricted stock, stock options and stock appreciation rights	1,163

Total Southern Union shares assumed to be subject to conversion	125,898
Assumed 60% cash option conversion	60%

Total Southern Union shares assumed to be converted to cash	75,539
Cash conversion amount per Southern Union share	$44.25

Assumed cash portion of purchase price (assumed to be funded through borrowings)	$3,342,601

Total Southern Union shares assumed to be subject to conversion	125,898
Assumed 40% equity conversion option	40%

Total Southern Union shares assumed to be converted to equity	50,359
Southern Union share conversion rate	1.00

Total ETE common units assumed to be issued	50,359
ETE common unit closing price as of October 24, 2011	37.62

Assumed fair value of equity portion of purchase price	$1,894,506

Total consideration assumed to be paid	$5,237,107
Southern Union long-term debt and notes payable assumed (based on June 30, 2011)	4,014,989

Total assumed purchase price	$9,252,096

The following summarizes the assumed allocation of the purchase price among the assets acquired and liabilities assumed in the merger (in thousands):

Total current assets	$602,852
Property, plant and equipment	7,594,914
Advances to and investments in affiliates	2,026,199
Goodwill	1,558,404
Intangibles and other assets, net	171,959

Total assets acquired	11,954,328

Total current liabilities	1,609,835
Long-term debt	3,010,140
Deferred income taxes	1,894,044
Other long-term liabilities	203,202

Total liabilities assumed	6,717,221

Total consideration	5,237,107
Cash received	3,013

Assumed total consideration, net of cash received	$5,234,094

(c)	To record depreciation expense on the $1.9 billion of the excess purchase price allocated to property, plant and equipment based on an estimated weighted average remaining useful life of 25 years and to record the related income tax impact.

(d)	To record interest expense at ETE’s assumed rate of 7.0% from incremental debt of $1.48 billion in connection with the merger. This adjustment also includes interest expense on ETP’s assumed borrowings of $1.895 billion to fund the Citrus Merger, at an assumed rate of 4.9%. The actual interest rates could vary from the rate assumed for purposes of this pro forma information; a variance in these rates of 1/8 percent would result in a change in interest expense of approximately $4.2 million annually based on the assumed principal amounts.

(e)	To adjust amortization included in interest expense to (i) reverse historical amortization of financing costs and fair value adjustments related to debt and (ii) record pro forma amortization related to the pro forma adjustment of Southern Union’s debt to fair value.

(f)	To record amortization of a portion of the purchase price allocated to the investment in Citrus Corp. in excess of the book value of the Citrus Corp. investment recorded on Southern Union’s historical financial statements over an estimated life of 40 years.

(g)	To record the change in net income attributable to ETP’s public unitholders as a result of the Citrus Merger. This adjustment includes the impacts from (i) incremental income recorded by ETP from its equity method investment in Citrus Corp., (ii) the change in the relative ownership interests among the general partner and the limited partners as a result of ETP’s assumed issuance of ETP common units to ETE, and (iii) ETE’s relinquishment of rights to approximately $13.75 million of incentive distribution rights per quarter for each of the periods presented.

(h)	To record change to the general partner’s interest in net income resulting from (i) changes in net income resulting from consolidation of Southern Union and the Citrus Merger and (ii) changes in the general partner’s ownership percentage as a result of the issuance of additional ETE common units.

Unaudited Comparative Per Unit/Share Data

The following table sets forth for the periods presented (i) the historical earnings from continuing operations and book value per ETE common unit and historical ETE cash distributions, (ii) the historical earnings from continuing operations and book value per share of Southern Union common stock and historical Southern Union dividends, (iii) the unaudited pro forma earnings and book value per unit/share information after giving effect to the merger and (iv) the equivalent pro forma per unit/share attributable to 1.00 ETE common unit that will be received for each share of Southern Union common stock in the merger.

You should read this information in conjunction with (i) the selected consolidated historical financial data included elsewhere in this document, (ii) the historical consolidated financial statements of ETE and Southern Union and related notes thereto that are incorporated by reference into this document and (iii) “—Selected Unaudited Pro Forma Condensed Combined Financial Information” and related notes. The unaudited pro forma per unit/share information does not purport to represent what the actual results of operations of ETE and Southern Union would have been had the merger been completed in another period or to project ETE’s and Southern Union’s results of operations that may be achieved if the merger is completed.

	Six Months Ended June 30, 2011	Year Ended December 31, 2010
Historical—ETE
Earnings from Continuing Operations Per Unit:
Basic	$0.69	$0.86
Diluted	$0.69	$0.86
Cash distributions(1)	$1.185	$2.16
Book value per unit—Diluted(2)	$(0.11)	$0.54

Historical—Southern Union
Earnings from Continuing Operations Per Share:
Basic	$0.97	$1.88
Diluted	$0.96	$1.87
Cash dividends	$0.30	$0.60
Book value per share—Diluted	$20.71	$20.16

Pro Forma Combined(3)
Earnings Per Unit/Share:
Basic	$0.44	$0.30
Diluted	$0.44	$0.30
Book value per unit/share—Diluted	$7.73	$8.26

Equivalent Pro Forma Per Unit/Share(4)
Earnings Per Unit/Share:
Basic	$0.44	$0.30
Diluted	$0.44	$0.30
Book value per unit/share—Diluted	$7.73	$8.26

(1)	With respect to ETE, represents cash distributions per common unit declared and paid with respect to the period to which they relate.
(2)	Represents a period end amount.
(3)	The pro forma information includes the effect of the merger on the basis described in “Summary—Selected Unaudited Pro Forma Condensed Combined Financial Statements.”
(4)	Southern Union’s equivalent pro forma earnings and book value amounts have been calculated by multiplying ETE’s pro forma per unit amounts by the exchange ratio of 1.00 ETE common unit.

Comparative ETE and Southern Union Per Unit/Share Market Price Data

ETE common units are listed on the NYSE under the ticker symbol “ETE.” Southern Union common stock is listed on the NYSE under the ticker symbol “SUG.”

The following table presents closing prices for ETE common units and shares of Southern Union common stock on (i) June 15, 2011, the last trading day before the public announcement of the execution of the agreement and plan of merger by ETE and Southern Union, (ii) July 1, 2011, the last trading day before the public announcement of the execution of the amended and restated agreement and plan of merger by ETE and Southern Union, (iii) July 18, 2011, the last trading day before the public announcement of the execution of the second amended and restated agreement and plan of merger by ETE and Southern Union, and (iv) October 24, 2011, the last practicable trading day before the date of this document. This table also presents the equivalent market value per share of Southern Union common stock on June 15, 2011, July 1, 2011, July 18, 2011 and October 24, 2011, as determined by multiplying the closing prices of ETE common units on those dates by the exchange ratio of 1.00 ETE common unit.

Although the exchange ratio is fixed, the market prices of ETE common units and Southern Union common stock will fluctuate before the merger is completed and the market value of the merger consideration ultimately received by Southern Union stockholders who receive ETE common units as all or a portion of their merger consideration will depend on the closing price of ETE common units on the day the merger is consummated. Because the merger consideration is fixed and the market price of ETE common units will fluctuate, Southern Union stockholders who receive all or a portion of their merger consideration in ETE common units will not know the exact value of the merger consideration they will receive until the closing of the merger.

	Energy Transfer Equity, L.P. Common Units	Southern Union Company Common Stock	Equivalent Market Value per Share of Southern Union Common Stock
June 15, 2011	$42.47	$28.26	$42.47
July 1, 2011	$44.68	$40.37	$44.68
July 18, 2011	$44.03	$43.33	$44.03
October 24, 2011	$37.62	$41.94	$37.62

The tables below set forth, for the calendar quarters indicated, the high and low sale prices per unit of ETE common units and per share of Southern Union common stock on the NYSE. The tables also show the amount of cash distributions declared on ETE common units and Southern Union common stock for the calendar quarters indicated.

	Energy Transfer Equity, L.P. Common Units
	High	Low	Cash Distributions Declared (1)
Fiscal Year Ending December 31, 2011
Fourth Quarter (through October 24, 2011)	$37.64	$30.78	$	N/A	(2)
Third Quarter	$45.42	$33.21	$	N/A	(3)
Second Quarter	$47.34	$38.77		$0.6250
First Quarter	$45.47	$37.27		$0.5600

Fiscal Year Ended December 31, 2010
Fourth Quarter	$40.46	$36.90		$0.5400
Third Quarter	$37.97	$32.61		$0.5400
Second Quarter	$35.51	$27.25		$0.5400
First Quarter	$34.80	$30.07		$0.5400

Fiscal Year Ended December 31, 2009
Fourth Quarter	$31.00	$26.88		$0.5400
Third Quarter	$30.46	$24.25		$0.5350
Second Quarter	$27.14	$20.66		$0.5350
First Quarter	$22.43	$15.90		$0.5250

Fiscal Year Ended December 31, 2008
Fourth Quarter	$22.35	$12.75		$0.5100
Third Quarter	$30.31	$19.00		$0.4800
Second Quarter	$35.02	$28.47		$0.4800
First Quarter	$35.26	$26.99		$0.4400

Transition Period Ended December 31, 2007(4)
Four Months Ended December 31, 2007	$37.35	$31.55		$0.5500

Fiscal Year Ended August 31, 2007
Fourth Quarter	$42.95	$29.82		$0.3900
Third Quarter	$44.06	$33.20		$0.3725
Second Quarter	$33.70	$28.80		$0.3560
First Quarter	$29.99	$26.04		$0.3400

Fiscal Year Ended August 31, 2006
Fourth Quarter	$27.16	$24.98		$0.3125
Third Quarter	$27.65	$21.41		$0.2375
Period Ended February 28, 2006(5)	$23.29	$21.50		$0.0578

	Southern Union Company Common Stock
	High	Low	Cash Dividends Declared
Fiscal Year Ending December 31, 2011
Fourth Quarter (through October 24, 2011)	$41.99	$38.43	N/A	(2)
Third Quarter	$44.65	$38.41	$0.1500
Second Quarter	$41.68	$27.18	$0.1500
First Quarter	$29.24	$24.18	$0.1500

Fiscal Year Ended December 31, 2010
Fourth Quarter	$25.96	$23.60	$0.1500
Third Quarter	$24.83	$21.12	$0.1500
Second Quarter	$26.68	$20.00	$0.1500
First Quarter	$26.03	$21.64	$0.1500

Fiscal Year Ended December 31, 2009
Fourth Quarter	$23.17	$19.24	$0.1500
Third Quarter	$21.46	$16.72	$0.1500
Second Quarter	$18.83	$14.69	$0.1500
First Quarter	$16.22	$11.59	$0.1500

Fiscal Year Ended December 31, 2008
Fourth Quarter	$20.69	$10.60	$0.1500
Third Quarter	$27.24	$19.70	$0.1500
Second Quarter	$27.73	$23.26	$0.1500
First Quarter	$29.77	$21.56	$0.1500

Fiscal Year Ended December 31, 2007
Fourth Quarter	$33.01	$28.46	$0.1500
Third Quarter	$35.05	$27.20	$0.1000
Second Quarter	$35.50	$30.35	$0.1000
First Quarter	$30.50	$26.81	$0.1000

Fiscal Year Ended December 31, 2006
Fourth Quarter	$29.76	$26.19	$0.1000
Third Quarter	$27.75	$25.83	$0.1000
Second Quarter	$27.22	$22.76	$0.1000
First Quarter	$25.55	$22.90	$0.1000

(1)	Distributions are shown in the quarter with respect to which they relate. For each of the indicated quarters for which distributions have been made, an identical per unit cash distribution was paid on any units subordinated to ETE’s common units outstanding at such time. Excludes the Series A Units of ETE issued in connection with ETE’s acquisition of the general partner interests in Regency.
(2)	Cash distributions and dividends in respect of the fourth quarter of 2011 have not been declared or paid.
(3)	Cash distributions in respect of the third quarter of 2011 have not been declared or paid.
(4)	ETE changed its fiscal year to the calendar year in 2007. In connection with this change, ETE has transitioned to making quarterly cash distributions on a calendar quarter basis that are paid within 50 days following the end of each calendar quarter. To facilitate this transition, ETE did not make a cash distribution for the three-month period ended November 30, 2007, but instead made a cash distribution for the four-month period ended December 31, 2007 that was paid on February 19, 2008.
(5)	High and low for the period ended February 28, 2006 represents the period from February 3, 2006 (the IPO date) to February 28, 2006.

The information in the preceding tables is historical only. ETE and Southern Union urge Southern Union stockholders to obtain current market quotations for ETE common units and Southern Union common stock.

RISK FACTORS

In addition to the other information included and incorporated by reference into this document, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for the approval of the merger agreement and the merger before making your election. In addition, you should read and consider the risks associated with each of the businesses of ETE and Southern Union. These risks can be found in ETE’s and Southern Union’s respective Annual Reports on Form 10-K for the year ended December 31, 2010, as updated by subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this document. For further information regarding the documents incorporated into this document by reference, please see the section titled “Where You Can Find More Information.”

Risks Related to the Merger

Because the market price of ETE common units will fluctuate, Southern Union stockholders receiving ETE common units cannot be sure of the market value of ETE common units that they will receive in the merger.

At the time the merger is completed, each share of Southern Union common stock will be converted into the right to receive, at the election of the Southern Union stockholder, either (1) $44.25 in cash, without interest, or (2) 1.00 ETE common unit (and cash in lieu of fractional ETE common units), subject to a proration feature. Although the exchange ratio used to determine the ETE common units in the merger is fixed, the value of the consideration to be received in the form of ETE common units will change up until the closing date. If the trading value of ETE common units is less than $44.25, then the value of the equity portion of the merger consideration to be paid per share of Southern Union common stock will be less than the cash equivalent had a cash election been made by the Southern Union stockholder. Conversely, if the trading value of ETE common units is greater than $44.25, then the value of the equity portion of the merger consideration to be paid per share of Southern Union common stock will be greater than the cash equivalent had a cash election been made by the Southern Union stockholder. There will be a time lapse between the date on which Southern Union stockholders make an election with respect to the form of merger consideration to be received by them in exchange for their Southern Union common stock and the date on which the Southern Union stockholders entitled to receive ETE common units actually receive such units. The market value of ETE common units will fluctuate during this period, as well as prior to the date on which an election is made. These fluctuations may be caused by changes in the businesses, operations, results and prospects of both ETE and Southern Union, market expectations of the likelihood that the merger will be completed and the timing of the completion, general market and economic conditions or other factors. At the time Southern Union stockholders make their election in respect of the merger consideration to be paid to them (and at the time they cast their votes regarding approval of the merger agreement and the merger), Southern Union stockholders will not know the actual market value of the ETE common units they will receive when the merger is finally completed. The actual market value of the ETE common units, when received by Southern Union stockholders, will depend on the market value of those units on that date. This market value may be less than the value used to determine the number of units to be received, as the determination will be made with respect to a period occurring prior to the consummation of the merger. Southern Union stockholders are urged to obtain current market quotations for ETE common units when they make their election.

The failure to successfully combine the businesses of ETE and Southern Union in the expected time frame may adversely affect ETE’s future results, which may adversely affect the value of the ETE common units that Southern Union stockholders would receive in the merger.

The success of the merger will depend, in part, on the ability of ETE to realize the anticipated benefits from combining the businesses of ETE and Southern Union. To realize these anticipated benefits, ETE’s and Southern Union’s businesses must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger.

ETE and Southern Union, including their respective subsidiaries, have operated and, until the completion of the merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, as well as the disruption of each company’s ongoing businesses or inconsistencies in their standards, controls, procedures and policies. Any or all of those occurrences could adversely affect ETE’s ability to maintain relationships with customers and employees after the merger or to achieve the anticipated benefits of the merger. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of ETE and Southern Union.

Southern Union stockholders may receive a form or combination of consideration different from what they elect.

While each Southern Union stockholder may elect to receive all cash, all ETE common units or a combination of both pursuant to the merger, the pools of cash and ETE common units available for all Southern Union stockholders will be capped at 60% and 50%, respectively, of the aggregate merger consideration. Accordingly, depending on the elections made by other Southern Union stockholders, if a Southern Union stockholder elects to receive all cash pursuant to the merger, such stockholder may receive a portion of the consideration in ETE common units; and if a Southern Union stockholder elects to receive all ETE common units pursuant to the merger, such stockholder may receive a portion of the consideration in cash. If a Southern Union stockholder elects to receive a combination of cash and ETE common units pursuant to the merger, such stockholder may receive a different proportion of consideration than such stockholder had elected. If a Southern Union stockholder does not submit a properly completed and signed election form to the exchange agent by the election deadline, then such stockholder will be deemed to have elected to receive all ETE common units.

If you tender shares of Southern Union common stock to make an election, you will not be able to sell those shares unless you revoke your election prior to the election deadline.

If you are a Southern Union stockholder and want to make a cash or equity election, you must deliver your stock certificates (or follow the procedures for guaranteed delivery) and a properly completed and signed election form to the exchange agent. The deadline for doing this is 5:00 p.m., New York time, on the twentieth business day following the date on which the election form is mailed (or such other later date as ETE and Southern Union shall agree). ETE and Southern Union will publicly announce the election deadline at least five business days prior to such deadline. You will not be able to sell any shares of Southern Union common stock that you have delivered unless you revoke your election before the deadline by providing written notice to the exchange agent. If you do not revoke your election, you will not be able to liquidate your investment in Southern Union common stock for any reason until you receive cash or ETE common units pursuant to the merger. In the time between delivery of your shares and the closing of the merger, the market price of Southern Union common stock or ETE common units may decrease, and you might otherwise want to sell your shares of Southern Union to gain access to cash, make other investments, or reduce the potential for a decrease in the value of your investment.

If the merger is approved, the date that Southern Union stockholders will receive the merger consideration is uncertain.

If the merger is approved, the date that Southern Union stockholders will receive the merger consideration depends on the completion date of the merger, which is uncertain. While we expect to complete the merger in the first quarter of 2012, the completion date of the merger might be later than expected due to delays in obtaining required regulatory approvals or other unforeseen events.

The pendency of the merger could materially adversely affect the future business and operations of ETE or Southern Union or result in a loss of Southern Union employees.

In connection with the pending merger, it is possible that some customers, suppliers and other persons with whom ETE, ETE’s subsidiaries or Southern Union have a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationship with Southern

Union as a result of the merger, which could negatively impact revenues, earnings and cash flows of ETE or Southern Union, as well as the market prices of ETE common units or shares of Southern Union common stock, regardless of whether the merger is completed. Similarly, current and prospective employees of Southern Union may experience uncertainty about their future roles with ETE and Southern Union following completion of the merger, which may materially adversely affect the ability of ETE and Southern Union to attract and retain key employees.

Failure to complete the merger could negatively impact the unit price and stock price of ETE and Southern Union, respectively, and their respective future businesses and financial results.

If the merger is not completed, the ongoing businesses of ETE and Southern Union may be adversely affected and ETE and Southern Union will be subject to several risks and consequences, including the following:

•	under the merger agreement, Southern Union may be required, under certain circumstances, to pay ETE a breakup fee of $181.3 million and up to $54.0 million of ETE’s expenses;

•	ETE and Southern Union will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•	ETE and Southern Union would not realize the expected benefits of the merger;

•

under the merger agreement, each of ETE and Southern Union is subject to certain restrictions on the conduct of its business prior to completing the merger which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by ETE and Southern Union management, which could otherwise have been devoted to other opportunities that may have been beneficial to ETE and Southern Union as independent companies.

In addition, if the merger is not completed, ETE and/or Southern Union may experience negative reactions from the financial markets and from their respective customers and employees. ETE and/or Southern Union also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against ETE or Southern Union to attempt to force them to perform their respective obligations under the merger agreement.

The merger agreement includes restrictions on the ability of Southern Union to declare or pay dividends to its stockholders, even if it would otherwise have available surplus or net profits to declare and pay such a dividend.

The terms of the merger agreement permit Southern Union to pay dividends on its capital stock only as is consistent with past practices, unless Southern Union obtains the prior written consent of ETE. While ETE and Southern Union have agreed to use their reasonable best efforts to close the merger in an expeditious manner, factors could cause the delay of the closing, which include obtaining Southern Union stockholder approval. Therefore, even if Southern Union has available surplus or net profits to pay dividends to its common stockholders, and satisfies any other conditions to pay such a dividend, the terms of the merger agreement could prohibit such action.

Certain executive officers and directors of Southern Union have interests in the merger that are different from, or in addition to, the interests of Southern Union stockholders generally, which could have influenced their decision to support or approve the merger.

Certain executive officers and directors of Southern Union are parties to agreements or participants in other arrangements that give them interests in the merger that may be different from, or be in addition to, your interests as a stockholder of Southern Union. You should consider these interests in voting on the merger. We have described these different interests under “Proposal 1 – The Merger—Interests of Southern Union’s Executive Officers and Directors in the Merger.”

The merger agreement limits Southern Union’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that make it more difficult for Southern Union to sell its business to a party other than ETE. These provisions include the general prohibition on Southern Union soliciting any acquisition proposal (as defined in the section titled “The Merger Agreement—Non-Solicitation by Southern Union”) or offer for a competing transaction and the requirement that Southern Union pay ETE a breakup fee of $181.3 million and up to $54.0 million of ETE’s expenses if the merger agreement is terminated in specified circumstances, including in the event Southern Union terminates the merger agreement in response to an acquisition proposal it determines constitutes a superior offer. In addition, even if the Southern Union Board receives a superior offer, it must provide ETE with the opportunity to amend its offer. See “The Merger Agreement—Termination of the Merger Agreement” and “The Merger Agreement—Expense Reimbursement; Breakup Fee.”

The foregoing may discourage a third party that might have an interest in acquiring all or a significant part of Southern Union from considering or proposing an acquisition, even if that party were prepared to pay consideration with a higher per share value than the current proposed merger consideration. Furthermore, the breakup fee and the expense reimbursement provisions may result in a potential competing acquiror proposing to pay a lower per share price to acquire Southern Union than it might otherwise have proposed to pay.

The completion of the merger will require ETE to enter into a new financing arrangement. If ETE’s financing for the merger becomes unavailable, the merger may not be completed.

ETE intends to finance a portion of the cash component of the merger consideration with debt financing. On October 17, 2011, ETE entered into the Credit Agreement, which provides ETE with unsecured financing in the aggregate principal amount of $3.7 billion. ETE’s ability to borrow under the Credit Agreement is subject to the satisfaction of certain conditions precedent, including the delivery of certain documents requested by the administrative agent (such as financial statements, favorable opinions of counsel and customary corporate authorization documents) and the payment of relevant fees and expenses.

In the event that the financing contemplated by the Credit Agreement is not available to ETE, whether due to ETE’s inability to satisfy conditions precedent to borrowing or otherwise, other financing may not be available to ETE on acceptable terms, in a timely manner, or at all. If other financing becomes necessary and ETE is unable to secure such additional financing, the merger may not be completed. ETE does not have a right to terminate the merger agreement in the event it does not have adequate funds to complete the transaction at closing. In the merger agreement, ETE represented to Southern Union that it would have available, at the closing of the merger, all funds required to consummate the transactions contemplated by the merger agreement. Southern Union would have a right to terminate the merger agreement if ETE breached this representation in a manner such that ETE would not be able to satisfy this representation on or before the end date. See “Merger Agreement—Termination of the Merger Agreement” beginning on page 121.

The unaudited pro forma financial statements included in this document are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The unaudited pro forma financial statements contained in this document are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. See “Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information.” The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the price of ETE common units after completion of the merger.

A different set of factors and conditions affect ETE common units and could have a negative impact on the unit price.

Upon completion of the merger, Southern Union stockholders will become holders of ETE common units. The businesses of ETE and the other companies it has acquired and may acquire in the future are different in many respects from those of Southern Union. There is a risk that various factors, conditions and developments which would not affect the price of Southern Union’s common stock could negatively affect the price of ETE common units. Please see the section titled “Cautionary Statement Regarding Forward-Looking Statements” for a summary of some of the key factors that might affect ETE and the prices at which ETE common units may trade from time to time. Southern Union stockholders are also urged to read carefully the risk factors included in ETE’s Annual Report on Form 10-K for the year ended December 31, 2010 and any subsequent Quarterly Reports on Form 10-Q, which are or will be incorporated by reference into this document.

The ETE common units to be received by Southern Union stockholders as a result of the merger will have different rights from Southern Union common stock.

Following completion of the merger, Southern Union stockholders who receive all or a portion of their merger consideration in ETE common units will no longer hold shares of Southern Union common stock, but will instead be unitholders of ETE. There are important differences between the rights of Southern Union stockholders and the rights of ETE unitholders. See “Comparison of Rights of ETE Unitholders and Southern Union Stockholders” for a discussion of the different rights associated with the ETE common units and Southern Union common stock.

Pending litigation against ETE and Southern Union could result in an injunction preventing completion of the merger, the payment of damages in the event the merger is completed and/or may adversely affect the combined company’s business, financial condition or results of operations following the merger.

In connection with the merger, purported stockholders of Southern Union have filed several stockholder class action lawsuits against ETE, Southern Union, Merger Sub and the Southern Union Board in the District Courts of Harris County, Texas and in the Delaware Courts of Chancery. Among other remedies, the plaintiffs seek to enjoin the merger. If a final settlement is not reached, or if a dismissal is not obtained, these lawsuits could prevent or delay completion of the merger and result in substantial costs to ETE and Southern Union, including any costs associated with the indemnification of directors. Additional lawsuits may be filed against ETE and/or Southern Union related to the merger. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed may adversely affect the combined company’s business, financial condition or results of operations. See the section titled “Proposal 1 – The Merger—Litigation Relating to the Merger.”

The fairness opinions obtained from the financial advisors to the Southern Union Special Committee will not reflect subsequent changes.

In connection with the proposed merger, the Southern Union Special Committee received written opinions from Evercore, dated as of July 19, 2011, and Goldman Sachs, dated as of July 19, 2011.

The Evercore opinion stated that, as of such date, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, the merger consideration to be paid to the holders of Southern Union’s common stock in connection with the merger is fair from a financial point of view to such holders. The Goldman Sachs opinion stated that, as of such date, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate consideration to be paid to the holders of Southern

Union common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The opinions do not reflect changes that may occur or may have occurred after the date of the opinions, including changes to the operations and prospects of ETE or Southern Union, changes in general market and economic conditions or regulatory or other factors. Any such changes, or other factors on which the opinions are based, may materially alter or affect the relative values of ETE or Southern Union.

If the merger agreement is terminated, Southern Union may be obligated to reimburse ETE for costs incurred related to the merger and, under certain circumstances, pay a breakup fee to ETE. These costs could require Southern Union to seek loans or use Southern Union’s available cash that would have otherwise been available for operations or dividends.

In certain circumstances, upon termination of the merger agreement, Southern Union would be responsible for reimbursing ETE for up to $54.0 million in expenses related to the transaction and may be obligated to pay a breakup fee to ETE of $181.3 million. For a detailed discussion of the various circumstances leading to a reimbursement of expenses and payment of a breakup fee, please read the section titled “The Merger Agreement—Expense Reimbursement; Breakup Fee.”

If the merger agreement is terminated, the expense reimbursement and the breakup fee required to be paid by Southern Union under the merger agreement may require Southern Union to seek loans or borrow amounts to enable it to pay these amounts to ETE. In either case, payment of these amounts would reduce the cash Southern Union has available for operations or to pay dividends.

Tax Risks Related to the Merger

Your exchange of Southern Union common stock for cash in the merger is expected to be a taxable transaction.

If you exchange Southern Union common stock for cash in the merger, you will recognize gain or loss in an amount equal to the difference between the amount of cash received, and your adjusted tax basis in your Southern Union common stock so exchanged. For a more detailed discussion, see “Material U.S. Federal Income Tax Consequences.”

Your exchange of Southern Union common stock for ETE common units may be taxable in certain circumstances.

It is generally expected that you will not recognize gain or loss for U.S. federal income tax purposes if you exchange your Southern Union common stock solely for ETE common units in the merger. You may recognize gain, however, upon such exchange or upon the occurrence of subsequent events or certain later transactions undertaken by ETE. In addition, if ETE were to be treated as an “investment company” under applicable provisions of the Internal Revenue Code immediately following the merger, then your exchange of Southern Union common stock for ETE common units in the merger would be treated for U.S. federal income tax purposes as a taxable sale of your Southern Union common stock for cash in an amount equal to the value of the ETE common units you receive. As a condition to closing, ETE will receive an opinion from its special tax counsel, Bingham McCutchen LLP, that ETE should not be treated as an investment company under such applicable provisions of the Internal Revenue Code, and Southern Union will receive an opinion from Roberts & Holland LLP that the merger should qualify as a contribution of property to ETE in exchange for interests in ETE under Section 721(a) of the Internal Revenue Code. It is also a condition to closing that ETE receive from Latham & Watkins LLP, counsel to ETE, an opinion to the effect that for U.S. federal income tax purposes, 90% of the current gross income of ETE constitutes “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code and that ETE will be treated as a partnership for U.S. federal income tax purposes pursuant to Section 7704(c) of the Internal Revenue Code. However, the Internal Revenue Service (“IRS”) will not be bound by these opinions and may disagree with their conclusions. For example, the opinion of Bingham McCutchen LLP will be based in part on representations made by ETE, Southern Union and Merger Sub regarding the relative value of the assets held by ETE and Southern Union immediately following the merger. It is possible that the IRS could challenge these valuations and assert that ETE is an investment company notwithstanding ETE’s receipt of such an opinion. Furthermore, the opinion of Roberts & Holland LLP will assume the correctness of the conclusions reached in the opinions of Bingham McCutchen LLP and Latham & Watkins LLP. For a more detailed discussion, please see “Material U.S. Federal Income Tax Consequences.”

Tax Risks Related to Ownership and Disposition of ETE Common Units

ETE may engage in transactions that cause you to be subject to taxation in a manner different from that applicable to other holders of ETE common units.

Even if you recognize no gain in the merger, you could be required to recognize part or all of the “built-in gain” on your Southern Union common stock if ETE (a) sells or otherwise disposes of, or is considered to sell or otherwise to dispose of, Southern Union common stock in a taxable transaction at any time, (b) distributes any Southern Union common stock to another unitholder within seven years of the merger, (c) distributes any ETE property other than money or Southern Union common stock to a former Southern Union stockholder who became a unitholder as a result of the merger within seven years of the merger, or (d) makes any distribution (other than a distribution of an “operating cash flow distribution”) to a former Southern Union stockholder within two years of the merger. For a more detailed discussion, please see “Material U.S. Federal Income Tax Consequences.”

Southern Union will be a corporate subsidiary of ETE after the merger and will remain subject to corporate-level income taxes.

After the merger, ETE will own and operate certain aspects of Southern Union’s business through Southern Union as a wholly owned corporate subsidiary of ETE. Accordingly, Southern Union will continue to be subject to corporate-level tax, which may reduce the cash available for distribution to ETE and, in turn, to ETE unitholders. If the IRS were to successfully assert that Southern Union has more tax liability than ETE anticipated or legislation were enacted that increased the corporate tax rate, the cash available for distribution by ETE could be further reduced.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” about ETE and Southern Union that are subject to risks and uncertainties. All statements other than statements of historical fact included in this document are forward-looking statements. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may,” “will,” or similar expressions help identify forward-looking statements.

Except for their respective obligations to disclose material information under U.S. federal securities laws, neither ETE nor Southern Union undertakes any obligation to release publicly any revisions to any forward-looking statements, to report events or circumstances after the date of this document, or to report the occurrence of unanticipated events.

Forward-looking statements involve a number of risks and uncertainties, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

•	the matters described in the section titled “Risk Factors;”

•	cyclical or other downturns in demand;

•	adverse changes in economic or industry conditions;

•	changes in the securities and capital markets;

•	changes affecting customers or suppliers;

•	changes in laws or regulations, third-party relations and approvals, and decisions of courts, regulators and/or governmental bodies;

•	effects of competition;

•	developments in and losses resulting from claims and litigation;

•	changes in operating conditions and costs;

•	the extent of ETE’s or Southern Union’s ability to achieve their respective operational and financial goals and initiatives; and

•	ETE’s continued taxation as a partnership and not as a corporation.

In addition, the acquisition of Southern Union by ETE is subject to the satisfaction of the conditions to the completion of the merger and the absence of events that could give rise to the termination of the merger agreement, the possibility that the merger does not close, risks that the proposed acquisition disrupts current plans and operations and business relationships or poses difficulties in attracting or retaining employees, the possibility that the costs or difficulties related to the integration of the two companies will be greater than expected and the possibility that the anticipated benefits from the merger cannot or will not be fully realized.

All written and oral forward-looking statements attributable to ETE or Southern Union or persons acting on behalf of ETE or Southern Union are expressly qualified in their entirety by such factors. For additional information with respect to these factors, please see the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT THE COMPANIES

Energy Transfer Equity, L.P.

ETE is a publicly traded Delaware limited partnership, whose common units are traded on the NYSE under the ticker symbol “ETE.” ETE’s only cash generating assets are its direct and indirect investments in limited partner and general partner interests in ETP and Regency, both of which are publicly traded master limited partnerships engaged in diversified energy-related services. The principal executive offices of ETE are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and its telephone number is (214) 981-0700.

At October 24, 2011, ETE’s equity interests in ETP and Regency consisted of:

	General Partner Interest (as a % of total partnership interest)	Incentive Distribution Rights	Common Units
ETP	1.6%	100%	50,226,967	(1)
Regency	1.8%	100%	26,266,791	(2)

(1)	Represents an approximate 23% limited partnership interest in ETP.
(2)	Represents an approximate 17% limited partnership interest in Regency.

The following is a brief description of ETP’s and Regency’s operations:

•

ETP is a publicly traded, investment grade partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arkansas, Arizona, Colorado, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP is also one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country. On October 15, 2011, ETP entered into an agreement to contribute its propane operations to AmeriGas in exchange for approximately $2.9 billion in cash and common units representing limited partner interests in AmeriGas. The transaction is expected to close late in 2011 or early in 2012. ETP owns a 70% interest in Lone Star, a joint venture between ETP and Regency, which owns and operates NGL storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Lone Star’s assets include a 1,066-mile NGL pipeline and 43 million barrels of storage capacity at its Mont Belvieu, Texas facility.

•

Regency is a publicly traded Delaware limited partnership formed in 2005 engaged in the gathering, treating, processing, compressing and transportation of natural gas and NGLs. Regency focuses on providing midstream services in some of the most prolific natural gas production regions in the United States, including the Haynesville, Eagle Ford, Barnett, Fayetteville and Marcellus shales, as well as the Permian Delaware basin. Its assets are primarily located in Louisiana, Texas, Arkansas, Pennsylvania, Mississippi, Alabama and the mid-continent region of the United States, which includes Kansas, Colorado and Oklahoma. Regency owns a 30% interest in Lone Star.

This document incorporates important business and financial information about ETE from other documents that are not included in or delivered with this document. For a list of the documents that are incorporated by reference, please see the section titled “Where You Can Find More Information.”

Sigma Acquisition Corporation

Sigma Acquisition Corporation, or Merger Sub, is a Delaware corporation and a direct wholly owned subsidiary of ETE. Merger Sub has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement. The principal executive offices of Merger Sub are located at 3738 Oak Lawn Avenue, Dallas, Texas 75219, and its telephone number is (214) 981-0700.

Southern Union Company

Southern Union Company, a Delaware corporation formed in 1932, owns and operates assets in the regulated and unregulated natural gas industry and is primarily engaged in the gathering, processing, transportation, storage and distribution of natural gas in the United States.

Through its wholly owned subsidiary, Panhandle, and its subsidiaries, Southern Union owns and operates approximately 10,000 miles of interstate pipelines that transport up to 5.5 Bcf/d of natural gas from the Gulf of Mexico, South Texas and the Panhandle regions of Texas and Oklahoma to major U.S. markets in the Midwest and Great Lakes regions of the United States. Panhandle also owns and operates a liquefied natural gas import terminal located on Louisiana’s Gulf Coast.

Through Citrus Corp., Southern Union owns a 50% interest in and operates Florida Gas. Florida Gas owns an open-access interstate pipeline system with a mainline capacity of approximately 3.0 Bcf/d and approximately 5,500 miles of pipelines extending from South Texas through the Gulf Coast region of the United States to South Florida.

Through SUGS, Southern Union owns approximately 5,500 miles of natural gas and NGL pipelines, five cryogenic plants with a combined capacity of 475 MMcf/d and five natural gas treating plants with combined capacities of 585 MMcf/d. SUGS is primarily engaged in connecting wells of natural gas producers to its gathering system, treating natural gas to remove impurities to meet pipeline quality specifications, processing natural gas for the removal of NGLs, and redelivering natural gas and NGLs to a variety of markets. Its operations are located in West Texas and Southeast New Mexico.

Through Southern Union’s regulated utility operations, Missouri Gas Energy and New England Gas Company, Southern Union serves natural gas end-user customers in Missouri and Massachusetts, respectively.

Shares of Southern Union’s common stock trade on the NYSE under the symbol “SUG.” Southern Union’s principal executive offices are located at 5051 Westheimer Road, Houston, Texas 77056, and its telephone number is (713) 989-2000.

This document incorporates important business and financial information about Southern Union from other documents that are not included in or delivered with this document. For a list of the documents that are incorporated by reference, see the section titled “Where You Can Find More Information.”

Transactions between ETE and Southern Union Affiliates

Affiliates and/or predecessors of each of ETE and Southern Union have from time to time entered into, and currently are parties to, natural gas liquid (“NGL”) purchase and sale agreements and transportation and storage agreements in the ordinary course of business. Recently, gathering and processing businesses located in the Permian Basin, including Southern Union’s gathering and processing business, have experienced constraints on NGL takeaway capacity. To address these constraints, SUG Energy, LLC (“SUGE”), a subsidiary of Southern Union, and Lone Star NGL LLC (“LS”), a subsidiary of ETE, entered into a letter agreement (“NGL Agreement”) dated June 20, 2011, as amended on July 14, 2011, for the purchase and sale of NGL products processed from various plants owned and operated by an affiliate of SUGE (and to eventually include NGLs processed from such affiliate’s proposed Red Bluff Plant), to LS’s NGL pipeline that extends from the West Texas Permian Basin area to Mont Belvieu, Texas. SUGE and LS are in the process of negotiating a more detailed definitive agreement intended to supersede the NGL Agreement. LS’s NGL pipeline capacity is scheduled to be expanded by (i) a debottlenecking project of the existing NGL pipeline, and (ii) construction of a new NGL pipeline. Generally, an aggregate of up to 5,000 barrels per day (“BPD”) is committed to the LS NGL pipeline from SUGE’s Halley, Keystone and proposed Red Bluff Plants during an interim term that extends through completion of the expansion projects, and thereafter, an aggregate of up to 20,000 BPD is committed from various of SUGE’s or certain of its affiliates’ West Texas plants for a 15-year primary term. Further, in the event that SUGE exceeds the referenced 20,000 BPD commitment, SUGE’s volume commitment will be increased (under certain circumstances) up to an additional 20,000 BPD, for an aggregate of up to 40,000 BPD, to accommodate existing and future growth in production. LS’s obligation to accept the additional 20,000 BPD (to the extent generated by the roll off of third party commitments) is subject to a number of conditions and, in the event that the Southern Union merger is not consummated by the end of the first calendar quarter of 2012, such obligation of LS will be converted to an option of LS as to such incremental volumes only.

SPECIAL MEETING OF SOUTHERN UNION STOCKHOLDERS

This section contains information about the special meeting of Southern Union stockholders that has been called to, among other things, adopt the merger agreement and the transactions contemplated thereby, including the merger, and to approve, on an advisory (non-binding) basis, the compensation to be received by Southern Union’s named executive officers in connection with the merger. This document is being furnished to Southern Union stockholders in connection with the solicitation of proxies by the Southern Union Board to be used at the special meeting. Southern Union is first mailing this document and enclosed proxy card on or about                     , 2011.

Date, Time and Place of the Special Meeting

A special meeting of Southern Union stockholders will be held at                                          on                     , 2011, starting at                     , local time (unless it is adjourned or postponed to a later date).

Admission to the Special Meeting

All Southern Union stockholders are invited to attend the special meeting. Persons who are not Southern Union stockholders may attend only if invited by Southern Union. If you own shares in “street” or “nominee” name, you must bring proof of ownership (e.g., a current broker’s statement) in order to be admitted to the special meeting.

Purpose of the Special Meeting

1.	To consider and vote upon a proposal to adopt the merger agreement and the transactions contemplated thereby, including the merger;

2.	To consider and cast an advisory (non-binding) vote on the compensation to be received by Southern Union’s named executive officers in connection with the merger;

3.	To consider and vote upon any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement; and

4.	To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof (at the present time, Southern Union knows of no other matters that will be presented for consideration at the special meeting).

Recommendation of the Southern Union Board

The Southern Union Board, acting upon the unanimous recommendation of the members of the Southern Union Special Committee, which committee is comprised solely of independent directors, has approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, and has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and in the best interest of, Southern Union and Southern Union’s stockholders. In addition, the Southern Union Board recommends that the Southern Union stockholders vote to approve, on an advisory (non-binding) basis, the compensation to be received by Southern Union’s named executive officers in connection with the merger and to approve any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement.

Southern Union stockholders should carefully read this document in its entirety for more detailed information concerning the merger agreement and the transactions contemplated thereby, including the merger. In particular, Southern Union stockholders are directed to the merger agreement, which is attached hereto as Annex A.

Record Date; Stockholders Entitled to Vote; Outstanding Shares Held

The Southern Union Board has designated the close of business on October 11, 2011 as the “record date” that will determine the stockholders who are entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement of the special meeting. Only holders of record at the close of business on the record date are entitled to vote at the special meeting. At the close of business on the record date, there were 124,745,576 shares of common stock outstanding, held by approximately 5,422 holders of record. Each holder of Southern Union shares is entitled to one vote per share of common stock held.

Quorum

A quorum requires the presence, in person or by proxy, of holders of a majority of the outstanding Southern Union shares entitled to vote. Southern Union shares will be counted as present at the special meeting if the holder is present at the meeting or has submitted a properly executed proxy card. Proxies received but marked as abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If an executed proxy is returned by a broker or other nominee holding Southern Union shares in “street name” indicating that the broker does not have discretionary authority as to certain shares to vote on the proposals, such shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered entitled to vote.

Required Vote

The merger agreement and the transactions contemplated thereby, including the merger, must receive the approval of the holders of a majority of the outstanding shares of Southern Union common stock entitled to vote as of the record date.

The affirmative vote of the holders of a majority of the outstanding shares of Southern Union common stock having voting power represented at the special meeting in person or by proxy and entitled to vote as of the record date is required to approve the advisory (non-binding) vote on the compensation to be received by Southern Union’s named executive officers in connection with the merger and any adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement. The vote of Southern Union stockholders on the compensation to be received by Southern Union’s named executive officers in connection with the merger is advisory in nature and will not be binding on ETE or the Southern Union Board.

Support Agreement

Concurrently with the execution of the merger agreement, Mr. Lindemann, Chairman of the Board and Chief Executive Officer of Southern Union, Mr. Herschmann, Vice Chairman of the Board, President and Chief Operating Officer of Southern Union, and members of Mr. Lindemann’s family, who directly or indirectly own approximately 16,744,285 shares of common stock of Southern Union (or approximately 20,139,036 shares when including unexercised options and shares of restricted stock that are not entitled to vote until exercise or the expiration of restrictions, respectively), representing approximately 13.43% of Southern Union’s outstanding shares of common stock, entered into a second amended and restated support agreement with ETE and Merger Sub, which replaces and supersedes the support agreement previously entered into by those parties in connection with the execution of the first amended and restated merger agreement. The support agreement provides, among other things, that such stockholders will vote their shares in favor of adoption of the merger agreement unless there is a change in the recommendation of the Southern Union Board and that they will elect to receive the common unit consideration of ETE rather than the right to receive $44.25 in cash in the merger (other than with respect to unexercised options and shares held in the Southern Union Savings Plan, which will be treated as described in “The Merger Agreement—Employee Equity-Based Awards”).

Shares Beneficially Owned by Directors and Executive Officers

The members of the Southern Union Board and executive officers of Southern Union beneficially owned an aggregate of 12,133,132 Southern Union shares as of October 21, 2011. These shares represent in total approximately 9.7% of the total voting power of Southern Union’s voting securities.

Proxies

You may vote in person by ballot at the special meeting or by submitting a proxy. Please submit your proxy even if you plan to attend the special meeting. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously given.

Voting instructions are included on your proxy card. If you properly give your proxy and submit it to Southern Union in time for it to be voted, one of the individuals named as your proxy will vote your shares as you have directed. You may vote for or against the proposals or abstain from voting.

Abstentions

The required vote to adopt the merger agreement and the transactions contemplated thereby, including the merger, is based upon the number of Southern Union shares issued and outstanding on the record date and entitled to vote, and not the number of Southern Union shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote by internet, telephone or in person at the special meeting or an abstention from voting will have the same effect as a vote cast against the merger proposal.

The advisory vote and any vote to adjourn the special meeting to solicit additional proxies in favor of the proposal to adopt the merger agreement each requires the affirmative vote of the holders of a majority of the outstanding Southern Union shares having voting power represented at the special meeting in person or by proxy and entitled to vote as of the record date. Thus, an abstention will be the equivalent of a vote against each such proposal, while the failure to submit a proxy card or to vote by internet, telephone or in person at the special meeting will not have an effect on the vote.

Shares Held in Street Name

If you hold Southern Union shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your Southern Union shares or when granting or revoking a proxy.

Absent specific instructions from you, your broker is not empowered to vote your Southern Union shares. The shares not voted because brokers lack power to vote them without instructions are also known as “broker non-votes.”

Broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement, but will not have an effect on the advisory vote or the vote to adjourn the special meeting.

How to Submit Your Proxy

By Mail: To submit your proxy by mail, simply mark your proxy, date and sign it, and if you are a record holder of Southern Union shares, return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy card to the address on your proxy card. If you are a beneficial owner, please refer to your instruction card or the information provided to you by your bank, broker, custodian or record holder.

By Telephone: If you are a Southern Union stockholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and

will be accessible until 11:59 p.m. on                     , 2011. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on submitting voting instructions by telephone. If you submit your proxy by telephone you do not need to return your proxy card. If you are located outside the United States, Canada and Puerto Rico, please read your proxy card or other materials for additional instructions. If you hold Southern Union shares through a broker or other custodian, please check the voting form used by that firm to see if it offers telephone voting.

By Internet: You can also choose to submit your proxy on the internet. If you are a Southern Union stockholder of record, the website for internet voting is on your proxy card. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. on                     , 2011. If you are a beneficial owner, please refer to your instruction card or the information provided by your bank, broker, custodian or record holder for information on internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the internet, you do not need to return your proxy card. If you hold Southern Union shares through a broker or other custodian, please check the voting form to see if it offers internet voting.

In Person: If you are a Southern Union stockholder of record, you may vote by ballot at the special meeting or send a representative with an acceptable proxy that has been signed and dated. If your Southern Union shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record, to be able to vote at the special meeting.

Revoking Your Proxy

If you submit a completed proxy card with instructions on how to vote your Southern Union shares and then wish to revoke your instructions, you should submit a notice of revocation to the Secretary of Southern Union as soon as possible. You may revoke your proxy by internet, telephone or mail at any time before it is voted by:

•	timely delivery of a valid, later-dated proxy or timely submission of a later-dated proxy by telephone or internet;

•	written notice to the Secretary of Southern Union before the special meeting that you have revoked your proxy; or

•	voting by ballot at the special meeting.

Adjournments and Postponements

A meeting of Southern Union’s stockholders may be adjourned in the absence of a quorum, by the affirmative vote of the holders of a majority of the outstanding Southern Union shares having voting power represented at the special meeting either in person or by proxy. When a meeting is adjourned to another time and place, so long as the time and place thereof are announced at the meeting at which the adjournment is taken and the adjourned meeting is held within 30 days of the original meeting date, no notice need be given of the adjourned meeting and a new record date need not be set. If the adjournment is for more than 30 days or if a new record date is fixed, a notice of the adjourned meeting must be given.

In addition, at any time prior to convening the special meeting, the special meeting may be postponed without the approval of Southern Union stockholders. If postponed, Southern Union will publicly announce the new meeting date. Similar to adjournments, any postponement of the special meeting for the purpose of soliciting additional proxies will allow Southern Union stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Proxy Solicitation

ETE and Southern Union will each bear their own costs and expenses incurred in connection with the filing, printing and mailing of the document and the retention of any information agent or other service provider in connection with the merger. This proxy solicitation is being made by Southern Union on behalf of the Southern Union Board. Southern Union has hired Innisfree M&A Incorporated to assist in the solicitation of proxies. In addition to this mailing, proxies may be solicited by directors, officers or employees of Southern Union or its affiliates in person or by telephone or electronic transmission. None of the directors, officers or employees will be directly compensated for such services.

Other Business

The Southern Union Board is not currently aware of any business to be acted upon at the special meeting other than the matters described in this document. If, however, other matters are properly brought before the special meeting, the persons appointed as proxies will have discretion to vote or act on those matters as in their judgment is in the best interest of Southern Union and its stockholders.

PROPOSAL 1 – THE MERGER

The following is a discussion of the merger and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this document as Annex A and is incorporated by reference herein. Southern Union’s stockholders are urged to read this entire document, including the merger agreement, for a more complete understanding of the merger.

General

ETE and Southern Union agreed to the acquisition of Southern Union by ETE under the terms of the merger agreement that is described in this document. In the merger, Merger Sub will merge with and into Southern Union, with Southern Union surviving as a direct wholly owned subsidiary of ETE.

Background of the Merger

Southern Union’s management and the Southern Union Board over recent years regularly have considered Southern Union’s stand alone prospects and value in comparison to possible strategic transactions, including acquisitions, joint ventures, sales of businesses, mergers and sales of Southern Union.

In 2008, Southern Union’s common stock was trading below $20 per share, and the Board considered a range of potential strategic alternatives to enhance stockholder value. In March of 2008, the Southern Union Board considered the possibility of a stock buyback, but determined not to pursue that alternative. During 2008, a major private equity firm (“Company A”) proposed an acquisition of Southern Union, but after the execution of a confidentiality agreement and completion of due diligence, Company A determined that it was not in a position to proceed with a transaction. Also in 2008, an investment banking firm acting on behalf of a large transmission and exploration and production company (“Company B”) proposed a combination, but the Southern Union Board determined not to move forward with the proposal because the relative valuations proposed for the stock of the two companies were not favorable to Southern Union. During the fall of 2008, a diversified gas company (“Company C”) contacted Southern Union to discuss a potential combination, but based on a preliminary analysis including structural challenges for such a transaction and valuation issues, the Southern Union Board determined not to pursue the potential opportunity. Also during the fall of 2008, Mr. Lindemann was contacted by a private equity firm (“Company D”) as well as by two additional private equity and infrastructure firms (“Company E” and “Company F”) working together regarding alternative prospective transactions to acquire Southern Union. On November 12, 2008, Mr. Lindemann advised the Southern Union Board in executive session that he had been contacted by such parties regarding a potential “going private” transaction, but that discussions were at an exploratory stage and that he would update the Southern Union Board in the event such prospects should develop further.

On December 2, 2008, Mr. Lindemann requested that the Southern Union Board authorize Southern Union to enter into confidentiality agreements with Companies D, E and F to allow them to perform due diligence. At this time, the Southern Union Board, with the participation of Mr. Eric Herschmann, at such time the President and Chief Operating Officer of Southern Union but not a member of the Southern Union Board, discussed the conflicts potentially arising in such a transaction and ways of mitigating these conflicts. Accordingly, Mr. Herschmann requested that the independent directors make the decision regarding the advisability of entering into confidentiality agreements without his involvement or the involvement of Chairman Lindemann or his son Adam Lindemann, who served as a member of the Southern Union Board at such time. Mr. Herschmann further advised that were a proposal to be made, the Southern Union Board would then likely create a special committee to consider and make decisions with respect to any proposal, supported by such special committee’s counsel and financial advisor. At this time, the independent directors discussed with management and in executive session both the advisability of providing confidential information to these firms and the process that would be advisable if a transaction proceeded.

Company D entered into a confidentiality agreement with Southern Union during December of 2008, and Company E entered into a confidentiality agreement in 2009, with Company F covered within the terms of Company E’s agreement. Southern Union began to make confidential information available to each of them in response to their diligence inquiries. All three firms performed significant due diligence on Southern Union, and received management presentations. Company D indicated an interest at a price below $20 per share, a level that the Southern Union Board believed was too low to pursue. Companies E and F, after months of diligence, determined that they were not in a position to pursue a transaction with Southern Union.

During the first half of 2010, an investment banking firm acting on behalf of a privately-held diversified natural gas company (“Company G”) approached management of Southern Union proposing a potential combination into Southern Union. Preliminary indications of value provided by the investment banking firm on behalf of Company G were no higher than mid-$20s per share, the proposed form of consideration was securities, and Company G was not willing to provide a value floor for the securities to be delivered in exchange for Southern Union’s shares. At this time, Southern Union’s shares were trading in a range of approximately $20 to $26 per share. The Southern Union Board did not find the potential transaction attractive, and no confidentiality agreement was entered into with Company G.

During the last half of 2010, management of Southern Union had preliminary discussions with an energy company (“Company H”) regarding either joint venture opportunities or a potential business combination, as management reported to the Southern Union Board, but Company H determined not to pursue either alternative and did not enter into a confidentiality agreement.

Also during the last half of 2010, investment bankers on behalf of two separate energy companies (“Company I” and “Company J”) approached management of Southern Union in light of discussions between Southern Union and Companies I and J in prior years to propose potential combinations with either Company I or Company J, but neither Company I nor Company J was interested in pursuing a combination transaction with Southern Union.

During the fourth quarter of 2010, a major utility company (“Company K”) approached management of Southern Union regarding a potential acquisition of Southern Union in a stock-for-stock transaction, with an initial indication of value for Southern Union of $32.50 per share and potentially higher. The Southern Union Board discussed the possibility of a transaction with Company K in executive session on December 14, 2010, and Company K entered into a confidentiality agreement with Southern Union soon thereafter. Preliminary discussions were sufficiently encouraging such that Southern Union engaged outside legal counsel, Locke Lord LLP (“Locke Lord”), to prepare an initial draft merger agreement for internal consideration and potential delivery to Company K. Following execution of the confidentiality agreement, Southern Union provided due diligence materials and management presentations to Company K, and Company K engaged in two months of diligence, after which time Company K advised Southern Union in February 2011 that its indicated price range had dropped to a range of $27 to $28 per share. Company K further advised that even at that reduced level, it was not prepared to proceed at that time.

In January of 2011, another major utility company (“Company L”) approached Mr. Herschmann regarding a potential acquisition at an indicated price level of $33 per share. On January 28, 2011, Messrs. Lindemann and Herschmann reported to the Southern Union Board that Company L had initiated the contact, and that the two of them were scheduled to meet the following week with the Chairman of Company L, which meeting proceeded as planned. After the execution of a confidentiality agreement, Southern Union provided Company L with confidential information for diligence review and provided management presentations to Company L. Following completion of over a month of due diligence in March of 2011 Company L advised that its indicated price range had declined to $26 per share, and it was not prepared to make an offer at that time.

Chairman Lindemann also advised the Southern Union Board on January 28, 2011 that he had been contacted by an investment banker on behalf of The Williams Companies, Inc. (“Williams”), and that even though discussions with Companies K and L were proceeding, he and Mr. Herschmann were scheduled to meet with the Chairman of Williams, Mr. Alan Armstrong, the following week, in order to determine if Williams might make a proposal superior to Company K’s or Company L’s indication. At the meeting of Messrs. Lindemann and Herschmann with Mr. Armstrong on January 31, 2011, Mr. Armstrong first acknowledged that Southern Union had engaged in a number of discussions with investment bankers on behalf of Williams and that Williams had declined to pursue each of the transactions previously contemplated, including a proposal by Williams to engage in a structured tax-free transaction with Southern Union. He then advised that Williams could see its way to a price of $30 per share, but that a potential transaction would require diligence and be conditioned on the divestiture of certain material assets. Based on this indication, together with the pursuit of potential transactions with Companies K and L at the time at higher price indications, the Southern Union Board determined in February not to commence discussions with Williams.

On or about May 1, 2011, around the time of the public announcement by ETP and Regency of the acquisition of all of the membership interests in LDH Energy Asset Holdings LLC, an investment banker, representing ETE, contacted Mr. Herschmann to broach the possibility of a combination of Southern Union with ETE. An investment banker indicated to Mr. Herschmann that ETE had an interest in acquiring Southern Union in an exchange of ETE common units for company stock valued at $30 to $31 per share. Mr. Herschmann informed Chairman Lindemann of the conversation, and on May 3, 2011 and May 4, 2011, Mr. Herschmann informed the Southern Union Board, in executive session, of the inquiry. The Southern Union Board discussed the possible transaction and the effects on management of the near continuous strategic discussions with third parties since 2008. The Southern Union Board then authorized the negotiation and execution of a confidentiality agreement with ETE. The Southern Union Board authorized Messrs. Lindemann and Herschmann to enter into preliminary negotiations for indications of interest from ETE on terms more favorable than those proposed by ETE.

From May 4, 2011 through May 9, 2011, Messrs. Lindemann and Herschmann engaged in discussions with Credit Suisse regarding structure and pricing to further assess the viability of a potential transaction with ETE. On May 4, 2011, Mr. Lindemann received a call from Mr. Kelcy Warren, the Chairman of ETE, indicating his desire to pursue further discussions and to meet with Messrs. Lindemann and Herschmann. Mr. Herschmann informed Credit Suisse that if ETE were to suggest an indication of interest of $33 per share, a meeting would be prudent. The parties agreed to meet on May 10, 2011, in New York City.

On May 10, 2011, Messrs. Lindemann and Herschmann met with principals from ETE and representatives of Credit Suisse in New York City. ETE suggested that a transaction be considered for an exchange of company shares for Series B Units at a price of $33 per share and a preferred distribution of between 5% and 5.5%, or alternatively, for an exchange of Southern Union’s stock for 50% ETE common units and 50% cash.

On May 12, 2011, Southern Union, ETE and ETP entered into a confidentiality agreement, and Southern Union furnished limited confidential information to ETE and thereafter discussed further with ETE the structure of a potential transaction and the potential terms of the securities of ETE that might be afforded to the stockholders of Southern Union in a combination.

On May 19, 2011, Messrs. Lindemann and Herschmann updated the Southern Union Board on negotiations with ETE. Mr. Herschmann also confirmed to the Southern Union Board that, pursuant to its direction, neither he nor Mr. Lindemann had discussed with senior management of Southern Union any potential transaction with ETE, other than informing Richard N. Marshall, the Chief Financial Officer of Southern Union, that certain information was needed for the due diligence review of ETE.

On May 20, 2011, Credit Suisse provided Mr. Herschmann with a preliminary Series B unit term sheet, describing only the proposed terms of a potential Series B class of securities of ETE (the “Series B Units”), and Mr. Herschmann consulted with Southern Union’s corporate counsel Locke Lord and with Southern Union’s tax counsel Roberts & Holland LLP (“Roberts & Holland”) regarding the potential terms of the Series B Units. Messrs. Lindemann and Herschmann negotiated with ETE through Credit Suisse regarding the prospective terms of the Series B Units, and determined that it would be desirable, as no overall term sheet had been proposed for the potential transaction, for Locke Lord to prepare a discussion draft of a potential merger agreement, drawn from a template developed for Company K, which included provisions regarding potential employee retention arrangements and any consulting or noncompetition agreements to be required by ETE, together with a full draft of the potential terms of the Series B Units in order to identify issues for the proposed transaction, and Locke Lord furnished such discussion drafts to ETE on May 26, 2011.

On May 27, 2011, Southern Union, through Locke Lord, contacted Morris, Nichols, Arsht & Tunnell LLP (“Morris Nichols”) to inquire if Morris Nichols could be engaged to advise on Delaware law.

At a Southern Union Board meeting on May 27, 2011, attended by representatives of Locke Lord, Mr. Herschmann noted that at the instruction of the Southern Union Board, no non-director employees of Southern Union other than Mr. Marshall were currently aware of the possibility of a transaction with ETE and discussed Mr. Marshall’s involvement with ETE in preparing for presentations to ratings agencies with respect to debt ratings that would be anticipated for ETE following an acquisition of Southern Union. Mr. Herschmann then described the potential terms of the Series B Units, including potential conversion rights of the Series B Units into ETE common units. Mr. Don Glendenning of Locke Lord also discussed with the directors various legal issues relating to the proposed transaction. The Southern Union Board urged Messrs. Lindemann and Herschmann to proceed with the negotiations.

On May 31, 2011, ETE provided Southern Union with a revised draft of the initial discussion draft of the potential merger agreement provided by Locke Lord on May 26, 2011. The revised draft of the merger agreement specified that it would be a condition to the closing of the merger transaction that Messrs. Lindemann and Herschmann enter into consulting and noncompetition agreements with ETE.

At a Southern Union Board meeting on June 2, 2011, Mr. Herschmann provided a status report on the negotiations with ETE. He advised the Southern Union Board of the requirements of consulting and noncompetition agreements from Messrs. Lindemann and Herschmann contained in the May 31, 2011 draft of the merger agreement received from ETE and that Southern Union had sought legal advice from Mr. Glendenning of Locke Lord regarding issues presented by such requirement. He further advised the Southern Union Board that neither he nor Mr. Lindemann had discussed consulting or noncompetition agreements with ETE. Mr. Glendenning of Locke Lord discussed with the Southern Union Board various legal issues relating to the Southern Union Board’s consideration of the proposed transaction.

The Southern Union Board unanimously adopted resolutions creating the Southern Union Special Committee consisting of Messrs. David Brodsky, Franklin W. Denius, Kurt A Gitter, Herbert H. Jacobi, Thomas N. McCarter, III, George Rountree, III and Allan D. Scherer, with the authority to engage such legal, financial and other advisors as the Southern Union Special Committee may from time to time deem necessary, appropriate or advisable. As Mr. Frederick Alexander of Morris Nichols was standing by to meet with the Southern Union Special Committee, the Southern Union Special Committee then determined to meet with Morris Nichols without the presence of any management personnel of Southern Union and without the presence of Messrs. Lindemann and Herschmann.

During the initial meeting of the Southern Union Special Committee on June 2, 2011, Mr. Alexander discussed various legal issues relating to the Southern Union Special Committee’s consideration of the proposed transaction. Following discussion of such matters, the Southern Union Special Committee determined to instruct Messrs. Lindemann and Herschmann to maintain their conduct of not having any discussions regarding potential consulting or noncompetition agreements until the Southern Union Special Committee should advise them that it would be appropriate to do so. The Southern Union Special Committee also discussed the engagement of a financial advisor, particularly the potential engagement of Evercore. The Southern Union Special Committee also discussed appointing Mr. McCarter and Mr. Denius to a Subcommittee of the Southern Union Special Committee (the “Subcommittee”) to be able to give guidance to management and advisors and make decisions at times when the full Southern Union Special Committee might be unable to meet. The Southern Union Special Committee ultimately granted the Subcommittee the full power of the Southern Union Special Committee.

On June 3, 2011, the Subcommittee met with representatives of Morris Nichols and discussed the role of both the Subcommittee and the Southern Union Special Committee in connection with the potential transaction with ETE. The Subcommittee discussed recommending that the Southern Union Special Committee formally retain Morris Nichols as its legal advisor and Evercore as its financial advisor.

At a Southern Union Board meeting on June 5, 2011, Mr. Marshall, the Chief Financial Officer of Southern Union, reported on the presentations made to the ratings agencies with ETE, and Mr. Glendenning of Locke Lord and Mr. Alexander of Morris Nichols reported on the status of the draft merger agreement.

On June 5, 2011, ETE provided its draft of a full amendment and restatement of its partnership agreement, placing in full text for a complete restatement the terms of the proposed Series B Units.

In a meeting of the Southern Union Special Committee held on June 7, 2011, the Southern Union Special Committee instituted a practice followed in all of its subsequent meetings, which was to have all directors, together with representatives of Locke Lord, present at the beginning of each meeting for updates, reports and full group deliberations, followed by a session with only the members of the Southern Union Special Committee and its advisors at the end of each meeting. Evercore described the work that Evercore was performing to analyze the value of Southern Union and the potential value offered by a combination with ETE. Mr. Alexander discussed various legal issues pertaining to the transaction. The Southern Union Board considered the status of the negotiations of a draft merger agreement, including the structure of the proposed transaction, the provisions in the draft merger agreement that could make it more difficult or costly to accept a higher unsolicited proposal should one emerge after announcement of a transaction with ETE, and the negotiating history between Southern Union and ETE regarding no-shop, window-shop, go-shop and force-the-vote provisions, and potential approaches to further negotiating such provisions. The Southern Union Special Committee unanimously adopted resolutions to retain Evercore and Morris Nichols as its financial advisor and legal counsel, respectively, formally created the Subcommittee, consisting of Mr. McCarter as Chairman and Mr. Denius, and appointed Mr. McCarter as Chairman of the Southern Union Special Committee.

On June 8, 2011, after consultation with members of the Southern Union Special Committee, Morris Nichols, Roberts & Holland and management of Southern Union, Locke Lord furnished to counsel for ETE, Latham & Watkins LLP (“Latham & Watkins”), a revised draft of the merger agreement, deleting the support agreement and force-the-vote provisions and including a go-shop provision. The following day, Locke Lord furnished to Latham & Watkins a revised draft of the amended and restated partnership agreement.

At a meeting of the Subcommittee on June 10, 2011, the Subcommittee requested Mr. Glendenning of Locke Lord to update the Southern Union Special Committee on the negotiations of the potential merger agreement with ETE. Mr. Glendenning discussed various legal issues pertaining to the negotiations for the potential merger agreement. The Subcommittee considered several terms of the proposed Series B Units, including voting rights, rights if quarterly distributions were not paid and the treatment of the Series B Units as pari passu with ETE’s Series A Preferred Units, and other related issues for the proposed Series B Units. The Subcommittee also considered several aspects of the merger agreement, including the representations and warranties, the go-shop or no-shop provision, the fiduciary out provision, the force-the-vote provision and the termination fee that might be included in the merger agreement. The Subcommittee also considered various issues pertaining to the support agreement that ETE had proposed that certain stockholders of Southern Union enter into agreeing to vote in favor of the merger transaction with ETE and explained that the Subcommittee and Southern Union Special Committee should evaluate the effect of any support agreement on the ability of a third party to consummate an alternative transaction. At the Subcommittee’s request, Mr. Glendenning and Melissa DiVincenzo of Morris Nichols discussed various legal issues pertaining to the Subcommittee’s consideration of the proposed transaction. The Subcommittee members then discussed the potential for terminating the proposed merger agreement in the event that a superior offer was made.

A meeting of the Southern Union Special Committee was held later in the day on June 10, 2011, at which meeting Mr. Glendenning discussed various legal issues pertaining to the negotiations for the proposed merger agreement. The Southern Union Special Committee discussed the terms of several possible provisions including a reverse-termination fee provision, Southern Union’s right to sue for a breach of the merger agreement; the no-shop provision with a fiduciary termination right; the termination fee; and a force-the-vote provision.

The Southern Union Special Committee met at 8:00 a.m. Eastern Time on June 11, 2011, to discuss terms to be negotiated for the potential merger agreement. At the request of the Southern Union Special Committee, Mr. Herschmann together with Mr. Glendenning of Locke Lord discussed developments in ongoing negotiations and various legal issues relating to the proposed merger. The Southern Union Special Committee considered the evolving terms of the Series B Units, the requirement of ETE that the merger agreement include a no-shop provision, and whether a bifurcated termination fee would be appropriate. The Southern Union Special Committee also discussed the advisability of informing the senior management of Southern Union of the proposed transaction, the potential preparation of final documents and diligence considerations.

Promptly following the 8:00 a.m. meeting of the Southern Union Special Committee, the Subcommittee met with Morris Nichols at approximately 9:20 a.m. Eastern Time on June 11, 2011. At the request of the Subcommittee, Mr. Alexander discussed the fiduciary duties of the members of the Southern Union Special Committee in connection with the potential transaction with ETE.

Following negotiations between Southern Union and ETE, the Southern Union Special Committee held another meeting on June 11, 2011, at 4:00 p.m. Eastern Time, attended for the first portion of the meeting by all directors and by representatives of Evercore, Morris Nichols, Locke Lord and Roberts & Holland. Roberts & Holland explained certain tax considerations for the proposed transaction, and Mr. Glendenning of Locke Lord and Mr. Alexander of Morris Nichols discussed various legal issues relating to the status of negotiations for the proposed merger agreement. The Southern Union Special Committee considered the contemplated no-shop provision, fiduciary out provision, match right and termination fee, with the prospect for a bifurcated termination fee. The Southern Union Special Committee discussed their fiduciary duties and potential steps to ensure that the proposed transaction with ETE represented the best value reasonably attainable for Southern Union’s stockholders. The Southern Union Special Committee reviewed Southern Union’s prior discussions with other parties who had expressed an interest in a potential transaction with Southern Union. The Southern Union Special Committee also discussed the potential benefits and drawbacks of various strategies for approaching the process for selling Southern Union and considered the potential advantages and disadvantages of pursuing a single-bidder sale strategy versus conducting a fuller market check. The Southern Union Special Committee then met alone with its advisors to discuss various legal and strategic issues relating to its strategy to maximize stockholder value including Southern Union’s history of discussions with other potential acquirers. Mr. Alexander again discussed the directors’ fiduciary duties in connection with the proposed transaction. The Southern Union Special Committee, considering a range of factors, determined to continue to work toward a favorable transaction with ETE, including terms that would permit a post-signing market check.

Negotiations between the parties continued, and the Southern Union Special Committee convened again at 6:00 p.m. Eastern Time on June 11, 2011, with representatives of Evercore, Morris Nichols, Locke Lord and Roberts & Holland in attendance. At the request of the Southern Union Special Committee, Mr. Herschmann reported on the current state of negotiations, and he left the meeting several times to negotiate further with ETE’s representatives, returning to seek guidance from the Southern Union Special Committee regarding how to proceed. The Southern Union Special Committee reviewed the various terms of the proposed agreement and discussed potential termination fees, including the desirability of a bifurcated termination fee, the typical size of termination fees and the likely effect of a termination fee on other potential bidders. Prior to the conclusion of the meeting, the Southern Union Special Committee determined that the parties had reached a preliminary agreement on the material terms of the proposal. At the request of the Southern Union Special Committee, Mr. Glendenning then discussed various legal issues relating to the proposed merger agreement. Mr. Herschmann also discussed the need to disclose the proposal to senior managers of Southern Union, and the Southern Union Special Committee advised Messrs. Lindemann and Herschmann that it would be appropriate to disclose the proposed transaction to the senior managers of Southern Union.

The Southern Union Special Committee met during the morning of June 12, 2011, for a report from Mr. Herschmann regarding remaining steps to complete a proposed transaction with ETE. Mr. Herschmann explained that, pursuant to the Southern Union Special Committee’s instructions the preceding night, he earlier in the day had informed several of Southern Union’s senior managers of the existence and general structure of the proposal and had discussed with those senior managers responding to the due diligence questions from ETE and the preparation of disclosure schedules to the merger agreement. Mr. Glendenning of Locke Lord and Mr. Alexander and Ms. DiVincenzo of Morris Nichols also discussed various legal issues pertaining to the proposed merger agreement. The Southern Union Special Committee authorized the Subcommittee to negotiate, within specified boundaries, the value of the termination fee and expense cap. Following its determination that all material terms, including price, of the proposal had been agreed upon by Southern Union and ETE, the Southern Union Special Committee unanimously determined to authorize Messrs. Lindemann and Herschmann to discuss the ancillary agreements requested by ETE, which ETE had indicated were a condition to consummating the proposed merger transaction.

Promptly following the June 12, 2011 morning meeting of the Southern Union Special Committee, the Southern Union Special Committee advised Messrs. Lindemann and Herschmann that they were authorized to discuss the proposed ancillary agreements with ETE. Communications regarding the potential consulting and noncompetition agreements took place among Messrs. Lindemann and Herschmann and principals of ETE on June 12, 13 and 14, including a meeting in Dallas between Mr. Herschmann and Mr. Warren, the Chairman of ETE, as well as other senior executives of ETE and its affiliates, on June 13, at which time the principal terms of the ancillary agreements were agreed upon. Messrs. Lindemann and Herschmann and their personal legal counsel worked with ETE and its counsel to finalize the terms for the consulting and noncompetition agreements on June 14.

During the afternoon of June 14, 2011, the Southern Union Special Committee met, and Mr. Herschmann reported to the Southern Union Special Committee that he and Mr. Lindemann each had negotiated consulting and noncompetition agreements with ETE and described the duration of those agreements and the consideration to be received by each of Mr. Lindemann and Mr. Herschmann pursuant to those agreements. Evercore reviewed with the Southern Union Special Committee the materials that Evercore had prepared and distributed to the Southern Union Special Committee prior to the meeting. In accordance with its practice, the Southern Union Special Committee then met alone with its advisors and discussed the noncompetition and consulting agreements that Mr. Lindemann and Mr. Herschmann had each agreed to enter into with ETE. The Southern Union Special Committee considered a number of factors, including Messrs. Lindemann’s and Herschmann’s rights to additional change-in-control payments, the size of payments to be received by each in exchange for the consulting and noncompetition agreements, the duration of the consulting and noncompetition agreements and the extent of Messrs. Lindemann’s and Herschmann’s likely involvement in the post-merger business of ETE.

On June 15, 2011, the Southern Union Special Committee met first at 4:00 p.m. Eastern Time for a report from Mr. Glendenning of Locke Lord on the final drafting terms being negotiated. Mr. Herschmann discussed the ratings agencies’ preliminary responses, and plans for informing management and employees of Southern Union as well as the public announcement of the proposed merger, along with anticipated investor presentations by Southern Union and ETE. At Mr. Herschmann’s request, Mr. Alexander of Morris Nichols reviewed various legal issues pertaining to the proposed merger agreement. Drafts of Evercore’s fairness opinion were circulated to the Southern Union Special Committee.

Late in the evening of June 15, 2011, the ETE Board met to approve the merger, the merger agreement and the related transactions.

Shortly after 11:00 p.m. Central Time on June 15, 2011 (and shortly after Midnight Eastern Time on June 16, 2011), the Southern Union Special Committee met to review the final merger agreement. Under the terms of the final merger agreement, shares of Southern Union common stock would be converted into Series B

Units with a liquidation value of $33.00 per unit, or approximately $4.2 billion. The Series B Units would generally be pari passu with ETE’s Series A Preferred Units and would be entitled to quarterly distributions of 2.0625% through the third year after issuance and thereafter, the greater of (i) 8.25% and (ii) the then current 3-month LIBOR rate plus 750 basis points, in each case divided by 4. Additionally, ETE would have the option to redeem the Series B Units at any time after the closing of the merger for the liquidation value ($33.00 per unit plus any unpaid quarterly distributions). Under certain circumstances and at specified times, a holder of Series B Units would have the option to convert such units into ETE common units (initially, one Series B Unit would convert into 0.770 ETE common units) or into an equally valued number of ETP common units. Mr. Glendenning of Locke Lord reported on the final drafting revisions involved in finalizing the merger agreement, and the Southern Union Special Committee requested representatives of Evercore to present Evercore’s fairness opinion. Following discussion, the Southern Union Special Committee recommended the merger agreement for approval, which then was approved by a meeting of the Southern Union Board immediately following the meeting of the Southern Union Special Committee. On June 16, 2011, ETE and Southern Union announced that they had entered into the merger agreement (the “ETE Merger Agreement”).

On June 23, 2011, the Southern Union Board received an unsolicited proposal from Williams to acquire all of the issued and outstanding shares of common stock of Southern Union for $39 per share in cash (the “Williams Proposal”). Following receipt of the Williams Proposal, the Southern Union Special Committee engaged Sullivan & Cromwell, LLP (“Sullivan & Cromwell”) as additional counsel to the Southern Union Special Committee.

A meeting of the Southern Union Board was held on June 24, 2011 to discuss the Williams Proposal, with representatives of Evercore, Sullivan & Cromwell, Morris Nichols and Locke Lord present. Mr. Herschmann informed the Southern Union Board that he had received a voicemail from Mr. Armstrong, Chief Executive Officer of Williams, approximately twenty minutes before Williams publicly disclosed the Williams Proposal, and that Mr. Herschmann had attempted unsuccessfully to return the call. The Southern Union Board discussed the fact that the wording of the Williams Proposal inaccurately implied that the Southern Union Board previously had rebuffed a Williams approach at a valuation similar to the $39 proposal, and that such misperception should be corrected. Mr. Herschmann proposed that he send a letter to Mr. Armstrong, to be filed on Form 8-K with the SEC, clarifying the substance of Williams’ earlier approach. The Southern Union Board concurred with the approach, and Mr. Herschmann transmitted a letter to such effect following the close of the market the following day, with a concurrent Form 8-K filing. The Southern Union Board discussed the substance of the Williams Proposal and the criteria for constituting a superior offer pursuant to the ETE Merger Agreement. Representatives of Evercore provided initial comments regarding the credibility of Williams as a bidder, the likely ability of Williams to finance the proposal and the valuation analysis Evercore would pursue, including the potential premium in excess of $33 per share that the ETE Merger might be worth given the yield on the Series B Units and the potential for conversion into ETE or ETP common units. The Southern Union Board then discussed the possibility of securing greater value for Southern Union stockholders from ETE.

Later during the day on June 24, 2011, Mr. Armstrong placed a call to Mr. Lindemann, during which Mr. Lindemann advised Mr. Armstrong that the Southern Union Board would review the Williams Proposal and get back to Williams soon. Immediately after the call with Mr. Armstrong, Mr. Herschmann faxed a letter to Mr. Armstrong acknowledging receipt of the indication of interest from Williams and stating that the Southern Union Special Committee and the full Southern Union Board, with their financial and legal advisors, were analyzing the indication of interest and would get back to Williams expeditiously.

The Southern Union Board met on June 25, 2011, with representatives from Evercore, Sullivan & Cromwell, Morris Nichols and Locke Lord attending. Mr. Lindemann reported on the contact with Mr. Armstrong the preceding day. Representatives of Evercore reported that Evercore was working on its economic analysis and again briefly discussed the initial market reaction to the Williams Proposal and their views on Williams’ ability to finance its proposal. Mr. Herschmann expressed the view that clarification from

Williams regarding regulatory and financing matters would be desirable. Mr. Alexander of Morris Nichols discussed various legal issues relating to the indication of interest from Williams. The Southern Union Special Committee then met following the Southern Union Board meeting. Shortly after the June 25, 2011 Southern Union Board meeting, Latham & Watkins sent a letter to Locke Lord characterizing the Williams Proposal as speculative and conditional and expressing the view that the Southern Union Board could not conclude that the Williams Proposal was reasonably likely to lead to a superior offer in accordance with the ETE Merger Agreement or conclude in good faith that the failure to engage in discussions or negotiations with Williams would be reasonably likely to constitute a breach by the Southern Union Board of its fiduciary duties.

The Chairman of the Southern Union Special Committee met on June 26, 2011 with representatives of Sullivan & Cromwell to discuss the process for moving forward with consideration of the Williams Proposal. During the course of this meeting, the Chairman of the Southern Union Special Committee asked the Sullivan & Cromwell representatives to also speak by telephone with Mr. Denius, the other member of the Subcommittee. The Sullivan & Cromwell attorneys discussed various legal issues relating to the Williams Proposal, and the directors considered how to organize the response to the Williams Proposal in a manner that would take into account the conflicting interests of Messrs. Lindemann and Herschmann arising from the consulting and noncompetition agreements, while taking advantage of their skills and experience to negotiate the highest possible values from both Williams, if negotiations with Williams were permitted under the ETE Merger Agreement, and ETE.

During the week of June 26, 2011 the Subcommittee determined that it would be advisable to engage Goldman Sachs as an additional financial advisor to the Southern Union Special Committee, and arranged for such engagement with Goldman Sachs.

Early on June 27, 2011, the Southern Union Special Committee sent a letter to Williams seeking additional information related to the financing arrangements to support its proposal as well as additional information related to resolving potential regulatory issues. At a 7:30 a.m. Eastern Time meeting of the Southern Union Board on June 27, 2011, representatives of Sullivan & Cromwell advised the Southern Union Board of matters they could consider in determining, and what they had to find in order to determine, in each case under the terms of the ETE Merger Agreement and applicable law, that the Williams Proposal was reasonably likely to lead to a superior offer. Evercore then presented its analysis of the respective merits of the ETE Merger Agreement and the Williams Proposal. Before making a determination with respect to the Williams Proposal, the Southern Union Board determined to wait for receipt of the additional clarification it had sought from Williams on its financing and its plan for obtaining regulatory approvals, and the Southern Union Board agreed to reconvene when the response was received. The Southern Union Special Committee then held a separate meeting.

The Southern Union Board met again on June 27, 2011, at 5:30 p.m. Eastern Time and asked representatives of Evercore to present Evercore’s analysis of the response to Southern Union’s request for clarification concerning financing received earlier that day from Williams, and Evercore advised that the new letter, combined with Evercore’s independent analysis, led Evercore to conclude that Williams could finance the Williams Proposal. The Southern Union Board also discussed Williams’ commitment to obtain regulatory approvals. The Southern Union Board obtained advice from its legal and financial advisors regarding its response to the Williams Proposal. The Southern Union Board unanimously determined to share information with Williams, subject to Williams’ execution of a confidentiality agreement in a form that complied with the requirements of the ETE Merger Agreement and on terms approved by the Southern Union Special Committee.

Following the evening Southern Union Board meeting on June 27, 2011, Mr. Glendenning of Locke Lord advised ETE and Latham & Watkins of the Southern Union Board’s determination to share information with Williams. Later that night, Latham & Watkins sent a letter to Locke Lord advising that it was ETE’s position that Southern Union’s engaging in discussions with, or furnishing non-public information to, Williams would constitute a willful and intentional breach of the ETE Merger Agreement. On June 28, 2011, Locke Lord furnished a response to ETE and Latham & Watkins advising that Southern Union respectfully disagreed with

ETE’s position, and that Southern Union had exercised great care, and would continue to exercise great care, to comply fully with the terms of the ETE Merger Agreement. Also on June 28, 2011, ETE and Southern Union made their HSR Act filings with respect to the ETE Merger Agreement.

On June 29, 2011, Southern Union entered into a confidentiality agreement with Williams and then held a clarification telephone conference with Williams and certain of its advisors to achieve a more complete understanding of Williams’ plans for dealing with financing and regulatory requirements. Following such conference, Southern Union made confidential information available to Williams and its advisors and began negotiations with respect to the terms and documentation for a potential transaction in connection with the Williams Proposal.

The Southern Union Board met on June 30, 2011, for an update regarding diligence for the Williams Proposal. In addition to updating the Southern Union Board on the status of responses to diligence requests from Williams and its advisors, Messrs. Lindemann and Herschmann expressed their concerns about responses to their consulting and noncompetition agreements with ETE. Notwithstanding the process followed by the Southern Union Special Committee and Messrs. Lindemann and Herschmann, their agreements with ETE had, in the view of Messrs. Lindemann and Herschmann, become public distractions from their efforts to maximize Southern Union stockholder value, and accordingly, Messrs. Lindemann and Herschmann intended to terminate such agreements unilaterally. The independent directors obtained legal advice from their legal advisors. Before meeting separately as a Southern Union Special Committee, the independent directors stated that they did not support a unilateral termination that ETE might assert as a breach of the ETE Merger Agreement.

The Southern Union Board met on July 1, 2011, and again discussed the intention of Messrs. Lindemann and Herschmann to terminate unilaterally their consulting and noncompetition agreements. Mr. Herschmann indicated that he and Mr. Lindemann would attempt to do so in consultation with ETE, but that he and Mr. Lindemann desired to terminate the agreements in any event, expressing the hope that the terminations could be accomplished amicably. Chairman of the Southern Union Special Committee McCarter stated that, although the independent directors could not sanction the unilateral termination of the consulting and noncompetition agreements, he wished to clarify that the independent directors were extremely appreciative of Mr. Lindemann and Mr. Herschmann for the value they had achieved for Southern Union’s stockholders. Mr. McCarter reminded the Southern Union Board that Messrs. Lindemann and Herschmann had waited until all material terms of the ETE Merger Agreement had been fully negotiated before discussing the terms of the consulting and noncompetition arrangements with ETE. The other independent directors concurred with Mr. McCarter. Mr. Herschmann advised the Southern Union Board that he intended to meet with ETE Chairman Kelcy Warren over the July 4, 2011, weekend regarding the termination of the consulting and noncompetition agreements and to encourage ETE to propose to amend the ETE Merger Agreement to increase the value to Southern Union stockholders in light of the Williams Proposal of $39 per share in cash.

During the weekend of the July 4, 2011 holiday, Mr. Herschmann had extensive discussions with ETE and its representatives, and arranged to meet with Mr. Warren on the morning of July 4, 2011. Mr. Herschmann met with Mr. Warren to discuss the desire and intention of Messrs. Herschmann and Lindemann to terminate their consulting and noncompetition agreements with ETE and to encourage ETE to propose increasing the consideration to be received by Southern Union stockholders. Mr. Warren indicated that in the event that ETE were to submit an enhanced proposal that was accepted by Southern Union, he reluctantly would agree to the terminations of the consulting and noncompetition agreements by Messrs. Lindemann and Herschmann. Shortly after the meeting between Messrs. Warren and Herschmann, representatives of Latham & Watkins furnished a draft revised merger agreement from ETE to Mr. Glendenning of Locke Lord for review with Mr. Herschmann, and Mr. Herschmann engaged in negotiations with ETE and its representatives continuously until a Southern Union Board meeting scheduled for 5:00 p.m. Eastern Time.

The Southern Union Board met at 5:15 p.m. Eastern Time on July 4, 2011, as soon as Mr. Herschmann could be available from his calls with ETE and its representatives, at which time Mr. Herschmann advised the

Southern Union Board that ETE had decided to move forward with a proposal to amend the ETE Merger Agreement to provide for cash of $40 per share and 0.903 ETE common units based on an exchange ratio based on the recent trading prices for ETE common units and Southern Union common stock, in each case subject to an election by Southern Union stockholders (subject to a maximum of 60% of the total merger consideration payable in cash and a maximum of 50% of the total merger consideration payable in ETE common units), with no financing contingencies and a “hell or high water” commitment regarding antitrust regulatory matters (the “Amended ETE Proposal”). Mr. Herschmann also relayed that ETE would agree to the enhanced proposal only if Southern Union agreed to execute an amended and restated merger agreement that night.

Mr. Herschmann also reminded the directors that Goldman Sachs had been engaged by the Subcommittee as an additional financial advisor to the Southern Union Special Committee, and that Goldman Sachs was available to join the call, as representatives of Goldman Sachs then did. The Southern Union Board informed Goldman Sachs that the Southern Union Board was considering the Amended ETE Proposal and asked Evercore and Goldman Sachs whether, based on their work to date and any additional work needed, each would be in a position to analyze the Amended ETE Proposal and potentially render a fairness opinion that evening if they found the Amended ETE Proposal fair to Southern Union’s stockholders from a financial point of view. Both Evercore and Goldman Sachs said that they could do so. Among the factors considered by the directors in consultation with the financial advisors to the Special Committee was the judgment that while the Series B Units as contemplated by the June 15, 2011 merger agreement with ETE should have a value in excess of the stated $33 per share liquidation value of the Series B Units, such units would not be as valuable to Southern Union’s stockholders as the ETE common units based upon the exchange ratio proposed for the Amended ETE Proposal. Such analysis reflected the terms of the Series B Units, including that such units would not become convertible into ETE common units until the first anniversary of issuance and were subject to redemption prior to such time. The Southern Union Board then requested Mr. Herschmann to indicate to Mr. Warren that the Southern Union Board’s initial impression of the Amended ETE Proposal was generally favorable but that they had a few reservations, particularly concerning an increased termination fee, that the attorneys would review the financing commitment and proposed amended merger agreement and that Evercore and Goldman Sachs were analyzing the Amended ETE Proposal for their proposed fairness opinions. Mr. Herschmann did so, and the Southern Union Board determined to reconvene at approximately 9:00 p.m. Eastern Time. The ETE Board convened a meeting to approve the merger, the merger agreement and related transactions.

When the Southern Union Board reconvened shortly after 9:00 p.m. Eastern Time on July 4, 2011, Mr. Herschmann reported on the negotiations since the Southern Union Board had last convened and noted that ETE had agreed to reduce the termination fee from a request of over $200 million to $162.5 million, with an expense reimbursement cap of $50 million. Representatives of Sullivan & Cromwell advised that the review of the financing documents indicated that the financing commitment documentation generally was quite strong and that a revised draft of the merger agreement had been sent to ETE, with the expectation that the issues could be worked out to Southern Union’s satisfaction. The Southern Union Board provided guidance on negotiation terms, and the representatives of Southern Union negotiated the final provisions of the revised merger agreement while the Southern Union Board remained in session. When the merger agreement was finalized, Evercore and Goldman Sachs delivered their fairness opinions and first the Southern Union Special Committee recommended, and then the Southern Union Board approved, the revised merger agreement. On July 5, 2011, ETE and Southern Union announced they had entered into the first amended and restated merger agreement.

On July 14, 2011, the Southern Union Board received a second unsolicited proposal from Williams to acquire all of the issued and outstanding shares of common stock of Southern Union for $44 per share in cash (the “Second Williams Proposal”), subject to completion of due diligence and negotiation of a mutually acceptable merger agreement. The Second Williams Proposal included a proposed schedule of events, described as “crucial” to the proposal in the letter from Williams, leading to an agreement between Southern Union and Williams on July 19, 2011. A draft of a proposed merger agreement also was included with the Second Williams Proposal.

A meeting of the Southern Union Board was held on July 14, 2011 to discuss the Second Williams Proposal, with representatives of Evercore, Goldman Sachs, Sullivan & Cromwell, Morris Nichols and Locke Lord present. The Southern Union Board obtained advice from its legal advisors regarding its response to the Second Williams Proposal, Evercore and Goldman Sachs made their presentations to the Southern Union Board as to the financing and financial aspects of the Second Williams Proposal, and the Southern Union Board and the advisors discussed whether the Second Williams Proposal was reasonably likely to result in a superior offer. The Southern Union Board unanimously determined to share information and enter into discussions with Williams as well as to attempt to meet the schedule specified in the Second Williams Proposal. Both Williams and ETE were advised of the Southern Union Board’s decision. The Southern Union Board encouraged continued communications and discussions with ETE and encouraged Mr. Herschmann to endeavor to increase the price ETE would be willing to pay.

Relying upon the confidentiality agreement entered into with Williams on June 29, 2011, Southern Union again granted access to representatives of Williams to electronic data rooms of Southern Union beginning during the late afternoon of July 14, 2011. Southern Union representatives responded to specific diligence inquiries from Williams beginning on July 15, 2011, provided comments on the proposed merger agreement included with the Second Williams Proposal to Williams on July 15, 2011 and offered to meet with Williams’ representatives beginning on July 15, 2011. Williams informed Southern Union that meetings would begin on July 16, 2011, and Southern Union then arranged for personal meetings with representatives of Williams to address diligence inquiries on July 16, 2011 and July 17, 2011.

On July 15, 2011, Southern Union engaged in discussions with representatives of ETE regarding potential improvements to the terms of the first amended and restated merger agreement, and from July 15, 2011 through July 18, 2011, Mr. Herschmann engaged in discussions with representatives of ETE concerning economic enhancements for a potential additional ETE proposal.

On July 16, 2011, Mr. Herschmann advised Mr. Armstrong that Southern Union was encouraging ETE to make an offer superior to the Second Williams Proposal. Mr. Armstrong indicated that he understood.

The Southern Union Board met during the afternoon of July 18, 2011 to review the status of diligence and discussions with Williams, as well as the status of the continued discussions with ETE. Mr. Herschmann shared with the Southern Union Board that Williams had requested additional diligence information to be furnished to Williams the next day and that Williams did not seem likely to be ready to finalize a definitive agreement by its proposed July 19, 2011 deadline. He stated that while ETE had not proposed an increased price at that time, further negotiations with ETE could be productive. Mr. Herschmann advised the Southern Union Board that the representatives of ETE had made it clear that ETE would only make an offer prior to Southern Union and Williams reaching an agreement if Southern Union agreed not to give Williams notice of the existence or terms of any proposed ETE offer. Mr. Herschmann also advised the Southern Union Board that ETE had indicated that it also might condition any higher bid on receipt of a substantially larger termination fee if Southern Union subsequently agreed to merge with Williams or another party, which substantially higher termination fee Mr. Herschmann reported that he had resisted. The Southern Union Board discussed the effect of the prohibition on contacting Williams to obtain a binding bid from Williams, the extent of the incremental termination fees that would be payable to ETE (which the Southern Union Board agreed with Mr. Herschmann should not be more than proportionate to any price increase) and their effect on Williams’ ability to submit another, higher proposal. The Southern Union Board also noted that Mr. Herschmann had advised Mr. Armstrong that Southern Union intended to encourage ETE to make an offer superior to the Second Williams Proposal. The Southern Union Board gave Mr. Herschmann continued authority to continue to negotiate with ETE, as well as authority to inform Mr. Warren of ETE that, subject to the Southern Union Board’s receiving fairness opinions from its financial advisors, the Southern Union Board likely would promptly accept any binding offer higher than $44 per share from any party that made it.

Late in the day on July 18, 2011, Williams furnished a revised draft of its proposed merger agreement to Southern Union, having accepted a limited number of Southern Union’s requests to improve the terms of the first amended and restated merger agreement. That same afternoon, Williams also submitted a further list of focused due diligence questions to Southern Union. On the evening of July 18, 2011, a representative of Sullivan & Cromwell advised a representative of Williams’ outside counsel that Williams should be mindful of the manner in which ETE had increased its bid in the past, not assume that Southern Union would be able to contact Williams upon receiving a revised proposal from ETE and move as expeditiously as they could to submit a binding proposal to Southern Union. During that evening, Mr. Herschmann and Mr. Armstrong spoke again. Mr. Armstrong thanked Southern Union for its cooperation and responsiveness. He also advised Mr. Herschmann that Williams was continuing its analysis of the diligence, that the July 19, 2011 deadline was not critical to Williams, and that Williams’ time deadline most likely would slip. Mr. Armstrong stated that the Williams board of directors (the “Williams Board”) would consider at its meeting the next day material issues and changes identified during due diligence that he indicated Williams was coming to better understand but that had been identified after the Williams Board had authorized the Second Williams Proposal. He stated that he would inform Southern Union of the decision of the Williams Board.

Later that same evening, ETE furnished a revised draft of its proposed second amendment and restatement of its merger agreement for the potential additional ETE proposal, having accepted most of Southern Union’s requests. Representatives of Southern Union and ETE negotiated the terms of the merger agreement that night with the expectation that, should ETE receive acceptable responses from rating agencies the next morning, ETE would increase the cash consideration portion of its offer to $44.25 per share, with the exchange ratio of Southern Union common stock into ETE common units to be enhanced to a one-for-one exchange.

The Southern Union Board and the Southern Union Special Committee met at 7:30 a.m. Eastern Time on July 19, 2011 to discuss the potential additional ETE proposal. Representatives of Evercore, Goldman Sachs, Sullivan & Cromwell, Morris Nichols and Locke Lord were present. The Southern Union Board first requested to be updated on the status of discussions with Williams, and Mr. Glendenning of Locke Lord expressed the view, shared by the representatives of Sullivan & Cromwell and Morris Nichols, that while the draft merger agreement received the previous evening from Williams contained limited improvements, in the view of the counsel to Southern Union and the Southern Union Special Committee, it was more of a placeholder for further negotiations and did not indicate, one way or another, whether Williams was seeking to complete a transaction that day, presented many more issues than the ETE draft agreement, and provided less certainty as to closing. Mr. Herschmann reported that while Mr. Armstrong had been complimentary of Southern Union’s representatives for their responsiveness in the diligence process, Mr. Armstrong had indicated that the Williams Board would meet later that day and hoped to be able to advise Southern Union of the Williams Board’s decision. Mr. Herschmann reported that Mr. Armstrong had stated that the Tuesday, July 19, 2011 deadline was not essential to Williams. Mr. Herschmann noted that, in light of Mr. Armstrong’s statement, he felt it was unlikely that Williams would be in a position to reach an agreement with Southern Union that day.

Mr. Lindemann then asked Mr. Glendenning to update the Southern Union Board on discussions with ETE. Mr. Glendenning reported that an updated draft of a potential second amendment and restatement of the merger agreement with ETE had been received from ETE the preceding night and that the mechanics of the draft agreement, including the limits on the maximum percentages of cash and equity, were the same as the existing first amended and restated merger agreement. He stated that of the changes requested on behalf of Southern Union, ETE had accepted most of the requests, and discussed each change with the Southern Union Board. Mr. Glendenning also shared that a change requested by ETE was that the drop down of Southern Union’s interest in Citrus Corp. to ETP, previously anticipated to occur after the closing of the merger, occur in the form of a merger transaction immediately prior to the closing of the merger, with the proceeds to be used by ETE to help finance the higher price per share to be offered by ETE. Under ETE’s proposal, provided that Southern Union remained in compliance with its commitments pursuant to the merger agreement, neither the consummation of the Citrus Corp. merger nor ETP’s willingness to consummate it, would be a condition to the closing.

Mr. Herschmann then addressed the financial aspects of the potential additional ETE proposal (the “Second Amended ETE Proposal”). He stated that ETE now was proposing a price of $44.25 per share in cash or an exchange of one Southern Union share for one ETE common unit at the election of each Southern Union stockholder (with such election to be subject to proration as discussed above), subject to satisfactory determinations by the rating agencies and the finalization of the revised drop down merger transaction related to Southern Union’s interest in Citrus Corp. and ETP as discussed above, both of which were anticipated to be received that morning. He further indicated that, after consultation with Southern Union’s advisors, the proposed increase in the breakup fee was proportional to the increase in the purchase price. The Southern Union Board and advisors discussed the extent to which this would impose an incremental hurdle on Williams or another potential bidder and the benefits of locking in a higher price.

Mr. Lindemann then asked Evercore and Goldman Sachs whether, based on their work to date and any additional work needed, each would be in a position to analyze the Second Amended ETE Proposal and potentially render a fairness opinion that morning if they found the Second Amended ETE Proposal fair to Southern Union’s stockholders from a financial point of view. Both Evercore and Goldman Sachs said that they could do so.

The Southern Union Special Committee then met alone with its advisors and after deliberations, unanimously and conditionally approved the potential Second Amended ETE Proposal, and recommended such approval by the full Southern Union Board, subject to receipt by ETE of acceptable determinations of the rating agencies, the receipt of a final offer from ETE consistent with the Second Amended ETE Proposal by ETE, and the receipt by the Southern Union Special Committee of fairness opinions from Evercore and Goldman Sachs. The full Southern Union Board then met and unanimously adopted the same conditional approval of the potential Second Amended ETE Proposal. Included in the analysis of the directors in consultation with the financial advisors to the Southern Union Special Committee was the judgment that the Second Amended ETE Proposal was superior to the merger agreement with ETE as amended on July 4, which the directors had determined at that time was superior to the original June 15 merger agreement, which had as the consideration to Southern Union’s stockholders the Series B Units of ETE. The Southern Union Board ended this portion of its meeting prior to 9:30 a.m. Eastern Time.

The Southern Union Board and the legal and financial advisors to the Southern Union Special Committee and Southern Union reconvened at 10:50 a.m. Eastern Time. At that time, ETE was still awaiting final responses from the rating agencies, and Mr. Herschmann advised that the cap on expense reimbursement then being requested by ETE was higher than would be justified as proportional to the increase in price, and additional cost that was likely incurred since the execution of the first amended and restated merger agreement, and that he was negotiating with ETE for a reduction in its request. During the Southern Union Board meeting, Mr. Herschmann corresponded with ETE representatives periodically, and he advised the Southern Union Board during the meeting that ETE had received the requisite responses from the ratings agencies and had reduced its proposed cap on expenses.

Evercore and Goldman Sachs then delivered their fairness opinions. The Southern Union Special Committee first met separately with its financial and legal advisors and resolved unanimously to recommend to the full Southern Union Board approval of the second amended and restated merger agreement (the “Second Amended and Restated ETE Merger Agreement”). The full Southern Union Board then met and approved unanimously the Second Amended and Restated ETE Merger Agreement.

On August 16, 2011, Williams sent a letter to Southern Union reasserting its unsolicited proposal for the purchase of all of the issued and outstanding shares of common stock of Southern Union at a purchase price of $44 per share in cash (the “Reasserted Williams Proposal”). The Reasserted Williams Proposal included a draft agreement which was improved from the perspective of Southern Union and closer to the terms of the agreement with ETE but was subject to review of additional disclosure schedules. The Southern Union Special Committee and full Board considered the Reasserted Williams Proposal with their legal and financial advisors on August 17, 2011, but also were mindful that the merger already had cleared the federal antitrust regulatory hurdles imposed by the Hart-Scott-Rodino Act. The Special Committee and Board also considered the advice of Evercore and

Goldman Sachs at the July 19, 2011 Board meeting analyzing the same financial terms as presented in the Reasserted Williams Proposal. After deliberation, first the Special Committee, and then the full Board of Directors, unanimously determined that the Reasserted Williams Proposal neither constituted nor was reasonably likely to result in a superior offer under the Second Amended and Restated ETE Merger Agreement.

On September 2, 2011, Mr. Warren received an e-mail from Mr. Armstrong requesting that ETE grant a narrowly tailored waiver of Sections 5.1 and 5.4 of the Second Amended and Restated ETE Merger Agreement to permit Southern Union to discuss with, and grant to, Williams a waiver of the confidentiality agreement between Southern Union and Williams. The purpose of the waiver was to enable Williams to discuss with ETE and Southern Union a potential acquisition by Williams of certain Southern Union assets, including Citrus Corp., Panhandle, Trunkline, Trunkline LNG and Sea Robin or a subset of those assets from ETE following the consummation of ETE’s acquisition of Southern Union pursuant to the merger agreement between ETE and Southern Union (the “Potential Acquisitions”).

The Southern Union Board met twice on September 5, 2011, to consider the potential advantages and disadvantages of permitting discussions with respect to the Potential Acquisitions and after discussion determined that allowing such communications might result in enhanced value for the shareholders of Southern Union. Based on its view that additional time might enhance the likelihood such discussions would lead to an agreement and taking into account discussions with ETE regarding the desirability of changing the record date for the Southern Union shareholder meeting to a date closer to the date anticipated for regulatory approvals, the Southern Union Board determined to change the record date from September 9, 2011 to October 11, 2011.

On September 7, 2011, ETE, Southern Union and Williams entered into an agreement and waiver (the “Waiver Agreement”) to permit those discussions. The Waiver Agreement referenced Williams’ expressed view that such discussions would lead to enhanced value for the shareholders of each of Southern Union, ETE and Williams and provided expressly that no Potential Acquisition could be agreed upon between Williams and ETE without the prior written consent of Southern Union. Southern Union made clear to Williams and ETE that it would consent to an agreement between Williams and ETE only if it resulted in enhanced value for the shareholders of Southern Union.

After executing the Waiver Agreement, ETE and Williams exchanged confidential information regarding the Potential Acquisitions, including proposals regarding the value attributed to the assets being considered for the Potential Acquisitions and the form of consideration to be paid for those assets, and Southern Union provided additional confidential information for ETE and Williams to assist with the Potential Acquisitions. After engaging in these discussions, ETE and Williams were unable to reach an agreement regarding terms of the Potential Acquisitions. Accordingly, on October 9, 2011, ETE provided Williams and Southern Union with written notice of its termination of the Waiver Agreement, effective as of 6:00 p.m. C.D.T. on October 10, 2011.

Southern Union’s Reasons for the Merger; Recommendation of the Southern Union Special Committee and the Southern Union Board

Both the Southern Union Special Committee and the Southern Union Board have determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of the Southern Union stockholders. The Southern Union Special Committee, which consists of seven independent directors, met, along with its legal and financial advisors, in person and telephonically 19 times between June 2, 2011, the day that the Southern Union Special Committee was formed to consider the initial proposal from ETE to acquire the shares of Southern Union common stock, and July 19, 2011, the day the committee met to consider ETE’s revised proposal, and unanimously recommended that the Southern Union Board:

•	approve and declare advisable the merger agreement and the transactions contemplated by the merger agreement; and

•	recommend that Southern Union stockholders vote for the adoption of the merger agreement.

After considering the recommendation of the Southern Union Special Committee, the Southern Union Board determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Southern Union stockholders, approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement and resolved to recommend to Southern Union stockholders that they vote for the adoption of the merger agreement.

In reaching its determination and making its recommendation, the Southern Union Special Committee consulted with its financial and legal advisors, as well as certain members of management and directors not on the Southern Union Special Committee, and considered a number of factors, including the following material factors:

•	management’s and their own views and opinions on the current natural gas industry environment;

•

their understanding of the business, operations, financial condition, earnings and prospects of Southern Union and ETE, including the prospects for Southern Union as an independent entity and the potential synergies to be realized by ETE following consummation of the merger;

•	the current and historical relative trading values of Southern Union common stock and ETE common units;

•

the fact that the merger consideration of $44.25 per share in cash, without interest, or 1.00 ETE common unit to be received by Southern Union stockholders for each share of Southern Union common stock represented, at the time of the public announcement of the transaction, a 56.58% premium over the closing price of Southern Union common stock as of June 15, 2011, the last trading day before the public announcement of ETE’s initial proposal to acquire the shares of Southern Union common stock, and a 53.11% premium to the 30-day average closing price of Southern Union common stock prior to such public announcement;

•

the fact that Southern Union has engaged in negotiations with other parties over the last year with respect to the value of Southern Union, including with Williams, and has considered expressions of interests from several other potential acquirors over the previous three years, and that the $44.25 per share merger consideration represented the highest bid that Southern Union has received;

•

that, as of July 19, 2011, the $44.00 proposed offer from Williams was not binding and was subject to additional due diligence and financing and regulatory risks and Williams was seeking in its contract proposal to prohibit the Southern Union Board from terminating the agreement to accept a superior offer;

•

the fact that the terms of the initial merger agreement with ETE, and the first amended and restated merger agreement with ETE, did not preclude Williams from making a proposal at $39.00 per share in cash initially, and $44.00 per share in cash subsequently, but that no other proposals were made by any other party;

•

the opinion of Evercore that, as of July 19, 2011, and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration to be paid to the holders of shares of Southern Union common stock was fair from a financial point of view to such holders;

•	the various analyses undertaken by Evercore, each of which is described below under “—Opinion of Southern Union’s Financial Advisors” beginning on page 63;

•

the opinion of Goldman Sachs that, as of July 19, 2011, and based upon and subject to the factors and assumptions set forth in its written opinion, the aggregate consideration to be paid to the holders of shares of Southern Union common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•	the various analyses undertaken by Goldman Sachs, each of which is described below under “—Opinion of Southern Union’s Financial Advisors” beginning on page 63;

•

the fact that the terms of the merger agreement provide Southern Union stockholders with the ability to choose to receive the exchange ratio or the cash election price for their shares of Southern Union common stock (subject to proration) and that, following the merger, Southern Union stockholders who receive all or a portion of the merger consideration in ETE common units will have the opportunity to continue to participate in future earnings of Southern Union and benefit from any increases in Southern Union’s value through their ownership of ETE common units;

•	the fact that the merger may enable Southern Union stockholders to defer recognition of taxable gain, to the extent that they receive ETE common units;

•	the estimated annual distribution that Southern Union stockholders who receive ETE common units would receive, based on the exchange ratio and ETE’s current distribution;

•

the arm’s length negotiations that took place between the parties that resulted in an approximately 34.09% increase in the merger consideration from the face value of ETE’s initial offer of $33.00 per share (consisting solely of ETE Series B Units) to the $44.25 cash per share price, and the Southern Union Special Committee’s view that the exchange ratio of 1.00 ETE common unit had a value in excess of $44.25, given potential future ETE distribution accretion and an anticipated range of potential future ETE equity yields;

•

all of the terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form and structure of the merger consideration and the termination rights, and the fact that the merger agreement was negotiated between two sophisticated parties in an arm’s length negotiation;

•

the fact that George L. Lindemann, the Chairman of the Southern Union Board and Chief Executive Officer of Southern Union and the beneficial owner of approximately 6.6% of the outstanding Southern Union common stock as of July 19, 2011, making him the largest holder of outstanding Southern Union common stock, has agreed to vote in favor of the merger agreement;

•

the fact that the merger is subject to the approval of Southern Union’s stockholders, who therefore have the option to reject the merger by voting against the proposal to adopt the merger agreement as described in this proxy statement, and that the total number of shares of Southern Union’s common stock that would be subject to voting agreements would represent only 13.43% of Southern Union’s outstanding common stock;

•	the absence of any condition in the merger agreement requiring Messrs. Herschmann and Lindemann to enter into consulting and/or non-competition agreement prior to the consummation of the merger;

•

the terms of the merger agreement that permit Southern Union, prior to the time that Southern Union stockholders approve and adopt the merger agreement, to discuss and negotiate, under specified circumstances, an unsolicited acquisition proposal should one be made and, if the Southern Union Board determines in good faith, after consultation with its legal counsel and financial advisor, that such unsolicited acquisition proposal constitutes a superior offer within the meaning of the merger agreement, the Southern Union Board is permitted, after taking certain steps, to terminate the merger agreement in order to enter into a definitive agreement for such superior offer by paying the $181.3 million break-up fee and the expense reimbursement;

•

the fact that the merger agreement allows the Southern Union Board to change or withdraw its recommendation to Southern Union’s stockholders with respect to the adoption of the merger agreement in response to an intervening event;

•

the size of the break-up fee and its determination that, at 3.21% of the equity value of the transaction and 1.94% of the enterprise value of the transaction, it was reasonable in light of the benefits of the merger and would not, together with up to $54 million in expenses, in the directors’ reasonable judgment, preclude other interested third parties from making a competing offer for Southern Union;

•	the fact that there is no financing condition to completion of the merger;

•	the likelihood, considering the terms of the merger agreement, the financial and capital resources of ETE and ETE’s incentives to complete the merger, that the merger would be completed;

•

the restrictions contemplated by the merger agreement on Southern Union’s actions between the date the merger agreement was executed and the effective time, that such restrictions are not, in the reasonable view of the Southern Union Special Committee, unreasonable, and that the merger agreement allows Southern Union’s management significant latitude to continue to operate Southern Union pending consummation of the merger; and

•

the availability to Southern Union stockholders who vote against adoption of the merger agreement of appraisal rights under Delaware law, which provide stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

The Southern Union Special Committee believes that each of these factors supported its conclusion that the merger is fair to and in the best interests of Southern Union stockholders.

The Southern Union Special Committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it. These factors included:

•	the fact that because of the proration procedures set forth in the merger agreement, Southern Union stockholders will not always receive the form of merger consideration that they elect to receive;

•

the fact that, because the market price of ETE common units will fluctuate prior to consummation of the merger and the exchange ratio is fixed, the value of the ETE common units to be received by Southern Union stockholders may increase or decrease prior to consummation of the merger;

•	the fact that there may be disruption to Southern Union’s operations following the announcement of the merger;

•

the fact that, while Southern Union expects the merger will be consummated, there can be no guarantee that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including receipt of certain regulatory approvals, and, as a result, the merger may not be consummated;

•

the terms of the merger agreement that place restrictions on the conduct of Southern Union’s business prior to completion of the merger, which may delay or prevent Southern Union from undertaking business opportunities that may arise pending completion of the merger;

•

the restrictions contained in the merger agreement on Southern Union’s ability to solicit alternative acquisition proposals from third parties, and the possibility that the $181.3 million break-up fee and the payment of up to $54 million in expenses may discourage an interested third party from submitting a competing, higher proposal to acquire Southern Union or that the proportionate increase in the break-up fee and expense reimbursement provisions from the July 4 amended agreement to the July 19 amended agreement from $162.5 million to $181.3 million and $50 million to $54 million, respectively, might reduce the price that a third party would be willing to pay;

•

the risk that the merger will be delayed or will not be completed, including the risk that the affirmative vote of Southern Union’s stockholders or the required regulatory approvals may not be obtained, as well as the potential loss of value to Southern Union’s stockholders and the potential negative impact on the operations and prospects of Southern Union if the merger were delayed or were not completed for any reason;

•

the significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to Southern Union’s day-to-day operations during the pendency of the merger; the fact that Southern Union may be required to bear the costs and expenses involved in connection with negotiating the merger agreement and attempting to close the merger if the merger is not consummated;

•

the risk that the pendency of the merger could adversely affect the relationship of Southern Union and its subsidiaries with their respective employees, agents, and others with whom they have business dealings;

•

the risks and potentially negative factors described in “Risk Factors,” including the risks associated with ETE’s financing of the cash component of the merger consideration, tax risks, the fact that ETE common units to be received by Southern Union stockholders as a result of the merger will have different rights from Southern Union common stock, and the risk that the failure to successfully combine the businesses of ETE and Southern Union in the expected time frame may adversely affect ETE’s future results, which may adversely affect the value of the ETE common units that Southern Union stockholders would receive in the merger;

•	the potential conflicts created by the possibility of consulting and/or non-competition agreements between ETE and Messrs. Herschmann and Lindemann; and

•

the fact that Southern Union’s officers and directors may have interests in the merger that are different from, or in addition to, the interests of Southern Union’s stockholders, including the accelerated vesting or lapse of restrictions and cash payment or conversion, as applicable, of all stock awards held by officers and directors, the payment of enhanced severance to officers party to employment or change-in-control severance agreements with Southern Union (including, if applicable, tax gross-ups relating to excise taxes resulting from such severance payments under the employment agreements) if a termination of employment were to occur in connection with the merger and the interests of Southern Union’s directors and officers in being entitled to continued indemnification and insurance coverage from the surviving corporation under the merger agreement.

The Southern Union Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the merger agreement, including those discussed below, each of which it believed supported its decision and provided assurance of the fairness of the merger to the stockholders of Southern Union unaffiliated with ETE or its affiliates:

•

the fact that the Southern Union Special Committee is comprised solely of independent directors who are not employees of Southern Union, are not affiliated with ETE or any of its affiliates, and were appointed solely to represent the interests of Southern Union stockholders;

•	the fact that the Southern Union Special Committee was delegated full power and authority to decide whether or not to recommend a transaction with ETE or any alternative thereto;

•

the fact that the Southern Union Special Committee received the advice and assistance of Evercore and Goldman Sachs, as financial advisors, and Sullivan & Cromwell LLP and Morris, Nichols, Arsht & Tunnell LLP, as its legal advisors, and requested and received from Evercore and Goldman Sachs opinions that, as of July 19, 2011 and based upon and subject to the factors and assumptions set forth in their written opinions, the merger consideration to be paid to the holders of shares of Southern Union common stock was fair from a financial point of view to such holders;

•

the fact that the financial and other terms and conditions of the merger agreement were the product of arm’s length negotiations between representatives of Southern Union on the one hand, and ETE and its representatives, on the other hand;

•	the recognition by the Southern Union Special Committee that the Southern Union Board could consider and recommend superior offers;

•

the recognition by the Southern Union Special Committee that the Southern Union Board could modify or withdraw the recommendation of the merger and merger agreement if, among other things, the failure to so modify or withdraw would be reasonably likely to constitute a breach of its fiduciary duties to the holders of Southern Union common stock; and

•	the availability to Southern Union stockholders who vote against adoption of the merger agreement of appraisal rights under Delaware law.

The above discussion of the information and factors considered by the Southern Union Special Committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its recommendation, the

Southern Union Special Committee did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual members of the Southern Union Special Committee may have considered various factors differently. The Southern Union Special Committee did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Southern Union Special Committee may have given differing weights to different factors. The Southern Union Special Committee based its recommendation on the totality of the information presented.

In reaching the conclusion that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Southern Union stockholders, and in approving the merger agreement and the transactions contemplated thereby, the Southern Union Board considered a number of factors, including the following material factors:

•	the determination of the Southern Union Special Committee that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of Southern Union stockholders;

•	the unanimous recommendation of the Southern Union Special Committee that the Southern Union Board approve the merger agreement and the transactions contemplated thereby; and

•

the factors referred to above as having been taken into account by the Southern Union Special Committee, including the amount of the merger consideration in general and in comparison to the last unaffected sales price and the original and amended prices proposed by ETE, the terms of the merger agreement, and the receipt by the Southern Union Special Committee of the opinions of Evercore and Goldman Sachs that, as of July 19, 2011 and based upon and subject to the factors and assumptions set forth in their written opinions, the merger consideration to be paid to the holders of shares of Southern Union common stock was fair from a financial point of view to such holders.

The Southern Union Board also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction. The Southern Union Board reached this conclusion based on, among other things:

•

the fact that the Southern Union Special Committee is comprised solely of independent directors who are not employees of Southern Union, are not affiliated with ETE or any of its affiliates, and were appointed solely to represent the interests of Southern Union stockholders other than ETE and its affiliates; and

•	the terms of the merger agreement were the result of arm’s length negotiations between representatives of ETE, on the one hand, and Southern Union’s representatives, on the other hand.

The discussion of the information and factors considered by the Southern Union Board is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination to approve the merger agreement and the transactions which it contemplates, the Southern Union Board did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently. The Southern Union Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. Moreover, in considering the information and factors described above, individual directors may have given differing weights to different factors. The Southern Union Board based its determination on the totality of the information presented.

The Southern Union Board determined that the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Southern Union stockholders. Accordingly, the Southern Union Board approved and declared advisable the merger agreement and the transactions contemplated thereby, and recommends that Southern Union stockholders vote “FOR” the proposal to adopt and approve the merger agreement.

Support Agreement

Concurrently with the execution of the merger agreement, Mr. Lindemann, Chairman of the Board and Chief Executive Officer of Southern Union, Mr. Herschmann, Vice Chairman of the Board, President and Chief Operating Officer of Southern Union, and members of Mr. Lindemann’s family (collectively, the “Southern Union supporting stockholders”), who directly or indirectly own approximately 16,744,285 shares of common stock of Southern Union (or approximately 20,139,036 shares when including unexercised options and shares of restricted stock which are not entitled to vote until the exercise or expiration of restrictions, respectively), representing approximately 13.43% of Southern Union’s outstanding shares of common stock, entered into a second amended and restated support agreement with ETE and Merger Sub, which replaces and supersedes the support agreement previously entered into by those parties in connection with the execution of the first amended and restated merger agreement. Pursuant to the support agreement, the Southern Union supporting stockholders have each agreed (a) to appear at each meeting of the stockholders called in connection with voting on the merger or otherwise cause their shares to be counted; and (b) to vote, and grant ETE an irrevocable proxy to vote, the shares of Southern Union common stock beneficially owned by them (i) in favor of the adoption or approval of the merger agreement, any transactions contemplated by the merger agreement and any other action reasonably requested by ETE in furtherance thereof submitted for the vote or written consent of Southern Union stockholders, (ii) against the approval or adoption of any acquisition proposal (as defined in the merger agreement) and any action, agreement, transaction or proposal that is intended, or would be reasonably expected, to result in a breach of any covenant, agreement, representation, warranty or any other obligation or agreement of Southern Union contained in the merger agreement, and (iii) against any action, agreement, transaction or proposal that is intended to, or would be reasonably expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the merger or the other transactions contemplated by the merger agreement.

Each of the Southern Union supporting stockholders has also agreed that, during the duration of the support agreement, it will not (a) transfer any of its shares, beneficial ownership thereof or any other interest therein, (b) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, the stockholder’s representations, warranties, covenants and obligations under the support agreement, or (c) take any action that would restrict or otherwise affect the stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under the support agreement.

Each of the Southern Union supporting stockholders also agreed to not solicit, either directly or indirectly, an acquisition proposal with respect to Southern Union. Nothing in the support agreement limits or affects the Southern Union supporting stockholders from taking any action in their respective capacities as officers or directors of Southern Union.

The support agreement will remain in effect until the earliest to occur of (a) the effective time of the merger, (b) a change of recommendation with respect to the merger by the Southern Union Board in connection with an intervening event (as defined in the merger agreement) and (c) the valid termination of the merger agreement.

The foregoing description of the support agreement is qualified in its entirety by reference to the support agreement, which is attached as Annex B to this document and incorporated into this document by reference.

Opinion of Southern Union’s Financial Advisors

Evercore

On July 19, 2011, Evercore delivered its oral opinion to the Southern Union Special Committee, which opinion was subsequently confirmed by delivery of a written opinion dated July 19, 2011, to the effect that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of the shares of common stock of Southern Union entitled to receive such merger consideration.

The full text of the written opinion of Evercore, dated July 19, 2011, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex C. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the Southern Union Special Committee and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of the shares of Southern Union common stock entitled to receive such merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation to the Southern Union Special Committee or to any other persons in respect of the merger, including as to how any holder of shares of Southern Union common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to Southern Union, nor does it address the underlying business decision of Southern Union to engage in the merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex C.

In connection with rendering its opinion, Evercore, among other things:

(i)	reviewed certain publicly available business and financial information, including information filed with or furnished to the SEC and FERC relating to (1) Southern Union and certain of its affiliates, and (2) ETE and certain of its affiliates, including ETP and Regency, that Evercore deemed to be relevant, as well as publicly available research analysts’ estimates;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to Southern Union and certain of its affiliates for the year ended December 31, 2010 prepared and furnished to Evercore by management of Southern Union;

(iii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to ETE and certain of its affiliates, including ETP and Regency, for the year ended December 31, 2010 prepared and furnished to Evercore by management of ETE;

(iv)	reviewed certain non-public projected financial data relating to Southern Union and certain of its affiliates prepared and furnished to Evercore by management of Southern Union;

(v)	reviewed certain non-public projected financial data relating to ETE and certain of its affiliates, including ETP and Regency, prepared and furnished to Evercore by management of ETE;

(vi)	reviewed certain non-public pro forma projected financial and operating data and assumptions regarding Southern Union and certain of its affiliates, and ETE and certain of its affiliates, including ETP and Regency, prepared and furnished to Evercore by management of Southern Union and ETE;

(vii)	reviewed the reported prices and the historical trading activity of the Southern Union common stock and ETE common units;

(viii)	compared the financial performance of Southern Union and its respective market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

(ix)	compared the financial performance of ETE and its market trading metrics with those of certain other publicly-traded entities that Evercore deemed relevant;

(x)	compared the proposed financial terms of the merger with publicly available financial terms of certain transactions that Evercore deemed relevant;

(xi)	reviewed the merger agreement; and

(xii)	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial and operating data relating to Southern Union, ETE and certain of their respective affiliates prepared by the respective managements of Southern Union and ETE, Evercore assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Southern Union and ETE as to the future financial and operating performance of Southern Union, ETE and such affiliates. For purposes of Evercore’s analysis and opinion, at the Southern Union Special Committee’s request, Evercore relied on the projections prepared by the respective managements of Southern Union and ETE with respect to projected financial data, including expected synergies, and operating data of Southern Union, ETE and certain of their respective affiliates. Evercore expressed no view as to such financial and operating data, or as to the assumptions on which they were based.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect in any way material to its analysis on Southern Union or ETE or the consummation of the merger or materially reduce the benefits to ETE of the merger.

Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of Southern Union, ETE, or any of their respective affiliates, nor did Evercore evaluate the solvency or fair value of Southern Union, ETE, or any of their respective affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness, from a financial point of view, of the merger consideration to the holders of Southern Union common stock entitled to receive such merger consideration. Evercore did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, (i) the fairness of the proposed transaction to, or any consideration received in connection therewith by, the creditors or other constituencies of Southern Union or ETE or the unitholders of ETE, or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Southern Union, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to Southern Union, nor did it address the underlying business decision of Southern Union to engage in the merger. Evercore’s opinion did not constitute a recommendation as to how any holder of Southern Union common stock should act or, if applicable, vote in respect of the merger. Evercore expressed no opinion as to the price at which the Southern Union common stock, the ETE common units or the common units of ETP or Regency would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by Southern Union, ETE and their respective advisors with respect to legal, regulatory, accounting and tax matters. In addition, Evercore expressed no opinion with respect to the tax attributes of the ETE common units.

Except as described above, the Southern Union Special Committee imposed no other restrictions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the Southern Union Special Committee in its evaluation of the merger and should not be viewed as determinative of the views of the Southern Union Special Committee with respect to the merger or the merger consideration.

Set forth below is a summary of the material financial analyses reviewed by Evercore on July 19, 2011 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before July 19, 2011, and is not necessarily indicative of current market conditions.

The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.

Southern Union Analysis

ETE proposed to acquire Southern Union for aggregate consideration of either $44.25 in cash or 1.00 ETE unit per Southern Union share, with election procedures that allow up to 60% of the consideration to be in cash and up to 50% of the consideration to be in ETE units.

Evercore performed a series of analyses to derive an indicative valuation range for Southern Union common stock and compared each one of the resulting implied values per share from its various analyses to the implied per share merger consideration of $44.14 to $44.16 calculated by deriving the implied share price under the range of election procedures as mentioned above and more fully described in the merger agreement and utilizing the ETE unit price as of July 18, 2011.

Historical Stock Price Performance

Evercore reviewed certain data with regard to the historical trading price of the Southern Union common stock. In the period from July 1, 1999 to June 15, 2011, the last trading day prior to the date of public announcement of the merger, the Southern Union common stock traded at a low of $8.90, a high of $35.05, an average of $20.12, a median of $19.21 and had a closing price of $28.26 on June 15, 2011, as compared to the implied per share merger consideration of $44.14 to $44.16 per share.

Discounted Cash Flow Analysis

Evercore performed an indicative discounted cash flow analysis of Southern Union to derive an implied per share value range for the Southern Union common stock as of June 30, 2011 based on the implied present value of Southern Union’s projected cash flows as provided by Southern Union management. In this analysis, Evercore calculated the implied per share value range for the Southern Union common stock by discounting back to June 30, 2011, at a discount rate equal to Southern Union’s weighted average cost of capital, Southern Union’s projected unlevered free cash flows for the second half of calendar year 2011 and calendar years 2012 through 2016, and terminal values as of December 31, 2016, based on a range of EBITDA exit multiples as well as perpetuity growth rates.

In performing this analysis, Evercore assumed a range of weighted average cost of capital from 7.5% to 8.5%, EBITDA exit multiples ranging from 8.5x to 9.5x, and perpetuity growth rates ranging from 1.75% to

2.25%. The discounted cash flow analysis indicated a value of $24.88 to $40.59 per share of Southern Union common stock, as compared to the implied per share merger consideration of $44.14 to $44.16 per share.

Peer Group Trading Analysis

In order to assess how the public market values shares of similar publicly traded companies, Evercore reviewed and compared specific financial and operating data relating to Southern Union to that of a group of selected companies that Evercore deemed to have certain characteristics that are similar to those of Southern Union. Evercore noted, however, that none of the selected publicly traded companies is identical or directly comparable to Southern Union. Evercore also performed a related analysis considering Southern Union as if it were valued as a sum of the values of each of its three primary business segments: (i) Transportation & Storage, based on relevant valuation metrics for natural gas pipeline master limited partnerships (“MLPs”); (ii) Gathering & Processing, based on relevant valuation metrics for gathering and processing MLPs; and (iii) Natural Gas Distribution & Other, based on relevant valuation metrics for publicly-traded local distribution companies. As part of its analysis, Evercore calculated and analyzed (i) the ratios of enterprise value (“EV”) to estimated 2011 and 2012 EBITDA for the selected publicly-traded companies and (ii) the ratios of the relevant EV to estimated 2011 and 2012 EBITDA for Southern Union’s three different business segments. Evercore calculated all multiples based on closing share prices as of July 18, 2011 for each respective company.

Peer Group Trading: Integrated Natural Gas Comparable Companies Analysis

The publicly-traded companies that Evercore deemed to have certain characteristics similar to those of Southern Union were the following:

-	NiSource Inc.
-	ONEOK, Inc.
-	Spectra Energy Corporation
-	Enbridge Inc.
-	TransCanada Corporation

The financial and operating data for the selected publicly-traded companies were based on publicly available filings and financial projections provided by Wall Street equity research. Southern Union projected financial metrics for 2011 and 2012 and related financial forecasts were provided by the management of Southern Union. The multiples of EV to EBITDA for the selected public companies ranged from 8.4x to 12.7x for the calendar year 2011 and from 7.9x to 11.6x for calendar year 2012. Based on the resulting range of multiples and due to certain other considerations related to the specific characteristics of the comparable companies Evercore deemed a range of 8.5x to 10.0x for the calendar year 2011 and from 8.0x to 9.0x for the calendar year 2012 to be relevant.

Evercore then applied the relevant range of selected multiples to the corresponding financial data of Southern Union. This analysis indicated per share equity price ranges for Southern Union of $25.96 to $37.44, as compared to the implied merger consideration of $44.14 to $44.16 per share.

Peer Group Trading: Sum of the Parts Analysis

The MLPs and natural gas local distribution companies that Evercore deemed to have certain characteristics similar to those of Southern Union’s three primary business segments were the following:

Transportation & Storage MLPs	Natural Gas Local Distribution Companies
Boardwalk Pipeline Partners, LP	AGL Resources Inc.
El Paso Pipeline Partners, L.P.	Atmos Energy Corporation
Spectra Energy Partners, LP	New Jersey Resources Corporation
TC PipeLines, LP	Nicor, Inc.
Piedmont Natural Gas Company, Inc.
Gathering & Processing MLPs	Vectren Corporation

Atlas Pipeline Partners, L.P.

Chesapeake Midstream Partners, L.P.

Copano Energy, L.L.C.

Crestwood Midstream Partners LP

Crosstex Energy, L.P.

DCP Midstream Partners, LP

Eagle Rock Energy Partners, L.P.

MarkWest Energy Partners, L.P.

Regency Energy Partners LP

Targa Resources Partners LP

Western Gas Partners, LP

The financial and operating data for the companies in the relevant businesses above were based on publicly available filings and financial projections provided by Wall Street equity research. Southern Union projected financial metrics for 2011 and 2012 and related financial forecasts were provided by the management of Southern Union.

The multiples of EV to EBITDA for the MLPs in the Transportation & Storage segment ranged from 11.5x to 17.0x for calendar year 2011 and from 9.8x to 14.2x for calendar year 2012. Based on the resulting range of multiples and due to certain other considerations related to the specific characteristics of the comparable MLPs Evercore deemed a range of 11.0x to 13.0x for the calendar year 2011 and from 9.5x to 12.0x for the calendar year 2012 to be relevant to compare to the Transportation & Storage segment of Southern Union.

The multiples of EV to EBITDA for the MLPs in the Gathering & Processing segment ranged from 8.3x to 17.6x for calendar year 2011 and from 7.9x to 12.8x for calendar year 2012. Based on the resulting range of multiples and due to certain other considerations related to the specific characteristics of the comparable MLPs Evercore deemed a range of 11.0x to 12.0x for the calendar year 2011 and from 9.0x to 11.0x for the calendar year 2012 to be relevant to compare to the Gathering & Processing segment of Southern Union.

The multiples of EV to EBITDA for the companies in the Natural Gas Local Distribution Companies segment ranged from 6.9x to 11.0x for calendar year 2011 and from 6.5x to 7.6x for calendar year 2012. Based on the resulting range of multiples and due to certain other considerations related to the specific characteristics of the comparable companies Evercore deemed a range of 7.0x to 9.0x for the calendar year 2011 and from 6.5x to 7.5x for the calendar year 2012 to be relevant to compare to the Natural Gas Distribution & Other segment of Southern Union.

Evercore then applied the range of selected relevant multiples to the corresponding financial data of Southern Union and made adjustments for the present value of taxes payable by Southern Union from creating separate publicly-traded entities for each of its business segments. This analysis indicated the per share equity price ranges for Southern Union of $31.20 to $44.34, as compared to the implied per share merger consideration of $44.14 to $44.16 per share.

Precedent M&A Transaction Analysis

Evercore reviewed and compared implied data for selected transactions which occurred since 2005 involving target companies that Evercore deemed to have certain characteristics that are similar to those of Southern Union, although Evercore noted that none of the selected transactions or the selected companies that participated in the selected transactions were directly comparable to the merger of Southern Union. More specifically, Evercore reviewed historical EBITDA multiples paid for (i) FERC regulated natural gas pipelines with multiples ranging from 6.4x to 12.2x for the Transportation & Storage business segment, (ii) non-FERC regulated natural gas midstream assets with multiples ranging from 2.0x to 27.5x for the Gathering & Processing business segment, and (iii) natural gas local distribution companies with multiples ranging from 6.8x to 11.7x for the Natural Gas Distribution & Other business segment. Of the 74 transactions that Evercore reviewed, 28 involved FERC regulated natural gas pipelines, 38 involved non-FERC regulated natural gas midstream assets, and 8 involved natural gas local distribution companies. Multiples for the selected transactions were based on publicly available information.

Evercore reviewed the historical EBITDA multiples paid in the selected transactions and derived a range of relevant implied multiples of EV to EBITDA which were 9.0x to 11.0x for the Transportation & Storage business segment, 8.0x to 10.0x for the Gathering & Processing business segment, and 7.0x to 9.0x for the Natural Gas Distribution & Other business segment. Evercore then applied these ranges of selected multiples to the corresponding financial data of the relevant Southern Union business segments, which analysis indicated equity price ranges for Southern Union of $27.75 to $42.79 per share, or $25.13 to $38.72 per share on an after-tax basis after adjustments for the taxes payable by Southern Union from separate sales of each of Southern Union’s business segments, as compared to the implied per share merger consideration of $44.14 to $44.16 per share.

Present Value of Future Stock Price Analysis

Evercore performed an illustrative analysis of the present value of the future stock price of Southern Union, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDA and earnings per share (“EPS”). For this analysis, Evercore applied Southern Union’s EV to EBITDA for the last twelve months and price to earnings (“P/E”) multiples for the last twelve months as of June 15, 2011 to Southern Union’s projected EBITDA and EPS, respectively, for the second half of calendar year 2011 and calendar years 2012 through 2016, discounted back to June 30, 2011 utilizing a range of Southern Union cost of equity of 10.5% to 11.5% based on the Capital Asset Pricing Model. Such analysis indicated a current EV to EBITDA multiple for the last twelve months of 9.2x and a P/E multiple for the last twelve months of 16.2x. After giving effect to such discounting, this analysis resulted in a range of implied values of $27.17 to $34.45 per share of Southern Union common stock as of June 15, 2011, as compared to the implied per share merger consideration of $44.14 to $44.16 per share.

Premiums Paid Analysis

Evercore reviewed the premiums offered or paid in 14 similar sized transactions in the utility sector since January 1, 2004 and applied the relevant range of premiums to Southern Union’s share price as of June 15, 2011. Such precedent transactions involved premiums ranging from a discount of 19.5% as compared to the 52-week high stock price to a premium of 31.6% compared to the stock price one day prior to transaction announcement. Additionally, Evercore reviewed the premiums offered or paid in a subset of the transactions described above, containing only those transactions involving an equity component to the consideration. Such precedent transactions involved premiums ranging from a discount of 9.1% as compared to the 52-week high stock price to a premium of 17.0% compared to the stock price one day prior to transaction announcement. Evercore then applied such range of selected premiums and/or discounts to Southern Union’s closing share price on June 15, 2011, which indicated an implied per share equity value range for Southern Union of $22.74 to $37.18 for all 14 transactions and $25.70 to $33.06 to the subset of transaction with an equity component to the consideration, as compared to the implied per share merger consideration of $44.14 to $44.16 per share.

Wall Street Research Price Targets

Evercore analyzed Wall Street equity research analyst estimates of potential future value (commonly referred to as price targets) of Southern Union common stock based on publicly available equity research published on Southern Union. These targets reflect each analyst’s estimate of the future public market trading price of Southern Union common stock and are not discounted to reflect present values. Evercore noted that the range of undiscounted equity analyst price targets of Southern Union common stock published from January 20, 2011 to July 18, 2011 ranged from $30.00 to $40.00 per share. In connection with this analysis, Evercore also noted that the $44.14 to $44.16 implied per share value of the merger consideration was higher than the range of undiscounted equity analyst price target range of Southern Union. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Southern Union common stock and these estimates are subject to uncertainties, including the future financial performance of Southern Union and future market conditions.

ETE Analysis

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis on the projected standalone distributions received by ETE unitholders, as provided by ETE’s management. In performing this analysis, Evercore applied terminal exit yields ranging from 5.0% to 6.0%, relative to a 52-week yield range of 4.80% to 6.39% with average and median yield of 5.53%, and equity discount rates of 10.0% to 11.0% (derived from the Capital Asset Pricing Model) and of 16.0% to 17.0% (derived from total expected market return). The analysis indicated an implied ETE unit value range of $50.72 and $60.86 when the equity cost of capital was based on the Capital Asset Pricing Model, and $39.53 and $47.05 when the equity cost of capital was based on total expected market return, as compared to the price per ETE unit as of July 18, 2011 of $44.03.

Peer Group Trading Analysis

Evercore reviewed and compared specific financial and operating data relating to ETE to that of a group of selected MLP general partners that Evercore deemed to have certain characteristics that are similar to those of ETE. Evercore noted, however, that none of the selected publicly traded MLP general partners is identical or directly comparable to ETE. Evercore analyzed the current value of ETE based on the relevant trading peers’ enterprise value, excluding current market value of limited partnership units owned, to general partner incentive distribution right (IDR) cash flow multiples of relevant trading peers and applied such multiples to ETE’s general partner IDR cash flows and added the market value of the ETP and Regency units held at ETE.

The MLP general partners that Evercore deemed to have certain characteristics similar to those of ETE were the following:

-	Alliance Holdings GP, L.P.
-	Atlas Energy, L.P.
-	Crosstex Energy, Inc.
-	Kinder Morgan, Inc.
-	NuStar GP Holdings, LLC
-	Targa Resources Corp.

Multiples for the MLP general partners were based on company/partnership filings and financial projections provided by Wall Street equity research. The ratio of general partner enterprise values to IDR cash flow ranged from 18.1x to 37.8x. Evercore applied a relevant blended range of ratios ranging from 18.0x to 25.0x to corresponding financial data of ETE which, when added to the current market value of the ETP and Regency units held at ETE, indicated an implied per unit reference range of $41.58 to $47.80 for ETE, as compared to the price per ETE unit as of July 18, 2011 of $44.03.

Precedent M&A Transaction Analysis

Evercore reviewed and compared implied data for transactions involving target MLP general partners that Evercore deemed to have certain characteristics that are similar to those of ETE, although Evercore noted that none of the selected transactions or the selected MLP general partners that participated in the selected transactions were directly comparable to ETE or the merger. More specifically, Evercore reviewed historical multiples of general partner IDR cash flow paid in 30 transactions since 1997 involving the sale of a general partner or controlling interest in an MLP. Multiples for the selected transactions were based on publicly available information.

Depending upon the position each MLP general partner was in with respect to its IDR tier structure, the range of implied median multiples of transaction value to IDR cash flow was 19.1x to 43.2x. Based on these transactions, Evercore utilized a relevant blended range of 18.0x to 24.0x. This analysis indicated an implied per unit equity reference range for ETE of $41.58 to $49.74, as compared to the price per ETE unit as of July 18, 2011 of $44.03.

Present Value of Future Unit Price Analysis

Evercore performed an illustrative analysis of the present value of the future common unit price of ETE, which is designed to provide an indication of the present value of a theoretical future value of ETE’s common units as a function of the projected standalone distributions received by ETE common unitholders as provided by ETE management. For this analysis, Evercore assumed an ETE equity yield of 5.68% as of July 18, 2011 and ETE cost of equity discount rates of 10% to 11% (derived from the Capital Asset Pricing Model) and 16.0% to 17.0% (derived by total expected market return). After giving effect to such discounting, this analysis resulted in a range of implied per unit equity values of ETE as of July 18, 2011 of $40.62 to $45.11 per common unit based on the Capital Asset Pricing Model and $32.13 to $42.43 per common unit based on total expected market return, as compared to the price per ETE unit as of July 18, 2011 of $44.03.

Wall Street Research Price Targets

Evercore also analyzed Wall Street equity research analyst estimates of potential future value (commonly referred to as price targets) of ETE common units based on publicly available equity research published on ETE. These targets reflect each analyst’s estimate of the future public market trading price of ETE common units and are not discounted to reflect present values. Evercore noted that the range of undiscounted equity analyst price targets of ETE common units published from May 9 to July 13, 2011 ranged from $45.00 to $56.00 per common unit. The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for ETE common units and these estimates are subject to uncertainties, including the future financial performance of ETE and future market conditions, as compared to the price per ETE unit as of July 18, 2011 of $44.03.

Potential Discounted Value of Merger Consideration

Evercore reviewed the potential discounted value of the per share merger consideration to be received by Southern Union stockholders, assuming: (i) 2012 to 2015 expected ETE pro forma distributions based on projections as provided by Southern Union and ETE management; (ii) a range of potential future ETE trading yields of 4.0% to 7.0%; (iii) a range of equity discount rates of 10.0% to 12.0% (derived from the Capital Asset Pricing Model); and (iv) a range of percentages in which the aggregate merger consideration is comprised of ETE common units of between 40% and 50%. The resulting range of potential discounted value of the merger consideration to be received by Southern Union stockholders based on such analysis is $38.67 to $56.07 per share, as compared to the implied per share merger consideration of $44.14 to $44.16 per share.

General

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by Evercore. In connection with the review of the merger by the Southern

Union Special Committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of Southern Union. No company used in the above analyses as a comparison is directly comparable to Southern Union or ETE, and no precedent transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, MLPs, MLP general partners or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Southern Union and ETE.

Evercore prepared these analyses for the purpose of providing an opinion to the Southern Union Special Committee as to the fairness, from a financial point of view, of the merger consideration to the holders of the shares of Southern Union common stock entitled to receive such merger consideration. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The merger consideration to be received by the holders of the shares of Southern Union common stock entitled to receive such merger consideration was determined through arm’s length negotiations between Southern Union and ETE and was approved by the Southern Union Special Committee and the Southern Union Board. Evercore did not recommend any specific consideration to Southern Union, the Southern Union Special Committee or the Southern Union Board or that any given consideration constituted the only appropriate consideration.

Southern Union has agreed to pay Evercore for its services in connection with the merger, customary fees for a transaction of this nature, a substantial portion of which is contingent upon consummation of the merger. Southern Union has also agreed to reimburse Evercore’s expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of Southern Union, ETE, ETP, Regency or any of their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments. During the past three years, no fees were paid to Evercore and its affiliates by Southern Union, ETE or any of their respective affiliates. Evercore may provide financial or other services to Southern Union, ETE or any of their respective affiliates in the future and in connection with any such services in which Evercore may receive compensation. Evercore has not provided any services to ETE or any of its affiliates in connection with the merger.

The Southern Union Special Committee engaged Evercore to act as its financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.

Goldman Sachs

Goldman Sachs rendered its opinion to the Southern Union Special Committee that, as of July 19, 2011 and based upon and subject to the factors and assumptions set forth therein, the aggregate consideration to be paid to the holders of Southern Union common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 19, 2011, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D. Goldman Sachs provided its opinion for the information and assistance of the Southern Union Special Committee in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Southern Union’s common stock should vote or make any election with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•

the Registration Statement on Form S-4 of ETE, including the Proxy Statement/Prospectus relating to the Special Meeting of Stockholders of Southern Union contemplated in connection with the first amended and restated merger agreement, filed July 11, 2011;

•	annual reports to stockholders and Annual Reports on Form 10-K, as amended, as applicable, of Southern Union and ETE for the five fiscal years ended December 31, 2010;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Southern Union and ETE;

•	certain other communications from Southern Union and ETE to their respective stockholders;

•	certain publicly available research analyst reports for Southern Union and ETE; and

•

certain internal financial analyses and forecasts for Southern Union prepared by its management and ETE prepared by its management, in each case, as approved for Goldman Sachs’ use by Southern Union (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of Southern Union and ETE to result from the merger, as approved for Goldman Sachs’ use by Southern Union (the “Synergies”).

Goldman Sachs also held discussions with members of the senior management of Southern Union regarding its assessment of the strategic rationale for, and the potential benefits of, the transaction and the past and current business operations, financial condition, and future prospects of Southern Union and ETE; reviewed the reported price and trading activity for Southern Union common stock and ETE common units; compared certain financial and stock market information for Southern Union and ETE with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the natural gas pipeline and diversified gas utility industries and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it; and Goldman Sachs does not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the Southern Union Special Committee’s consent that the Forecasts, including the Synergies, had been reasonably prepared on a basis reflecting the best then available estimates and judgments of Southern Union. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Southern Union or ETE or any of their respective subsidiaries, nor was Goldman Sachs furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents, opinions and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Southern Union or ETE or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Southern Union to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Southern Union; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the aggregate consideration to be paid to the holders of Southern Union common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Southern Union; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Southern Union, or class of such persons, in connection with the merger, whether relative to the aggregate consideration to be paid to the holders of Southern Union common stock pursuant to the merger agreement or otherwise. In addition, Goldman Sachs does not express any opinion as to the prices at which ETE common units will trade at any time or as to the impact of the merger on the solvency or viability of Southern Union or ETE or the ability of Southern Union or ETE to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Southern Union Special Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 18, 2011, the last trading day prior to the announcement of the merger agreement, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices for Southern Union common stock for the period from June 16, 2006 to July 18, 2011, the last trading day prior to the announcement of the merger agreement. In addition, Goldman Sachs analyzed the aggregate consideration to be paid to holders of Southern Union common stock pursuant to the merger agreement in relation to the 3-year volume weighted average, 1-year volume weighted average, 3-month volume weighted average, 1-month volume weighted average and 52-week high closing prices, as well as in relation to the closing market price of Southern Union common stock on June 15, 2011, the last trading date prior to the announcement of the original merger agreement, and in relation to the implied offer price per share, based on the closing market price of ETE common units on July 18, 2011, under the 60/40 election scenario and the 50/50 election scenario (each as defined below) pursuant to the first amended and restated merger agreement. Goldman Sachs conducted its analysis of the aggregate consideration under two different election scenarios, the first being an election scenario of 60% cash and 40% ETE common units (the “60/40 election scenario”), representing an implied price of $44.16 per share, and the second being an election scenario of 50% cash and 50% ETE common units (the “50/50 election scenario”), representing an implied price of $44.14 per share. The 60/40 election scenario and the 50/50 election scenario represent the range of aggregate consideration combinations under the terms of the merger agreement. The $44.16 implied price per share under the 60/40 election scenario is the sum of (a) 60% of the cash consideration consisting of $44.25 per share, plus (b) 40% of the implied market value of the ETE common unit consideration (calculated as $44.03 as a result of multiplying the July 18, 2011 closing market price of $44.03 per ETE common unit by the ETE unit exchange ratio of 1.00 under the merger agreement). The $44.14 implied price per share under the 50/50 election scenario is the sum of (a) 50% of the cash consideration consisting of $44.25 per share, plus (b) 50% of the implied market value of the ETE common unit consideration (calculated as $44.03 as a result of multiplying the July 18, 2011 closing market price of $44.03 per ETE common unit by the ETE unit exchange ratio of 1.00 under the merger agreement).

This analysis indicated that the implied price per share to be paid to Southern Union stockholders pursuant to the merger agreement under the 60/40 election scenario and the 50/50 election scenario, respectively, represented:

•	premiums of 115.1% and 115.0% based on the three-year volume weighted average price of $20.53 per share;

•	premiums of 69.5% and 69.4% based on the one-year volume weighted average price of $26.05 per share;

•	premiums of 53.7% and 53.6% based on the three-month volume weighted average price of $28.74 per share;

•	premiums of 51.6% and 51.5% based on the one-month volume weighted average price of $29.13 per share;

•	premiums of 45.6% and 45.5% based on the 52-week high close price of $30.33 per share;

•	premiums of 56.3% and 56.2% based on the June 15, 2011 closing market price of $28.26 per share;

•	premiums of 10.7% and 10.6% based on the implied offer price per share under the 60/40 election scenario pursuant to the first amended and restated merger agreement; and

•	premiums of 10.7% and 10.7% based on the implied offer price per share under the 50/50 election scenario pursuant to the first amended and restated merger agreement.

Illustrative Discounted Cash Flow Analyses. Using the Forecasts, Goldman Sachs performed illustrative discounted cash flow analyses for Southern Union, ETE on a stand-alone basis and the combined company under the 60/40 election scenario and the 50/50 election scenario. Goldman Sachs calculated illustrative value indications per share or unit, as applicable, for Southern Union, ETE and the combined company under the 60/40 election scenario and the 50/50 election scenario using illustrative terminal value indications in the year 2017 based on multiples of enterprise value over estimated earnings before interest, income tax, depreciation and amortization, or EBITDA, ranging from 8.0x to 10.0x for Southern Union and 14.0x to 16.0x for each of ETE and the combined company under the 60/40 election scenario and the 50/50 election scenario, and discounting these illustrative terminal values to illustrative present values using discount rates ranging from 7.0% to 9.0% for Southern Union, reflecting an estimate of Southern Union’s weighted average cost of capital, and 11.5% to 13.5% for each of ETE and the combined company, reflecting an estimate of ETE’s and the combined company’s weighted average cost of capital, under the 60/40 election scenario and the 50/50 election scenario. The following table presents the results of this analysis:

Company	Illustrative Per Share/Unit Value Indications
Southern Union	$27.46 – $44.21

ETE (Stand-alone Basis)	$43.28 – $53.55

Combined Company (60/40 Election Scenario)	$42.92 – $55.34
Combined Company (50/50 Election Scenario)	$42.97 – $54.84

Goldman Sachs then calculated the implied value of the aggregate cash and stock consideration under the 60/40 election scenario by adding 60% of $44.25 cash per share and 40% of the illustrative per unit value of the combined company for the 60/40 election scenario, resulting in implied values ranging from $43.72 to $48.68. In addition, Goldman Sachs calculated the implied value of the aggregate cash and stock consideration under the 50/50 election scenario by adding 50% of $44.25 cash per share and 50% of the illustrative per unit value of the combined company for the 50/50 election scenario, resulting in implied values ranging from $43.61 to $49.55.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the pipeline and diversified gas utility industries since January 1, 2001:

•	Duke Energy Corporation’s acquisition of Westcoast Energy Inc. announced in September 2001;

•	Dynegy Inc.’s acquisition of Northern Natural Gas Company, a wholly owned subsidiary of Enron Corporation, announced in November 2001;

•

The acquisition of CrossCountry Energy, LLC, a wholly owned subsidiary of Enron Corporation, by a Southern Union and GE Commercial Finance Energy Financial Services joint venture announced in September 2004;

•	Kinder Morgan, Inc.’s acquisition of Terasen Inc. announced in August 2005;

•	The acquisition of Dynegy Inc.’s Midstream natural gas business by Targa Resources, Inc., an affiliate of Warburg Pincus, announced in August 2005;

•	The acquisition of Kinder Morgan, Inc. by a consortium including Goldman Sachs Capital Partners, American International Group, The Carlyle Group and Riverstone Holdings LLC, announced in August 2006;

•	TransCanada Corporation’s acquisition of ANR Pipeline Company and certain other assets from El Paso Corporation, announced in December 2006;

•	Fortis Inc.’s acquisition of Terasen Inc., a wholly owned subsidiary of Kinder Morgan, Inc., announced in February 2007; and

•

The acquisition of 80% of the ownership interests of MidCon LLC, a wholly owned subsidiary of Knight Inc. (n/k/a Kinder Morgan, Inc.), by a syndicate of investors led by Babcock & Brown, announced in December 2007.

For each of the selected transactions, Goldman Sachs calculated and compared, based on publicly available information, the enterprise value of the target company, based on the transaction value, as a multiple of the target company’s last twelve months EBITDA. While none of the companies that participated in the selected transactions is directly comparable to Southern Union, the target companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Southern Union’s results, market size and product profile.

Under this analysis, the multiples of enterprise value, based on the transaction value, over the target companies’ last twelve months EBITDA ranged from 8.9x to 13.3x, with a mean of 10.4x and a median of 10.0x.

Goldman Sachs then calculated and analyzed the implied last twelve months EBITDA multiple under the 60/40 election scenario and the 50/50 election scenario. It multiplied the implied offer prices of $44.16 per share under the 60/40 election scenario and $44.14 under the 50/50 election scenario (as described above under “Historical Stock Trading Analysis”) by the diluted number of Southern Union shares outstanding resulting in implied market capitalizations of $5.644 billion and $5.642 billion, respectively. It then added Southern Union’s net debt of $5.001 billion, which included 50% of Citrus Corp.’s net debt (Southern Union owns 50% of Citrus Corp., the holding company for Florida Gas) as per its December 31, 2010 audited consolidated balance sheet, to these implied market capitalizations, resulting in implied enterprise values for Southern Union of $10.645 billion and $10.642 billion, respectively. The implied enterprise values were then divided by Southern Union’s last twelve months EBITDA of $947 million, which included 50% of Citrus Corp.’s EBITDA, resulting in an implied last twelve months EBITDA multiple of 11.2x under both the 60/40 election scenario and the 50/50 election scenario. The following table presents the results of this analysis:

EBITDA Multiple
Selected Transactions	Max: 13.3x Min: 8.9x Mean: 10.4x Median: 10.0x

60/40 Election Scenario	Implied: 11.2x

50/50 Election Scenario	Implied: 11.2x

Present Value of Future Share Price Analysis. Goldman Sachs performed an illustrative analysis of the implied present value of Southern Union’s future price per share of common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity.

For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2012 to 2015. Goldman Sachs first calculated the implied future values per share for each of the fiscal years 2012 to 2015 by applying an illustrative multiple of 8.9x to the EBITDA (including 50% of Citrus Corp.’s EBITDA) for each of the fiscal years 2012 to 2015, based on the Forecasts, to determine implied enterprise values for each of the fiscal years 2012 to 2015. The prior year end net debt (including 50% of Citrus Corp.’s net debt) was then subtracted from each of the enterprise values to determine the implied future equity values, which in turn were divided by the diluted number of shares outstanding to determine the implied future stock price for each of the fiscal years 2012 to 2015. Goldman Sachs then discounted back these stock prices to June 30, 2011 by applying a discount rate of 12.0%, reflecting an estimate of Southern Union’s cost of equity, which resulted in a range of implied present values of $32.06 to $37.73 per share of Southern Union common stock.

Potential Total Value to Southern Union Stockholders. Goldman Sachs performed an illustrative analysis of the implied present value per share of Southern Union common stock of (a) an ETE common unit election and (b) the aggregate cash and stock consideration, in each case under both the 60/40 election scenario and the 50/50 election scenario. First, Goldman Sachs calculated, based on the Forecasts, the pro forma estimated distributions per ETE common unit for the combined company for fiscal years 2012, 2013 and 2014 under the 60/40 election scenario and the 50/50 election scenario, respectively. Then Goldman Sachs divided these pro forma estimated distributions per ETE common unit for the combined company by illustrative yields on common equity ranging from 4.50% to 6.25%. These quotients were then multiplied by the exchange ratio of 1.00, as specified in the merger agreement, and discounted back to June 30, 2011 using discount rates ranging from 10% to 12%, reflecting an estimate of ETE’s pro forma cost of equity. This illustrative analysis resulted in implied values per share of Southern Union common stock of an ETE common unit election ranging from $37.20 to $60.09 for the 60/40 election scenario and $37.49 to $59.44 for the 50/50 election scenario. Goldman Sachs then calculated the implied value of the aggregate cash and stock consideration under the 60/40 election scenario by adding 60% of $44.25 cash per share and 40% of the implied value per share of Southern Union common stock of an ETE common unit election as described above for the 60/40 election scenario, resulting in implied values ranging from $41.43 to $50.58. In addition, Goldman Sachs calculated the implied value of the aggregate cash and stock consideration under the 50/50 election scenario by adding 50% of $44.25 cash per share and 50% of the implied value per share of Southern Union common stock of an ETE common unit election as described above for the 50/50 election scenario, resulting in implied values ranging from $40.87 to $51.84.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman

Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Southern Union or ETE or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Southern Union Special Committee as to the fairness from a financial point of view of the aggregate consideration to be paid to the holders of Southern Union common stock pursuant to the merger agreement to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Southern Union, ETE, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The aggregate consideration was determined through arm’s-length negotiations between Southern Union and ETE and was approved by the Southern Union Board. Goldman Sachs did not recommend any specific amount of consideration to Southern Union, the Southern Union Special Committee or the Southern Union Board or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the Southern Union Special Committee was one of many factors taken into consideration by the Southern Union Special Committee in making its determination to recommend that the Southern Union Board approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex D.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, Southern Union, ETE and any of their respective affiliates or any currency or commodity that may be involved in the transaction for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the Southern Union Special Committee in connection with the merger. In addition, Goldman Sachs has provided certain investment banking services to Southern Union and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as lead manager with respect to a public offering by Florida Gas, an affiliate of Southern Union, of its 7.90% Senior Notes Due 2019 (aggregate principal amount $600,000,000) in April 2009. Goldman Sachs also has provided certain investment banking services to ETE and its affiliates from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including having acted as a co-manager with respect to public offerings of 8,500,000 common units representing limited partner units in ETP, an affiliate of ETE, in April 2009 and January 2010. Goldman Sachs may also in the future provide investment banking services to Southern Union, ETE and their respective affiliates for which the investment banking division of Goldman Sachs may receive compensation.

The Southern Union Special Committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Goldman Sachs expects to receive fees for its services in connection with the merger. In addition, Southern Union has agreed to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Forward-Looking Financial Information Related to Southern Union

Southern Union does not as a matter of course make public projections as to future revenues, earnings or other results other than for providing estimated ranges of expected earnings for as much as one year in advance in its regular earnings press releases and other investor materials. However, in the course of its discussions with ETE leading up to the execution of the merger agreement, Southern Union provided ETE and its advisors, as well as the Southern Union Special Committee and its advisors, with certain business and financial information which Southern Union believes was not publicly available. The information provided included forward-looking financial information for years 2011 through 2016 which is summarized below, and was prepared by Southern Union management and should be read together with the historical financial statements of Southern Union, which have been filed with the SEC, and the other information regarding Southern Union contained elsewhere in this document. None of the forward-looking financial information was prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or the SEC with respect to prospective financial information. In the view of Southern Union’s management, the information was prepared on a reasonable basis and reflected the best available estimates and judgments at the time of its preparation, and presented at the time of its preparation, to the best of Southern Union management’s knowledge and belief, a reasonable projection of future financial performance of Southern Union. However, the information provided to ETE and its advisors, as well as the Southern Union Special Committee and its advisors has not been updated, is not fact and should not be relied upon as being indicative of future results, and readers of this document are cautioned not to rely on this forward-looking financial information.

The forward-looking financial information of Southern Union included in this document was prepared by, and is the responsibility of Southern Union management. Neither Southern Union’s independent auditors, nor independent accountants, have compiled, examined, or performed any procedures with respect to the forward-looking financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forward-looking financial information. The report of such independent registered public accounting firm included in Southern Union’s Annual Report on Form 10-K for the year ended December 31, 2010 relates to Southern Union’s historical financial information. It does not extend to the Southern Union forward-looking financial information and should not be read to do so.

The following table is a summary of the material forward-looking financial information Southern Union provided to ETE and its advisors, as well as the Southern Union Special Committee and its advisors for years 2011 through 2016.

	For the Years Ending December 31,
(in millions, except earnings per share)	2011E	2012E	2013E	2014E	2015E	2016E
EBITDA	$820	$876	$950	$1,053	$1,132	$1,160
Net Income	$241	$269	$317	$378	$418	$440
Earnings per Share	$1.93	$2.14	$2.45	$2.84	$3.14	$3.30

The Southern Union forward-looking financial information was prepared based upon various assumptions, including, but not limited to, the following principal assumptions:

•

commodity price projections for natural gas based upon available market prices for the forward-looking periods at Henry Hub adjusted for an historical basis differential to Southern Union’s production areas;

•

commodity price projections for NGLs based upon available market prices for the year 2012 and an assumed correlation with West Texas Intermediate Crude Oil price changes for the years 2013 through 2016;

•	normal weather for the forward-looking periods;

•	pipeline and gathering and processing business segments customer contracts that expire periodically and must be replaced are renegotiated at existing rates;

•	significant growth in the pipeline and gathering and processing business segments resulting from capital expenditures for potential and planned material expansion projects;

•	no material capital expenditure requirements related to potential federal, state and local regulations;

•

the forward-looking periods reflect a gradually increasing interest rate environment for floating-rate debt obligations based upon projected yield curves at the time such projections were prepared; and

•	fixed-rate debt obligations are refinanced when due at market-based interest rates for obligors of similar credit quality at the time such projections were prepared.

The estimates underlying the forward-looking financial information are inherently uncertain and, though considered reasonable by the management of Southern Union as of the date of its preparation, are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking financial information. See “Risk Factors” beginning on page 27. Accordingly, there can be no assurance that the forward-looking results are indicative of the future performance of Southern Union or that actual results will not differ materially from those presented in the forward-looking financial information. Inclusion of the forward-looking financial information in this document should not be regarded as a representation by any person that the results contained in the forward-looking financial information will be achieved.

Southern Union does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing estimated ranges of expected earnings for as much as one year in advance in its regular earnings press releases and other investor materials. Accordingly, Southern Union does not intend to update or otherwise revise the forward-looking financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, Southern Union does not intend to update or revise the forward-looking financial information to reflect changes in general economic or industry conditions.

The information concerning forward-looking financial information provided by Southern Union is not included in this document in order to induce any stockholder to vote in favor of the merger agreement or to acquire securities of Southern Union.

ETE’s Reasons for the Merger

The merger between ETE and Southern Union, one of the nation’s leading diversified natural gas companies, will provide ETE with direct ownership of attractive assets that are complementary to the assets owned and operated by ETE’s two master limited partnership subsidiaries, ETP and Regency. The combined company will feature more than 44,000 miles of natural gas pipelines and approximately 30.7 billion cubic feet per day of natural gas transportation capacity, making ETE among the largest natural gas infrastructure players in the U.S.

The ETE Board consulted with ETE’s management, as well as its financial and legal advisors, and determined the merger and the related Citrus Merger to be in the best interest of ETE. The ETE Board believes the merger will:

Provide Meaningful Accretion to Cash Flow. The merger is expected to increase ETE’s distributable cash flow, both immediately and over the long-term.

Capitalize on a Strong Commercial and Operational Fit. ETE believes the merger will provide a strong commercial and operational fit with existing controlled natural gas and natural gas liquids operations.

Complement ETE’s Growth Strategy. ETE expects the merger will create a larger interstate and midstream platform with enhanced and expanded geographic diversity and will result in a more diversified partnership better able to serve its existing customers and compete for new ones. The merger will also add significant demand-side, market-centric pipelines to ETE’s asset portfolio and should provide additional organic growth opportunities in strategic geographical locations across the United States as well as potential affiliate joint ventures.

Increase Fee-Based Revenues. ETE believes the merger will increase ETE’s fee-based revenues from long-term contracts with strong credit quality customers.

Create Synergies and Cost Savings. ETE expects the merger will allow the combined company to take advantage of immediate operational and commercial synergies that will result in meaningful cost savings and increased margins.

Generate Cash Flow Diversification. ETE believes the merger will diversify its cash flow, as the combined company will derive a larger portion of its cash flow sourced from large-scale, regulated and investment-grade operations than it derives currently.

Drive Potential for Asset Drop-Downs. ETE expects the potential for asset drop-downs to ETP and Regency or asset sales over time should further enhance ETE’s unitholder value.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock of Southern Union beneficially owned by each director, by each named executive officer, and by each person known by Southern Union to beneficially own 5% or more of Southern Union’s outstanding common stock, and by all directors and executive officers as a group on October 21, 2011, unless otherwise indicated in the footnotes. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown, unless otherwise indicated in the footnotes.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership; Number of Shares Beneficially Owned (1)		Percent of Class
George L. Lindemann	8,745,989	(2)	7.0%
Robert O. Bond	226,900	(3)	*
David Brodsky	117,790	(4)	*
Frank W. Denius	199,317	(5)	*
Monica M. Gaudiosi	147,994	(6)	*
Kurt A. Gitter, M.D.	247,530	(7)	*
Eric D. Herschmann	1,860,870	(8)	1.5%
Herbert H. Jacobi	96,150	(9)	*
Richard N. Marshall	129,793	(10)	*
Thomas N. McCarter, III	49,755	(11)	*
George Rountree, III	150,129	(12)	*
Allan D. Scherer	52,825	(13)	*
All directors and executive officers as a group (15 persons)	12,133,132	(14)	9.7%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	7,442,046	(15)	6.0%
Kensico Capital Management Corporation 55 Railroad Avenue 2nd Floor Greenwich, Connecticut 06830	6,458,400	(16)	5.2%

*	Less than 1%
(1)	Includes options to acquire shares of common stock that are presently exercisable or become exercisable within 60 days of October 21, 2011. Information regarding shares owned by each director or named executive officer in the 401(k) Plan, Directors’ Plan and Southern Union Company Direct Stock Purchase Plan is as of December 31, 2010 (unless otherwise noted). Not included in the chart above are SARs that do not vest within 60 days of October 21, 2011.
(2)	Includes 4,310,870 shares owned directly; 3,289,220 shares owned by Mr. Lindemann’s wife, Dr. F. B. Lindemann; 145,940 shares held through the Southern Union Supplemental Plan for Mr. Lindemann; 29,870 shares held by the 401(k) Plan for Mr. Lindemann; and 970,089 shares Mr. Lindemann is entitled to purchase upon the exercise of stock options exercisable pursuant to the 1992 Plan. Mr. Lindemann is party to a Loan Agreement with Credit Suisse pursuant to which his directly held shares are pledged as collateral. Under the terms of the Loan Agreement, the shares are held in a segregated account and, absent an event of default thereunder, the shares may not be pledged, re-pledged, hypothecated, re-hypothecated, sold, lent, or otherwise transferred or used by Credit Suisse. The shares held by Dr. F. B. Lindemann are pledged as collateral in certificated form pursuant to a margin account agreement with Deutsche Bank. Mr. Lindemann disclaims beneficial ownership of any shares owned by any other member of his family, including shares beneficially held by Mr. Lindemann’s wife, Dr. F. B. Lindemann, or his adult children.
Not included in the chart above are shares held by the following adult members of Mr. Lindemann’s family: 3,365,500 shares owned by George L. Lindemann, Jr., 2,000,000 (approximate; +/- not more than 100,000) shares owned by Adam M. Lindemann and 3,369,667 shares owned by Sloan Lindemann Barnett. Mr. Lindemann disclaims beneficial ownership over such shares.
(3)	Includes 1,431 shares pursuant to the 401(k) Plan, 116,538 options that are currently exercisable and 109,992 shares receivable upon exercise of SARs currently in-the-money (using the closing price of Southern Union stock of $41.49 as of October 21, 2011).
(4)	Includes 27,734 shares pursuant to the Directors’ Plan, 25,755 shares Mr. Brodsky is entitled to purchase upon the exercise of stock options pursuant to the Stock and Incentive Plan and 4,514 shares owned by the David L. Brodsky Retirement Plan, by Van Liew Capital and Trust Company, as trustee. Mr. Brodsky disclaims beneficial ownership of the retirement plan shares.
(5)	Includes 1,217 shares owned by Mr. Denius’ wife; 68,938 shares owned by The Effie and Wofford Cain Foundation (the “Foundation”), of which Mr. Denius is a director; 25,755 shares Mr. Denius is entitled to purchase upon the exercise of stock options pursuant to the Stock and Incentive Plan and 49,928 shares pursuant to the Director’s Deferred Compensation Plan. Mr. Denius disclaims beneficial ownership of the shares held by the Foundation because he does not have a pecuniary interest in or control of the Foundation’s assets.
(6)	Includes 4,609 shares pursuant to the 401(k) Plan, 26,365 options that are currently exercisable and 105,520 shares receivable upon exercise of SARs currently in-the-money (using the closing price of Southern Union stock of $41.49 as of October 21, 2011).
(7)	Includes 51,995 shares pursuant to the Directors’ Plan, 25,755 shares Dr. Gitter is entitled to purchase upon the exercise of stock options pursuant to the Stock and Incentive Plan and 6,728 shares owned by Dr. Gitter’s daughter. Dr. Gitter disclaims beneficial ownership of the shares owned by his daughter.
(8)	Includes 1,505,573 options that are currently exercisable and 15,100 shares held by Mr. Herschmann’s children for which Mr. Herschmann disclaims beneficial ownership.
(9)	Includes 30,452 shares pursuant to the Director’s Deferred Compensation Plan and 25,755 shares Mr. Jacobi is entitled to purchase upon the exercise of stock options exercisable pursuant to the Stock and Incentive Plan.
(10)	Includes 2,950 shares pursuant to the 401(k) Plan, 1,050 shares owned jointly with his spouse, 11,725 shares pursuant to the Supplemental Plan, 8,952 options that are currently exercisable and 104,079 shares receivable upon exercise of SARs currently in-the-money (using the closing price of Southern Union stock of $41.49 as of October 21, 2011).
(11)	Includes 25,755 shares Mr. McCarter is entitled to purchase upon the exercise of stock options pursuant to the Stock and Incentive Plan.
(12)	Includes 43,886 shares pursuant to the Directors’ Plan, 25,755 shares Mr. Rountree is entitled to purchase upon the exercise of stock options pursuant to the Stock and Incentive Plan and 6,841 shares owned by Mr. Rountree’s wife.
(13)	Includes 3,582 shares owned by Mr. Scherer’s wife and 25,755 shares Mr. Scherer is entitled to purchase upon the exercise of stock options pursuant to the Stock and Incentive Plan.
(14)	Excludes options to acquire shares of common stock that are not presently exercisable and do not become exercisable within 60 days of October 21, 2011 granted pursuant to plans that preceded the Stock and Incentive Plan. Includes vested shares held through certain Southern Union benefit and deferred savings plans for which certain executive officers and directors may be deemed beneficial owners, but excludes shares that have not vested under the terms of such plans.
(15)	Reflects shares held by BlackRock, Inc. and related entities reported to the SEC in a Schedule 13G/A on February 8, 2011. Southern Union is unaware of any further rights or options to obtain shares held by BlackRock, Inc. and/or any other related entities.
(16)	Reflects shares held by Kensico Capital Management Corp. and related entities reported to the SEC in a Schedule 13G/A on February 14, 2011. Southern Union is unaware of any further rights or options to obtain shares held by Kensico Capital Management Corp. and/or any other related entities.

Interests of Southern Union’s Executive Officers and Directors in the Merger

In considering the recommendations of the Southern Union Board with respect to the merger, Southern Union’s stockholders should be aware of the benefits available to the executive officers and directors of Southern Union in connection with the merger. These individuals have certain interests in the merger that may be different from, or in addition to, the interests of Southern Union’s stockholders generally. The Southern Union Board was aware of these interests and considered them, among other matters, in making its recommendations.

Treatment of Southern Union’s Long-Term Incentive Plan Awards

Pursuant to Southern Union’s stock and incentive plans, individual award agreements and the terms of the merger agreement, all stock options and stock appreciation rights outstanding immediately prior to the effective time will vest. To the extent not exercised prior thereto, all unexercised options and stock appreciation rights will be cancelled immediately prior to the effective time. Each stock option and stock appreciation right so cancelled which has an exercise price of less than $44.25 will be converted into the right to receive an amount in cash equal to $44.25 less (i) the applicable exercise price and (ii) any applicable deductions and withholdings required by law.

Shares of Southern Union restricted stock for which restrictions have not otherwise lapsed or expired and are outstanding prior to the effective time will have their associated restrictions accelerate and expire immediately prior to the effective time and the total number of shares of common stock of Southern Union subject to such restricted stock grant will be converted into the right to receive $44.25 in cash or 1.00 ETE common unit (at the election of the individual holders thereof), less all deductions and withholdings required by law (such deduction to come first from any cash payable as part of the consideration for such restricted stock and then by reducing the number of ETE common units otherwise payable as part of the consideration for such restricted stock (with the ETE common unit valued at the closing price thereof on the day prior to the closing of the merger for this purpose)).

Each unvested award of restricted units with respect to Southern Union shares under a Southern Union stock plan that is outstanding immediately prior to the effective time will fully vest, and each Southern Union restricted share unit will be converted into the right to receive a lump sum cash payment equal to the greater of (i) $44.25 or (ii) the closing price of ETE common units on the NYSE on the closing date of the merger, multiplied by the total number of shares underlying such restricted share unit, less any applicable deductions and withholdings required by law.

Employment Agreements

During 2008, Southern Union entered into employment agreements with each of its named executive officers and change-in-control severance agreements with approximately twenty additional officers. If the employment of any of Southern Union’s named executive officers is terminated (x) other than for cause (as defined in the employment agreements) by Southern Union or (y) for good reason (as defined in the employment agreements) by a Southern Union named executive officer, Southern Union, in addition to certain other benefits described in the employment agreement, will make a lump sum cash severance payment to the named executive officer equal to a multiple of the named executive officer’s annual base salary and annual incentive bonus. Under the terms of the employment agreements, the annual bonus amount shall be the higher of (i) the named executive officer’s target bonus for the year in which such termination occurs or (ii) the average bonus received by the named executive officer during the three fiscal years of Southern Union then ended. For purposes of the employment agreements, Messrs. Lindemann and Herschmann would receive a severance payment at a 3x multiple while Messrs. Bond and Marshall and Ms. Gaudiosi would each receive a 2x multiple.

In addition, in the event of termination of employment by Southern Union other than for cause or by the named executive officer for good reason in the context of a change in control (and the completion of the merger would constitute a change in control under the employment agreements), the named executive officer would be entitled to full vesting of outstanding equity incentive compensation awards (to the extent not already vested pursuant to Southern Union’s stock and incentive plans) and to certain gross-up payments in respect of excise taxes, if any, imposed by Section 4999 of the Internal Revenue Code. For the avoidance of doubt, the vesting provided in the employment agreements is in addition to, and not in lieu of, the change in control vesting provided under Southern Union’s stock and incentive plans and award agreements issued thereunder (which also provide for acceleration of vesting for such awards).

Release, Non-Solicitation and Confidentiality Provisions

Under the terms of the employment agreements, payments by Southern Union to any Southern Union named executive officer in connection with termination of employment would generally be conditioned upon delivery of a release of claims against Southern Union. The employment agreements also contain certain non-solicitation and confidentiality provisions.

During the named executive officer’s employment with Southern Union, and (i) for a one (1) year period after the named executive officer’s employment is terminated by Southern Union or the named executive officer for any reason, the named executive officer shall not, in any manner, directly or indirectly (without the prior written consent of Southern Union): (a) solicit any client to transact business with a competitive enterprise or to reduce or refrain from doing any business with Southern Union, (b) transact business with any client that would cause the named executive officer to be a competitive enterprise or (c) interfere with or damage any relationship between Southern Union and a client and (ii) for a six month period after the named executive officer’s employment is terminated by Southern Union or the named executive officer for any reason, the named executive officer shall not, in any manner, directly or indirectly (without the prior written consent of Southern Union), solicit anyone who is then an employee of Southern Union (or who was an employee of Southern Union within the prior 12 months, unless the employment of such person was terminated by Southern Union with or without cause or by the employee for reasons that would have constituted “good reason” under the employment agreement) to resign from Southern Union or to apply for or accept employment with any other business or enterprise.

For purposes of the employment agreements, a “client” means any client or prospective client of Southern Union or its affiliates to whom the named executive officer provided services (directly or indirectly by managing or supervising personnel who performed services to the client or prospective client), or for whom the named executive officer transacted business (directly or indirectly by managing or supervising personnel who performed services to the client or prospective client). For purposes of the employment agreements, “solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

Under the employment agreements, the named executive officers agreed to use confidential information for the benefit of Southern Union only and not at any time, directly or indirectly, during the term of the employment agreement and thereafter to divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his or her own benefit or for the benefit of others.

Tax Gross-up

Pursuant to the employment agreements, Southern Union has agreed to reimburse each named executive officer for any income taxes that are payable by the named executive officer as a result of the named executive officer receiving certain perquisites from Southern Union. Southern Union has also agreed to reimburse the named executive officer for any income taxes that are payable by the named executive officer as a result of Southern Union reimbursing the named executive officer for income taxes that are payable by the named executive officer.

In the event any payment, award, benefit or distribution (“Payments”) by Southern Union or any entity that effectuates a change in control to or for the benefit of the named executive officer would become subject to certain excise taxes pursuant to Section 280G of the Internal Revenue Code, Southern Union has agreed to reimburse the named executive officer for all excise taxes that are imposed on the named executive officer under Section 280G and any income and excise taxes that are payable by the named executive officer as a result of any reimbursement for Section 280G excise taxes. The calculation of the tax gross-up on the perquisites set forth in the “Summary of Potential Payments to Southern Union’s Executive Officers” table below and the total Section 280G tax gross-up amount in such table assumes that the named executive officer is entitled to a full reimbursement by Southern Union of (i) any excise taxes imposed upon the named executive officer as a result of the payments, awards, benefits or distributions by Southern Union or by another entity in a change in control, (ii) any income and excise taxes imposed upon the named executive officer as a result of Southern Union’s reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon the named executive officer as a result of Southern Union’s reimbursement of the named executive officer for any excise or income taxes. Notwithstanding the foregoing, if it shall be determined that the named executive officer is entitled to such reimbursement, but that any Payments would not be subject to the excise tax if the Payments were reduced by an amount that is no more than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G, then the amounts payable to the named executive officer shall be reduced to the maximum amount that could be paid to the named executive officer without giving rise to the excise tax, and no reimbursement payment shall be made to the named executive officer.

Change in Control Severance Agreements

On August 28, 2008, the Compensation Committee of the Southern Union Board (the “Committee”) approved change in control severance agreements (“Control Agreements”) between approximately twenty officers (“Executives”) and Southern Union.

Each of the Control Agreements continues in effect until Southern Union shall have given three years’ written notice of cancellation; provided, that, notwithstanding the delivery of any such notice, the Control Agreement shall continue in effect for a period of two years after a change in control (as defined in the Control Agreements). The Control Agreements provide for a double trigger requiring both a change in control and a termination of employment other than for cause by Southern Union or for good reason by the Executive.

In addition to certain other benefits described in the Control Agreements, upon a qualifying termination of employment of any of the Executives within two years of a change in control, Southern Union will make a lump sum cash severance payment to the Executive equal to a multiple (ranging from 1.5x to 1x) of the Executive’s annual base salary and annual bonus. Under the terms of the Control Agreements, the annual base salary shall be the highest annual rate of base salary of the Executive during the 36-month period immediately prior to the date of termination and the annual bonus amount shall be the higher of (i) the Executive’s target bonus for the year in which such termination occurs or (ii) the average bonus received by the Executive during the three fiscal years of Southern Union then ended. Moreover, upon a qualifying termination of employment of any of the Executives within two years of a change in control, the Executive’s outstanding equity incentive compensation awards would fully vest (to the extent not already vested pursuant to Southern Union’s stock and incentive plans).

Under the terms of the Control Agreements, payments by Southern Union to any of the Executives in connection with termination of employment as a result of a change in control would generally be conditioned upon the delivery of a release of claims against Southern Union.

Southern Union Second Amended Bonus Plan

For 2011, Messrs. Lindemann and Herschmann are participants in the Southern Union Company Second Amended and Restated Executive Incentive Bonus Plan (the “Second Amended Plan”). The Committee set a financial performance goal for each of Messrs. Lindemann and Herschmann for the 2011 fiscal year and for the fiscal quarters ended June 30, 2011 and September 30, 2011, as permitted under the Second Amended Bonus Plan and in compliance with the performance-based compensation exemption under Internal Revenue Code Section 162(m). The Committee has also outlined certain additional factors and goals related to Southern Union’s strategic, operational and financial performance, achievement of which are determinative in the exercise of the Committee’s discretion of whether to award or reduce a bonus payment even if the targeted financial goal has been achieved. Satisfaction of the performance threshold is considered realistic but not guaranteed. Cash bonuses paid in accordance with such plan, which limits annual payments payable to any eligible executive to not more than 2.5% of annual Consolidated Net Income (as that term is defined in the Second Amended Plan), but in no event to exceed $6,000,000 in the aggregate for any eligible executive, are intended to constitute “qualified performance-based compensation” for purposes of Internal Revenue Code Section 162(m), such that awards thereunder are not subject to the $1,000,000 limit on deductibility. Quarterly payments payable to any eligible executive in the Second Amended Plan are limited to not more than 4% of quarterly Consolidated Net Income (as that term is defined in the Second Amended Plan). For Messrs. Lindemann and Herschmann, the Committee set a Consolidated Net Income goal of $150 million for the 2011 fiscal year and a Consolidated Net Income goal of $30 million for the fiscal quarter ended June 30, 2011 and $30 million for the fiscal quarter ended September 30, 2011. The Committee determined that the Consolidated Net Income goal for the fiscal quarter ended June 30, 2011 had been achieved. Thereafter, the Committee, in its discretion, determined to make quarterly incentive bonus awards to each of them in the maximum permitted amount under the Second Amended Plan of $2,318,880 for the fiscal quarter ended June 30, 2011.

The Committee may use “negative discretion” in setting payouts under the Second Amended Plan. Incentive awards are payable, subject to the Committee’s negative discretion, if the specified Consolidated Net Income goal is achieved. The Committee may exercise its negative discretion to reflect other designated factors that measure corporate and individual performance. Any such reduction is not a negative reflection on the performance of Southern Union or the participants under the Second Bonus Plan, but rather is intended to ensure maximum flexibility with respect to the payment of performance-based bonuses, and qualify for full deductibility of the incentive awards under Internal Revenue Code Section 162(m).

As indicated above, the Second Amended Plan provides for significant discretion to the Committee to approve, disapprove or reduce a bonus award, even if the designated Consolidated Net Income goal is achieved. For 2011, both Messrs. Lindemann and Herschmann have targeted bonus payouts of 200% of their base compensation, or $2 million and $1.9 million, respectively. As part of its exercise of negative discretion, the Committee is permitted to consider additional factors and goals related to Southern Union’s strategic, operational and financial performance, achievement of which are determinative in the evaluation of whether to award a bonus payment or to reduce an otherwise payable bonus amount. However, the Committee currently expects to make awards to each of Messrs. Lindemann and Herschmann in the maximum amount of $6,000,000 under the Second Amended Plan based on their superior 2011 performance, which awards will consist of a combination of annual and quarterly bonuses. A portion of each of their bonuses in excess of their annual targets, depending on the factors considered by the Committee in making such award, may be deemed to be an interest of Messrs. Lindemann and Herschmann in the merger. Such awards are subject to ultimate approval by the Committee in accordance with the requirements of the Second Amended Plan.

Southern Union Annual Incentive Plan

For 2011, with the exception of Messrs. Lindemann and Herschmann and members of Southern Union’s distribution segment collective bargaining units, all of Southern Union’s employees (including Messrs. Bond and Marshall and Ms. Gaudiosi) are eligible for an annual cash bonus under the Southern Union Company Annual Incentive Plan (the “Incentive Plan”). Under the Incentive Plan, the Committee approves separate annual financial and operational performance metrics for Southern Union corporate employees and employees of each business segment as the basis for funding bonus pools. Applicable financial performance metrics for 2011 include: (i) a “stretch” Southern Union earnings per share (“EPS”) metric for corporate employees, which is intended to align employee and stockholder interests; (ii) both Southern Union EPS and a business segment earnings before interest and taxes-based performance metric (“EBIT”) for business segment employees, which is intended to drive not only achievement of business segment operating plans but also alignment of employee and stockholder interests; and (iii) certain non-EPS and/or non-EBIT-based performance metrics for business segment employees that are intended to measure operational performance, including customer service. In order to be eligible for bonus awards under the Incentive Plan for any fiscal year, at least 90% of the EPS and EBIT-based performance metrics must be achieved and 100% of any other performance metric must be achieved for related bonus award opportunities. Upon achievement of the required applicable performance metric, the threshold bonus amounts relating to such applicable performance metric would be eligible for funding. Achievement of an individual performance metric results in contribution to overall bonus pool funding within a range from 50% to 120%, as applicable. The threshold bonus amounts are 50% of the targeted bonus amounts while the maximum bonus amounts are 120% of the targeted bonus amounts for results in excess of the performance metrics. Under the plan, cash bonuses typically are paid in the first quarter of each year for performance during the prior year. Such bonuses are expected to be paid to the Southern Union employees described above (including Messrs. Bond and Marshall and Ms. Gaudiosi) in the first quarter of 2012 prior to the consummation of the merger. Messrs. Bond and Marshall and Ms. Gaudiosi have a targeted bonus of 50% of their respective base salaries at 100% achievement of applicable performance metrics.

Notwithstanding achievement of the foregoing performance metrics and/or the determination of overall bonus funding, the Committee retains discretion over ultimate bonus awards and the amounts thereof. In the exercise of this discretion, the Committee may apply certain individual performance and contribution factors.

Southern Union Long-Term Equity Incentive Awards

Long-term incentive awards are subject to Southern Union’s stockholder-approved Third Amended and Restated Stock and Incentive Plan. Under the plan, awards may be made to directors, officers (including all named executive officers), employees and agents of, and other providers of services to, Southern Union in the form of incentive options, non-statutory options, stock appreciation rights (“SARs”), stock awards, performance units and other equity-based rights, all as described in the plan.

It is the Committee’s intention that, in accordance with its historical practice, grants be considered in the fourth quarter of 2011, although such awards are not guaranteed. The eligible employee population and specific form of awards vary from year to year. It is currently expected that these annual grants will be made to officers, including all of the named executive officers, and other personnel in the fourth quarter of 2011.

Summary of Potential Payments to Southern Union’s Executive Officers

The following table indicates the estimated dollar amounts payable to Southern Union’s named executive officers under their employment agreements and the other compensation arrangements described herein upon the completion of the merger, assuming for illustrative purposes only the completion of the merger on October 3, 2011, and a contemporaneous qualifying termination of employment of the named executive officers. Note that the parties currently expect to complete the merger in the first quarter of 2012, subject to the receipt of required approvals and satisfaction of conditions. It is expected that the actual amounts payable will vary depending on the timing of the merger and any qualifying termination, the amount of salary and bonuses being earned by the named executive officers at that time, and various assumptions relating to the excise tax imposed on any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code (including certain gross-up payments in respect of such excise taxes, if any, imposed by Section 4999 of the Internal Revenue Code). As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Name	Cash (20)		Equity (19)		Pension/ NQDC		Perquisites/ Benefits (20)		Tax Reimbursements		Other	Total
George L. Lindemann	$12,322,329	(1)	$32,251,249	(2)	—	(3)	$220,475	(4)	$—		—	$44,794,053
Chairman and Chief Executive Officer
Eric D. Herschmann	$11,896,712	(5)	$18,600,794	(6)	—		$135,594	(7)	$(862,401	)(8)	—	$29,770,699
Vice Chairman of the Board and President and Chief Operating Officer
Richard N. Marshall	$1,644,045	(9)	$3,500,070	(10)	—	(11)	$73,967	(12)	—		—	$5,218,082
Senior Vice President and Chief Financial Officer
Robert O. Bond	$1,945,302	(13)	$3,326,969	(14)	—		$127,809	(15)	—		—	$5,400,080
Senior Vice President, Pipeline Operations
Monica M. Gaudiosi	$1,644,045	(16)	$3,500,070	(17)	—		$70,052	(18)	—		—	$5,214,167
Senior Vice President & General Counsel

(1)	Includes the estimated value of cash severance payments under Mr. Lindemann’s employment agreement following a qualifying termination of employment as of October 3, 2011 in connection with the completion of the merger. Mr. Lindemann’s employment agreement provides that if Southern Union terminates Mr. Lindemann’s employment other than for cause or disability, or if Mr. Lindemann terminates employment for good reason, Southern Union must provide Mr. Lindemann, among other things, a lump-sum cash payment equal to the result of multiplying (i) the sum of (A) his annual base salary, plus (B) the higher of (a) his target annual bonus for the year in which the date of termination occurs or (b) his average annual bonus during the last three completed fiscal years of Southern Union immediately preceding the date of termination by (ii) three, plus (iii) a prorated bonus amount for 2011 (target bonus divided by 365 multiplied by the number of calendar days completed in the fiscal year of termination). Assuming completion of the merger on October 3, 2011, and Mr. Lindemann’s contemporaneous qualifying termination of employment, such cash severance amount would equal $10,810,000. For purposes of this illustration, the average of Mr. Lindemann’s 2010, 2009 and 2008 annual bonus awards under the Second Amended Plan were used in the above calculation.
Such amount includes a prorated bonus amount of $1,512,329 with respect to 2011 (such proration amount is based on a 2011 target bonus amount of $2,000,000 and the October 3, 2011 termination date).
(2)	Includes $28,626,953 for the fully accelerated vesting of unvested, “in-the-money” stock options and $3,624,296 for the fully accelerated lapse of the time based restrictions on shares of restricted stock. This table does not include the $3,000,000 targeted grant value for the anticipated 2011 equity grant in accordance with Southern Union’s long-term equity incentive compensation program (which form of award will be determined by the Committee at the time of such award).
(3)	Mr. Lindemann has made an irrevocable election to receive a single, lump-sum payment of his holdings under Southern Union’s nonqualified deferred compensation plan (“Supplemental Plan”), payable, in general, no later than January 30 of the year following his termination. Mr. Lindemann is already fully vested in such deferred compensation. His balance in the Supplemental Plan (using a $39.65 Southern Union closing stock price as of October 3, 2011) was approximately $5,789,163. The ultimate timing of the payout of funds held in the Supplemental Plan is subject to further discussions with ETE regarding the potential early termination of the Supplemental Plan in connection with the merger.
(4)	Includes the following perquisites/benefits: (i) retiree medical benefits of $3,770 per year of service (21 years) (with his spouse eligible for an equal amount if covered under the medical plan); (ii) post-employment health and welfare benefits of $82,844; (iii) accrued vacation pay of $38,461; and (iv) outplacement services of up to $20,000.
(5)

Includes the estimated value of cash severance payments under Mr. Herschmann’s employment agreement following a qualifying termination of employment as of October 3, 2011 in connection with the completion of the merger. Mr. Herschmann’s employment agreement provides that if Southern Union terminates Mr. Herschmann’s employment other than for cause or disability, or if

Mr. Herschmann terminates employment for good reason, Southern Union must provide Mr. Herschmann, among other things, a lump-sum cash payment equal to the result of multiplying (i) the sum of (A) his annual base salary, plus (B) the higher of (a) his target annual bonus for the year in which the date of termination occurs or (b) his average annual bonus during the last three completed fiscal years of Southern Union immediately preceding the date of termination by (ii) three, plus (iii) a prorated bonus amount for 2012 (target bonus divided by 365 multiplied by the number of calendar days completed in the fiscal year of termination). Assuming completion of the merger on October 3, 2011, and Mr. Herschmann’s contemporaneous qualifying termination of employment, such cash severance amount would equal $10,460,000. For purposes of this illustration, the average of Mr. Herschmann’s 2010, 2009 and 2008 annual bonus awards under the Second Amended Plan were used in the above calculation.
Such amount includes a prorated bonus amount of $1,436,712 with respect to 2011 (such proration amount is based on a 2011 target bonus amount of $1,900,000 and the October 3, 2011 termination date).
(6)	Includes $7,436,165 for the fully accelerated vesting of unvested, “in-the-money” stock options and $11,164,629 for the fully accelerated lapse of time based restrictions on shares of restricted stock. This table does not include the $2,850,000 targeted grant value for the anticipated 2011 equity grant in accordance with Southern Union’s long-term equity incentive compensation program (which form of award will be determined by the Committee at the time of such award).
(7)	Includes the following perquisites/benefits: (i) post-employment health and welfare benefits of $79,056; (ii) accrued vacation pay of $36,538; and (iii) outplacement services of up to $20,000.
(8)	Represents the amount over the Internal Revenue Code Section 280G limit with respect to the golden parachute payments. Since Mr. Herschmann’s aggregate Section 280G parachute payment amount is less than 10% over the total limit, the total payment amount to Mr. Herschmann would be reduced by $862,401 in order to return Mr. Herschmann to the 280G limit.
(9)	Includes the estimated value of cash severance payments under Mr. Marshall’s employment agreement following a qualifying termination of employment as of October 3, 2011 in connection with the completion of the merger. Mr. Marshall’s employment agreement provides that if Southern Union terminates Mr. Marshall’s employment other than for cause or disability, or if Mr. Marshall terminates employment for good reason, Southern Union must provide Mr. Marshall, among other things, a lump-sum cash payment equal to the result of multiplying (i) the sum of (A) his annual base salary, plus (B) the higher of (a) his target annual bonus for the year in which the date of termination occurs or (b) his average annual bonus during the last three completed fiscal years of Southern Union immediately preceding the date of termination by (ii) two, plus (iii) a prorated bonus amount for 2011 (target bonus divided by 365 multiplied by the number of calendar days completed in the fiscal year of termination). Assuming completion of the merger on October 3, 2011, and Mr. Marshall’s contemporaneous qualifying termination of employment, such cash severance amount would equal $1,460,040. For purposes of this illustration, Mr. Marshall’s target bonus for 2011 was used in the above calculation.
Such amount also includes a prorated bonus amount of $184,005 with respect to 2011 (such proration amount is based on Mr. Marshall’s 2011 target bonus amount of $243,340 and the October 3, 2011 termination date).
(10)	Includes $2,337,047 for the fully accelerated vesting of unvested, “in-the-money” SARs and $1,163,023 for the fully accelerated lapse of time based restrictions on restricted share units (assumes that the restricted share units are paid out at $44.25; the actual payout amount may be higher if the trading price of an ETE common unit as of the effective time of the merger is greater than $44.25). This table does not include a $400,000 targeted grant value for the anticipated 2011 equity grant in accordance with Southern Union’s long-term equity incentive compensation program (which form of award will be determined by the Committee at the time of such award).
(11)	Mr. Marshall has made an irrevocable election to receive payments of certain of his holdings under the Supplemental Plan over a five-year period, the first installment of which shall be payable, in general, no later than January 30 of the year following his termination (with the remainder of his payments no later than January 30 of the year following his termination). Mr. Marshall is already fully vested in this amount. His balance in such plan as of October 3, 2011 (using a $39.65 Southern Union closing stock price as of such date) was approximately $669,392. The ultimate timing of the payout of funds held in the Supplemental Plan is subject to further discussions with ETE and potential early termination of the Supplemental Plan in connection with the merger.
(12)	Includes the following perquisites/benefits: (i) post-employment health and welfare benefits of $35,249; (ii) accrued vacation pay of $18,718; and (iii) outplacement services of up to $20,000.
(13)	Includes the estimated value of cash severance payments under Mr. Bond’s employment agreement following a qualifying termination of employment as of October 3, 2011 in connection with the completion of the merger. Mr. Bond’s employment agreement provides that if Southern Union terminates Mr. Bond’s employment other than for cause or disability, or if Mr. Bond terminates employment for good reason, Southern Union must provide Mr. Bond, among other things, a lump-sum cash payment equal to the result of multiplying (i) the sum of (A) his annual base salary, plus (B) the higher of (a) his target annual bonus for the year in which the date of termination occurs or (b) his average annual bonus during the last three completed fiscal years of Southern Union immediately preceding the date of termination by (ii) two, plus (iii) a prorated bonus amount for 2011 (target bonus divided by 365 multiplied by the number of calendar days completed in the fiscal year of termination). Assuming completion of the merger on October 3, 2011, and Mr. Bond’s contemporaneous qualifying termination of employment, such cash severance amount would equal $1,727,580. For purposes of this illustration, Mr. Bond’s target bonus for 2011 was used in the above calculation.
Such amount also includes a prorated bonus amount of $217,722 with respect to 2011 (such proration amount is based on Mr. Bond’s 2011 target bonus amount of $287,930 and the October 3, 2011 termination date).
(14)	Includes $2,225,896 for the fully accelerated vesting of unvested, “in-the-money” SARs and $1,101,073 for the fully accelerated lapse of time based restrictions on restricted share units (assumes that the restricted share units are paid out at $44.25; the actual payout amount may be higher if the trading price of an ETE common unit as of the effective time of the merger is greater than $44.25). This table does not include a $400,000 targeted grant value for the anticipated 2011 equity grant in accordance with Southern Union’s long-term equity incentive compensation program (which form of award will be determined by the Committee at the time of such award).

(15)	Includes the following perquisites/benefits: (i) post-employment health and welfare benefits of $85,661; (ii) accrued vacation pay of $22,148; and (iii) outplacement services of up to $20,000.
(16)	Includes the estimated value of cash severance payments under Ms. Gaudiosi’s employment agreement following a qualifying termination of employment as of October 3, 2011 in connection with the completion of the merger. Ms. Gaudiosi’s employment agreement provides that if Southern Union terminates Ms. Gaudiosi’s employment other than for cause or disability, or if Ms. Gaudiosi terminates employment for good reason, Southern Union must provide Ms. Gaudiosi, among other things, a lump-sum cash payment equal to the result of multiplying (i) the sum of (A) her annual base salary, plus (B) the higher of (a) her target annual bonus for the year in which the date of termination occurs or (b) her average annual bonus during the last three completed fiscal years of Southern Union immediately preceding the date of termination by (ii) two, plus (iii) a prorated bonus amount for 2011 (target bonus divided by 365 multiplied by the number of calendar days completed in the fiscal year of termination). Assuming completion of the merger on October 3, 2011, and Ms. Gaudiosi’s contemporaneous qualifying termination of employment, such cash severance amount would equal $1,460,040. For purposes of this illustration, Ms. Gaudiosi’s target bonus for 2011 was used in the above calculation.
Such amount also includes a prorated bonus amount of $184,005 with respect to 2011 (such prorated amount is based on Ms. Gaudiosi’s 2011 target bonus amount of $243,340 and the October 3, 2011 termination date).
(17)	Includes $2,337,047 for the fully accelerated vesting of unvested, “in-the-money” SARs and $1,163,023 for the fully accelerated lapse of time based restriction on restricted share units (assumes that the restricted share units are paid out at $44.25; the actual payout amount may be higher if the trading price of an ETE common unit as of the effective time of the merger is greater than $44.25). This table does not include a $400,000 targeted grant value for the anticipated 2011 equity grant in accordance with Southern Union’s long-term equity incentive compensation program (which form of award will be determined by the Committee at the time of such award).
(18)	Includes the following perquisites/benefits: (i) post-employment health and welfare benefits of $31,334; (ii) accrued vacation pay of $18,718; and (iii) outplacement services of up to $20,000.
(19)	As described in the text preceding the table, such accelerated vesting/lapse of restrictions is a “single trigger” benefit and will occur solely as a result of the completion of the merger, without regard to whether there is a corresponding termination of employment. The aggregate values of the accelerated stock options, SARs, restricted share units and restricted stock are based on a merger consideration of $44.25 per share subject to (i) fluctuation with respect to ETE common units exchanged for shares of restricted stock; and (ii) the trading price of ETE with respect to the accelerated value of restricted share units to the extent the trading price of ETE common units is in excess of $44.25 as of the effective time of the merger.
(20)	All amounts represent “double trigger” benefits and would be provided upon a qualifying termination of employment at any time following completion of the merger.

Each of the non-employee directors of Southern Union hold outstanding options to purchase shares of Southern Union common stock or outstanding restricted shares of Southern Union common stock. Assuming the merger was completed on October 3, 2011, these options and restricted shares would be subject to accelerated vesting and/or restrictions thereon would lapse. Each of the non-employee directors received an award on May 4, 2011, consisting of (i) 1,000 shares of restricted stock pursuant to the Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan (the “Plan”), which restrictions on the shares associated with this award expire and /or lapse on January 2, 2012 and are accelerated in the event of a change of control of Southern Union and (ii) 10,754 stock options pursuant to the Plan, which stock options were awarded at an exercise price of $28.49 per share, vest in full and/or lapse on January 2, 2012 and would be accelerated in the event of a change of control of Southern Union. The value of each accelerated stock option award is $169,483 and the value of each accelerated restricted stock award is $44,250 (assuming a payout at $44.25 per share).

In consideration of their service on the Southern Union Special Committee, each of Messrs. Denius and McCarter have been awarded a lump sum cash payment of $75,000 and each of Messrs. Brodsky, Gitter, Jacobi, Rountree and Scherer have been awarded a lump sum cash payment of $25,000. For additional information regarding the nature of each named executive officer’s and director’s beneficial ownership of Southern Union common stock, see “—Security Ownership of Certain Beneficial Owners and Management” beginning on page 81.

Impact of Certain Additional Compensation on Golden Parachute Payment Provisions

The parties currently expect to complete the merger in the first quarter of 2012, subject to the receipt of required approvals and satisfaction of conditions. It is expected that the actual amounts payable to named executive officers will vary depending on the timing of the merger and any qualifying termination, the amount of salary and bonuses being earned by the named executive officers at that time, and various assumptions relating to the excise tax imposed on any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code (including certain gross-up payments in respect of such excise taxes, if any, imposed by Section 4999 of the Internal Revenue Code). As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth in the “Summary of Potential Payments to Named Executive Officers” table above.

Assuming the completion of the merger in 2012 (rather than October 3, 2011 as shown in the “Summary of Potential Payments to Named Executive Officers” table above) and a contemporaneous qualifying termination of employment of the Southern Union named executive officers, each of Messrs. Lindemann, Herschmann, Marshall and Bond and Ms. Gaudiosi may receive, in addition to the amounts set forth in the “Summary of Potential Payments to Named Executive Officers” table above, additional amounts in the form of cash, equity and/or tax reimbursements. Such additional cash amounts primarily result from (i) additional bonus awards in excess of their targeted amounts (not to exceed an aggregate of $6,000,000) currently contemplated to be made to each of Messrs. Lindemann and Herschmann under the Second Amended Plan, as described above under “—Southern Union Second Amended Bonus Plan” and (ii) for each of Messrs. Lindemann and Herschmann, an increase in cash severance payments resulting primarily from the 3x multiple of the average of the 2011, 2010 and 2009 fiscal year bonus awards (versus the 3x multiple of the average of the 2010, 2009 and 2008 fiscal year bonus awards). Additional equity amounts primarily result from the anticipated 2011 equity grants to named executive officers in accordance with Southern Union’s long-term equity incentive compensation program under the Southern Union stockholder-approved Third Amended and Restated Stock and Incentive Plan, as described above under “—Southern Union Long-Term Equity Incentive Awards.” Assuming the closing of the merger in 2012, in the case of Messrs. Lindemann and Herschmann, such additional cash and equity amounts, if received, may likely result in reimbursements for excise taxes under the golden parachute payment provisions of Internal Revenue Code Section 280G and 4999.

Consulting and Non-Competition Agreements with Messrs. Lindemann and Herschmann

In connection with the original ETE merger agreement, Messrs. Lindemann and Herschmann entered into consulting and non-competition agreements that provided for annual payments to each totaling $10 million per annum for five years, together with continued access to Southern Union offices and aircraft and other perquisites. At the request of Messrs. Lindemann and Herschmann, these consulting and non-competition agreements were terminated in connection with entering into the first amended and restated merger agreement on July 4, 2011; however, the Chairman of ETE has indicated that he is hopeful that Messrs. Lindemann and Herschmann will be involved with ETE following the merger and ultimately agree to enter into consulting and non-competition agreements with ETE. Although there is no obligation on the part of ETE to offer such agreements, or on Messrs. Lindemann and Herschmann to accept any agreements offered, the stated desire of the Chairman of ETE to enter into these agreements could give Messrs. Lindemann and Herschmann an interest in the merger that is in addition to their interest as stockholders and officers of Southern Union.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

The merger agreement provides that, following completion of the merger, ETE shall cause the surviving corporation and its subsidiaries to honor all rights to exculpation, indemnification and advancement of expenses existing at the signing of the merger agreement for all current and former officers, directors and employees of Southern Union and its subsidiaries as provided in their respective organizational documents or contracts with respect to acts or omissions occurring prior to the completion of the merger. The merger agreement also provides that, following the completion of the merger, ETE will maintain the directors’ and officers’ liability insurance and fiduciary liability insurance policies maintained by Southern Union and its subsidiaries as of the time of the merger agreement for six years following the completion of the merger, subject to certain limitations on the amount of premiums payable under such policies.

Support Agreement

Concurrently with the execution of the merger agreement, Mr. Lindemann, Chairman of the Board and Chief Executive Officer of Southern Union, Mr. Herschmann, Vice Chairman of the Board, President and Chief

Operating Officer of Southern Union, and members of Mr. Lindemann’s family, who directly or indirectly own approximately 16,744,285 shares of common stock of the Company (or approximately 20,139,036 shares when including unexercised options and shares of restricted stock which are not entitled to vote until exercise or the expiration of restrictions, respectively), representing approximately 13.43% of Southern Union’s outstanding shares of common stock, entered into a second amended and restated support agreement, which replaces and supersedes the support agreement previously entered into by those parties in connection with the execution of the first amended and restated merger agreement. The support agreement provides, among other things, that such stockholders will vote their shares in favor of adoption of the merger agreement unless there is a change in the recommendation of the Southern Union Board and that they will elect to receive the common unit consideration of ETE rather than the right to receive $44.25 in cash in the merger (other than with respect to unexercised options, which will be treated as described in “The Merger Agreement—Employee-Equity Based Awards,” and shares held in the Southern Union Savings Plan, which will be treated as described in the Q&A on page iii). For additional information regarding the support agreement, see “—Support Agreement” beginning on page 63.

ETE Board Following the Merger

Following the completion of the merger, the ETE Board will remain unchanged. Information about the current ETE directors and executive officers can be found in the documents listed under the heading “Where You Can Find More Information” beginning on page 169.

Manner and Procedure for Exchanging Southern Union Shares

An election form, a copy of the proxy statement/prospectus and other appropriate and customary transmittal materials will be mailed 30 days prior to the anticipated closing date, or on such other date as ETE and Southern Union mutually agree, to each holder of record of Southern Union common stock as of the close of business on the fifth business day prior to the mailing date. An election form permits the holder (or beneficial owner through customary documentation and instructions), other than Southern Union stockholders that have dissented and properly perfected their appraisal rights, to specify (i) the number of shares of such holder’s Southern Union common stock with respect to which such holder makes a cash election and (ii) the number of shares of such holder’s Southern Union common stock with respect to which such holder makes an equity election, in each case subject to the maximum amount of such forms of consideration payable in the merger. An election will have been properly made only if Computershare Trust Company, N.A., the exchange agent for the merger, has actually received a properly completed election form by 5:00 p.m., New York City time, on the 20th business day following the mailing date of such election form (or such other later date as ETE and Southern Union may agree). ETE and Southern Union will publicly announce the election deadline at least five business days prior to such deadline. An election form will be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by ETE, the posting of a bond as indemnity against any claim made against ETE with respect to such certificate) representing all the Southern Union shares covered by such election form, together with duly executed transmittal materials included in the election form.

As soon as reasonably practicable after the effective time, and in any event not later than the fifth business day following the effective time, the exchange agent will mail to each holder of shares of Southern Union common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the shares of Southern Union common stock (if such shares have not already been surrendered with an election form) in exchange for, as applicable, cash, ETE common units (which, for purposes of clarification, will be issued in book-entry form), cash in lieu of any fractional common units and any distributions payable pursuant to the merger agreement. Such holders will be paid the merger consideration to which they are entitled upon the surrender to the exchange agent of such shares of Southern Union common stock and a duly completed and validity executed letter of transmittal. No interest will be paid or will accrue on any cash amounts received as merger consideration or in lieu of any fractional common units.

A portion of the merger consideration (including ETE common units) payable to Southern Union stockholders who are foreign person, who are subject to backup withholding, or who do not, or are unable to,

certify their U.S. taxpayer identification numbers and other required information may be withheld and paid over to the IRS or other taxing authorities in accordance with applicable law.

After the effective time of the merger, shares of Southern Union common stock will no longer be outstanding, will be automatically canceled and will cease to exist and only represent the right to receive the applicable merger consideration.

Regulatory Approvals Required for the Merger

ETE and Southern Union have agreed to use their reasonable best efforts to obtain all governmental and regulatory approvals required to complete the transactions contemplated by the merger agreement. These approvals include approval under, or the expiration or termination of the applicable waiting period under, the HSR Act. ETE and Southern Union each filed the required HSR notification and report forms on June 28, 2011, and the 30-day statutory waiting period expired on July 29, 2011. At any time before or after the completion of the merger, the DOJ, the FTC or others could take action under the antitrust laws as deemed necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or to permit completion only subject to regulatory concessions or conditions. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, it will not prevail.

On July 13, 2011, ETE and Southern Union filed a joint application with the MPSC, as amended on September 15, 2011, requesting an order from the MPSC authorizing Southern Union to take certain actions to allow ETE to acquire the equity interests of Southern Union, including its subsidiaries. On September 23, 2011, and as revised on October 6, 2011, FERC authorized the transaction whereby PEI Power Corporation and PEI Power II, LLC, subsidiaries of Southern Union, will become indirect subsidiaries of ETE as a result of the merger. On September 8, 2011, ETE and Southern Union received authorization from the FCC for the transfer of control of private radio licenses utilized by Southern Union and its affiliates in connection with their natural gas operations. In addition, ETE and Southern Union have agreed to use their reasonable best efforts to file applications for the approval, if necessary, by the MDPU, and to make any other filings determined to be required as promptly as practicable.

ETE and Southern Union also intend to make all required filings under the Securities Act and the Exchange Act relating to the merger, and obtain all other approvals and consents that may be necessary to give effect to the merger.

For further information about the regulatory approvals required for the merger and the efforts required of the parties to obtain those approvals, see the section titled “The Merger Agreement—Regulatory Approvals; Efforts to Closing Merger” beginning on page 116.

Expected Timing of the Merger

ETE and Southern Union currently expect to complete the merger in the first quarter of 2012, subject to the receipt of required Southern Union stockholder and regulatory approvals and the satisfaction or waiver of the other conditions to completion of the merger. Because many of the conditions to completion of the merger are beyond the control of ETE and Southern Union, exact timing for completion of the merger cannot be predicted with any amount of certainty.

No ETE Unitholder Approval

ETE unitholders are not required to approve the merger agreement or the merger or the issuance of common units in connection with the merger.

Appraisal Rights

Holders of Southern Union common stock who do not vote for the adoption of the merger and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will have the right to obtain an appraisal of the value of their shares of Southern Union common stock in connection with the merger. This means that stockholders are entitled to obtain a judicial determination of the fair value of their Southern Union shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) determined by the Delaware Court of Chancery and entitled to receive payment based upon that valuation, together with a fair rate of interest, in lieu of any consideration to be received under the merger agreement.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached hereto as Annex E. The preservation and exercise of appraisal right requires strict and timely adherence to the applicable provisions of the DGCL. Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. All references in this summary to a “stockholder” are to the record holder of Southern Union common stock on the record date for the special meeting unless otherwise indicated.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex E hereto carefully and should consult your legal advisor since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. All demands for appraisal must be received prior to the vote on the merger agreement and should be addressed to Southern Union Company, 5051 Westheimer Road, Houston, Texas 77056, Attention: Secretary, and should be executed by, or on behalf of, the record holder of the shares of Southern Union common stock. Holders of Southern Union common stock who desire to exercise their appraisal rights must not vote in favor of the merger agreement and must continuously hold their shares of Southern Union common stock through the effective date of the merger.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This document constitutes such notice to the holders of Southern Union common stock and Section 262 of the DGCL is attached to this document as Annex E.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Southern Union, before the vote on the proposal to adopt the merger agreement, a written demand for appraisal of your shares of Southern Union common stock. If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement, nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

A demand for appraisal will be sufficient if it reasonably informs Southern Union of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise appraisal rights, you must be the record holder of such shares of Southern Union common stock on the date the written demand for appraisal is made and you must continue to hold such shares of record through the effective date of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective date of the merger, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Southern Union common stock on the record date for the special meeting is entitled to assert appraisal rights for such shares of common stock registered in that holder’s name. To be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, such stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears, with respect to shares evidenced by certificates, on his or her stock certificate, or, with respect to book-entry shares, on the stock ledger. Beneficial owners who do not also hold their Southern Union shares of record may not directly make appraisal demands to Southern Union. The beneficial holder must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those shares of Southern Union common stock. If shares of Southern Union common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of Southern Union common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Southern Union common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Southern Union common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Southern Union common stock as to which appraisal is sought. Where no number of shares of Southern Union common stock is expressly mentioned, the demand will be presumed to cover all shares of Southern Union common stock held in the name of the record owner.

If you hold your shares of Southern Union common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If a stockholder who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his or her rights to appraisal as provided under Delaware law, each share of Southern Union common stock held by such stockholder will be deemed to have been converted at the effective time into the right to receive the merger consideration, without interest thereon, less any withholding taxes. A stockholder may withdraw his or her demand for appraisal and agree to accept the merger consideration by delivering to us a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration within 60 days after the effective date of the merger (or thereafter with the consent of the surviving entity). Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal action or joined that proceeding as a named party may withdraw his or her demand for appraisal and agree to accept the merger consideration offered within 60 days after the effective date.

Within 10 days after the effective date, the surviving entity will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the effective date of the merger. Within 120 days after the effective date, but not thereafter, either the surviving entity, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Southern Union common stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Southern Union common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving entity. We have has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. We have no present intent to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the surviving entity will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares of Southern Union common stock. Accordingly, stockholders who desire to have their shares of Southern Union common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and made payable by the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to us, Southern Union will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Southern Union common stock and with whom agreements as to the value of their shares of Southern Union common stock have not been reached by the surviving entity. After notice to dissenting stockholders who demanded appraisal of their shares of Southern Union common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of Southern Union common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Within 120 days after the effective date, any stockholder (including any beneficial owner of shares entitled to appraisal rights) that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving entity a statement setting forth the aggregate number of shares of Southern Union common stock not voted in favor of the merger and with respect to which demands for appraisal have been timely received and the aggregate number of holders of those shares. These statements must be mailed to the stockholder within 10 days after a written request by such stockholder for the information has been received by the surviving entity, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

After determination of the stockholders entitled to appraisal of their shares of Southern Union common stock, the Delaware Court of Chancery will appraise the shares of Southern Union common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such stockholders of their certificates and book-entry shares.

In determining the fair value of the shares of Southern Union common stock, the Delaware Court of Chancery is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares of Southern Union common stock, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. We may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Southern Union common stock is less than the merger consideration. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the merger consideration.

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Any stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective date of the merger, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Southern Union common stock as of a date prior to the effective date of the merger.

If you desire to exercise you appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

Merger Expenses, Fees and Costs

All fees, costs and expenses incurred by ETE and Southern Union in connection with the merger will be paid by the party incurring those fees, costs or expenses, whether or not the merger is completed. In the event of a termination of the merger agreement under certain circumstances, ETE or Southern Union may be required to pay the other party a breakup fee of $181.3 million. Additionally, in certain circumstances, upon termination of the merger agreement, ETE or Southern Union may be obligated to pay the other’s costs and expenses in an amount not to exceed $54.0 million. See “The Merger Agreement—Expense Reimbursement; Breakup Fee” beginning on page 122.

Accounting Treatment

In accordance with GAAP, ETE will account for the merger using the acquisition method of accounting for business combinations.

Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences to a Southern Union stockholder of the merger and of owning and disposing of ETE common units received in the merger are complex. Southern Union stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences applicable to them in light of their particular circumstances. For a more detailed discussion of the material U.S. federal income tax consequences to Southern Union stockholders of the merger and of ownership and disposition of ETE common units received in the merger, please see the discussion in the section titled “Material U.S. Federal Income Tax Consequences” beginning on page 125.

NYSE Listing of ETE Common Units

ETE’s common units currently trade on the NYSE under the ticker symbol “ETE.” It is a condition to the completion of the merger that the ETE common units to be issued by ETE to Southern Union stockholders be approved for listing on the NYSE, subject to official notice of issuance. ETE has agreed to use its reasonable efforts to cause the common units to be issued pursuant to the merger agreement to be approved for listing on the NYSE and expects to obtain the NYSE’s approval to list such shares prior to completion of the merger, subject to official notice of issuance.

Delisting and Deregistration of Southern Union Common Stock

Southern Union’s common stock currently trades on the NYSE under the ticker symbol “SUG.” If the merger is completed, Southern Union common stock will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

On June 21, 2011, a putative class action lawsuit captioned Jaroslawicz v. Southern Union Company, et al., Cause No. 2011-37091, was filed in the 333rd Judicial District Court of Harris County, Texas. The petition names as defendants the members of the Southern Union Board, as well as Southern Union and ETE. The plaintiff alleges that the defendants breached their fiduciary duties to Southern Union’s stockholders or aided and abetted breaches of fiduciary duties in connection with the merger. The petition alleges that the merger involves an unfair price and an inadequate sales process and that defendants entered into the transaction to benefit themselves personally. The petition seeks injunctive relief, including to enjoin the merger, attorneys’ and other fees and costs, indemnification and other relief.

Also on June 21, 2011, another putative class action lawsuit captioned Magda v. Southern Union Company, et al., Cause No. 2011-37134, was filed in the 11th Judicial District Court of Harris County, Texas. The petition named as defendants the members of the Southern Union Board, Southern Union and ETE. The plaintiff alleges that the Southern Union directors breached their fiduciary duties to Southern Union’s stockholders in connection with the merger and that Southern Union and ETE aided and abetted those alleged breaches. The petition alleges that the merger involves an unfair price and an inadequate sales process, that Southern Union’s directors entered into the merger to benefit themselves personally, and that defendants have failed to disclose all material information related to the merger to Southern Union stockholders. The petition seeks injunctive relief, including to enjoin the merger, and an award of attorneys’ and other fees and costs, in addition to other relief. On June 28, 2011, and August 19, 2011, amended petitions were filed in the Magda and Jaroslawicz actions, respectively, naming the same defendants and alleging that the Southern Union directors breached their fiduciary duties to Southern Union’s stockholders in connection with the merger and that Southern Union and ETE aided and abetted those alleged breaches of fiduciary duty. The amended petitions allege that the merger involves an unfair price and an inadequate sales process, that Southern Union’s directors entered into the merger to benefit themselves personally, including through consulting and noncompete agreements, and that defendants have failed to disclose all material information related to the merger to Southern Union stockholders. The amended petitions seek injunctive relief, including to enjoin the merger, and an award of attorneys’ and other fees and costs, in addition to other relief. On August 31, 2011, the Magda and Jaroslawicz actions were consolidated with the following style: in re: Southern Union Company; Cause No. 2011-37091, In the 333rd Judicial District Court of Harris County, Texas. A hearing for an application for a temporary injunction against the merger has been reserved, but not scheduled by order of the court, in Texas on November 15 and 16, 2011.

On June 27, 2011, a putative class action lawsuit captioned Southeastern Pennsylvania Transportation Authority, et al. v. Southern Union Company, et al., C.A. No. 6615-CS, was filed in the Delaware Court of Chancery. The complaint names as defendants the members of the Southern Union Board, Southern Union and ETE. The plaintiffs allege that the Southern Union directors breached their fiduciary duties to Southern Union’s stockholders in connection with the merger, and further claim that ETE aided and abetted those alleged breaches. The complaint alleges that the merger involves an unfair price and an inadequate sales process, that Southern Union’s directors entered into the merger to benefit themselves personally, including through consulting and noncompete agreements, and that the directors should deem the Williams proposal to be superior. The complaint seeks compensatory damages, injunctive relief, including to enjoin the merger, and an award of attorneys’ and other fees and costs, in addition to other relief.

On June 29 and 30, 2011, putative class action lawsuits captioned KBC Asset Management NV v. Southern Union Company, et al., C.A. No. 6622-CS, and LBBW Asset Management Investment GmbH v. Southern Union Company, et al., C.A. No. 6627-CS, respectively, were filed in the Delaware Court of Chancery. The complaints name as defendants the members of the Southern Union Board, Southern Union, ETE and Merger Sub. The plaintiffs allege that the Southern Union directors breached their fiduciary duties to Southern Union’s stockholders in connection with the merger and that ETE aided and abetted those alleged breaches. The complaints allege that the merger involves an unfair price and an inadequate sales process, that Southern Union’s directors entered into the merger to benefit themselves personally, including through consulting and noncompete agreements, and that the directors must give full consideration to the Williams proposal. The complaint seeks compensatory damages, injunctive relief, including to enjoin the merger, and an award of attorneys’ and other fees and costs, in addition to other relief.

On July 6, 2011, a putative class action lawsuit captioned Memo v. Southern Union Company, et al., C.A. No. 6639-CS, was filed in the Delaware Court of Chancery. The complaint names as defendants the members of the Southern Union Board, Southern Union, ETE and Merger Sub. The plaintiffs allege that the Southern Union directors breached their fiduciary duties to Southern Union’s stockholders in connection with the amended merger agreement and that Southern Union, ETE and Merger Sub aided and abetted those alleged breaches. The complaint alleges that the merger involves an unfair price and an inadequate sales process, that Southern Union’s directors entered into the merger to benefit themselves personally, and that the terms of the amended merger agreement are preclusive. The complaint seeks injunctive relief, including to enjoin the merger, and an award of attorneys’ and other fees and costs, in addition to other relief.

On August 25, 2011, an amended complaint was filed in the Southeastern Pennsylvania Transportation Authority, KBC Asset Management NV and LBBW Asset Management Investment GmbH actions pending in the Delaware Court of Chancery naming the same defendants as the original complaints in those actions and alleging that the Southern Union directors breached their fiduciary duties to Southern Union’s stockholders in connection with the merger, that ETE aided and abetted those alleged breaches of fiduciary duty, and that the provisions in Section 5.4 of the merger agreement relating to Southern Union’s ability to accept a superior offer are invalid under Delaware Law. The amended complaint alleges that the merger involves an unfair price and an inadequate sales process, that Southern Union’s directors entered into the merger to benefit themselves personally, including through consulting and noncompete agreements, and that defendants have failed to disclose all material information related to the merger to Southern Union stockholders. The amended complaint seeks injunctive relief, including to enjoin the merger, and an award of attorneys’ and other fees and costs, in addition to other relief. The court presiding over the Delaware cases has scheduled a hearing on Plaintiffs’ request for an injunction of the transaction for November 28, 2011.

The defendants believe the allegations of all the foregoing actions lack merit and intend to contest them vigorously.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached as Annex A to this document and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this document. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

The merger agreement summary is included in this document only to provide you with information regarding the terms and conditions of the merger agreement, and not to provide any other factual information about ETE or Southern Union or their respective subsidiaries or businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this document and in the documents incorporated by reference herein. See “Where You Can Find More Information” beginning on page 169.

The representations, warranties and covenants contained in the merger agreement and described in this document were made only for purposes of the merger agreement and as of specific dates and may be subject to more recent developments, were made solely for the benefit of the other parties to the merger agreement and may be subject to limitations agreed upon by the contracting parties, including being qualified by reference to confidential disclosures which may modify, qualify or create exceptions to the representations and warranties, for the purposes of allocating risk between the parties to the merger agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors. The representations and warranties contained in the merger agreement do not survive the Effective Time of the merger (the “Effective Time”). Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement. ETE and Southern Union will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Southern Union, with Southern Union to be the surviving entity and a direct wholly owned subsidiary of ETE. The certificate of incorporation and by-laws of Merger Sub immediately prior to the merger will be the certificate of incorporation and by-laws of the surviving entity.

Closing; Effective Time

Unless they agree in writing to a different date, ETE and Southern Union shall close the merger on a date to be agreed upon by the parties, which will be no later than the third business day following the satisfaction or waiver of the conditions to closing, which are described in the section entitled “—Conditions to the Merger” beginning on page 119. Upon the satisfaction or waiver of the conditions to closing, ETE may, on one occasion, by giving written notice to Southern Union no later than two business days prior to the scheduled closing date, elect to postpone the closing date for a period not to exceed 15 consecutive business days in order to facilitate the financing of the merger. The merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as the parties may agree upon and which time is specified in the certificate of merger.

Directors and Officers

The directors and officers of Merger Sub immediately prior to the Effective Time will be the initial directors and officers of Southern Union following the Effective Time and will hold their respective positions until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Merger Sub Contribution

Immediately prior to the Effective Time, Southern Union shall cause CCE Holdings to contribute to Merger Sub the funds, if any, it receives pursuant to the Citrus Merger (not to exceed $1,450,000,000) in exchange for an equity interest in Merger Sub proportionate to its deemed share, which means the fraction (a) the numerator of which is the amount, if any, contributed by CCE Holdings to Merger Sub pursuant to this provision of the merger agreement and (b) the denominator of which is the aggregate value of the merger consideration of the ETE and Southern Union merger, valuing the ETE common units based upon the volume weighted average price of the ETE common units for the five trading days ending on the trading day immediately preceding the Effective Time (the “Deemed Share”). For a further discussion of the Citrus Merger, see “—Citrus Merger” beginning on page 118.

Merger Consideration

At the Effective Time, each outstanding share of Southern Union common stock (other than (i) shares owned by Southern Union or any direct or indirect wholly owned subsidiary of Southern Union immediately prior to the Effective Time, which shall be cancelled and cease to exist, and (ii) dissenting shares) will be cancelled and converted into the right to receive, at the election of the holder thereof:

•	$44.25 per outstanding Southern Union share (a “cash election”); or

•	1.00 ETE common unit per outstanding Southern Union share (and cash in lieu of fractional ETE common units) (an “equity election”).

This election is subject to the following limits:

•

The aggregate cash consideration will be capped at 60% of the aggregate merger consideration. Thus, if holders of more than 60% of the outstanding Southern Union shares make a cash election, the amount of cash per outstanding Southern Union share to be received by holders making a cash election will be reduced (pro rata across all outstanding Southern Union shares subject to a cash election), so that no more than 60% of the aggregate merger consideration is payable in cash, and the remainder of the consideration in respect of outstanding Southern Union shares subject to a cash election will be payable in ETE common units at an exchange ratio of 1.00 ETE common unit per outstanding Southern Union share (and cash in lieu of fractional ETE common units).

•

The aggregate ETE common unit consideration will be capped at 50% of the aggregate merger consideration. Thus, if holders of more than 50% of the outstanding Southern Union shares make an equity election, the number of ETE common units per outstanding Southern Union share to be received by holders making an equity election will be reduced (pro rata across all outstanding Southern Union shares subject to an equity election), so that no more than 50% of the aggregate merger consideration is payable in ETE common units and the remainder of the consideration in respect of outstanding Southern Union shares subject to an equity election will be payable in cash at $44.25 per share.

Of the Southern Union common stock converted pursuant to the merger agreement, a number of shares equal to the Deemed Share shall be treated as having been acquired by Southern Union pursuant to a transaction described in Section 317(b) of the Internal Revenue Code. However, the tax treatment of the shares treated under the merger agreement as having been acquired by Southern Union pursuant to such transaction is not free from doubt, and the IRS may take the position that the transaction would instead be treated in a different manner; see “Material U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Merger.”

Dissenting Shares

Shares of Southern Union common stock held by stockholders who are entitled to demand and have properly demanded appraisal rights under Section 262 of the DGCL will not be converted into or be exchangeable for the right to receive the merger consideration and will instead represent the right to receive the appraised value of such shares to the extent permitted by and in accordance with Section 262 of the DGCL. This value could be more than, the same as, or less than the value of the merger consideration. The relevant provision of the DGCL is included as Annex E to this document. You are encouraged to read the provisions carefully and in its entirety. Moreover, due to the complexity of the procedures for exercising the right to seek appraisal, Southern Union stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. If a Southern Union stockholder fails to perfect or otherwise effectively waives, withdraws or loses the right to appraisal under the DGCL, whether before or after the Effective Time, then that Southern Union stockholder will not be paid the appraised value of their shares of Southern Union common stock in accordance with the DGCL, and the shares of Southern Union common stock held by such stockholder will be converted into the right to receive $44.25 in cash or 1.00 ETE common unit per share, as determined by ETE to the extent permitted by applicable law subject to the restrictions and limitations set forth above.

Election Procedures

An election form, a copy of the proxy statement/prospectus and other appropriate and customary transmittal materials will be mailed 30 days prior to the anticipated closing date, or on such other date as ETE and Southern Union mutually agree, to each holder of record of Southern Union common stock as of the close of business on the fifth business day prior to the mailing date.

An election form permits the holder (or beneficial owner through customary documentation and instructions), other than Southern Union stockholders that have dissented and properly perfected their appraisal rights, to specify (i) the number of shares of such holder’s Southern Union common stock with respect to which such holder makes a cash election and (ii) the number of shares of such holder’s Southern Union common stock with respect to which such holder makes an equity election, in each case subject to the maximum amount of such forms of consideration payable in the merger. Any shares of Southern Union common stock with respect to which the exchange agent has not received an effective, properly completed election form (including any shares in respect of which an election has been revoked but no subsequent election has been properly made) on or before 5:00 p.m., New York City time, on the 20th business day following the mailing date of such election form (or such other later date as ETE and Southern Union may agree), will be deemed not to have made an election and will be entitled to receive merger consideration as if an equity election had been made with respect to such shares.

An election will have been properly made only if the exchange agent has actually received a properly completed election form by 5:00 p.m., New York City time, on the 20th business day following the mailing date of such election form (or such other later date as ETE and Southern Union may agree). An election form will be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by ETE, the posting of a bond as indemnity against any claim made against ETE with respect to such certificate) representing all the Southern Union shares covered by such election form, together with duly executed transmittal materials included in the election form. Any election form may be revoked or changed by the Southern Union stockholder submitting such election form, by written notice received by the exchange agent prior to the election deadline specified above. ETE and Southern Union will publicly announce the election deadline at least five business days prior to such deadline. In the event an election form is revoked prior to the election deadline, the Southern Union shares represented by such election form will be deemed to not have made an election, and ETE, upon written request, will promptly return, without charge to the holder, the certificates representing such Southern Union shares to the holder submitting the election form, except to the extent (if any) a subsequent election is properly made with respect to any or all of such shares prior to the election deadline. Southern Union stockholders should carefully comply with the election form and delivery thereof to the exchange agent as none of ETE, Southern Union or the exchange agent will be under any obligation to notify any person of a defect in an election form.

Exchange of Shares

Prior to the Effective Time, ETE will appoint an exchange agent mutually acceptable to ETE and Southern Union for the purpose of exchanging Southern Union common stock for the applicable merger consideration. ETE shall deposit with such exchange agent, in trust for the benefit of the holders of Southern Union common stock (other than cancelled shares and dissenting shares), common units and an amount of cash sufficient to effect delivery of any cash portion of the merger consideration to the holders of Southern Union common stock, and Southern Union shall cause CCE Holdings to deposit an amount equal to the cash proceeds received, if any, by CCE Holdings in connection with the Citrus Merger (not to exceed $1,450,000,000). See “—Citrus Merger.”

As soon as reasonably practicable after the Effective Time, and in any event not later than the fifth business day following such Effective Time, the exchange agent will mail to each holder of shares of Southern Union common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the shares of Southern Union common stock (if such shares have not already been surrendered with an election form) in exchange for, as applicable, cash, ETE common units (which, for purposes of clarification, will be issued in book-entry form), cash in lieu of any fractional common units and any distributions payable pursuant to the merger agreement. Such holders will be paid the merger consideration to which they are entitled upon the surrender to the exchange agent of such shares of Southern Union common stock and a duly completed and validly executed letter of transmittal. No interest shall be paid or shall accrue on any cash amounts received as merger consideration or in lieu of any fractional common units.

No distributions with respect to ETE common units with a record date after the Effective Time will be paid to the holder of any unsurrendered shares of Southern Union common stock with respect to the ETE common units represented by such shares, and no cash payment in lieu of fractional common units will be paid to any such holder, until such shares of Southern Union common stock have been surrendered in accordance with the terms of the merger agreement. Subject to applicable laws, following surrender of any such shares, the recordholders of such shares will be paid, without interest, (i) promptly after such surrender, the number of whole ETE common units issuable as merger consideration, together with any cash payable in lieu of a fractional ETE common unit to which such holder is entitled and the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole ETE common units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time and a payment date subsequent to the surrender of such shares of Southern Union common stock payable with respect to such whole ETE common units. The exchange agent shall be entitled to deduct and withhold from the merger consideration otherwise payable to any holder of shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code or any provision of federal, state or local tax law with respect to the making of such payment. To the extent that amounts are withheld or deducted and paid over to the applicable federal, state or local governmental entity, such withheld or deducted amounts will be treated as having been paid to the holder of the Southern Union shares, in respect of which such deduction and withholding were made.

All ETE common units issued upon the surrender for exchange of Southern Union shares in accordance with the terms of the merger agreement and any cash paid in lieu of fractional ETE common units or as distributions pursuant to the merger agreement will be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Southern Union shares previously represented by such shares. After the Effective Time, the stock transfer books of Southern Union will be closed, and there will be no further registration of transfers on the stock transfer books of Southern Union common stock. If, after the Effective Time, Southern Union shares are presented to Southern Union or the exchange agent for any reason, they will be cancelled and exchanged as provided in the merger agreement.

One year after the Effective Time, any portion of the exchange fund that remains undistributed to former Southern Union stockholders shall be delivered to ETE and any holders of Southern Union shares who have not surrendered such shares to the exchange agent in compliance with the merger agreement may thereafter look only to ETE for payment of their claim for the applicable merger consideration, any cash in lieu of fractional common units, and any distributions payable pursuant to the merger agreement.

Representations and Warranties

The merger agreement contains general representations and warranties made by each of ETE and Merger Sub, on the one hand, and Southern Union on the other, regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties are in many respects subject to materiality, knowledge and other similar qualifications contained in the merger agreement and expire at the Effective Time. The representations and warranties of each of ETE, Merger Sub and Southern Union were made solely for the benefit of the other parties. In addition, those representations and warranties were intended not as statements of actual fact, but rather as a way of allocating risk between the parties, were modified by the disclosure schedules attached to the merger agreement, were subject to the materiality standard described in the merger agreement (which may differ from what may be viewed as material by you) and were made only as of the date of the merger agreement and the closing date of the merger or another date as is specified in the merger agreement. Information concerning the subject matter of these representations or warranties may have changed since the date of the merger agreement. ETE and Southern Union will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities laws and that might otherwise contradict the terms and information contained in the merger agreement and will update such disclosure as required by federal securities laws.

Southern Union made a number of representations and warranties to ETE and Merger Sub in the merger agreement, including representations and warranties related to the following matters:

•	organization, qualification to do business and standing of Southern Union and its subsidiaries;

•	the capital structure of Southern Union and its subsidiaries;

•

the authority of Southern Union to enter into the merger agreement and consummate the transactions contemplated thereby and the absence of any violation of the organizational documents of Southern Union and its subsidiaries or any applicable laws;

•	the governmental and regulatory approvals and any third-party approvals required to complete the merger;

•	Southern Union’s SEC filings and the financial statements contained therein;

•	Southern Union’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	Southern Union’s compliance with laws and permits;

•	environmental matters;

•	Southern Union’s employee benefit plans, employment and other labor matters;

•	the absence of certain changes or events since December 31, 2010;

•	the absence of litigation or ongoing investigations;

•	the accuracy of the information supplied for this document and the registration statement of which it is a part;

•	certain regulatory matters related to Southern Union and its subsidiaries;

•	Southern Union’s taxes and tax returns;

•	Southern Union’s intellectual property;

•	Southern Union’s owned and leased real property;

•	the vote required of the Southern Union stockholders to approve the merger;

•	the receipt of an opinion from each of Evercore and Goldman Sachs;

•	Southern Union’s material contracts and the absence of a material breach of such material contracts;

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the merger agreement;

•	Southern Union’s insurance policies;

•	the termination of certain consulting and noncompetition agreements with certain executives of Southern Union; and

•	the absence of any additional representations or warranties.

ETE and Merger Sub each also made a number of representations and warranties to Southern Union in the merger agreement, including representations and warranties related to the following matters:

•	organization, qualification to do business and standing of ETE and its subsidiaries;

•	the capital structure and equity interests of ETE;

•

the authority of ETE and Merger Sub to enter into the merger agreement and consummate the transactions contemplated thereby and the absence of any violation of the organizational documents of ETE and its subsidiaries or any applicable laws;

•	the governmental and regulatory approvals and any third-party approvals required to complete the merger;

•	ETE’s SEC filings and the financial statements contained therein;

•	ETE’s internal controls over financial reporting and disclosure controls and procedures;

•	the absence of undisclosed liabilities;

•	ETE’s compliance with laws and permits;

•	environmental matters;

•	ETE’s employee benefit plans, employment and other labor matters;

•	the absence of certain changes or events since December 31, 2010;

•	the absence of litigation or ongoing investigations;

•	the accuracy of the information supplied for this document and the registration statement of which it is a part;

•	certain regulatory matters related to ETE and its subsidiaries;

•	ETE’s taxes and tax returns;

•	ETE’s owned and leased real property;

•	the absence of a required vote of the equity holders of ETE and Merger Sub to approve the merger;

•	the receipt of an opinion from Credit Suisse;

•	ETE’s material contracts and the absence of a material breach of such material contracts;

•	entitlements to any broker, finder, financial advisor or similar fee in connection with the transactions contemplated by the merger agreement;

•	the absence of ownership of Southern Union common stock;

•	ETE’s financing of the cash component of the merger consideration; and

•	the absence of any additional representations or warranties.

Definition of Material Adverse Effect

Many of the representations and warranties of ETE, Merger Sub and Southern Union are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect,” with respect to either party, is defined to mean a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of (i) ETE and its subsidiaries, taken as a whole, or (ii) Southern Union and its subsidiaries, taken as a whole, as the case may be, in either case, other than any event, change, effect, development, condition or occurrence:

•

disclosed in any of the forms, documents and reports of the applicable party filed or furnished with the SEC prior to the date of the merger agreement (excluding any disclosure set forth in any risk factor section, or in any section relating to forward looking statements, in each case, to the extent that they are cautionary and predictive or forward looking in nature) or as disclosed on the applicable party’s disclosure schedule to the merger agreement;

•	in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world; or

•	resulting from or arising out of:

(A)	any changes or developments in national, regional, state or local wholesale or retail markets for natural gas, natural gas transmission or distribution, or related products or services including those due to actions by competitors or due to changes in commodities prices or hedging markets;

(B)	any changes or developments in national, regional, state or local wholesale or retail natural gas prices;

(C)	the announcement or the existence of, or compliance with, the merger agreement or the original merger agreement by and among ETE, Merger Sub and Southern Union or the transactions contemplated in the merger agreement or the original merger agreement (including the impact on the relationships of ETE or Southern Union, as the case may be, or any of their respective subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the merger or any of the other transactions contemplated by the merger agreement or the original merger agreement);

(D)	any taking of any action at the written request of the other party to the merger agreement;

(E)	any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any national, regional, state or local governmental entity, or market administrator;

(F)	any changes in GAAP or accounting standards or interpretations thereof;

(G)	any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism; or

(H)	any changes in the share price or trading volume of the equity interests of ETE or Southern Union, as the case may be, or in their respective credit ratings, or the failure of ETE or Southern Union, as the case may be, to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has otherwise resulted in a material adverse effect); except, in each case with respect to subclauses (A)–(B) and (E)–(G) above, to the extent materially and disproportionately affecting ETE or Southern Union, as the case may be, and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party and its subsidiaries operate.

Conduct of Business Pending the Merger

Southern Union

Pursuant to the merger agreement, Southern Union has agreed that, until the earlier of the termination of the merger agreement or the Effective Time, except as (i) required by law, (ii) as may be agreed in writing by ETE (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement, or (iv) as set forth on Southern Union’s disclosure schedule, Southern Union will:

•	conduct its business in the ordinary course of business and shall not take any actions except in the ordinary course of business; and

•	use its commercially reasonable efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers and suppliers.

In addition, Southern Union has agreed to promptly notify ETE of any material change in its condition or business or any termination, cancellation, repudiation or material breach of any material contract or any other change, occurrence, effect, condition, fact, event or circumstance that is known to Southern Union and that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to Southern Union, to result in a material adverse effect on Southern Union.

Southern Union has further agreed that, until the Effective Time, without the prior written consent of ETE (which consent will not be unreasonably withheld, delayed or conditioned) Southern Union shall not and shall generally cause any of its subsidiaries (in some cases limited to subsidiaries not wholly owned by it) not to:

•

except in the ordinary course of business, authorize or pay any dividend or make any distribution with respect to outstanding shares of capital stock, except regular quarterly cash dividends not in excess of $0.15 per share per quarter with the usual record and payment dates;

•

adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization or enter into any letter of intent or agreement in principle with respect thereto;

•	prepay, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness or guarantees of indebtedness, other than, in each case in accordance with the instrument governing such indebtedness:

•	at stated maturity;

•	any required amortization payments and mandatory prepayments; and

•	indebtedness or guarantees thereof disclosed in Southern Union’s disclosure schedule to the merger agreement;

•

make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $50.0 million in the aggregate, subject to certain exceptions, including such acquisitions, loans, advances or capital expenditures contemplated by Southern Union’s fiscal 2011 budget and capital expenditure plan; provided that Southern Union shall not, and shall not permit any of its subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the completion of the merger by the End Date;

•	authorize any capital expenditures in excess of $50.0 million in the aggregate, except for:

•	expenditures contemplated by Southern Union’s fiscal 2011 budget (whether or not such capital expenditure is made during the 2011 fiscal year);

•	expenditures contemplated by the Southern Union’s fiscal 2012 budget and capital expenditures plan, which shall not exceed the expenditures contemplated by the 2011 budget by more than 10%; and

•	expenditures made in response to certain emergencies;

•

split, combine or reclassify any of Southern Union’s or its subsidiaries’ capital stock or issue or authorize any other securities in respect of, in lieu of or in substitution for shares of capital stock;

•	except as disclosed in Southern Union’s employee benefit plans or as required by applicable laws:

•

increase the compensation or other benefits payable or provided to Southern Union’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice provided that there shall be no limitation upon any compensation award or payment made in accordance with and within the parameters of Southern Union’s current compensation plans, or made at the instruction of the Compensation Committee of the Southern Union Board if deemed necessary or appropriate in the judgment of the Compensation Committee for the appropriate compensation and retention of key Southern Union employees after consultation with an outside compensation consultant retained by the Compensation Committee;

•

enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee of Southern Union, except (1) for agreements entered into with any newly-hired employees who are not officers or (2) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice;

•	establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries;

•	enter into, terminate or amend any collective bargaining agreements; or

•	make any change in the key management structure of Southern Union or any of its material subsidiaries, including the hiring of additional officers or the termination of existing officers;

•

enter into or make any loans or advances to any of Southern Union’s or its subsidiaries’ officers, directors, employees, agents or consultants (subject to certain ordinary course of business exceptions) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any employee benefit plan;

•

materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, the rules or policies of the SEC or applicable laws;

•	adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

•

except as expressly contemplated by the merger agreement for transactions among Southern Union and its wholly owned subsidiaries or among Southern Union’s wholly owned subsidiaries, issue, sell, pledge, dispose of or encumber, or authorize the foregoing of, any shares of capital stock or other ownership interest in Southern Union or any of its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing employee benefit plan (except as otherwise provided by the terms of the merger agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), subject to certain exceptions;

•

except for transactions among Southern Union and its wholly owned subsidiaries or among Southern Union’s wholly owned subsidiaries, purchase, redeem or otherwise acquire any shares of the capital stock of any of Southern Union or any of its subsidiaries or any rights, warrants or options to acquire any such shares;

•	incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), subject to certain exceptions, including:

•	for any indebtedness incurred in the ordinary course of business;

•	for any indebtedness among Southern Union and its wholly-owned subsidiaries or among such wholly-owned subsidiaries;

•	for any indebtedness to replace, renew, extend, refinance or refund any existing indebtedness on substantially the same or more favorable terms to Southern Union than such existing indebtedness;

•	for any guarantees of certain indebtedness of its subsidiaries by Southern Union or of Southern Union by its subsidiaries; and

•	for any indebtedness not to exceed $50.0 million in aggregate principal amount outstanding at any time incurred other than in accordance with the foregoing;

provided in each case that such indebtedness does not impose or result in any additional restrictions or limitations on Southern Union or any of its subsidiaries or subject Southern Union or any of its subsidiaries to any additional covenants or obligations;

•

except for transactions among Southern Union and its wholly owned subsidiaries or among Southern Union’s wholly owned subsidiaries, as expressly contemplated by the merger agreement, sell, lease, license, transfer, exchange or swap, mortgage, or otherwise dispose of any material portion of its material properties or non-cash assets, including the stock of Southern Union’s subsidiaries;

•	take any action that would result in Southern Union or any of its subsidiaries becoming subject to any restriction with respect to the payment of distributions or dividends;

•

modify, amend or terminate, or waive any rights under any material contract, in any material respect in a manner that is adverse to Southern Union and its subsidiaries, taken as a whole or that could prevent or materially delay the consummation of the merger past the end date;

•

waive, release, assign, settle or compromise any claim, action or proceeding, other for amounts equal to or less than the amounts specifically reserved with respect thereto on Southern Union’s December 31, 2010 balance sheet or that do not exceed $50 million in the aggregate;

•

make, revoke or amend any material tax election, enter into any agreement, settlement or compromise of any claim or assessment with respect to any material tax liability, amend any material tax return, surrender a claim for a material refund of taxes or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	knowingly or intentionally take any action that would reasonably be expected to make any representation or warranty of Southern Union inaccurate in any respect;

•

modify, amend, permit to lapse, fail to renew, surrender, terminate, or waive any rights under any permit in any manner that is materially adverse to Southern Union and its subsidiaries, taken as a whole or that could prevent or materially delay the consummation of the merger past the end date;

•

take or fail to take any action, or permit any of its subsidiaries to take or fail to take any action, that could cause Southern Union or any of its subsidiaries, or any of their assets or businesses that is not already so regulated to be, or become subject to the regulatory regimes applicable to, a natural gas company, a public utility, transmitting utility, electric utility or electric utility company, a non-exempt holding company, a common carrier or a utility, utility holding company, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder; and

•	agree to take any of the foregoing actions.

ETE

Pursuant to the merger agreement, ETE has agreed that, until the earlier of the termination of the merger agreement or the Effective Time, except as (i) required by law, (ii) as may be agreed in writing by Southern Union (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by the merger agreement, (iv) as contemplated by the Citrus Merger Agreement, or (v) as set forth on ETE’s disclosure schedule, ETE will:

•	conduct its business in the ordinary course of business and shall not take any actions except in the ordinary course of business; and

•	use its reasonable best efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers and suppliers.

In addition, ETE has agreed to promptly notify Southern Union of any material change in its condition or business or any termination, cancellation, repudiation or material breach of any material contract or any other change, occurrence, effect, condition, fact, event or circumstance that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to ETE, to result in a material adverse effect on ETE.

ETE has further agreed that, until the Effective Time, without the prior written consent of Southern Union (which consent will not be unreasonably withheld, delayed or conditioned) ETE shall not and shall generally cause its subsidiaries not to:

•

except in the ordinary course of business, authorize or pay any dividend or make any distribution with respect to outstanding equity securities, except regular quarterly cash dividends not in excess of $0.625 per common unit per quarter and $2.00 per Series A Unit per quarter plus any accrued and unpaid distributions on the Series A Units from prior quarters, in each case with the usual record and payment dates;

•	adopt a plan of complete or partial liquidation or dissolution, or enter into any letter of intent or agreement in principle with respect thereto;

•	split, combine or reclassify any of ETE’s equity securities or issue or authorize any other securities in respect of, in lieu of or in substitution for equity securities;

•	adopt any amendments to its organizational documents;

•

except for transactions among ETE and its wholly owned subsidiaries or among ETE’s wholly owned subsidiaries, purchase, redeem or otherwise acquire any equity securities of any of ETE or any of its subsidiaries or any rights, warrants or options to acquire any such shares;

•	knowingly or intentionally take any action that would reasonably be expected to make any representation or warranty of ETE or Merger Sub inaccurate in any material respect; and

•	agree to take any of the foregoing actions.

None of the restrictions contained in this section apply to ETP or its subsidiaries.

Mutual Access

Until the Effective Time or the earlier termination of the merger agreement, ETE and Southern Union agree to afford the other party and its officers, employees and representatives, reasonable access during normal business hours to its (and its subsidiaries) personnel and properties, contracts, commitments, books and records and any reports, schedules or documents filed or received by it pursuant to applicable laws, together with such other accounting, financing, operating, environmental and other information as a party may reasonably request. Notwithstanding the obligations described above, neither Southern Union nor ETE is required to afford such access if it would unreasonably disrupt the operations of such party or its subsidiaries, would cause a violation of any agreement to which it is party, would cause a risk of loss of the attorney-client privilege or would violate applicable law.

Southern Union and ETE are required to comply, and cause their respective subsidiaries and representatives to comply, with their respective obligations under the confidentiality agreement dated May 12, 2011 among Southern Union, ETP and ETE.

Non-Solicitation by Southern Union

Termination of Discussions

Southern Union agreed to, immediately following the execution of the merger agreement, cease and terminate any discussions related to an acquisition proposal, and to cause its subsidiaries and use reasonable best efforts to cause its representatives to cease such discussions. Furthermore, Southern Union agreed to cause, and to use its reasonable best efforts to cause its representatives, to cause all confidential information provided to any person in connection with an acquisition proposal by or on behalf of Southern Union, to be returned or destroyed.

Non-Solicitation Obligations

Under the terms of the merger agreement, and subject to certain exceptions summarized below, Southern Union has agreed that neither it nor any of its subsidiaries, nor any of their respective officers, directors or employees, will (and it will use its reasonable best efforts to cause its and their representatives not to), directly or indirectly:

•	solicit, initiate, seek or knowingly encourage or facilitate any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal (as defined below);

•

furnish any non-public information regarding Southern Union or any of its subsidiaries to, or afford access to the business, properties, books or records of Southern Union or any of its subsidiaries to, any person in connection with or in response to an acquisition proposal;

•	engage or participate in any discussions or negotiations with any person in connection with any acquisition proposal;

•	approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any acquisition proposal;

•

enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement providing for any acquisition transaction or requiring Southern Union to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•	resolve, propose or agree to do any of the foregoing.

Exceptions to Non-Solicitation Provision

Notwithstanding the foregoing, Southern Union may:

•

prior to obtaining Southern Union stockholder approval, engage or participate in discussions or negotiations with any person in connection with any acquisition proposal or furnish any non-public information regarding Southern Union or any of its subsidiaries to, or afford access to the business, properties, books or records of Southern Union or any of its subsidiaries to, any person in connection with or in response to an acquisition proposal in response to an unsolicited acquisition proposal that the Southern Union Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or is reasonably likely to result in a superior offer (as defined below) if (1) the Southern Union Board concludes in good faith, after consultation with its outside legal counsel, that the failure to take the actions described above would be reasonably likely to constitute a breach of the Southern Union Board’s fiduciary duties, (2) such acquisition proposal did not result from a breach of Southern Union’s obligations under this non-solicitation covenant, (3) Southern Union notifies ETE in the manner required by the merger agreement and (4) Southern Union furnishes such non-public information only pursuant to a confidentiality agreement on substantially the same terms (except with respect to a standstill or similar provision) as the confidentiality agreement dated May 12, 2011 among Southern Union, ETP and ETE, and provides such information to ETE on a substantially concurrent timeline;

•	comply with its obligations under Rules 14d-9 and 14e-2 of the Exchange Act, provided any such action or statement complies with the Southern Union’s covenants under the non-solicitation provisions;

•

disclose factual information regarding the business, financial condition, or results of operations of Southern Union or the fact that an acquisition proposal has been made, the identity of the party making such proposal or the material terms of such proposal in a proxy statement or otherwise, to the extent Southern Union determines that such information is required to be disclosed under applicable law or that the failure to make such disclosure is reasonably likely to be inconsistent with its fiduciary duties; or

•	make any statement or disclosure to the Southern Union stockholders required by applicable law.

Southern Union is also permitted to seek clarifications of certain acquisition proposals in writing. Southern Union agreed to notify ETE promptly upon the receipt of an acquisition proposal or a request for non-public information (and no later than 24 hours thereafter). Such notice shall include the identity of the person making such acquisition proposal or request and a copy of such written acquisition proposal and any related draft agreements, or, if oral, a reasonably detailed summary thereof. Thereafter, Southern Union shall keep ETE informed in all material respects on a prompt basis with respect to any change to the material terms of any such acquisition proposal (and no later than 24 hours following any such change). Southern Union agreed that it shall promptly provide to ETE any non-public information concerning itself or its subsidiaries provided to any other person in connection with any acquisition proposal which was not previously provided to ETE.

Obligation to Maintain Recommendation

Except as permitted below, neither Southern Union nor the Southern Union Board may withhold, withdraw or modify (or publicly propose to undertake the foregoing), its recommendation that Southern Union stockholders approve the merger agreement and the transactions contemplated thereunder, nor recommend, adopt or approve (or publicly propose to undertake the foregoing), any acquisition proposal (each of the above is sometimes referred to as a change of recommendation).

Notwithstanding the foregoing, Southern Union shall be permitted to withdraw or change its recommendation and/or terminate the merger agreement at any time prior to the receipt of the Southern Union stockholder approval if all of the following conditions are met:

•	an intervening event (as defined below) has occurred, or Southern Union shall have received an acquisition proposal;

•	in the case of an acquisition proposal:

•	such acquisition proposal did not result from a breach of Southern Union’s commitment not to solicit or knowingly encourage an acquisition proposal;

•

the Southern Union Board determines in good faith after consultation with its financial advisors and outside legal counsel that such acquisition proposal constitutes a superior offer (as defined below); and

•	the Southern Union Board determines to terminate the merger agreement;

•

in the case of an intervening event, following consultation with outside legal counsel, the Southern Union Board determines that the failure to change its recommendation would be reasonably likely to constitute a breach by the Southern Union Board of its fiduciary duties under applicable laws; and

•	in either case:

•	Southern Union provides ETE 96 hours prior written notice of its intention to take such action;

•

after providing such notice and prior to making such change of recommendation in connection with an intervening event or a superior offer or terminating the merger agreement to accept a superior offer, Southern Union shall negotiate in good faith with ETE during such 96-hour period (to the extent that ETE desires to negotiate) to revise the terms of the merger agreement to permit the Southern Union Board not to effect a change of recommendation in connection with an intervening event or a superior offer or to terminate the merger agreement to accept a superior offer; and

•

the Southern Union Board shall have considered in good faith any changes to the merger agreement offered in writing by ETE and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the event continues to constitute an intervening event or that the superior offer would continue to constitute a superior offer, in each case if any changes proposed in writing by ETE were given effect.

Regardless of its compliance with the foregoing, without ETE’s consent, Southern Union may not change its recommendation or terminate the merger agreement to accept a superior offer for a period of 96 hours after it has provided written notice to ETE of its intention to change its recommendation or terminate the merger agreement, and in the event that the acquisition proposal is thereafter modified by the party making such acquisition proposal, Southern Union shall provide ETE written notice of such modification and shall not be permitted to change its recommendation or terminate the merger agreement and shall again negotiate in good faith with ETE for a period of 72 hours.

Definition of Acquisition Proposal, Acquisition Transaction, Superior Offer and Intervening Event

As used above, an acquisition proposal means: any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party relating to any acquisition transaction.

An acquisition transaction means (other than in connection with the Citrus Merger): any transaction or series of transactions involving: (A) any merger, consolidation, share exchange, recapitalization or business combination involving Southern Union or any of its material subsidiaries; (B) any direct or indirect acquisition, sale, issuance or repurchase of securities, tender offer, joint venture, exchange offer or other similar transaction or series of transactions which would result in a person or “group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than 20% of the outstanding Southern Union common stock; (C) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any subsidiary of Southern Union) that constitute or account for 20% or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of Southern Union and its subsidiaries, taken as a whole; (D) any liquidation or dissolution of Southern Union or any of its subsidiaries or the payment of any extraordinary dividend by the Company; or (E) any combination of the foregoing.

An intervening event means: a material event, fact, circumstance, development or occurrence that is unknown to or by the Southern Union Board on the date that the merger agreement was executed (or if known, the magnitude or material consequences of which were not known or understood by the Southern Union Board as of such date), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Southern Union Board prior to obtaining the approval of the Southern Union stockholders.

A superior offer means: a written acquisition proposal to acquire at least (A) 50% of the equity securities of Southern Union or (B) 50% or more of the assets of Southern Union and its subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that the Southern Union Board determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (i) if accepted, reasonably likely to be consummated, and (ii) if consummated would, based upon the advice of Southern Union’s financial advisor, be more favorable to Southern Union’s stockholders from a financial point of view than the merger and the transactions contemplated by the merger agreement (taking into account any proposal by ETE to amend or modify the terms of the merger agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, break-up fees, expense reimbursement provisions, required approvals, conditions to consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Southern Union Board.

Other Covenants and Agreements

The merger agreement contains additional agreements between the parties relating to the following matters, among other things:

•	cooperation between ETE and Southern Union in the preparation of this document;

•	each party’s agreement to maintain the confidentiality of certain non-public information provided by the other party;

•

keeping the other party reasonably informed of any communication received from, or given by such party to, the SEC or any other governmental entity regarding the transactions contemplated by the merger agreement;

•	making certain public announcements regarding the terms of the merger agreement or the transactions contemplated thereby;

•	the administration and participation of the parties in any litigation relating to the transactions contemplated by the merger agreement;

•	taking such actions to render state takeover laws to be inapplicable to the merger and the other transactions contemplated by the merger agreement;

•	the listing on the NYSE of the ETE common units to be issued as consideration in connection with the merger; and

•	tax matters.

Obligations with Respect to this Document and Southern Union Stockholder Meeting

Under the terms of the merger agreement, Southern Union has agreed to give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the date that the registration statement on Form S-4, of which this document forms a part, is declared effective under the Securities Act, to consider the adoption of the merger agreement and the approval of the transactions contemplated thereby. Southern Union, through the Southern Union Board, has agreed, subject to its right to change its recommendation in the circumstances described above, to recommend the approval of the merger agreement to its stockholders and to use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of the merger agreement and to take all other action necessary or advisable to secure the vote or consent of the Southern Union stockholders.

Employee Equity-Based Awards

Southern Union will cause each option to purchase shares of Southern Union common stock or stock appreciation right relating to Southern Union common stock granted under a Southern Union benefit plan outstanding immediately prior to the Effective Time (a “Southern Union Stock Award”) to become vested and exercisable prior to the Effective Time and provide notice to all holders of Southern Union Stock Awards that any Southern Union Stock Award not exercised prior to the Effective Time will be cancelled and terminate at the Effective Time. In consideration of such cancellation and termination, Southern Union will pay $44.25 per share (less applicable withholding taxes), minus the per share exercise price or strike price of the Southern Union Stock Award. If consent of a Southern Union Stock Award holder is required to effectuate the termination of any Southern Union Stock Award, then Southern Union will (i) use its reasonable best efforts to obtain such consent for no additional consideration and (ii) make any amendments to the terms of Southern Union’s stock plans or awards thereunder that may be necessary or advisable to give effect to the termination. Southern Union will require the holder of any Southern Union Stock Award exercised prior the Effective Time to satisfy any withholding obligation with respect to such Southern Union Stock Award.

At the Effective Time, each award of restricted Southern Union common stock will automatically vest and the shares will be converted into cash, ETE common units or a combination thereof, based on the election of the holder of such restricted stock and the limitations on the aggregate cash and/or equity consideration.

Southern Union will cause each unvested award of restricted share units, performance shares or phantom shares with respect to shares of Southern Union common stock (an “RSU”) to become fully vested and pay the holder a lump sum cash payment, less any applicable withholding taxes, equal to the product of (i) the greater of $44.25 per share or the closing price of ETE common units on the NYSE on the closing date of the merger and (ii)  the total number of shares underlying such RSU.

Employee Matters

Under the terms of the merger agreement, ETE has agreed, for one year following the Effective Time of the merger to cause the surviving corporation to maintain for the individuals employed by Southern Union or any of its subsidiaries at the Effective Time (the “Current Employees”) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (i) provided to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation and participation in a defined-benefit pension plan unless such participation is mandated by the terms of a collective bargaining or other similar agreement between Southern Union or one of its subsidiaries and an employee representative) or (ii) provided to similarly situated employees of ETE and its subsidiaries.

ETE will cause the surviving corporation to provide credit for each Current Employee’s length of service with Southern Union and its subsidiaries prior to the Effective Time for eligibility, vesting and benefits accrual purposes under any employee benefit plans of the surviving corporation and its subsidiaries to the same extent as such service was recognized under a similar Southern Union benefit plan; provided, that such prior service credit will not be required to the extent it results in a duplication of benefits.

ETE will use commercially reasonable efforts to cause each health plan of ETE in which any Current Employee participates following the closing of the merger to (i) waive any pre-existing condition limitation for which such Current Employee would have been entitled to coverage under the corresponding Southern Union benefit plan and (ii) honor co-payments made, and deductibles satisfied, by such Current Employee prior to the Effective Time.

Regulatory Approvals; Efforts to Closing Merger

Under the terms of the merger agreement, each of Southern Union and ETE has agreed to cooperate and use its reasonable best efforts to take promptly all appropriate actions and to do and assist the other party in doing all things necessary, proper or advisable to complete the merger and the transactions contemplated by the merger agreement, including:

•

obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental entities and making all necessary registrations and filings and any other steps necessary to obtain any approval or waiver from, or to avoid any action or proceeding by, any governmental entity;

•

obtaining all necessary consents, approvals or waivers from third parties other than any governmental entity (including consents necessary in connection with the merger of CrossCountry Energy, LLC with and into a subsidiary of ETE and thereafter a subsidiary of ETP);

•

defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any governmental entity vacated or reversed; and

•	executing and delivering any additional instruments necessary to consummate the transactions contemplated by the merger agreement.

Under the terms of the merger agreement, Southern Union and ETE have agreed to:

•	use reasonable best efforts to cooperate with each other in:

•

determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or governmental entities in connection with the execution and delivery of the merger agreement and the consummation of the transactions contemplated thereby;

•	timely making all such filings and timely seeking all such consents, permits, authorizations or approvals;

•	assuring all such filings are in material compliance with the requirements of applicable regulatory laws (as that term is defined in the merger agreement); and

•	making available to the other party such information as the other party may reasonably request in order to respond to information requests by any relevant governmental entity;

•

use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated by the merger agreement; and

•

subject to applicable legal limitations and the instructions of any governmental entity, keep each other apprised of the status of such matters, including promptly furnishing the other with copies of notices or other communications, filings or correspondence (or memoranda setting forth the substance thereof) between Southern Union or ETE, or any of their respective subsidiaries, and any third party and/or any governmental entity (or members of their respective staffs) with respect to such transactions.

Southern Union and ETE have agreed to use their respective reasonable best efforts to file applications for the approval of certain governmental entities and any other filings, determined to be required as promptly as practicable after the date thereof, but in no event later than thirty days after the date thereof, and shall make such filings jointly if appropriate and that neither shall participate in any meeting or discussion with any governmental entity in connection with the proposed transactions without prior consultation with the other party and, to the extent not prohibited by such governmental entity or by law, the opportunity for such other party to attend and participate.

ETE and Southern Union have agreed to use their reasonable best efforts to obtain the approval of FERC, the MDPU, if necessary, and MPSC (which together with any approvals or the expiration or termination of any waiting periods under federal antitrust laws, are sometimes referred to as the “Requisite Regulatory Approvals”). In the event that the parties have not obtained clearance or approval of the proposed transactions from any relevant governmental entity and/or resolved any objections or challenges by any relevant governmental entity preventing the consummation of the transactions by the closing date, the closing date shall automatically be extended for an additional three months, and thereafter shall be extended for any additional periods as agreed by both Southern Union and ETE.

Pursuant to the merger agreement, ETE has agreed to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to avoid or eliminate each and every impediment to consummation of the transactions contemplated by the merger agreement under the regulatory laws (as defined in the merger agreement), including taking any action (including any action that limits ETE’s freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines or properties of ETE or Southern Union) as may be required in order to avoid any action to prohibit the merger or injunction, temporary restraining order or other order in any action seeking to prohibit the merger, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action seeking to prohibit the merger, so as to enable the closing to occur no later than the time at which all Requisite Regulatory Approvals other than those related to the HSR Act, the Clayton Act, the Sherman Act or the Federal Trade Commission Act are achieved. However, ETE will not be required to take, or cause to be taken, any such action to obtain the approval of MPSC or, if necessary, MDPU, to the extent that such action would require ETE, Merger Sub or Southern Union to take, or cause to be taken, any action with respect to any of the assets, businesses or product lines of Southern Union or any of its subsidiaries, or of ETE or any of its subsidiaries, or any combination thereof, if such action would result in a material adverse effect on or with respect to the business, financial condition or continuing results of operations of ETE and its subsidiaries (including the surviving corporation), taken as a whole (assuming ETE and its subsidiaries (including the surviving corporation), taken as a whole were an entity with the assets, liabilities and revenues of an entity the size of Southern Union and its subsidiaries, taken as a whole). ETE shall have sole discretion in determining the scope of undertakings to be taken, including the scope of assets to be divested or held separate, or the conduct to be restricted, in order to satisfy its obligations under the merger agreement. Further, Southern Union cannot, without the prior written consent of ETE, publicly or before any governmental entity or other third party commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described under the merger agreement.

Indemnification and Insurance

Under the terms of the merger agreement, ETE and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees of Southern Union or its subsidiaries will survive the merger and continue in full force and effect. The surviving corporation will, to the fullest extent permitted under applicable law, indemnify and hold harmless each current and former director, officer or employee of Southern Union or any of its subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of Southern Union or any of its subsidiaries against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, arising out of or in connection with any action or omission by them in their capacities as such.

For six years from the Effective Time, (i) ETE and the surviving corporation will maintain the exculpation, indemnification and advancement of expenses provisions of Southern Union’s and any of its subsidiary’s organization documents or in any indemnification agreements of Southern Union or its subsidiaries with any of their respective directors, officers or employees; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period will continue until the disposition of such action or resolution of such claim and (ii) ETE will maintain the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by Southern Union and its subsidiaries, subject to certain limitations, but ETE shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by Southern Union prior to the date of the merger agreement.

Tax Treatment

Pursuant to the merger agreement, ETE and Southern Union intend that, to the extent that Southern Union stockholders receive ETE common units as merger consideration, the merger be treated as a contribution by such holders of Southern Union common stock (other than Cancelled Shares) to ETE in exchange for the ETE common units being issued in the merger in a transaction qualifying under Section 721(a) of the Internal Revenue Code. ETE and Southern Union have agreed to file all federal (and, to the extent applicable, state and local) income tax returns reporting the merger in a manner consistent with such treatment.

Financing and Financing Assistance

ETE has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the financing on the terms and conditions described in the commitment letter with an affiliate of Credit Suisse (or on revised terms that are not materially adverse to ETE as compared to the terms and conditions described in the commitment letter and do not contain any provisions which would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement, including any modified or additional conditions to the closing of such financing). ETE shall not, and shall not permit Merger Sub to, agree to or permit any amendment, replacement, supplement or other modification of, or waive any of its material rights under, the commitment letter without Southern Union’s prior written consent (not to be unreasonably withheld, conditioned or delayed) unless such amendment, replacement, supplement or modification does not contain a provision that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement.

If any portion of the financing becomes unavailable on the terms and conditions set forth in the commitment letter, ETE has committed to, subject to consultation with Southern Union, use reasonable best efforts to arrange to obtain alternative financing, provided such alternative financing would not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by the merger agreement. Subject to certain limitations, Southern Union has agreed to use its reasonable best efforts to provide ETE the cooperation reasonably requested that is necessary or required in connection with obtaining the financing.

ETE has acknowledged that obtaining the financing is not a condition to the closing of the merger. If the financing has not been obtained, ETE will continue to be obligated, until such time as the merger agreement is terminated in accordance with its terms and subject to the fulfillment or waiver of the condition to close by Southern Union to complete the merger on the terms contemplated by the merger agreement.

Citrus Merger

ETE and ETP are parties to the Citrus Merger Agreement dated as of July 19, 2011, as amended. Pursuant to the merger agreement, immediately prior to the Effective Time, ETE will assign and Southern Union will assume the benefits and obligations of ETE under the Citrus Merger Agreement. Under the Citrus Merger Agreement it

is anticipated that Southern Union will cause the Citrus Merger to occur, and PEPL Holdings will guarantee by collection (on a non recourse basis to Southern Union) all of the indebtedness to be incurred by ETP to fund the cash portion of the merger consideration. The Citrus Merger will be effected through the merger of Citrus ETP Acquisition with and into CrossCountry. In connection with the Citrus Merger, Southern Union will receive approximately $2.0 billion, consisting of $1.895 billion in cash and $105 million of ETP common units, with the value of the ETP common units based on the volume-weighted average trading price for the ten consecutive trading days ending immediately prior to the date that is three trading days prior to the closing date of the Citrus Merger. In order to increase the expected accretion to be derived from the Citrus Merger, ETE has agreed to relinquish its rights to approximately $220 million of the incentive distributions from ETP that ETE would otherwise be entitled to receive (as owner of ETP’s general partner) over 16 consecutive quarters following the closing of the Citrus Merger.

Upon ETE’s request, the Company has agreed to use its reasonable best efforts to cause to be prepared and filed with the SEC a registration statement on Form S-1 to register the guarantee by PEPL Holdings of certain indebtedness to be incurred by ETP exclusively to pay the cash consideration in connection with the Citrus Merger. The filing and effectiveness of such registration statement is not a condition to consummation of the merger.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the merger is subject to the fulfillment or waiver of the following conditions at or prior to the Effective Time:

•	the merger agreement having been approved by the required vote of the holders of Southern Union common stock;

•	the absence of any injunction by any court or tribunal of competent jurisdiction which prohibits the consummation of the merger;

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the approvals of FERC, MDPU, if necessary, and MPSC shall have been obtained and shall have become final orders, the expiration or termination of the waiting and review periods (and any extension thereof) under the HSR Act shall have occurred, there shall be no final order by a federal or state governmental entity prohibiting the merger;

•	the ETE common units to be issued in the merger shall have been approved for listing on the NYSE; and

•	the effectiveness of the registration statement on Form S-4 (of which this document forms a part) and the absence of any stop order or the initiation of any proceedings seeking a stop order.

Conditions to Southern Union’s Obligations. The obligation of Southern Union to effect the merger is further subject to the fulfillment, or waiver by Southern Union prior to the Effective Time, of the following conditions:

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(i) except as set forth below, the representations and warranties of ETE and Merger Sub in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date (without giving effect to any materiality, material adverse effect and similar qualifiers); except where the failure to be true and correct would not, in the aggregate, have a material adverse effect on ETE; (ii) the representations and warranties of ETE and Merger Sub regarding the authority to execute and perform its obligations under the merger agreement and the absence of approvals necessary to consummate the merger or violations resulting from the merger must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date as though made at the closing date; (iii) the representations and warranties of ETE and Merger Sub regarding the capital structure and equity interests of ETE and its subsidiaries must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date, except for de minimis inaccuracies; and (iv) the representations and warranties of ETE and Merger Sub regarding the absence of a material adverse effect at ETE since December 31, 2010 must be true and correct as of the date of the merger agreement and as of the Closing Date as though made at the closing date, in each case, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period;

•	ETE must have in all material respects performed all of its obligations and complied with all covenants required by the merger agreement to be performed or complied with prior to the Effective Time;

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since the date of the merger agreement, there must not have occurred any material adverse effect or any event or development that could, individually or in the aggregate, reasonably be expected to result in a material adverse effect, in each case with respect to ETE;

•	delivery by ETE of a certificate signed by a senior officer of its general partner certifying to the effect that the foregoing conditions to closing in favor of Southern Union have been satisfied;

•	ETE must have received the following opinions, dated as of the closing date:

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Opinion of Bingham McCutchen LLP to the effect that, for United States federal income tax purposes, ETE should not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code; and

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Opinion of Latham & Watkins LLP to the effect that for United States federal income tax purposes, 90% of the current gross income of ETE constitutes qualifying income within the meaning of Section 7704(b) of the Internal Revenue Code and ETE will be treated as a partnership for federal income tax purposes pursuant to Section 7704(c) of the Internal Revenue Code; and

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Southern Union must have received a written opinion of Southern Union’s counsel, dated as of the closing date, to the effect that for United States federal income tax purposes, the merger should qualify under Section 721(a) of the Internal Revenue Code with respect to the holders of Southern Union common stock to the extent they receive ETE common units as merger consideration.

Conditions to ETE’s Obligations. The obligation of ETE to effect the merger is further subject to the fulfillment, or waiver by ETE prior to the Effective Time, of the following conditions:

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(i) except as set forth below, the representations and warranties of Southern Union in the merger agreement must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date (without giving effect to any materiality, material adverse effect and similar qualifiers); except where the failure to be true and correct would not, in the aggregate, reasonably be expected to have a material adverse effect on Southern Union; (ii) the representations and warranties of Southern Union regarding the authority to execute and perform its obligations under the merger agreement and the absence of approvals necessary to consummate the merger or violations resulting from the merger, must be true and correct in all material respects both as of the date of the merger agreement and as of the closing date as though made at the closing date; (iii) the representations and warranties of Southern Union regarding the capital structure of Southern Union and its subsidiaries must be true and correct as of the date of the merger agreement and as of the closing date as though made at the closing date, except for de minimis inaccuracies; and (iv) the representations and warranties of Southern Union regarding a specified approval, the absence of a material adverse effect at Southern Union since December 31, 2010 and the absence of fees payable to brokers as a result of the merger must be true and correct as of the date of the merger agreement and at the closing date as though made at the closing date, in each case, provided that the representations and warranties that speak only as of a particular date or period need only be true and correct as of such date or period;

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Southern Union must have performed, in all material respects, all of its obligations and complied with all covenants required by the merger agreement to be performed or complied with prior to the Effective Time;

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since the date of the merger agreement, there must not have occurred any material adverse effect or any event or development that would, individually or in the aggregate, reasonably be expected to result in a material adverse effect, in each case with respect to Southern Union; and

•	delivery by Southern Union of a certificate signed by a senior officer certifying to the effect that the foregoing conditions to closing in favor of ETE have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated in accordance with its terms at any time prior to the Effective Time, whether before or after the Southern Union stockholder approval:

•	by mutual written consent of ETE and Southern Union;

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by either ETE or Southern Union if the merger is not completed on or prior to June 30, 2012, provided, that if all of the conditions to closing, other than regulatory approvals, have been satisfied or are capable of being satisfied at such time, the end date may be extended by ETE or Southern Union from time to time by written notice to the other party up to a date not beyond December 31, 2012 (such date, as it may be extended from June 30, 2012, is sometimes referred to as the “End Date”); and provided, further, that such right to terminate the merger agreement will not be available to a party if the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the merger agreement caused the failure of the closing to occur by the End Date;

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by ETE or Southern Union if an injunction is entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction will have become final and non-appealable; provided that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to remove such injunction to the extent so required by the merger agreement; or

•	by ETE or Southern Union if Southern Union’s stockholder meeting (including any adjournments or postponements thereof) has concluded without receiving the approval of the merger agreement.

ETE may also terminate the merger agreement if:

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(i) prior to Southern Union stockholder approval, in the event of a change of recommendation or if the Southern Union Board approves or recommends to its stockholders an acquisition transaction, or (ii) Southern Union willfully and materially breaches any of its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement; or

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Southern Union shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Southern Union does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from ETE describing such breach or failure in reasonable detail (provided that ETE is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement).

Southern Union may also terminate the merger agreement:

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if ETE shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would result in a failure of a closing condition and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, ETE does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from Southern Union describing such breach or failure in reasonable detail (provided that Southern Union is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

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prior to obtaining Southern Union stockholder approval (only if Southern Union has complied with its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement) in order to enter into a definitive agreement with respect to a superior offer; provided that any such purported termination by Southern Union will be void and of no force or effect unless Southern Union reimburses ETE for fees and expenses in amount not to exceed $54.0 million and pays ETE the Breakup Fee summarized below.

Effect of Termination

If the merger agreement is validly terminated, the agreement (other than any obligations to pay breakup fees or reimburse expenses, and certain other provisions of the merger agreement, including the enforcement of the terms of the merger agreement) will become void and have no effect, without any liability on the part of any party, except that no party will be relieved or released from any liabilities arising out of its fraud or willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in the merger agreement.

Expense Reimbursement; Breakup Fee

Southern Union has agreed to reimburse ETE for its expenses up to $54.0 million if:

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Southern Union or ETE terminates because Southern Union stockholder approval is not obtained at the special meeting of Southern Union stockholders (including any adjournments or postponements thereof) and (A) prior to such termination any person has made and publicly announced or disclosed an acquisition proposal that has been publicly announced or disclosed or otherwise communicated to Southern Union or any of its representatives and (B) within 12 months after such termination, Southern Union has consummated or entered into an agreement to consummate (which may be consummated after such 12-month period) an acquisition transaction;

•	Southern Union terminates because Southern Union stockholder approval is not obtained at the special meeting of Southern Union stockholders (including any adjournments or postponements thereof);

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ETE terminates due to Southern Union’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure (i) would result in a failure of a condition precedent to the merger and (ii) cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Southern Union does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from ETE;

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ETE terminates (i) prior to Southern Union stockholder approval, due to a change of recommendation by the Southern Union Board or the approval or recommendation by the Southern Union Board of an acquisition transaction or (ii) because Southern Union has willfully and materially breached any of its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement; or

•	Southern Union terminates after having complied with the covenants that permit Southern Union to terminate the merger agreement to enter into a definitive agreement regarding a superior offer.

In addition to any payment to ETE for its fees and expenses, Southern Union has agreed to pay ETE a “Breakup Fee” (as defined below) if:

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ETE terminates due to Southern Union’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure (i) would result in a failure of a condition precedent to the merger or (ii) cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Southern Union does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from ETE;

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ETE terminates (i) prior to Southern Union stockholder approval, due to a change of recommendation by the Southern Union Board or the approval or recommendation by the Southern Union Board of an acquisition transaction or (ii) because Southern Union has willfully and materially breached any of its obligations not to solicit acquisition proposals or change its recommendation pursuant to the merger agreement;

•	Southern Union terminates after having complied with the covenants that permit Southern Union to terminate the merger agreement to enter into a definitive agreement regarding a superior offer; or

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ETE or Southern Union terminates due to the passage of the End Date or the failure to obtain stockholder approval and (i) prior to the stockholder approval to be obtained at the Southern Union special meeting any person has made and publicly announced or disclosed an acquisition proposal and (ii) within 12 months after such termination, Southern Union has consummated or entered into an agreement to consummate (which may be consummated after such 12-month period) an acquisition transaction.

ETE has agreed to pay the Breakup Fee and reimburse Southern Union for its expenses up to $54.0 million if Southern Union terminates the merger agreement due to ETE’s breach or failure to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (other than ETE’s failure to obtain the financing or alternative financing) and such breach or failure (i) would result in a failure of a closing condition and (ii) cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, ETE does not or ceases to diligently attempt to cure such breach or failure after receiving written notice from Southern Union.

The term “Breakup Fee” means $181.3 million.

Upon the payment of the Breakup Fee or the reimbursement of expenses pursuant to the merger agreement, Southern Union shall have no further liability under the merger agreement to ETE and, ETE shall have no further liability under the merger agreement to Southern Union and its stockholders. Notwithstanding the foregoing, the payment of the Breakup Fee or the reimbursement of expenses shall not release any party from liability arising out of or the result of fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation and warranty in the merger agreement. Additionally, whether or not the Breakup Fee has been paid, nothing in the merger agreement releases ETE from its liability in the event all conditions to ETE’s obligations to close the merger have been satisfied and ETE does not cause the closing to occur or the closing does not occur as a result of ETE’s breach of its obligations related to certain required regulatory approvals.

Fees and Expenses

Other than as provided in the provisions of the merger agreement summarized above, all costs and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated thereby will be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees and expenses incurred in connection with the printing, filing and mailing of this document (including applicable SEC filing fees) will be borne equally by ETE and Southern Union.

Amendment and Waiver

At any time prior to the Effective Time, any provision of the merger agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Southern Union, ETE and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Southern Union stockholder approval, if any such amendment or waiver will by applicable law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of Southern Union, the effectiveness of such amendment or waiver will be subject to the approval of the stockholders of Southern Union. Notwithstanding the foregoing, no failure or delay by Southern Union or ETE in exercising any right under the merger agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise of any other right under the merger agreement.

Governing Law

The merger agreement is governed by the laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of the material U.S federal income tax consequences to Southern Union and its stockholders resulting from the merger. The discussion below is not intended to be, and should not be construed to be, legal or tax advice to any particular Southern Union stockholder. The following summary is based upon current provisions of the Internal Revenue Code, existing temporary and final (and, in certain cases, proposed) Treasury Regulations, administrative rulings, and court decisions. All of these are subject to change (possibly on a retroactive basis). Later changes in these authorities may cause the actual tax consequences to vary substantially from the consequences described below.

No attempt has been made to comment on all of the possible relevant U.S. federal income tax consequences of the merger to any particular holder of Southern Union common stock. For example, this discussion does not address the special tax rules which may apply to holders of Southern Union stock options, stock appreciation rights, restricted stock, and restricted share units, dealers in securities, mutual funds, insurance companies, tax-exempt entities, foreign corporations, foreign partnerships, foreign estates or trusts, or individuals who are treated as nonresident aliens under United States tax laws. Moreover, this discussion does not address the tax consequences to Southern Union stockholders who exercise appraisal rights, nor does it address the tax consequences of the receipt of cash in lieu of fractional common units. This discussion also does not address tax consequences to persons who purchase ETE common units issued in the merger from former Southern Union stockholders. Because each holder of Southern Union common stock may have different tax attributes, the consequences of the merger may differ for each. Therefore, each Southern Union stockholder is urged to consult with his legal and tax advisors regarding the federal, state, local, or foreign tax consequences of the merger or of holding interests in ETE.

To the extent it constitutes matters of law or legal conclusions (and assuming the facts, representations, and assumptions upon which the following discussions are based are accurate) (i) the discussion under the heading “—U.S. Federal Income Tax Consequences of the Merger” is the opinion of Roberts & Holland LLP, (ii) the discussion under the heading “—Certain U.S. Federal Income Tax Consequences of Receiving ETE Common Units in the Merger,” is the opinion of Bingham McCutchen LLP and (iii) the discussion under the heading “—U.S. Federal Income Taxation of ETE and its Unitholders” is the opinion of Latham & Watkins LLP. However, the IRS is not bound by these opinions, and we cannot assure you that the IRS will agree with this discussion and with the positions described below. Additionally, we cannot assure you that the IRS would not seek to challenge these positions, or that such challenges would not be sustained in court.

U.S. Federal Income Tax Consequences of the Merger

The following is a general summary of the material U.S. federal income tax consequences of the merger for Southern Union and its stockholders who are “U.S. Persons” for U.S. federal income tax purposes. Roberts & Holland LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) treatment and possible recharacterization of the “redemption transaction” (as defined below) and consequences thereof; (ii) possible application of rules relating to “debt-financed transfers of consideration by partnerships,” which might reduce the amount of gain currently taxable to a stockholder; (iii) possible application of rules relating to “constructive sales,” which, as discussed below, might require stockholders to recognize gain during 2011 with respect to shares considered sold or redeemed in the merger, even if the merger is effected during a later year; (iv) a stockholder’s ability to identify specifically which of such stockholder’s shares will be considered to have been sold in the “sale transaction” (as defined below), which shares will be considered to have been redeemed in the redemption transaction, and which shares will be considered to have been exchanged for ETE common units, which identification, if effective, might reduce the amount of gain currently taxable to a stockholder; and (v) matters, as to which Roberts & Holland LLP is relying on the opinions of Bingham McCutchen LLP and Latham & Watkins LLP, relating to the treatment of ETE as an “investment company” and to ETE’s classification as a partnership for U.S. federal income tax purposes.

A Southern Union stockholder may receive consideration in the merger in the form of cash, ETE common units, or both. To the extent that a Southern Union stockholder receives cash upon the merger of Merger Sub into Southern Union, Southern Union and ETE intend to report that the stockholder engaged in two separate transactions, that is, in part, a taxable sale to ETE of a portion of the stockholder’s Southern Union common stock (the “sale transaction”), and, in part, a redemption (that is, a transaction described in Section 317(b) of the Internal Revenue Code) by Southern Union of a portion of the stockholder’s Southern Union stock (the “redemption transaction”), treated generally as a taxable sale of such portion to Southern Union. To the extent that a Southern Union stockholder receives ETE common units in addition to cash in the merger, that stockholder will be considered to have engaged in a third transaction, an exchange of a portion of the stockholder’s Southern Union stock for an interest in ETE, as well. However, the treatment of the redemption transaction is not free from doubt, and the IRS may take the position that the redemption transaction should instead be treated in a manner different from that described above. The remainder of this discussion (except as expressly set out below) assumes that the tax reporting of the redemption transaction described above (as a redemption by Southern Union of a portion of the stockholder’s Southern Union stock) will be sustained.

In order for a Southern Union stockholder who receives cash in the merger to determine such stockholder’s U.S. federal income tax consequences, it is necessary to determine the percentage of the stockholder’s stock that was disposed of in the various transactions described above (the sale transaction, the redemption transaction, and, if applicable to such stockholder, an exchange of Southern Union stock for an interest in ETE). The percentage of a Southern Union stockholder’s stock that is considered sold to ETE in the sale transaction and to Southern Union in the redemption transaction (the “stockholder’s cash percentage”) is equal to the percentage that the aggregate amount of cash consideration received by the stockholder in the merger constitutes of the total consideration (that is, cash plus fair market value of ETE common units) received by the stockholder in the merger. If a stockholder does not receive any ETE common units in the merger, the stockholder’s cash percentage will be 100%. Any shares considered neither sold in the sale transaction nor redeemed in the redemption transaction will be considered to have been exchanged for ETE common units, as described below.

It is uncertain whether any attempted identification by a Southern Union stockholder of which shares of such stockholder’s common stock will be considered to have been sold in the sale transaction, which shares will be considered to have been redeemed in the redemption transaction, and, if such stockholder receives ETE common units in the merger, which shares will be considered to have been exchanged for ETE common units would be effective for U.S. federal income tax purposes in connection with determining the basis and holding period of the shares considered to have been disposed of in each of such transactions. If an attempted identification is ineffective, the stockholder will be considered to have sold to ETE in the sale transaction a single undivided portion of each of the stockholder’s shares (equal to the stockholder’s sale percentage, as defined below), to have had redeemed by Southern Union in the redemption transaction a single undivided portion of each of the stockholder’s shares (equal to the stockholder’s redemption percentage, as defined below), and to have exchanged for ETE common units the remaining single undivided portion of each of the stockholder’s shares.

A stockholder receiving cash in the merger generally will recognize gain or loss in an amount equal to the difference between the amount of cash received and the stockholder’s adjusted basis in the Southern Union common stock treated as sold in the sale transaction and redeemed in the redemption transaction. (Stockholders should consult their tax advisors regarding whether they may treat a limited portion of the cash received in the sale transaction as a partnership distribution received from ETE, rather than as an amount realized on a taxable sale, under special rules governing “debt-financed transfers of consideration by partnerships.”) Gain or loss must be calculated separately for each block of common stock exchanged for cash. Any such gain or loss will be long term capital gain or loss if the stockholder holds the shares of common stock as a capital asset, and the stockholder’s holding period for the shares of common stock exceeds one year. Long-term capital gains of noncorporate taxpayers are taxable at a maximum U.S. federal income tax rate of 15%, and their short-term capital gains are taxed at the regular U.S. federal income tax rates applicable to noncorporate taxpayers. Capital gains of corporate taxpayers are taxable at the regular U.S. federal income tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

If execution of the merger agreement, its approval by stockholders of Southern Union, and/or obtaining requisite regulatory approvals, singly or in combination, were considered to cause Southern Union stockholders to effect a “constructive sale” of their Southern Union stock for income tax purposes, Southern Union stockholders might be required to recognize gain during 2011 with respect to shares considered sold or redeemed in the merger, even if the merger is effected during a later year. A taxpayer is treated as having made a “constructive sale” of an “appreciated financial position” if the taxpayer “enters into a futures or forward contract to deliver the same or substantially identical property,” and the term “forward contract” is defined as a “contract to deliver substantially fixed amount of property .. . . for a substantially fixed price.” Although no stockholder of Southern Union (other than the individuals who are executing the support agreement) has entered into any contract to deliver shares of Southern Union stock to ETE, and Southern Union is unaware of the IRS’s ever having argued that the mere execution of a merger agreement by a public company is treated as a “constructive sale” constituting a taxable event to the public company’s stockholders, the merger agreement does bind Southern Union to implement the merger. Accordingly, the matter is not free from doubt, and stockholders should consult their own tax advisors regarding the application of the “constructive sale” rules.

As discussed above under the heading “The Merger Agreement—Conditions to the Merger,” it is a condition of closing that Southern Union receive from Roberts & Holland LLP, special tax counsel to Southern Union, an opinion that, on the basis of the facts, representations, and assumptions set forth in such opinion, the merger should qualify as a contribution of property to ETE in exchange for an interest in ETE under section 721(a) of the Internal Revenue Code. Although Roberts & Holland LLP is unaware of any published authority treating a merger of a subsidiary of a partnership into a “target” corporation as an exchange of shares in the corporation for interests in the partnership for federal income tax purposes (and Roberts & Holland LLP is similarly unaware of any published authority treating a merger of a “joint subsidiary” of an acquiring corporation and a “target” corporation into the “target” corporation as an exchange of shares in the “target” corporation for shares in the acquiring corporation), such an analysis is regularly applied by the IRS and the courts in the case of mergers of subsidiaries of acquiring corporations into “target” corporations, and the IRS has issued a Private Letter Ruling (which may, not, however, be used or cited as precedent) to that effect in the case of a merger of a subsidiary of a partnership into a “target” corporation. Accordingly, although Roberts & Holland LLP cannot express absolute certainty with respect to the matter, the merger should qualify as a contribution of property to ETE in exchange for an interest in ETE under section 721(a) of the Internal Revenue Code, which provides that no gain or loss shall be recognized to a partnership or to any of its partners in the case of a contribution of property to the partnership in exchange for an interest in the partnership, to the extent ETE common units are received as merger consideration; that is, to the extent that a stockholder does not receive cash in the merger. The foregoing conclusion is subject to an exception to the extent that a holder of ETE common units receives money or other property from ETE, that does not qualify as an “operating cash flow distribution” within the meaning of the relevant Treasury Regulations, on any date through and including the second anniversary of the closing date, as discussed below under the heading “—Certain U.S. Federal Income Tax Consequences of Receiving ETE Common Units in the Merger—Tax Consequences of Owning ETE Common Units Received in the Merger” and “—Certain U.S. Federal Income Tax Consequences of Receiving ETE Common Units in the Merger—Tax Consequences of Subsequent Transactions to Southern Union and Former Southern Union Stockholders Holding ETE Common Units.” The foregoing conclusion also assumes without expressing an independent opinion thereon, the correctness of the conclusions reached in the opinions of Bingham McCutchen LLP and Latham & Watkins LLP described in the next paragraph and the accuracy of the factual representations made by ETE and its general partner in connection therewith.

As discussed above under the head “The Merger Agreement—Conditions to the Merger,” it is a condition of closing that ETE receive from Bingham McCutchen LLP, special tax counsel to ETE, an opinion, upon which Southern Union shall be expressly entitled to rely, to the effect that, for U.S. federal income tax purposes, ETE should not be treated as an “investment company” for purposes of Section 721(b) of the Internal Revenue Code

(which provides that Section 721(a) of the Internal Revenue Code shall not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Internal Revenue Code) if the partnership were incorporated). It is also a condition to closing that ETE receive from Latham & Watkins LLP, counsel to ETE, an opinion to the effect that, for U.S. federal income tax purposes, 90% of the current gross income of ETE constitutes “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code and that ETE will be treated as a partnership for U.S. federal income tax purposes pursuant to Section 7704(c) of the Internal Revenue Code.

If the conditions relating to the receipt of these opinions are waived, this proxy statement/prospectus will be amended and recirculated and stockholder approval will be resolicited to the extent required by applicable law. In addition, Southern Union stockholders should be aware that these opinions of counsel are not binding on the IRS, and no assurance is or will be given that the IRS will not adopt a contrary position or that a contrary position would not be sustained by a court.

In general, for any Southern Union stockholder who holds all the ETE common units received by such Southern Union stockholder in the merger through the second anniversary of the closing date:

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No gain or loss should be recognized by such Southern Union stockholder upon the exchange of such stockholder’s Southern Union common stock for ETE common units pursuant to the merger, except as discussed below under the heading “—Certain U.S. Federal Income Tax Consequences of Receiving ETE Common Units in the Merger—Tax Consequences of Owning ETE Common Units Received in the Merger” and “—Certain U.S. Federal Income Tax Consequences of Receiving ETE Common Units in the Merger—Tax Consequences of Subsequent Transactions to Southern Union and Former Southern Union Stockholders Holding ETE Common Units.”

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The tax basis of the ETE common units received by such Southern Union stockholder in exchange for Southern Union common stock will be the same as the basis of the Southern Union common stock exchanged therefor, increased by such Southern Union stockholder’s share of the nonrecourse liabilities of ETE.

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The holding period for common units received in exchange for Southern Union common stock pursuant to the merger of Merger Sub into Southern Union will include the period during which the stockholder held the Southern Union common stock, provided that the Southern Union common stock was held as a capital asset by such holder at the time of the merger of Merger Sub into Southern Union.

As noted above, the treatment of the redemption transaction is not free from doubt, and the IRS may take the position that the redemption transaction should instead be treated in a manner different from that described above. There are a number of possible alternative characterizations of the redemption transaction that might be asserted by the IRS, including, without limitation, either a non-redemption distribution of cash by Southern Union to the stockholder, or a distribution of cash by Southern Union to ETE, followed by a payment of such cash by ETE to the stockholder. Any such alternative characterization of the redemption transaction, if sustained, could have results that are materially more adverse to Southern Union stockholders, including Southern Union stockholders who do not receive any cash in the merger, than the results discussed above. For example, each Southern Union stockholder could be considered to have received a dividend distribution, taxable to the full extent thereof and without reduction for any portion of such stockholder’s basis. Southern Union stockholders should consult their own tax advisors regarding such matters. Moreover, the discussion earlier in this heading with respect to the redemption transaction (to the effect that such transaction will be treated generally as a taxable sale of a portion of a Southern Union stockholder’s common shares to Southern Union) may not be applicable to any Southern Union stockholder who owns, directly or indirectly, actually or constructively, any interest in ETE not acquired in the merger, or who will be considered after the merger to own, under complex rules of constructive ownership, any Southern Union stock actually owned by ETE and constructively owned by another partner in ETE; such stockholders should consult their own tax advisors regarding the tax consequences to them of the redemption transaction.

The percentage of a Southern Union stockholder’s stock that is considered to have been redeemed by Southern Union in the redemption transaction (the “stockholder’s redemption percentage”) can be determined by multiplying the stockholder’s cash percentage by a fraction, the numerator of which is the cash proceeds received, if any, by CCE Holdings in connection with the Citrus Merger (not to exceed $1,450,000,000) (the “Company Cash Funds”), and the denominator of which is the sum of the Company Cash Funds and the amount of cash deposited by ETE with the exchange agent pursuant to clause (i) of section 2.3(a) of the merger agreement. The effect of this formula is to treat the cash received by each Southern Union stockholder in the merger as having been provided by Southern Union (in the redemption transaction) and ETE (in the sale transaction) proportionately to the total relative contributions of CCE Holdings (the Company Cash Funds arising in the Citrus Merger) and ETE to the cash portion of the merger consideration received by all stockholders. The percentage of a Southern Union stockholder’s stock that is considered sold to ETE in the sale transaction (the “stockholder’s sale percentage”) will be equal to the excess of the stockholder’s cash percentage over the stockholder’s redemption percentage.

In order to determine the amount of cash considered received by a Southern Union stockholder in the redemption transaction, the same formula set out above will be used, that is, one will multiply the total amount of cash received by the stockholder in the merger by a fraction, the numerator of which is the Company Cash Funds, and the denominator of which is the sum of the Company Cash Funds and the amount of cash deposited by ETE with the exchange agent pursuant to clause (i) of section 2.3(a) of the merger agreement. The remainder of the cash received by the stockholder will be considered to have been received in the sale transaction.

Consequences to Southern Union

No gain or loss will be recognized by Southern Union as a result of the merger.

Withholding

A portion of the merger consideration (including ETE common units) payable to Southern Union stockholders who are foreign person, who are subject to backup withholding, or who do not, or are unable to, certify their U.S. taxpayer identification numbers and other required information may be withheld and paid over to the IRS or other taxing authorities in accordance with applicable law.

Certain U.S. Federal Income Tax Consequences of Receiving ETE Common Units in the Merger

The following discussion describes certain U.S. federal income tax consequences that pertain to those Southern Union stockholders who receive common units in the merger. For a general discussion of the tax consequences of ETE common units, see “—U.S. Federal Income Taxation of ETE and its Unitholders.”

Treatment of ETE as an Investment Company

As discussed above, Southern Union and ETE intend that the merger be treated for U.S. federal income tax purposes as a contribution of Southern Union common stock to ETE that qualifies under Section 721(a) of the Internal Revenue Code to the extent a Southern Union stockholder receives ETE common units as merger consideration. In order for the contribution to qualify under Section 721(a) of the Internal Revenue Code, among other things, ETE must not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code.

Section 721(b) of the Internal Revenue Code provides that Section 721(a) of the Internal Revenue Code will not apply to gain realized on a transfer of property to a partnership which would be treated as an investment company (within the meaning of Section 351 of the Internal Revenue Code) if the partnership were incorporated. In general, Section 351(e) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder define an investment company to mean any corporation more than 80% of the value of whose assets are held for investment and are stocks or securities as defined by the statute. In the case of stock and securities of a corporate subsidiary, the stock and securities of such corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the voting power or value of the subsidiary corporation’s stock. The Treasury Regulations also provide that the determination of whether an entity is an investment company will ordinarily be made by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.

The determination of whether ETE will be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code will be based on the relative value of the assets held by ETE and Southern Union immediately after the merger and any plan to transfer assets of Southern Union in existence at that time. As a condition to closing, ETE will receive an opinion from its special tax counsel, Bingham McCutchen LLP, that ETE should not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code. This conclusion will be based in part on representations made by officers of ETE, Southern Union, and Merger Sub regarding the value of the assets of ETE and Southern Union immediately after the merger and the existence of any plan to transfer assets of Southern Union. Because this conclusion will depend on the value of the assets of ETE and Southern Union immediately after the merger, no assurance can be given at this time that ETE will not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code. A substantial change in the relative values of the assets held by ETE and Southern Union between now and the time of the merger may result in ETE being treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code, such that Bingham McCutchen LLP will not be able to render its opinion. Provided that this is not the case and Bingham McCutchen LLP is able to issue its opinion at closing, the IRS will not be bound by this opinion and may still challenge the valuations used in determining whether less than 80% of the value of the assets held by ETE immediately after the merger are held for investment and are stocks or securities as defined by the statute. In addition, Southern Union may contribute or transfer assets to ETE or a wholly owned subsidiary of ETE immediately after the merger in exchange for a partnership interest in ETE. There is uncertainty as to whether any interest in ETE acquired by Southern Union should be included in this calculation. Bingham McCutchen LLP is not aware of any authority that specifically addresses whether such interest should be included in the calculation or disregarded because it is an interest in the entity being tested under Section 721(b) of the Internal Revenue Code. Bingham McCutchen LLP is of the opinion that if Southern Union were to acquire such an interest in ETE immediately following the merger, or pursuant to a plan in existence at the time of the merger, then such interest should be disregarded in determining whether ETE is an investment company for purposes of Section 721(b) of the Internal Revenue Code. Such conclusion, however, is not free from doubt.

If the IRS or a court were to conclude that ETE was an investment company immediately following the merger, then section 721(a) of the Internal Revenue Code would not apply with respect to a Southern Union stockholder that receives ETE common units as merger consideration and such Southern Union stockholder would be treated as having sold in a taxable transaction his Southern Union common stock to ETE for cash in an amount equal to the value of the ETE common units he receives. The discussion below is based on Bingham McCutchen LLP issuing an opinion at closing that ETE should not be treated as an investment company for purposes of Section 721(b) of the Internal Revenue Code immediately following the merger and such treatment being respected.

Tax Consequences of Selling Common Units Received in the Merger

For a discussion of the tax consequences to a Southern Union stockholder from selling ETE common units received in the merger see “—U.S. Federal Income Taxation of ETE and its Unitholders—Disposition of ETE Common Units.”

Tax Consequences of Owning ETE Common Units Received in the Merger

For a general discussion of the tax consequences to a Southern Union stockholder of owning ETE common units received as merger consideration see “—U.S. Federal Income Taxation of ETE and its Unitholders—Tax Consequences of Unit Ownership.” In addition to the tax consequences discussed therein, a Southern Union stockholder that receives and holds ETE common units as a result of the merger will be subject to special rules that may result in such former Southern Union stockholder recognizing additional taxable gain or income (see also “—Tax Consequences of Subsequent Transactions to Southern Union and Former Southern Union Stockholders Holding ETE Common Units” below).

Under Section 704(c)(1) of the Internal Revenue Code, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but was not recognized, for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”), if the partnership sells such property at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. In addition, Section 737 of the Internal Revenue Code may require the recognition of at least a contributing partner’s deferred “built-in gain” upon the distribution by the partnership to that contributing partner of other partnership property (other than money) within seven years of the contribution of the appreciated property to the partnership. If ETE were subsequently to engage in a transaction described in either Section 704(c)(1) or Section 737, a former Southern Union stockholder treated as contributing all or a portion of its Southern Union common stock to ETE may be required to recognize such “built-in gain.”

Section 707(a) of the Internal Revenue Code and the Treasury Regulations thereunder create a presumption that any distributions of cash or other property made to a partner that contributed property within two years of the distribution will be treated as a payment in consideration for the property otherwise treated as contributed to the partnership in exchange for a partnership interest, with certain limited exceptions, including an exception for “operating cash flow distributions.” For this purpose, an “operating cash flow distribution” is any distribution, including, but not limited to, a complete or partial redemption distribution, that does not exceed the product of the “net cash flow from operations” (as defined in the applicable Treasury Regulations) of ETE for the year multiplied by the lesser of the partner’s percentage interest in overall partnership profits for that year or the partner’s percentage interest in overall partnership profits for the life of the partnership. If ETE makes a distribution within two years of the merger that does not qualify for one of the specific exceptions, the former Southern Union stockholder will have to report that distribution to the IRS and will bear the burden of demonstrating that facts and circumstances clearly establish that the distribution was not part of a sale transaction. If a distribution to a former Southern Union stockholder within two years of the merger is treated as part of a deemed sale transaction under Section 707(a) of the Internal Revenue Code, such former stockholder will recognize gain or loss in an amount equal to the difference between (i) the amount of cash and the fair market value of the property received and (ii) such person’s adjusted tax basis in the Southern Union common stock deemed to have been sold. Such gain or loss will be recognized in the year of the merger, and, if the former stockholder has already filed a tax return for the year of the merger, the former stockholder may be required to file an amended return. In such a case, the former stockholder may also be required to report some amount of imputed interest income.

Accordingly, even if the merger is treated as a tax-deferred contribution of a portion of Southern Union common stock to ETE in exchange for ETE common units under Section 721 of the Internal Revenue Code, former Southern Union stockholders could be required to recognize part or all of the “built-in gain” on their shares deferred as a result of the merger if ETE (a) sells or otherwise disposes of, or is considered to sell or otherwise to dispose of, Southern Union common stock in a taxable transaction at any time (including by reason of ETE’s receipt of a distribution with respect to its shares in Southern Union that exceeds the current and accumulated earnings and profits of Southern Union and ETE’s basis in the shares of Southern Union), (b) distributes any Southern Union common stock to another unitholder within seven years of the merger, (c) distributes any ETE property other than money or Southern Union common stock to a former Southern Union stockholder within seven years of the merger, or (d) makes any distribution (other than an “operating cash flow distribution”) to a former Southern Union stockholder within two years of the merger. No provision of the ETE partnership agreement prohibits any of these events from occurring, even if the event would result in a former Southern Union stockholder recognizing part or all of the gain intended to be deferred pursuant to the merger.

If ETE is unable to determine the correct tax basis of Southern Union common stock acquired from any former Southern Union stockholder in exchange for ETE common units in the merger, the amount of gain reported by ETE to the IRS with respect to such stockholder upon such a transaction may be substantially greater than the correct amount.

Tax Consequences of Subsequent Transactions to Southern Union and Former Southern Union Stockholders Holding ETE Common Units

ETE may cause Southern Union to merge certain of its subsidiaries into subsidiaries of ETE or otherwise transfer such subsidiaries to ETE, which in either case, would be treated for U.S. federal income tax purposes as a contribution by Southern Union of such subsidiaries and their respective assets to ETE in exchange for an interest in ETE. The tax consequences to Southern Union of such transactions are not certain. No ruling is expected to be sought from the IRS as to the income tax consequences to Southern Union of such transactions. While ETE intends to take the position that such transactions do not result in gain or loss to Southern Union if undertaken, it is possible that the IRS could challenge this determination and apply legal principles or assert factual determinations that result in tax consequences that are materially different from this intended treatment.

For example, proposed Treasury Regulations Section 1.337(d)-3, which if finalized in their current form would be effective for transactions occurring after March 9, 1989, applies when a partnership, directly or indirectly owns, acquires or distributes the stock of a partner. Under these proposed rules, a partner recognizes gain when it is treated as increasing its indirect interest in its own stock owned by the partnership in exchange for its indirect interest in appreciated property (the “deemed redemption” rule). Under the deemed redemption rule, a corporate partner in a partnership recognizes gain at the time of, and to the extent that, any transaction (or series of transactions) has the economic effect of an exchange by the partner of its interest in appreciated property owned or acquired by the partnership for an interest in the stock of the partner owned, acquired, or distributed by the partnership. The economic effect of an exchange of property for stock may occur when the partner contributes property to a partnership which owns stock of a partner. It may also occur when a partnership acquires the stock of a partner or when a partnership makes disproportionate distributions.

Therefore, if the IRS were to seek to apply the principles of the Proposed Regulations or the Proposed Regulations otherwise were finalized in a manner that applied to these transactions, Southern Union could be treated as redeeming a portion of its common stock in exchange for a portion of its interest in appreciated property (i.e., its interest in the contributed assets). In such a case, Southern Union would recognize gain to the extent that the fair market value of the assets deemed paid in redemption of Southern Union common stock exceeded its adjusted tax basis in such assets. The deemed redemption could also result in the receipt of a taxable dividend by ETE.

In addition (or in the alternative), the IRS could assert that Southern Union should be treated as having distributed a portion of its assets to ETE as a result of such transactions. If such an assertion were successful, the deemed distribution would be treated as a sale of those assets by Southern Union in a fully taxable transaction. In that event, Southern Union would recognize gain equal to the amount, if any, by which the fair market value of the assets deemed distributed exceeded the adjusted basis of those assets to Southern Union. In no event, however, would Southern Union be permitted to recognize a loss for tax purposes if these characterizations were to apply. In such a case, ETE likely would be deemed in receipt of a distribution from Southern Union. Such distribution would be taxable as a dividend to the extent of Southern Union’s current and accumulated earnings and profits, and then be treated as a return of capital to the extent of ETE’s basis in its Southern Union common stock. Any amount of the distribution that is in excess of such basis will be treated as gain from the sale or exchange of Southern Union stock and allocated as described in the next paragraph.

If the transactions are undertaken, ETE intends to structure such transactions in a manner so as to avoid the implication under the deemed redemption rule that Southern Union is increasing its interest in its own stock as a result of the transactions, but there can be no assurance that such structure will be effective for that purpose or that the IRS will not assert that a dividend or sale or exchange with respect to Southern Union common stock held by ETE occurred if ETE undergoes such transactions. If any distribution is treated as a sale or exchange of redeemed Southern Union common stock, the principles of Section 704(c) of the Internal Revenue Code (described above) would require any gain recognized from the deemed sale or exchange to be allocated to former Southern Union stockholders to the extent such gain is attributable to their “built-in gain” that was realized but not recognized at the time of the merger.

U.S. Federal Income Taxation of ETE and its Unitholders

This section is a summary of the material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Latham & Watkins LLP, counsel to ETE’s general partner and ETE, insofar as it relates to legal conclusions with respect to matters of U.S. federal income tax law.

The following discussion does not address all federal income tax matters affecting ETE or its unitholders. Moreover, this discussion focuses on unitholders who are individual citizens or residents of the U.S. and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to special tax treatment, such as tax-exempt organizations, foreign persons, IRAs, real estate investment trusts (REITs) or mutual funds. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Prospective unitholders are strongly encouraged to consult their tax advisors in analyzing the state, local, foreign and other tax consequences particular to them of the ownership or disposition of ETE common units.

No ruling has been or is expected to be requested from the IRS regarding any matter affecting ETE or prospective unitholders. Instead, ETE expects to rely on opinions of Latham & Watkins LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements expressed herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the ETE common units and the prices at which ETE common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to ETE unitholders and ETE’s general partner and thus will be borne indirectly by ETE unitholders and ETE’s general partner. Furthermore, the tax treatment of ETE, or of an investment in ETE, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Latham & Watkins LLP. It must be emphasized that this opinion is based on various assumptions and representations as to factual matters (please read “— Partnership Status”), including representations made by ETE in a factual certificate provided by one of ETE’s officers. In addition, this opinion is based upon ETE’s factual representations set forth in this document.

For the reasons described below, Latham & Watkins LLP has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose ETE common units are loaned to a short seller to cover a short sale of ETE common units (please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales”); (ii) whether ETE’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of ETE Common Units— Allocations Between Transferors and Transferees”); and (iii) whether ETE’s method for depreciating Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Disposition of ETE Common Units—Uniformity of Units”).

Partnership Status

For U.S. federal income tax purposes, a partnership is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his U.S. federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to herein as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” ETE’s qualifying income includes income and gains derived from the transportation, processing, storage and marketing of crude oil, natural gas and products thereof, the retail and wholesale marketing of propane, the transportation of propane and natural gas liquids, certain related hedging activities, and ETE’s allocable share of ETP and Regency’s income from these sources. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. ETE estimates that less than 4% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by ETE and its general partner and a review of the applicable legal authorities, Latham & Watkins LLP is of the opinion that at least 90% of ETE’s current gross income constitutes qualifying income. The portion of ETE’s income that is qualifying income may change from time to time.

No ruling has been or is expected to be sought from the IRS and the IRS has made no determination as to ETE’s status for U.S. federal income tax purposes or whether ETE’s operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Moreover, no ruling has been or is expected to be sought from the IRS and the IRS has made no determination as to ETP’s or Regency’s status for U.S. federal income tax purposes or whether ETP’s or Regency’s operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, ETE will rely on the opinion of Latham & Watkins LLP on such matters. It is the opinion of Latham & Watkins LLP that, based upon the Internal Revenue Code, Treasury Regulations, Revenue Rulings published by the IRS, court decisions and the representations described below that ETE will be classified as a partnership for U.S. federal income tax purposes.

In rendering its opinion, Latham & Watkins LLP has relied on factual representations made by ETE and its general partner. The representations made by ETE and its general partner upon which Latham & Watkins LLP has relied include:

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The factual statements and representations set forth in this registration statement and the form of joint proxy statement/prospectus contained in this registration statement were all true at the time they were made, and continue to be true in all respects;

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The merger and the other transactions contemplated in the merger agreement will be carried out in accordance with the terms of the merger agreement and as described in this registration statement and the form of joint proxy statement/prospectus contained in this registration statement, and none of the material terms and conditions in the merger agreement have been or will be waived or modified;

•	At all times since its formation, ETE’s taxable year has been the calendar year for United States federal income tax purposes;

•	Neither ETE nor ETP or Regency has elected or will elect to be treated as a corporation;

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For each taxable year, more than 90% of ETE’s gross income has been and will be income of the type that Latham & Watkins LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code;

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Each hedging transaction that ETE treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by ETE or its subsidiaries in activities of the type that Latham & Watkins LLP. has opined or will opine result in qualifying income; and that

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No amount of interest received by ETE or its subsidiaries has been (i) derived in the conduct of a financial or insurance business, or (ii) determined or based, in whole or in part, on the net income or profits of any person.

ETE believes that these representations have been true in the past and expects that these representations will continue to be true in the future.

If ETE fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require ETE to make adjustments with respect to ETE unitholders or pay other amounts), ETE will be treated as if ETE had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which ETE fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in ETE. This deemed contribution and liquidation should be tax-free to unitholders and ETE so long as ETE, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, ETE would be treated as a taxable C-corporation for U.S. federal income tax purposes.

If ETE was taxed as a C-corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, ETE’s items of income, gain, loss and deduction would be reflected only on ETE’s tax return rather than being passed through to ETE’s unitholders, and ETE’s net income would be taxed to ETE at corporate rates. Moreover, if ETP or Regency were taxable as a corporation in any taxable year, ETE’s share of ETP’s or Regency’s items of income, gain, loss and deduction would not be passed through to ETE, and ETP or Regency would pay tax on its income at corporate rates. If ETE, ETP or Regency were taxable as corporations, losses recognized by ETP or Regency would not flow through to ETE or ETE’s losses would not flow through to ETE’s unitholders, as the case may be. In addition, any distribution made by ETE to a unitholder (or by ETP or Regency to ETE) would be treated as either taxable dividend income, to the extent of ETE’s current and accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his ETE common units (or ETE’s tax basis in its interest in ETP or Regency), or taxable capital gain, after the unitholder’s tax basis in his ETE common units (or ETE’s tax basis in its interest in ETP or Regency) is reduced to zero. Accordingly, taxation of ETE, ETP or Regency as a C-corporation would result in a material reduction in a unitholder’s cash flow and after-tax return attributable to ETE’s common units, and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Latham & Watkins LLP’s opinion that ETE, ETP and Regency will be classified as a partnership for U.S. federal income tax purposes.

Limited Partner Status

ETE unitholders will be treated as partners of ETE for U.S. federal income tax purposes. Also, unitholders whose ETE common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their ETE common units will be treated as partners of ETE for U.S. federal income tax purposes.

A beneficial owner of ETE common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for U.S. federal income tax purposes. Please read “—Tax Consequences of Unit Ownership—Treatment of Short Sales” below.

Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for U.S. federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for U.S. federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to their tax consequences of holding ETE common units. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in ETE for U.S. federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections” below, ETE will not pay any U.S. federal income tax. Instead, each unitholder will be required to report on his income tax return his share of ETE’s income, gains, losses and deductions without regard to whether ETE makes cash distributions to him. Consequently, ETE may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of ETE’s income, gains, losses and deductions for ETE’s taxable year ending with or within his taxable year. ETE’s taxable year ends on December 31.

Treatment of Distributions

Distributions by ETE to a unitholder generally will not be taxable to the unitholder for U.S. federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his ETE common units immediately before the distribution. ETE’s cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the ETE common units, taxable in accordance with the rules described under “—Disposition of ETE Common Units” below. Any reduction in a unitholder’s share of ETE’s liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by ETE of cash to that unitholder. To the extent ETE’s distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “—Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in ETE because of its issuance of additional ETE common units will decrease his share of ETE’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his ETE common units, if the distribution reduces the unitholder’s share of ETE’s “unrealized receivables,” including depreciation recapture, depletion recapture and/or substantially appreciated “inventory items,” each as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with ETE in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

In addition, as discussed above under “Certain U.S. Federal Income Tax Consequences of Receiving ETE Common Units in the Merger—Tax Consequences of Owning ETE Common Units Received in the Merger,” distributions by ETE to unitholders who receive ETE common units in the merger may be taxable in certain circumstances.

Ratio of Taxable Income to Distributions

ETE estimates that a holder of ETE common units received in the merger who owns those common units from the date of closing of the merger through the record date for distributions for the period ending December 31, 2013, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be 20% or less of the cash distributed with respect to that period. Thereafter, ETE anticipates that the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and on certain other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, legislative, competitive and political uncertainties beyond ETE’s knowledge or control. Further, these estimates are based on current tax law and tax reporting positions that ETE expects to adopt and with which the IRS could disagree. Accordingly, ETE cannot assure you that these estimates will prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower than expected, and any such differences could be material and could materially affect the value of the ETE common units. For example, the ratio of allocable taxable income to cash distributions to a recipient of ETE common units will be greater, and perhaps substantially greater, than ETE’s estimate with respect to the period described above if:

•	gross income from operations exceeds the amount required to make minimum quarterly distributions on all units, yet ETE only distributes the minimum quarterly distributions on all units; or

•

ETE makes a future offering of ETE common units and uses the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depreciation or amortization for U.S. federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate applicable to ETE’s assets at the time of the merger.

Basis of ETE Common Units

As described above under the heading “U.S. Federal Income Tax Consequences of the Merger,” each Southern Union stockholder’s initial tax basis in his ETE common units will be the pro rata portion of the stockholder’s adjusted tax basis in his Southern Union common stock not attributable to the receipt of cash by such stockholder at the closing of the Merger plus his share of ETE’s nonrecourse liabilities. That basis will be increased by his share of ETE’s income and by any increases in his share of ETE’s nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from ETE, by the unitholder’s share of ETE’s losses, by any decreases in his share of ETE’s nonrecourse liabilities and by his share of ETE’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of ETE’s debt that is recourse to its general partner to the extent of the general partner’s “net value” as defined in regulations under Section 752 of the Internal Revenue Code, but will have a share, generally based on his share of profits, of ETE’s nonrecourse liabilities. Please read “—Disposition of ETE Common Units—Recognition of Gain or Loss” below.

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of ETE’s losses will be limited to his tax basis in his ETE units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations) to the amount for which the unitholder is considered to be “at risk” with respect to ETE’s activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his ETE common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of ETE’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in ETE, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of his units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of ETE’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the Internal Revenue Code contains certain passive loss limitations, which generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. The application of the passive loss limitations to tiered publicly traded partnerships is uncertain. ETE presently expects to take the position that any passive losses ETE generates that are reasonably allocable to ETE’s investment in ETP or Regency will only be available to offset ETE’s passive income generated in the future that is reasonably allocable to its investment in ETP or Regency and will not be available to offset income from other passive activities or investments, including other investments in private businesses or investments ETE may make in other publicly traded partnerships. Moreover, because the passive loss limitations are applied separately with respect to each publicly traded partnership, any passive losses ETE generates will not be available to offset your income from other passive activities or investments, including your investments in other publicly traded partnerships, such as ETP or Regency, or your salary, active business or other income. Further, your share of ETE’s net income may be offset by any suspended passive losses from your investment in ETE, but may not be offset by your current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder’s share of income ETE generates may be deducted in full when he disposes of his entire investment in ETE in a fully taxable transaction with an unrelated party.

The IRS could take the position that for purposes of applying the passive loss limitation rules to tiered publicly traded partnerships, such as ETE, Regency and ETP, the related entities are treated as one publicly traded partnership. In that case, any passive losses ETE generates would be available to offset income from your investments in ETP and Regency. However, passive losses that are not deductible because they exceed a unitholder’s share of income ETE generates would not be deducible in full until a unitholder disposes of his entire investment in ETE, ETP and Regency in a fully taxable transaction with an unrelated party.

The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	ETE’s interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of ETE’s portfolio income will be treated as investment income.

Entity-Level Collections

If ETE is required or elect under applicable law to pay any Federal, state, local or foreign income tax on behalf of any unitholder or its general partner or any former unitholder, ETE is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf such payment was made. If the payment is made on behalf of a person whose identity cannot be determined, ETE is authorized to treat the payment as a distribution to all current unitholders. ETE is authorized to amend its partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under its partnership agreement is maintained as nearly as is practicable. Payments by ETE as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

In general, if ETE has a net profit, its items of income, gain, loss and deduction will be allocated among its general partner and the unitholders in accordance with their percentage interests in ETE. If ETE has a net loss, that loss will be allocated first to its general partner and the unitholders in accordance with their percentage interests in ETE to the extent of their positive capital accounts and, second, to ETE’s general partner.

Specified items of ETE’s income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of its assets immediately prior to the closing of the merger, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as reverse Section 704(c) Allocations, to a unitholder receiving ETE common units in the merger will be essentially the same as if the tax bases of ETE’s assets were equal to their fair market values at the time of the merger. In the event ETE issues additional ETE common units or engages in certain other transactions in the future, “additional reverse Section 704(c) Allocations,” similar to the reverse Section 704(c) Allocations described above, will be made to the general partner and all of ETE’s unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by ETE at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although ETE does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of ETE’s income and gain will be allocated in an amount and manner sufficient to eliminate such negative capital account balances as quickly as possible.

The shares of Southern Union common stock ETE acquires in the merger in exchange for ETE common units will also be subject to Section 704(c) Allocations described above. As a result, income, gain, loss and deductions attributable to such Southern Union common stock will be allocated for U.S. federal income tax purposes in a manner such that the Southern Union stockholders receiving ETE common units in the merger will be charged with, or benefit from, the unrealized gain or unrealized loss associated with their Southern Union common stock at the time of the merger. The amount of unrealized gain or loss generally is equal to the difference between a unitholder’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity.” Pursuant to the Section 704(c) Allocations, if the Southern Union common stock acquired by ETE in exchange for ETE common units in the merger is sold after the merger, gain equal to any Book-Tax Disparity remaining at the time of such sale must be allocated exclusively to the Southern Union stockholders who received ETE common units in the Merger.

An allocation of items of ETE’s income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in ETE, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to ETE;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Latham & Watkins LLP is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of ETE Common Units—Allocations Between Transferors and Transferees,” allocations under ETE’s partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered to have disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

As a result, during this period:

•	any of ETE’s income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	while not entirely free from doubt, all such distributions would appear to be taxable for U.S. federal income tax purposes as ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Latham & Watkins LLP has not rendered an opinion regarding the tax treatment of a unitholder whose ETE common units are loaned to a short seller to cover a short sale of ETE common units Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “—Disposition of ETE Common Units—Recognition of Gain or Loss” below.

Alternative Minimum Tax

Each unitholder will be required to take into account his distributive share of any items of ETE’s income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates

Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 15%. These rates are scheduled to sunset after December 31, 2012, and, further, are subject to change by new legislation at any time.

The recently enacted Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 is scheduled to impose a 3.8% Medicare tax on certain net investment income earned by individuals, estates and trusts for taxable years beginning after December 31, 2012. For these purposes, net investment income generally includes a unitholder’s allocable share of ETE’s income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of

(i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

ETE has made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “—Disposition of ETE Common Units—Constructive Termination.” The election will generally permit ETE to adjust a common unit purchaser’s tax basis in its assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply with respect to a person who purchases ETE common units directly from ETE. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders.

Where the remedial allocation method is adopted (which ETE has historically done), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property that is subject to depreciation under Section 168 of the Internal Revenue Code and whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity (with any balance of the Section 743(b) adjustment taken into account as if it were newly placed in service property). To the extent the Section 743(b) adjustment is attributable to recovery property that is subject to depreciation under Section 167 or is attributable to an amortizable Section 197 intangible, if ETE elects a method other than the remedial method with respect to goodwill property, the depreciation and amortization methods and useful lives associated with the Section 743(b) adjustment may differ from the methods and useful lives generally used to depreciate the inside basis in such properties. Under ETE’s partnership agreement, ETE’s general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these and any other Treasury Regulations. Please read “—Disposition of ETE Common Units”—“Uniformity of Units.”

A unitholder’s tax basis for his common units is reduced by his share of ETE’s deductions (whether or not such deductions were claimed on an individual’s income tax return) so that any position ETE takes that understates deductions will overstate the common unitholder’s basis in his ETE common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read—Disposition of ETE Common Units—Recognition of Gain or Loss.” Latham & Watkins LLP is unable to opine as to whether ETE’s method for depreciating Section 743 adjustments is sustainable for property subject to depreciation under Section 167 of the Internal Revenue Code, as there is no direct or indirect controlling authority addressing the validity of these positions. Please see “—Disposition of ETE Common Units—Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of ETE’s assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation deductions and his share of any gain or loss on a sale of ETE’s assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of ETE’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in ETE if ETE has a substantial built-in loss immediately after the transfer, or if ETE distributes property and there is a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of ETE’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among ETE’s assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by ETE to its tangible assets or the tangible assets owned by ETP or Regency to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than ETE’s tangible assets. ETE cannot assure you that the determinations ETE makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in ETE’s opinion, the expense of compliance exceed the benefit of the election, ETE may seek permission from the IRS to revoke ETE’s Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

ETE uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in income his share of ETE’s income, gain, loss and deduction for its taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of ETE’s taxable year but before the close of his taxable year must include his share of ETE’s income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of ETE’s income, gain, loss and deduction. Please read “— Disposition of ETE Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of ETE’s assets and ETP’s and Regency’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The U.S. federal income tax burden associated with the difference between the fair market value of ETE’s assets and their tax basis immediately prior to (i) the merger will be borne the unitholders immediately prior to the merger and (ii) any other offering will be borne by the partnership’s unitholders as of that time. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, ETE may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “—Uniformity of Units.” Property ETE subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If ETE, ETP or Regency disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property ETE owns or ETP or Regency owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in ETE. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of ETE Common Units—Recognition of Gain or Loss.”

The costs ETE incurs in selling its units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably, or upon ETE’s termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by ETE, and as syndication expenses, which may not be amortized by ETE. The underwriting discounts and commissions ETE incurs will be treated as syndication expenses.

Valuation and Tax Basis of ETE’s Properties

The U.S. federal income tax consequences of the ownership and disposition of units will depend in part on ETE’s estimates of the relative fair market values, and the tax bases, of ETE’s assets and ETP’s and Regency’s assets. Although ETE may from time to time consult with professional appraisers regarding valuation matters, ETE will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If ETE’s estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and may incur interest and penalties with respect to those adjustments.

Disposition of ETE Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of ETE’s nonrecourse liabilities. Because the amount realized includes a unitholder’s share of ETE’s nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from ETE that in the aggregate were in excess of cumulative net taxable income for an ETE common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the ETE common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15%. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” ETE owns or ETP or Regency owns. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify ETE common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis ETE common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, he may designate specific ETE common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of ETE common units transferred must consistently use that identification method for all subsequent sales or exchanges of ETE common units. A unitholder considering the acquisition of additional ETE common units or a sale of units acquired in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract,

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, ETE’s taxable income and losses will be determined annually, will be prorated on a monthly basis and will be apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which ETE refers to in this disclosure as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of ETE’s assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships employ such simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. Recently, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are subject to change until final Treasury Regulations are issued. Accordingly, Latham & Watkins LLP is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been definitively resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, ETE’s taxable income or losses might be reallocated among the unitholders. ETE is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of ETE’s income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify ETE in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify ETE in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, ETE is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify ETE of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the U.S. and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

ETE will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in ETE’s capital and profits within a twelve-month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. Likewise, ETP or Regency will be considered to have terminated its partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in the capital and profits of ETP or Regency, as applicable, within a twelve-month period. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of ETE’s taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in ETE filing two tax returns (and unitholders could receive two Schedules K-1 if the relief discussed below is not available) for one fiscal year and the cost of the preparation of these returns will be borne by all common unitholders. ETE’s termination, or the termination of ETP or Regency, currently would not affect ETE’s classification or the classification of ETP or Regency as a partnership for U.S. federal income tax purposes, but instead, ETE or ETP or Regency, as applicable, would be treated as a new partnership for tax purposes. ETE (or ETP or Regency, as the case may be) would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of ETE’s deductions for depreciation. A termination could also result in penalties if ETE was unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject ETE to, any tax legislation enacted before the termination. The IRS has recently announced a publicly traded partnership technical termination relief procedure whereby if a publicly traded partnership that has technically terminated requests publicly traded partnership technical termination relief and the IRS grants such relief, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

ETE cannot match transferors and transferees of units. ETE endeavors to maintain uniformity of the economic and tax characteristics of the units to a subsequent purchaser of these units. In the absence of uniformity, ETE may be unable to comply completely with a number of U.S. federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

ETE intends to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of ETE’s assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “—Tax Consequences of Unit Ownership—Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, ETE will apply the rules described in the Treasury Regulations and legislative history. If ETE determines that this position cannot reasonably be taken, ETE may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in ETE’s assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if ETE determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If ETE chooses not to utilize this aggregate method, ETE may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “—Tax Consequences of Unit Ownership— Section 754 Election,” Latham & Watkins LLP has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “—Disposition of ETE Common Units—Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before acquiring or investing in the ETE common units.

Employee benefit plans and most other organizations exempt from U.S. federal income tax, including individual retirement accounts and other retirement plans, are subject to U.S. federal income tax on their unrelated business taxable income. Virtually all of ETE’s income allocated to a unitholder that is a tax-exempt organization is expected to be unrelated business taxable income and consequently will be taxable to such holders.

Non-resident aliens and foreign corporations, trusts or estates that own ETE common units will be considered to be engaged in business in the U.S. because of the ownership of such units. As a consequence, they will be required to file U.S. federal tax returns to report their share of ETE’s income, gain, loss or deduction and pay U.S. federal income tax at regular rates on their share of ETE’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, ETE’s quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to ETE’s transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require ETE to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of ETE’s earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the U.S. and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

A foreign unitholder who sells or otherwise disposes of an ETE common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of an ETE common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of ETE’s common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of ETE’s assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the ETE common units or the five-year period ending on the date of disposition. Currently, more than 50% of ETE’s assets consist of U.S. real property interests and ETE does not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to U.S. federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

ETE intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of ETE’s income, gain, loss and deduction for ETE’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, ETE will take various accounting and reporting positions, some of which have been mentioned above, to determine each unitholder’s share of income, gain, loss and deduction. ETE cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither ETE nor Latham & Watkins LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit ETE’s U.S. federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to ETE’s returns as well as those related to ETE’s returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. ETE’s partnership agreement names its general partner as its Tax Matters Partner.

The Tax Matters Partner has made and will make some elections on ETE’s behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in ETE’s returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in ETE to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate. The Tax Matters Partner may select the forum for judicial review, and, if the Tax Matters Partner selects the Court of Federal Claims or a District Court, rather than the Tax Court, partners may be required to pay any deficiency asserted by the IRS before judicial review is available.

A unitholder must file a statement with the IRS identifying the treatment of any item on his U.S. federal income tax return that is not consistent with the treatment of the item on ETE’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in ETE as a nominee for another person are required to furnish to ETE:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;

•	whether the beneficial owner is:

(1)	a person that is not a U.S. person;

(2)	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

(3)	a tax-exempt entity;

•	the amount and description of units held, acquired or transferred for the beneficial owner; and

•

specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to ETE. The nominee is required to supply the beneficial owner of the units with the information furnished to ETE.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or

•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, ETE must disclose the pertinent facts on its tax return. In addition, ETE will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which ETE does not believe includes ETE, or any of its investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. ETE does not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If ETE was to engage in a “reportable transaction,” ETE (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. ETE’s participation in a reportable transaction could increase the likelihood that its U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “—Tax Exempt Organization and Other Investors—Administrative Matters—Information Returns and Audit Procedures.”

Moreover, if ETE was to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “—Accuracy-Related Penalties”;

•	for those persons otherwise entitled to deduct interest on Federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and

•	in the case of a listed transaction, an extended statute of limitations.

ETE does not expect to engage in any “reportable transactions.”

Recent Legislative Developments

The present U.S. federal income tax treatment of publicly traded partnerships, including ETE, ETP and Regency, or an investment in ETE’s common units may be modified by administrative, legislative or judicial interpretation at any time. For example, the U.S. House of Representatives has previously passed legislation that would provide for substantive changes to the definition of qualifying income and the treatment of certain types of income earned from profits interests in partnerships. It is possible that these legislative efforts could result in changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. As previously proposed, ETE does not believe any such legislation would affect its tax treatment as a partnership. However, any proposed legislation could be modified in a way that could affect ETE. ETE is unable to predict whether any of these changes, or other proposals, will ultimately be enacted. Any such changes could negatively impact the value of an investment in ETE common units.

State, Local, Foreign and Other Tax Considerations

In addition to U.S. federal income taxes, you may be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which ETE, ETP or Regency does business or owns property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in ETE. ETE, ETP or Regency may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which ETE does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require ETE, or ETE may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “—U.S. Federal Income Taxation of ETE and its Unitholders—Tax Consequences of Unit Ownership—Entity-Level Collections” above. Based on current law and ETE’s estimate of ETE’s future operations, ETE’s general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns that may be required of him. Latham & Watkins LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

DESCRIPTION OF ETE COMMON UNITS

ETE’s common units represent limited partner interests that entitle the holders to participate in ETE’s cash distributions and to exercise the rights and privileges available to limited partners under ETE’s partnership agreement. ETE’s outstanding common units trade on the NYSE under the symbol “ETE.” Please see “Comparison of Rights of ETE Unitholders and Southern Union Stockholders” for additional discussion of the rights pertaining to the ETE common units.

Transfer Agent and Registrar

American Stock Transfer & Trust Company serves as the registrar and transfer agent for ETE’s common units. ETE pay all fees charged by the transfer agent for transfers of units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a holder of a common unit; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of ETE’s cash distributions. ETE will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may resign, by notice to ETE, or be removed by ETE. The resignation or removal of the transfer agent will become effective upon ETE’s appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, ETE’s general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of ETE Common Units

By transfer of ETE common units in accordance with the ETE partnership agreement, each transferee of common units will be admitted as a unitholder with respect to the common units transferred when the transfer and admission is reflected in the books and records of ETE except in the circumstances described below. Additionally, each transferee of ETE common units:

•	represents that the transferee has the capacity, power and authority to become bound by the ETE partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, the ETE partnership agreement; and

•	gives the consents and approvals contained in the ETE partnership agreement.

An assignee will become a substituted limited partner of the partnership for the transferred common units automatically upon the recording of the transfer on the books and records of ETE except in the circumstances described below. The general partner will cause any transfers to be recorded on ETE’s books and records no less frequently than quarterly. Although ETE’s general partner is not prevented from withholding its consent to an assignee requesting admission as a substituted limited partner, ETE does not anticipate that its general partner will exercise this right.

ETE may, at its discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

ETE common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in the partnership for the transferred common units except in the circumstances described below.

Until an ETE common unit has been transferred on ETE’s books, ETE and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

ETE owns an interstate pipeline that is subject to rate regulation by FERC and as a result ETE’s general partner has the right under the partnership agreement to institute procedures, by giving notice to each of ETE’s unitholders, that would require transferees of ETE common units and, upon the request of ETE’s general partner, existing holders of ETE common units to certify that they are Eligible Holders. The purpose of these certification procedures is to enable ETE to utilize a federal income tax expense as a component of the pipeline’s rate base upon which tariffs may be established under FERC rate making policies applicable to entities that pass-through their taxable income to their owners. Eligible Holders are individuals or entities subject to United States federal income taxation on the income generated by ETE or entities not subject to United States federal income taxation on the income generated by ETE, so long as all of the entity’s owners are subject to such taxation. If these tax certification procedures are implemented, transferees of common units will be required to fill out a properly completed transfer application certifying, and ETE’s general partner, acting on ETE’s behalf, may at any time require each unitholder to re-certify:

•	that the transferee or unitholder is an individual or an entity subject to United States federal income taxation on the income generated by ETE; or

•

that, if the transferee unitholder is an entity not subject to United States federal income taxation on the income generated by ETE, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by ETE.

In the event that this notice (a “FERC Notice”) is given by ETE’s general partner, transfers of an ETE common unit will not be recorded by the transfer agent or recognized by ETE unless the transferee executes and delivers a properly completed transfer application. By executing and delivering a transfer application, the transferee of ETE common units:

•	becomes the record holder of the ETE common units and is an assignee until admitted into the partnership as a substituted limited partner;

•	automatically requests admission as a substituted limited partner in the partnership;

•	executes and agrees to be bound by the terms and conditions of the partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

•	grants powers of attorney to the officers of ETE’s general partner and any liquidator of ETE as specified in the partnership agreement;

•	gives the consents, covenants, representations and approvals contained in the partnership agreement; and

•	certifies:

•	that the transferee is an individual or is an entity subject to United States federal income taxation on the income generated by ETE; or

•

that, if the transferee is an entity not subject to United States federal income taxation on the income generated by ETE, as in the case, for example, of a mutual fund taxed as a regulated investment company or a partnership, all the entity’s owners are subject to United States federal income taxation on the income generated by ETE.

Following a FERC Notice, an assignee will become a substituted limited partner of ETE for the transferred ETE common units automatically upon the recording of the transfer on ETE’s books and records. ETE’s general partner will cause any unrecorded transfers for which a properly completed and duly executed transfer application has been received to be recorded on ETE’s books and records no less frequently than quarterly.

Following a FERC Notice, a transferee’s broker, agent or nominee may, but is not obligated to, complete, execute and deliver a transfer application. ETE is entitled to treat the nominee holder of an ETE common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Following a FERC Notice, in addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner of ETE for the transferred ETE common units. A purchaser or transferee of common units who does not execute and deliver a properly completed transfer application obtains only:

•	the right to assign the ETE common unit to a purchaser or other transferee; and

•	the right to transfer the right to seek admission as a substituted limited partner of ETE for the transferred ETE common units.

As a result, following a FERC Notice, a purchaser or transferee of ETE common units who does not execute and deliver a properly completed transfer application:

•	will not receive cash distributions;

•	will not be allocated any of ETE’s income, gain, deduction, losses or credits for federal income tax or other tax purposes;

•	may not receive some federal income tax information or reports furnished to record holders of ETE common units; and

•	will have no voting rights;

unless the ETE common units are held in a nominee or “street name” account and the nominee or broker has executed and delivered a transfer application and certification as to itself and any beneficial holders.

The transferor of ETE common units has a duty to provide the transferee with all information that may be necessary to transfer the ETE common units. The transferor does not have a duty to ensure that the transfer application by the transferee is executed and has no liability or responsibility if the transferee neglects or chooses not to execute and deliver a properly completed transfer application to the transfer agent.

COMPARISON OF RIGHTS OF ETE UNITHOLDERS AND SOUTHERN UNION STOCKHOLDERS

The rights of Southern Union stockholders are currently governed by Southern Union’s amended and restated certificate of incorporation (the “certificate of incorporation”), bylaws and the DGCL. After the merger, the rights of Southern Union’s former stockholders who have elected to receive shares of ETE common units will be governed by ETE’s certificate of limited partnership, ETE’s Third Amended and Restated Partnership Agreement, as amended, (the “partnership agreement”) and the Delaware Revised Uniform Limited Partnership Act, which is referred to as the “DRULPA.”

Set forth below is a discussion of the material differences between the rights of a holder of Southern Union common stock, on the one hand, and the rights of a holder of ETE common units on the other hand.

This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to the DGCL, the DRULPA and the constituent documents of Southern Union and ETE, as applicable.

ETE	Southern Union
Authorized Units / Capital Stock

ETE’s partnership agreement authorizes ETE to issue an unlimited number of additional limited partner interests and other equity securities that are senior to, equal in rank with or junior to the common units on terms and conditions established by ETE’s general partner in its sole discretion without the approval of ETE’s unitholders. However, ETE’s partnership agreement restricts ETE’s ability to issue any class of securities that ranks senior to the Series A Units.

As of October 24, 2011, ETE had issued and outstanding 222,972,708 common units, 3,000,000 Series A Units and a general partner interest.

Southern Union’s authorized capital stock consists of 200,000,000 shares of common stock, par value $1.00 per share, and 6,000,000 shares of preferred stock, without par value.

Under its certificate of incorporation, Southern Union has 6,000,000 authorized shares of “blank check” preferred stock, without par value. As such, the Southern Union Board has the authority, without stockholder approval, to create one or more series of preferred stock, to issue shares of preferred stock in such series up to the maximum number of shares of the relevant series of preferred stock authorized, and to determine the designation, powers, preferences and rights of each series, and the qualifications, limitations and restrictions of any such series. Such determination may include, without limitation, provisions with respect to voting rights, redemption, convertibility, distribution and preference on dissolution or otherwise.

As of October 24, 2011, Southern Union had issued and outstanding 124,745,576 shares of common stock and 0 shares of preferred stock.

Voting Rights

Under ETE’s partnership agreement, each record holder of a common unit has a vote according to such holder’s percentage interest in ETE. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the common units, in which case the quorum will be the greater percentage. Common units that are owned by non-citizen assignees will be voted by ETE’s general partner and the general partner will distribute the votes on those units in the same ratios as the votes of limited partners on other units are cast.

Pursuant to the DGCL, each holder of Southern Union common stock is entitled to one vote for each share of common stock held of record on all matters on which stockholders are entitled to vote. No holder of Southern Union common stock is entitled to cumulative voting. The holders of at least a majority of Southern Union’s issued and outstanding shares who are entitled to vote at a meeting, present in person or represented by proxy at the meeting, will constitute a quorum.

ETE	Southern Union

The approval of a majority of ETE’s outstanding common units is required to approve certain actions, including the approval of (i) certain amendments to the partnership agreement, (ii) in certain circumstances, the merger of ETE or the sale of all or substantially all of its assets, (iii) the dissolution of the partnership and (iv) the reconstitution of the partnership upon dissolution. Under most circumstances, the approval of a majority of ETE’s outstanding common units (excluding common units held by ETE’s general partner and its affiliates) is required for the withdrawal of the general partner prior to December 31, 2015 in a manner that would cause a dissolution of the partnership. Prior to December 31, 2015, unless ETE’s general partner transfers all of its general partner interest to an affiliate (other than an individual) or another entity in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person, then any transfer of the general partner interest to a third party requires the approval of a majority of ETE’s outstanding common units (excluding units held by ETE’s general partner and its affiliates).

Except as required by Delaware law, the Series A Units are not entitled to vote on any matters related to ETE other than any amendment to the partnership agreement that would adversely affect the Series A Units in any material respect.

In voting their common units, affiliates of ETE’s general partner will have no fiduciary duty or obligation whatsoever to ETE or the limited partners, including any duty to act in good faith or in the best interests of ETE or the limited partners.

Number of Directors; Classification
ETE does not have a board of directors. LE GP, LLC, as the general partner of ETE, manages ETE’s operations and activities. LE GP, LLC has a board of directors consisting of seven directors.

Southern Union’s certificate of incorporation and bylaws provide that the number of directors on Southern Union’s Board will not be less than five nor more than fifteen, which number may be established from time to time pursuant to a resolution adopted by a majority of the total number of authorized directors. Southern Union’s Board, which is not divided into classes, currently has nine members.

Election and Appointment of General Partner / Directors
ETE unitholders are not entitled to elect the directors of LE GP, LLC, or directly or indirectly participate in the management or operation of ETE.	Southern Union’s certificate of incorporation and bylaws provide that in all elections, directors will be elected by a plurality of the votes cast.

ETE	Southern Union
Removal of General Partner / Directors

LE GP, LLC may not be removed as the general partner of ETE unless (i) that removal is approved by not less than 66 2/3% of ETE’s outstanding common units (including common units held by ETE’s general partner and its affiliates), (ii) ETE receives an opinion of counsel regarding limited liability and tax matters, and (iii) in certain circumstances, a successor general partner is approved by a majority of ETE’s outstanding common units (including common units held by ETE’s general partner and its affiliates).

Under Southern Union’s certificate of incorporation, directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of stock entitled to vote, voting together as a single class.

Filling Vacancies on the Board of Directors
Not applicable.

Southern Union’s certificate of incorporation and bylaws provide that any newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Southern Union Board resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum. Any director so elected shall hold office for a term expiring at the next annual meeting of stockholders and until his successor shall have been elected and qualified or until his earlier death, resignation, retirement, disqualification, removal from office or other cause.

Amendments to the Partnership Agreement / Certificate of Incorporation and Bylaws

Amendments to ETE’s partnership agreement may be proposed only by or with the consent of ETE’s general partner. However, the general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to ETE or the limited partners, including, to the maximum extent permitted by law, any duty to act in good faith or in the best interests of ETE or the limited partners.

ETE’s general partner may generally amend ETE’s partnership agreement without the approval of any limited partners to reflect:

•      a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

•      the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•      a change that, in the sole discretion of ETE’s general partner, is necessary or advisable for the partnership to qualify or to continue its

Under the DGCL, in order to amend Southern Union’s certificate of incorporation, Southern Union’s Board must adopt a resolution setting forth the proposed amendment and declaring its advisability and submit it to a stockholder vote. The affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the amendment is required in order for any amendment to be adopted, unless such amendment would adversely alter or change the rights of any class or series of stock, in which case the amendment must also be approved by the affirmative vote of the holders of a majority of the outstanding stock of the class or series that would be affected.

Southern Union’s bylaws may be amended by the stockholders upon the affirmative vote of the holders of a majority of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Southern Union’s Board may amend the bylaws upon the affirmative vote of a majority of the directors then in office.

ETE	Southern Union

qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•      an amendment that is necessary, in the opinion of ETE’s counsel, to prevent the partnership or ETE’s general partner or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

•      any amendment expressly permitted in the partnership agreement to be made by ETE’s general partner acting alone;

•      an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement;

•      any amendment that, in the discretion of ETE’s general partner, is necessary or advisable for the formation by the partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement;

•      a change in the partnership’s fiscal year or taxable year and related changes;

•      certain mergers or conveyances set forth in the partnership agreement; and

•      any other amendments substantially similar to any of the matters described above.

In addition, ETE’s general partner may make amendments to ETE’s partnership agreement without the approval of any limited partner or assignee if the general partner determines that those amendments:

•      do not adversely affect the limited partners in any material respect;

•      are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

ETE	Southern Union

•      are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the general partner deems to be in the partnership’s best interest and the best interest of the limited partners;

•      are necessary or advisable for any action taken by the general partner relating to splits or combinations of units under the provisions of the partnership agreement; or

•      are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

No amendment may be made to ETE’s partnership agreement that would:

•      enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•      enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by ETE to the general partner or any of its affiliates without the consent of the general partner, which may be given or withheld at its option.

The provision of ETE’s partnership agreement preventing the amendments having the effects described in the immediately preceding sentence can be amended upon the approval of the holders of at least 90% of the outstanding units.

Proposed amendments to ETE’s partnership agreement (other than those described above) must be approved by holders of a majority of ETE’s outstanding units.

Any amendment to ETE’s partnership agreement that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced. Further, any amendment to ETE’s partnership agreement that requires the approval of holders of at least 90% of the outstanding units will not become effective unless ETE first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of the limited partners.

ETE	Southern Union

Any amendment to ETE’s partnership agreement that adversely affects the rights, preferences and privileges of ETE’s Series A Units requires the approval of a majority of ETE’s outstanding Series A Units, voting separately as a class with each Series A Unit entitled to one vote.

Right to Call a Special Meeting of Unitholders / Stockholders
Under ETE’s partnership agreement, meetings of the unitholders may be called by LE GP, LLC or by limited partners owning at least 20% of the outstanding units.

Under Southern Union’s bylaws, special meetings of the stockholders may only be called by the Southern Union Board pursuant to a resolution adopted by the vote of a majority of the directors then in office or by the holders of not less than a majority of the voting power of all of the then outstanding shares of any class or series of Southern Union’s capital stock entitled to vote generally in the election of the Southern Union Board.

Advance Notice Requirements for Unitholder / Stockholder Nominations and Other Proposals

ETE’s unitholders may not nominate directors for election to the general partner’s board of directors.

Under ETE’s partnership agreement, special meetings may be called by unitholders owning at least 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such unitholders must deliver to the general partner one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of the request from limited partners or within such greater time as may be reasonably necessary for ETE to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the general partner must send a notice of the meeting to the limited partners either directly or indirectly through the transfer agent. The meeting will be held at a time and place determined by the general partner on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting.

Southern Union’s bylaws allow stockholders to propose business to be brought before an annual meeting and allow stockholders who are entitled to vote in the election of directors to nominate candidates for election to the corporate governance committee of Southern Union’s Board, provided that such proposals are (i) timely, which generally means being submitted (x) with respect to proposals for business, at least 120 days prior to the anniversary of the prior year’s annual meeting, and (y) with respect to director nominations, at least 120 days prior to the anniversary of the date Southern Union’s proxy statement relating to the prior year’s annual meeting is released to stockholders, and (ii) accompanied by the proper written notice, as set forth in Southern Union’s bylaws.

Preemptive Rights
ETE’s limited partners do not have preemptive rights.	No holder of any shares of any class or series of capital stock of Southern Union has any preemptive rights.

ETE	Southern Union
Redemption of Units / Common Stock

If ETE is or becomes subject to federal, state or local laws or regulations that, in the reasonable determination of the general partner, create a substantial risk of cancellation or forfeiture of any property that ETE has an interest in because of the nationality, citizenship or other related status of any limited partner, ETE may redeem the units held by the limited partner at their current market price.

If at any time ETE’s general partner and its affiliates hold more than 90% of the outstanding limited partner interests of any class, the general partner has the right to acquire all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by the general partner.

Not applicable.
Dividend Policy/Cash Distribution

ETE’s partnership agreement requires that ETE distribute, within 50 days after the end of each quarter, all of its available cash to the holders of record of its common units on the applicable record date.

Available cash is defined in the partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•      less the amount of cash reserves necessary or appropriate, as determined in good faith by the general partner, to:

•      satisfy general, administrative and other expenses and debt service requirements;

The holders of Southern Union common stock are entitled to receive dividends as and when declared by the Southern Union’s Board out of funds legally available for such payment, subject to any preferential dividend rights of holders of outstanding shares of preferred stock.

•      permit Energy Transfer Partners GP to make capital contributions to ETP in order to maintain its general partner interest upon the issuance of additional partnership securities by ETP;

•      comply with applicable law or any debt instrument or other agreement;

•      provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters; and

•      otherwise provide for the proper conduct of ETE’s business;

•      plus all cash on hand immediately prior to the date of the distribution of available cash for the quarter.

The holders of ETE’s Series A Units as of an applicable record date are entitled to receive quarterly cumulative distributions prior to distributions to the holders of record of the common units unitholders in an amount equal to $2.00 per outstanding preferred unit, to be paid within 50 days after the end of each quarter.

ETE	Southern Union
Action by Written Consent

Under ETE’s partnership agreement, if authorized by ETE’s general partner, any action that may be taken at a meeting of the limited partners may be taken by written consent setting forth the action so taken and signed by the limited partners owning not less than the minimum percentage of the outstanding units (including units deemed owned by the general partner) that would be necessary to authorize or take such action at a meeting at which all the limited partners were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any national securities exchange on which the units are listed for trading, in which case the rule, regulation, guideline or requirement of such national securities exchange shall govern).

Southern Union’s certificate of incorporation does not allow stockholder action by written consent.
Appraisal Rights
None.

Under the DGCL, stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock in cash as appraised by the Delaware Chancery Court. The DGCL provides that appraisal rights are not available to any class of stock listed on a national securities exchange or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) shares of stock of another corporation which is listed on a national securities exchange, (3) cash in lieu of fractional shares of such corporations or (4) any combination of the above.

Southern Union’s certificate of incorporation and bylaws do not contain any additional provisions relating to appraisal rights.

ETE	Southern Union
Limitation on Personal Liability of Directors and Officers
ETE’s partnership agreement provides that an Indemnitee (defined below) will not be liable for monetary damages to ETE, its unitholders or their assignees for losses sustained or liabilities incurred as a result of any act or omission unless such person acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was criminal. To the extent that, at law or in equity, an Indemnitee has duties and liabilities relating thereto to ETE or its unitholders, such person shall not be liable to ETE or to its unitholders for good faith reliance on the provisions of the partnership agreement.

The DGCL permits the adoption of a provision in the certificate of incorporation limiting or eliminating the monetary liability of a director to the corporation or its stockholders by reason of a director’s breach of the fiduciary duty of care. However, the law does not permit any limitation of the liability of a director for (i) breaching the duty of loyalty to the corporation or its stockholders; (ii) failing to act in good faith; (iii) obtaining an improper personal benefit from the corporation; or (iv) paying a dividend or approving a stock repurchase that was illegal under Delaware law.

Under Southern Union’s certificate of incorporation, to the fullest extent permitted by the DGCL, a director of Southern Union will not be liable to Southern Union or its stockholders for monetary damages for breach of fiduciary duty as a director.

Taxation of Entity
ETE is a flow-through entity for U.S. federal income tax purposes, which means that it is not subject to entity-level U.S. federal income taxes.	Southern Union is subject to U.S. federal income taxes on its taxable income.
Taxation of Unitholders / Stockholders
ETE’s unitholders receive Schedule K-1s from ETE reflecting the unitholders’ share of ETE’s items of income, gain, loss and deduction for each fiscal year following the end of such fiscal year.

Cash distributions to stockholders of Southern Union are taxable to the stockholders to the extent distributed out of Southern Union’s current and accumulated “earnings and profits” (as determined under U.S. federal income tax principles). Cash distributions in excess of Southern Union’s current and accumulated earnings and profits are treated as a non-taxable return of capital, which reduce a stockholder’s adjusted tax basis in his Southern Union shares, and to the extent the cash distribution exceeds his or her adjusted tax basis, as gain from the sale or exchange of such shares.

ETE	Southern Union
Indemnification of Directors and Officers

Under ETE’s partnership agreement, ETE will indemnify the following persons (each, an “Indemnitee”), to the fullest extent permitted by law, in most circumstances and unless such Indemnitee has acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that such Indemnitee’s conduct was unlawful, from and against all losses, claims, damages or similar events:

•      ETE’s general partner;

•      any departing general partner;

•      any person who is or was an affiliate of the general partner or any departing general partner;

•      any person who is or was an officer, director, member, partner, fiduciary or trustee of any entity described in the first three bullets above;

•      any person who is or was serving as an officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner; and

•      any person designated by the general partner.

Any indemnification under the partnership agreement will only be out of ETE’s assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to ETE to enable ETE to effectuate, indemnification. ETE may purchase insurance against liabilities asserted against and expenses incurred by persons for ETE’s activities, regardless of whether ETE would have the power to indemnify the person against liabilities under the partnership agreement.

Southern Union’s bylaws generally provide that Southern Union will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of Southern Union) by reason of the fact that such person is or was a director or officer of Southern Union or any predecessor of Southern Union or is or was a director or officer of Southern Union serving at Southern Union’s request as a director or officer, employee or agent of another company, partnership, joint venture, trust, employee benefit plan or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Southern Union, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Control Share Acquisition

Under ETE’s partnership agreement, any person or group (other than the general partner and its affiliates or a direct or subsequently approved transferee of the general partner or its affiliates) that acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding will lose voting rights on all of its units and the units may not be voted on any matter. Additionally, the units will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes.

Neither Southern Union’s certificate of incorporation and bylaws, nor the DGCL includes a control share acquisition provision.

ETE	Southern Union
Certain Business Combination Restrictions
Not applicable.

Section 203 of the DGCL generally prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an “interested stockholder” who beneficially owns 15% or more of a corporation’s voting stock, within three years after the person or entity becomes an interested stockholder, unless: (i) the transaction that will cause the person or entity to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction, (ii) after the completion of the transaction in which the person or entity becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares held by officers and directors of interested stockholders or shares held by specified employee benefit plans, or (iii) after the person or entity becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and holders of at least two-thirds of the corporation’s outstanding voting stock, excluding shares held by the interested stockholder. Delaware corporations may elect not to be governed by Section 203 of the DGCL; however, Southern Union has not made such an election.

Transactions Involving the General Partner or Officers and Directors

ETE’s partnership agreement generally provides that transactions in which ETE’s general partner or any of its affiliates (as defined in the partnership agreement) have a potential conflict of interest, are permitted and deemed approved by all of ETE’s partners and do not constitute a breach of the partnership agreement or any related agreement or of any duty at law or in equity, so long as such transaction (i) is approved by a majority of the members of the Conflicts Committee of the ETE Board, (ii) is approved by the vote of a majority of the common units (excluding common units owned by the general partner and its affiliates), (iii) has terms that are no less favorable to ETE than those generally being provided to or available from unrelated third parties, or (iv) is fair and reasonable to ETE after taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to ETE).

Under the DGCL, a transaction involving an interested officer or director is not void or voidable solely because of the officer’s or director’s interest if (i) the material facts are disclosed or made known to the board of directors (or committee thereof) and a majority of the disinterested directors vote to authorize the transaction in good faith, (ii) the material facts are disclosed or made known to the stockholders entitled to vote thereon and the transaction is specifically approved in good faith by vote of the stockholders, or (iii) the transaction is fair to the corporation at the time it is authorized, approved or ratified by the board of directors (or committee thereof) or the stockholders.

ETE	Southern Union
Source of Cash Flow

ETE’s cash-generating assets consist of its partnership interests in ETP and Regency, including incentive distribution rights, and ETE currently does not have independent operations. Accordingly, ETE’s financial performance and its ability to pay cash distributions to our unitholders is directly dependent upon the performance of ETP and Regency and, following the completion of the merger with Southern Union, the performance of Southern Union. The partnership agreements of ETE, ETP and Regency permit ETE to own assets or engage in businesses that compete directly or indirectly with ETP or Regency, except that ETP’s partnership agreement prohibits ETE from engaging in the retail propane business in the United States.

Southern Union is dependent on the earnings and cash flows of, and dividends, loans, advances or other distributions from its subsidiaries to generate the funds necessary to meet its obligations. The availability of distributions from such entities is subject to their earnings and capital requirements, the satisfaction of various covenants and conditions contained in financing documents by which they are bound or in their organizational documents, and in the case of the regulated subsidiaries, regulatory restrictions that limit their ability to distribute profits to Southern Union.

Southern Union indirectly owns 50 percent of Citrus Corp., the holding company for Florida Gas. As such, Southern Union cannot control or guarantee the receipt of distributions from Florida Gas through Citrus Corp.

Dissolution

ETE will dissolve upon any of the following:

•      the election of the general partner to dissolve ETE, if approved by the holders of a majority of ETE’s outstanding units (excluding those units held by the general partner and its affiliates);

•      at any time there are no limited partners, unless ETE is continued without dissolution in accordance with applicable Delaware law;

•      the entry of a decree of judicial dissolution of ETE; or

•      the withdrawal or removal of the general partner or any other event that results in its ceasing to be the general partner other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Under the DGCL, Southern Union will dissolve upon any of the following:

•      adoption of a resolution by Southern Union’s Board to dissolve and approval of such resolution by holders of a majority of Southern Union’s outstanding stock entitled to vote on the proposal; or

•      consent of all stockholders of Southern Union entitled to vote on dissolution.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Southern Union is requesting the Southern Union stockholders’ approval, on an advisory (non-binding) basis, of the compensation that may be payable to the Southern Union named executive officers in connection with the merger and therefore is asking stockholders to adopt the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Southern Union named executive officers in connection with the merger, as disclosed in the table entitled “Summary of Potential Payments to Southern Union’s Executive Officers” pursuant to Item 402(t) of Regulation S-K including the associated narrative discussion, and the agreements or understandings pursuant to which such compensation may be paid or become payable, are hereby APPROVED.”

The vote on this Proposal 2 is a vote separate and apart from the vote on Proposal 1 to adopt the merger agreement. Accordingly, you may vote to approve this Proposal 2 on executive compensation and vote not to approve Proposal 1 on the merger and vice versa. Because the vote is advisory in nature only, it will not be binding on either ETE or the Southern Union Board regardless of whether the merger is approved. Accordingly, as the compensation to be paid in connection with the merger is contractual with the executives, regardless of the outcome of this advisory vote, such compensation will be payable, subject only to the conditions applicable thereto, if the merger is approved.

Vote Required for Approval

The advisory vote on the compensation to be received by Southern Union’s named executive officers in connection with the merger requires the affirmative vote of a majority of the outstanding Southern Union shares having voting power represented at the special meeting in person or by proxy and entitled to vote as of the record date.

Recommendation of the Southern Union Board

THE SOUTHERN UNION BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 AS TO THE APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF THE COMPENSATION TO BE RECEIVED BY SOUTHERN UNION’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER.

LEGAL MATTERS

The validity of the ETE common units to be issued in connection with the merger and being offered by this document will be passed upon by Latham & Watkins LLP. Certain U.S. federal income tax consequences of the merger will be passed upon by Latham & Watkins LLP, Bingham McCutchen LLP and Roberts & Holland LLP.

EXPERTS

The audited consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Energy Transfer Equity, L.P. appearing in Energy Transfer Equity, L.P.’s Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated by reference in this registration statement, have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

The consolidated financial statements of Southern Union Company and management’s assessment of the effectiveness of Southern Union internal control over financial reporting as of December 31, 2010 (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this document by reference to Southern Union’s Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Citrus Corp. incorporated in this document by reference to Southern Union’s Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

Under the rules of the SEC, in order to be considered for inclusion in next year’s proxy statement, all Southern Union stockholder proposals must be submitted in writing by November 29, 2011 to Southern Union Company, 5051 Westheimer Road, Houston, Texas 77056, Attention: Secretary. The notice should contain the text of any proposal, the name and address of the stockholder as it appears in the books of Southern Union, the number of common shares of Southern Union that are beneficially owned by the stockholder, and any material interest of the stockholder in such business. If a stockholder submits a proposal for consideration at the 2012 annual meeting after November 29, 2011, Southern Union’s proxy for the 2012 annual meeting may confer discretionary authority to vote on such matter without any discussion of such matter in the proxy statement for the 2012 annual meeting. Under Southern Union’s bylaws, in order to be considered at the 2012 annual meeting, any stockholder proposal (other than a director nomination, which is addressed below) must be delivered to Southern Union’s Secretary at the principal executive offices not less than 120 calendar days prior to the first anniversary of the date on which Southern Union held the preceding year’s annual meeting of stockholders (on January 4, 2012 based on the 2011 Annual Meeting held on May 4, 2011); provided, however, that if the Southern Union Board schedules the annual meeting for a date more than 30 calendar days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s notice shall be deemed timely if it is delivered not later than the close of business on the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

Director nominations or notice of director nominations must be submitted in writing to the Corporate Governance Committee through its Chairman at the principal offices of Southern Union (Southern Union Company, 5051 Westheimer Road, Houston, Texas, 77056, Attention: Secretary) not less than 120 calendar days before the anniversary of the date of Southern Union’s proxy statement released to Stockholders in connection with the previous year’s annual meeting (for the 2012 meeting, such notice must be received by November 29, 2011). In cases where Southern Union changes the annual meeting date by more than 30 calendar days from year to year, or intends to hold an election meeting at a time other than at the annual meeting, the notice must be received by the Chairman of the Corporate Governance Committee no later than the close of business on the 10th calendar day on which notice of the date of the annual meeting or election meeting is publicly disclosed.

WHERE YOU CAN FIND MORE INFORMATION

ETE has filed with the SEC a registration statement under the Securities Act of which this document forms a part, which registers the ETE common units to be issued to Southern Union stockholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about ETE and its common units. The rules and regulations of the SEC allow ETE and Southern Union to omit certain information included in the registration statement from this document.

ETE and Southern Union file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You can also inspect reports, proxy statements and other information about ETE and Southern Union at the offices of the NYSE at 20 Broad Street, New York, New York 10005. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, like ETE and Southern Union, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by ETE with the SEC are also available at ETE’s website at www.energytransfer.com. The reports and other information filed by Southern Union with the SEC are also available at Southern Union’s website at www.sug.com. The web addresses of the SEC, ETE, and Southern Union have been included as inactive textual references only. Except as specifically incorporated by reference into this document, information on those websites is not part of this document.

This document incorporates by reference the documents listed below that ETE and Southern Union previously filed with the SEC. They contain important information about the companies and their financial condition.

ETE

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011 and amended by an Annual Report on Form 10-K/A, filed on June 24, 2011.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 6, 2011 and for the quarter ended June 30, 2011, filed on August 8, 2011.

•

Current Reports on Form 8-K filed on April 4, 2011, June 16, 2011, June 20, 2011, June 24, 2011, June 30, 2011, July 5, 2011, July 12, 2011, July 14, 2011, July 19, 2011, July 20, 2011, August 2, 2011, August 8, 2011, September 15, 2011 and October 21, 2011.

•	The description of the ETE common units contained in the registration statement on Form 8-A filed on January 31, 2006.

Southern Union

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 25, 2011.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011 and for the quarter ended June 30, 2011 filed on August 9, 2011.

•

Current Reports on Form 8-K filed on May 6, 2011, May 24, 2011, June 16, 2011, June 17, 2011, June 24, 2011, June 27, 2011, June 28, 2011, June 29, 2011, July 5, 2011, July 14, 2011, July 15, 2011, July 19, 2011, July 20, 2011, August 17, 2011, August 17, 2011, September 7, 2011 and September 15, 2011.

ETE and Southern Union also incorporate by reference additional documents that either company files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, between the date of this document and the effective time of the merger. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any such Current Report on Form 8-K, or any exhibit thereto, was furnished, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this document.

ETE has supplied all information contained or incorporated by reference into this document relating to ETE, and Southern Union has supplied all information relating to Southern Union.

Documents incorporated by reference are available from ETE and Southern Union without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference into this document by requesting them in writing or by telephone from the appropriate company at the following addresses:

Energy Transfer Equity, L.P. 3738 Oak Lawn Avenue Dallas, Texas 75219 (214) 981-0700	Southern Union Company 5051 Westheimer Road Houston, Texas 77056 (713) 989-2000

Southern Union’s stockholders requesting documents should do so by                     , 2011 to receive them before the Southern Union special meeting and by four business days prior to the election deadline to receive them before the election deadline. ETE and Southern Union will publicly announce the election deadline at least five business days prior to such deadline. You will not be charged for any of these documents that you request. If you request any document incorporated by reference into this document from ETE, ETE will mail them to you by first class mail, or another equally prompt means, within one business day after it receives your request.

Neither ETE nor Southern Union has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated by reference into this document. Therefore, if anyone does give you information of that kind, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ENERGY TRANSFER EQUITY, L.P.,

SIGMA ACQUISITION CORPORATION

and

SOUTHERN UNION COMPANY

Dated as of June 15, 2011

As Amended and Restated:

July 4, 2011

and

July 19, 2011

-i-

-ii-

Exhibit A Form of Support Agreements

Exhibit B Form of ETP Merger Agreement

-iii-

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 19, 2011 (the “Second Amendment Date”), by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“Parent”), Sigma Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Southern Union Company, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, on June 15, 2011, the parties entered into an Agreement and Plan of Merger (the “Original Merger Agreement”);

WHEREAS, the parties amended and restated the Original Merger Agreement on July 4, 2011 by entering into an Amended and Restated Agreement and Plan of Merger (the “First Amended Merger Agreement”);

WHEREAS, the parties are entering into this Second Amended and Restated Agreement and Plan of Merger in order to modify certain terms and conditions of the Original Merger Agreement and the First Amended Merger Agreement, with effect from the date of execution of the Original Agreement;

WHEREAS, prior to consummation of the Merger, the Company will contribute to Merger Sub, in exchange for shares in Merger Sub reflecting an equity interest proportionate to its Deemed Share (as defined herein), an amount equal to the proceeds it receives, if any, pursuant to the Citrus Transfer, not to exceed $1,450,000,000;

WHEREAS, for income tax purposes the parties intend that in the Merger Parent and the Company shall be deemed to have acquired the Acquired Shares in proportion to their relative contributions of Merger Consideration to Merger Sub;

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent;

WHEREAS, each of the Board of Directors of the Company and Merger Sub have (a) determined that it is in the best interests of the Company and Merger Sub, respectively, and their respective stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (c) resolved to recommend adoption of this Agreement by their respective stockholders;

WHEREAS, the general partner of Parent has (a) determined that it is in the best interests of Parent and its unitholders, and declared it advisable, to enter into this Agreement and (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the Unit Issuance (as defined herein);

WHEREAS, simultaneously with, and as a condition to, the execution of this Second Amended and Restated Agreement and Plan of Merger, certain stockholders of the Company are executing amended and restated support agreements with Parent, each dated as of the Second Amendment Date, in the form of Exhibit A hereto (the “Support Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock of which they are the record or beneficial owner in favor of the approval of this Agreement and the Merger and/or have agreed to make a Common Unit Election with respect to such shares of Company Common Stock in accordance with Section 2.1; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify under Section 721(a) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to holders of Company Common Stock receiving Common Units as Merger Consideration; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows, and the First Amended Merger Agreement is hereby amended and restated in its entirety with effect from the date of execution of the Original Agreement, as follows:

ARTICLE I.

THE MERGER

Section 1.1. The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”) and a direct wholly owned subsidiary of Parent.

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Locke Lord Bissell & Liddell, 600 Travis Street, Suite 2800, Houston, Texas at 10:00 a.m., local time, on a date to be agreed upon by the parties in writing (the “Closing Date”), which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing; provided, however, that upon satisfaction or waiver of all the conditions set forth in Article VI (excluding conditions that, by their terms, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of such conditions) Parent may, on one occasion, by giving written notice to the Company no later than two business days prior to the date the Closing is scheduled to occur, elect to postpone the Closing Date for a period of time not to exceed 15 consecutive business days in order to facilitate the Financings.

Section 1.3. Effective Time. On the Closing Date, the Company and Merger Sub shall file the certificate of merger (the “Certificate of Merger”), executed in accordance with, and containing such information as is required by, the relevant provisions of the DGCL with the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as is agreed between the parties and specified in the Certificate of Merger in accordance with the relevant provisions of the DGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4. Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

Section 1.5. Certificate of Incorporation and By-laws of the Surviving Corporation.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

(b) At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law.

Section 1.6. Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.8. Merger Sub Contribution. Immediately prior to the Effective Time, the Company shall contribute to Merger Sub the funds, if any, it receives pursuant to the Citrus Transfer (not to exceed $1,450,000,000) in exchange for an equity interest in Merger Sub proportionate to its Deemed Share. Such obligation shall be deemed satisfied by the Company’s compliance with clause (ii) of Section 2.3(a). As used herein, “Deemed Share” means the fraction (a) the numerator of which is the amount, if any, contributed by the Company to Merger Sub pursuant to this Section 1.8 and (b) the denominator of which is the aggregate value of the Merger Consideration, valuing the Common Units based upon the volume weighted average price of the Common Units for the five trading days ending on the trading day immediately preceding the Effective Time.

ARTICLE II.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1. Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub, each share of common stock, par value $1.00 per share of the Company (such shares, collectively, “Company Common Stock”, and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares and Dissenting Shares) (the “Acquired Shares”) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive the following consideration (collectively, the “Merger Consideration”), calculated in the following order:

(i)	Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 2.2 (each, a “Cash Election Share”) shall be converted into the right to receive $44.25 in cash without interest (the “Per Share Cash Consideration”); provided, however, if (A) the product of the Per Share Cash Consideration and the number of Cash Election Shares (such product being the “Cash Election Amount”) exceeds the Available Cash Election Amount, then each Cash Election Share shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of Common Units equal to the product of (r) 1.00 (the “Exchange Ratio”) and (s) one (1) minus the Cash Fraction. The “Available Cash Election Amount” shall equal (A) the product of (x) 0.60, (y) the Per Share Cash Consideration and (z) the total number of shares of Company Common Stock (other than the Cancelled Shares) issued and outstanding immediately prior to the Effective Time minus (B) the product of the Per Share Cash Consideration and the total number of Dissenting Shares immediately prior to the Effective Time.

(ii)

Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an election to receive consideration consisting of Common Units (a “Common Unit Election”) is properly made and not revoked or lost pursuant to Section 2.2 (each, a “Common Unit Election Share”), and each No Election Share (which shall be deemed to be Common Unit Election Shares for purposes of this Section 2.1(a)(ii)), shall be converted into the right to receive that number of Common Units equal to the Exchange Ratio (together with any cash in lieu of fractional Common Units to be paid pursuant to Section 2.1(d), the “Per Share Common Unit Consideration”); provided, however, if the Cash Election Amount is less than an amount equal to 5/6 (five sixths) multiplied by the Available Cash Election Amount (the amount of such shortfall, if any, the “Shortfall Amount”), then each Common Unit Election Share shall be converted into the right to receive (1) a number of Common Units equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Consideration minus the amount of cash calculated in clause (2) below and the denominator of which shall be the Per Share Cash Consideration and (2) an amount of cash (without interest) equal to the amount the Shortfall Amount divided by the number of Common Unit Election Shares.

(iii)	Of the Shares converted pursuant to this Section 2.1(a), a number of shares equal to the Deemed Share of the Acquired Shares shall be treated as having been acquired by the Company pursuant to a transaction described in Section 317(b) of the Code.

(b) Cancellation of Shares. Each Share that is held directly or indirectly by the Company or any of its wholly owned Subsidiaries immediately prior to the Effective Time (in each case, other than any Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully-paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the capital stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Fractional Units. No fractional Common Units shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional Common Unit will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional Common Unit representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of Common Units equal to the excess of (A) the aggregate number of Common Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.3(a) over (B) the aggregate number of whole Common Units to be distributed to the holders of Shares pursuant to Section 2.3(b) (such excess, the “Excess Shares”). No certificates or scrip representing fractional Common Units shall be issued in the Merger. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Common Units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Common Units. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional Common Units, the Exchange Agent shall make available such amounts to such holders of Shares, without interest, subject to and in accordance with Section 2.2.

(e) Adjustments to the Exchange Ratio. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Parent shall occur as a result of any reclassification, stock or unit split (including a reverse stock or unit split) or combination, exchange or readjustment of shares or units, or any stock or unit dividend or stock or unit distribution with a record date during such period, the Exchange Ratio, the Per Share Common Unit Consideration, the Per Share Cash Consideration, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to provide to Parent, Merger Sub and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and thereafter, all references in this Agreement to the “Exchange Ratio,” “Per Share Common Unit Consideration,” “Per Share Cash Consideration,” “Merger Consideration” and any other similarly dependent items shall be references to the Exchange Ratio, Per Share

Common Unit Consideration, Per Share Cash Consideration, Merger Consideration and any other similarly dependent items as so adjusted; provided, however, that nothing in this Section 2.1(e) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders properly exercising appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Holders of Dissenting Shares shall be entitled to payment of the appraised value of the Dissenting Shares held by them to the extent permitted by and in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s Shares shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration specified in Section 2.1(a)(iii); provided, in such circumstance, to the fullest extent permitted by Law, that Parent shall be entitled at its sole option to convert each such share into the right to receive the Merger Consideration specified in either Section 2.1(a)(i) or 2.1(a)(ii). The Company shall give Parent and Merger Sub (i) prompt written notice of any demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL, and (ii) the opportunity to participate in negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent which will not be unreasonably withheld or delayed, voluntarily make or agree to make any material payment with respect to any demands for appraisals of capital stock of the Company, offer to settle or settle any such demands.

Section 2.2. Election Procedures.

(a) An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Company Common Stock shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall specify and as shall be reasonably acceptable to the Company (the “Election Form”) shall be mailed thirty days prior to the anticipated Closing Date or on such other date as Parent and the Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Common Unit Consideration and (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration. Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth (20th) day following the Mailing Date (or such other time and date as Parent and the Company shall agree) (the “Election Deadline”) (other than Cancelled Shares or any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall be deemed to be “No Election Shares”.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such certificate) representing all shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form, by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the certificates representing such shares of Parent Common Stock to be promptly returned without charge to the Person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form, except to the extent (if any) a subsequent election is properly made with respect to any or all of such shares of Company Common Stock. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, the Company or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

Section 2.3. Exchange of Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging Shares for Merger Consideration. Prior to the Effective Time, (i) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares (other than the Cancelled Shares and any Dissenting Shares), certificates representing the Common Units issuable pursuant to Section 2.1(a) and Section 5.6(a) (or appropriate alternative arrangements shall be made by Parent if uncertificated Common Units will be issued) and an amount of cash sufficient (when combined with the Company Cash Funds) to effect the delivery of the Merger Consideration to the holders of Company Common Shares (other than Cancelled Shares and any Dissenting Shares) and (ii) the Company shall deposit the Company Cash Funds with the Exchange Agent. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 2.3(c). All such certificates representing Common Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.” As used herein, “Company Cash Funds” means the cash proceeds received, if any, by the Company pursuant to the Citrus Transfer, not to exceed $1,450,000,000.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of Shares, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Shares in exchange for, as applicable, cash Merger Consideration, certificates representing whole Common Units (or appropriate alternative arrangements shall be made by Parent if uncertificated Common Units will be issued), cash in lieu of any fractional Common Units pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.3(c). Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Shares shall be entitled to receive in exchange therefor, as applicable, that number of whole Common Units (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 and payment by cash or check of that amount of cash Merger Consideration to which such holder is entitled pursuant to Section 2.1, that amount of cash in lieu of fractional Common Units which such holder is entitled to receive pursuant to Section 2.1(d) and any distributions payable pursuant to Section 2.3(c), and the Shares so surrendered shall forthwith be cancelled. If any cash payment is to be made to, or any Common Units constituting any part of the Merger Consideration is to be registered in the name of, a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the payment or registration thereof that the surrendered Share be in proper form for transfer and that the person requesting such payment or delivery of the Merger Consideration pay any transfer or other similar Taxes required as a result of such registration in the name of a person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 2.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.3(c)) upon such surrender. No interest shall be paid or shall accrue on any amount payable pursuant to Section 2.1(d) or Section 2.3(c).

(c) Distributions with Respect to Unexchanged Shares. No distributions with respect to Common Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the Common Units represented thereby, and no cash payment in lieu of fractional Common Units shall be paid to any such holder pursuant to Section 2.1(d), until such Share has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Share, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole Common Units issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional Common Unit to which such holder is entitled pursuant to Section 2.1(d) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to such whole Common Units and (ii) at the appropriate payment date, the amount of distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Common Units. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.

(d) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All Common Units issued upon the surrender for exchange of Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.3(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares previously represented by such Shares. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional Common Units pursuant to Section 2.1(d) and any distributions pursuant to Section 2.3(c).

(f) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, to the extent that they are cautionary, predictive or forward-looking in nature), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Company Material Contracts. Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As used in this Agreement, a “Company Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) disclosed in the Company SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any Section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary and predictive or forward looking in nature) or as disclosed on the face of the Company Disclosure Schedule, (ii) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world or (iii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas, natural gas transmission or distribution, or related products or services including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local wholesale or retail natural gas prices, (C) the announcement or the existence of, or compliance with, this Agreement or the Original Merger Agreement or the transactions contemplated hereby or thereby (including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement or the Original Merger Agreement), (D) any taking of any action at the written request of Parent or Merger Sub, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, or (H) any changes in the share price or trading volume of the Shares or in the Company’s credit rating, or the failure of the Company to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has otherwise resulted in a Company Material Adverse Effect); except, in each case with respect to subclauses (A) – (B) and (E) – (G) of this clause (iii), to the extent materially and disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

(c) The Company SEC Documents include a true and complete copy of the Company’s amended and restated certificate of incorporation and by-laws, each as amended through the date hereof (collectively, the “Company Organizational Documents”), and promptly upon request, the Company will make available to Parent the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of the Company.

Section 3.2. Capital Stock.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock, par value, $1.00 per share and 6,000,000 shares of preferred stock, no par value per share (“Company Preferred Stock”). As of July 18, 2011, (i) 125,979,243 shares of Company Common Stock were issued and 124,739,364 shares were outstanding, which does not include restricted stock awards outstanding as of such date, (ii) 1,239,879 shares of Company Common Stock were held in treasury, (iii) 341,213 restricted shares were issuable and, based on a price of $43.33 per share of Company Common Stock, 4,470,127 shares of Company Common Stock were issuable, in each case pursuant to the Company Stock Plans in respect of Company Equity Awards, and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully-paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 3.2(b) of the Company Disclosure Schedule and in subsection (a) above (and other than Shares issuable pursuant to the terms of outstanding awards under the Company Stock Plans), there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which the Company or any of its Subsidiaries is a party (i) obligating the Company or any of its Subsidiaries to (A) issue, transfer, exchange, sell or register for sale any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Company SEC Documents contain an accurate and complete copy of the Company Stock Plans and the forms of Company Stock Awards and Company RSUs (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Awards through amendments, cancellation and reissuance or other means since January 1, 2009. None of the Company Equity Awards have been granted in contemplation of the Merger or the transactions contemplated in this Agreement and, except as set forth on Section 3.2(e) of the Company Disclosure Schedule, no Company Equity Awards have been granted since December 31, 2010. None of the Company Stock Awards was granted with an exercise price below or deemed to be below the per Share closing price on the New York Stock Exchange (the “NYSE”) on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and the terms of the applicable Company Stock Plan and recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Stock Awards. Section 3.2(e) of the Company Disclosure Schedule sets forth a complete list of all Company Equity Awards outstanding as of the date hereof and with respect to each Company Equity Award, the holder thereof, the number of shares of Company Common Stock subject thereto and the exercise price thereof, if applicable.

(f) Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, the Company or a Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company, free and clear of any Liens other than Company Permitted Liens, and all of such shares of capital stock or other equity interests are duly authorized, validly issued, fully-paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act, as amended (the “Delaware LLC Act”)) and free of preemptive rights. Except as set forth on Section 3.2(f) of the Company Disclosure Schedule and for equity interests in the Company’s Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(g) As used in this Agreement, “Company Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by the Company or its Subsidiaries that affect the underlying fee interest of a Company Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of the Company included in the Company SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) created pursuant to the agreements set forth on Section 3.2(g) of the Company Disclosure Schedule, (vii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (viii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which the Company or any of its Subsidiaries otherwise has access, between the parties thereto, (ix) which an accurate up-to-date survey would show, (x) resulting from any facts or circumstances relating to Parent or its Affiliates, or (xi) that does not and would not reasonably be expected to materially impair the continued use of a Company Owned Real Property or a Company Leased Real Property as currently operated.

(h) As used in this Agreement, “Rights-of-Way” means easements, licenses, rights-of-way, permits, servitudes, leasehold estates, instruments creating an interest in real property, and other similar real estate interests.

Section 3.3. Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval (assuming Parent is not an “interested stockholder” under Section 203 of the DGCL), no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated hereby. As of the Second Amendment Date, the Board of Directors of the Company has unanimously (among the directors present and voting) resolved to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated hereby (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company and is enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to creditors’ rights generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Remedies Exceptions”).

(b) Other than in connection with or in compliance with (i) Section 251 of the DGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (vi) the Federal Power Act, 16 U.S.C. §§ 791a-825r and/or the regulations promulgated by Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FPA”), and the approval of the FERC thereunder (the “FERC Approval”), (vii) the approval of the Massachusetts Department of Public Utilities (the “MDPU Approval”), (viii) the approval of Missouri Public Service Commission (the “MPSC Approval”), (ix) the approval of the Federal Communications Commission (the “FCC”) for the transfer of control (or assignment, as applicable) of the Company’s business radio and other Title III wireless licenses, pursuant to Section 310 of the Communications Act of 1934, as amended, 47 U.S.C. § 310(d) (the “FCC Approval”); and (x) the approvals set forth in Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any United States, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority, independent system operator, regional transmission organization, other market administrator, or national, regional or state reliability organization (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions.

(c) Except as set forth in Section 3.3(c) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and (assuming the Company Approvals are obtained and the Requisite Regulatory Approvals are obtained without any adverse condition or restraint) the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or material suspension, limitation or impairment of any right of the Company or any of its Subsidiaries to own or use any assets material to the conduct of their business or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”) other than Permitted Liens, in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of the Company or any of its Subsidiaries or (iii) materially conflict with or materially violate any applicable Laws.

(d) This Agreement and the Merger have been approved by the Continuing Directors of CrossCountry Energy, LLC, a Delaware limited liability company (“CrossCountry”). For the purposes of this subsection (d), the term “Continuing Director” shall have the meaning ascribed thereto in that certain Capital Stock Agreement, dated June 30, 1986, among El Paso Energy Corporation (as successor interest to Sonat, Inc. by virtue of a merger), CrossCountry (as successor in interest to Enron Corp., which in turn was the successor in interest to InterNorth, Inc. by virtue of a name change, which in turn was the successor in interest to Houston Natural Gas corporation by virtue of a merger) and Citrus Corp. relating to the ownership by El Paso and CrossCountry of the Capital Stock of Citrus Corp. and its wholly owned subsidiaries, as amended. CrossCountry is currently a “Principal” to such Capital Stock Agreement.

Section 3.4. Reports and Financial Statements.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Company SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 3.5. Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company’s management has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010 and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal controls over financial reporting prior to the date hereof, management of the Company has disclosed to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to Parent prior to the date hereof.

Section 3.6. No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations that have been discharged or paid in full in the ordinary course of business, as of the date hereof, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7. Compliance with Law; Permits.

(a) Except as set forth in Section 3.7 of the Company Disclosure Schedule, the Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2008, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities, and all rights under any Company Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices, and other documents with all Government Entities necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect or any modification, termination or revocation thereof would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Company Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8. Environmental Laws and Regulations.

(a) Except as set forth in Section 3.8 of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Entity or other person relating to the Company or any Subsidiary of the Company or against any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) the Company and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2008 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Company Permits and compliance with the terms and conditions thereof), (iii) the Company is not obligated to conduct or pay for, and is not conducting or paying for, any response, remedial, investigatory or corrective action under any Environmental Law at any location, (iv) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by the Company or any Subsidiary of the Company or, to the knowledge of the Company, formerly owned, leased or operated by the Company or any Subsidiary of the Company or at any offsite disposal location used by the Company or any Subsidiary of the Company to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by the Company or any Subsidiary of the Company or, to the knowledge of Company and its Subsidiaries, by any person or entity whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental

Law, (v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law, (vi) there have been no ruptures or explosions in the Company Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vii) there are no defects, corrosion or other damage to any of the Company Systems that could reasonably be expected to result in a pipeline integrity failure.

(b) As used in this Agreement:

(i)	“Company Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries or used for the conduct of the business of the Company or any of its Subsidiaries as it is presently conducted.

(ii)	“Environment” means the indoor and outdoor environment, including but not limited to any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, building surfaces, plant or animal life and natural resources.

(iii)	“Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any exposure to or release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials and Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iv)	“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, or regulated as such under, any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

Section 3.9. Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Schedule lists all material Benefit Plans sponsored, maintained, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their ERISA Affiliates, or under which the Company, any of its Subsidiaries or any of their ERISA Affiliates may have any liability (contingent or otherwise) (the “Company Benefit Plans”). Copies of the Company Benefit Plans and any amendments thereto have been made available to Parent together with any applicable trust documents, the most recent summary plan description (and summaries of material modifications, if applicable), non-discrimination testing results, actuarial valuations, annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or related trust. Except as set forth in Section 3.9(a) of the Company Disclosure Schedule, neither the Company nor, to the knowledge of the Company, any other person or entity has any express or implied commitment, whether legally enforceable or not, to adopt, terminate or materially modify any Company Benefit Plan, other than with respect to a modification or termination required by ERISA or the Code. For purposes of this Agreement, “ERISA Affiliate” of any entity means any other person, entity, trade or business (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(b) Except for such non-compliance which would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, (i) each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, and (ii) all contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements in accordance with GAAP. Except as set forth in Section 3.9(b) of the Company Disclosure Schedule, any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter or equivalent opinion letter from the Internal Revenue Service, and the Company has made available to Parent a copy of the most recent such letter for each such Company Benefit Plan.

(c) Except as set forth in Section 3.9(c) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any plan or arrangement which provides retiree medical or welfare benefits, except pursuant to the continuation coverage requirements of Section 601 et. Seq. of ERISA or Section 4980B of the Code.

(d) Except as set forth in Section 3.9(d) of the Company Disclosure Schedule, neither the Company, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to, or has in the past six years maintained, contributed to or been required to contribute to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. None of the Company Benefit Plans is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither the Company, its Subsidiaries nor any other their ERISA Affiliates has during the past six years maintained or contributed to, or been required to contribute to, or otherwise had any obligation or liability in connection with, such a multiple employer plan or multiemployer plan.

(e) Except as set forth in Section 3.9(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or other service provider of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant, officer or other service provider or (iii) trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, or (iv) increase the amount payable or trigger any other material obligation, benefit (including loan forgiveness), requirement or restriction pursuant to any Company Benefit Plan or otherwise. Without limiting the foregoing, Section 3.9(e) of the Company Disclosure Schedule sets forth a list of employment or consulting agreements with the Company containing “change in control” or similar provisions that will be triggered by the consummation of the Merger or the entry into this Agreement by the Company.

(f) Except as occasioned by differences between the Original Merger Agreement and this Agreement, and except as set forth on Section 3.9(f) of the Company Disclosure Schedule, no amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee or other service provider of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(g) Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, each Company Benefit Plan and any award thereunder (i) has been operated in good faith compliance in all material respects with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in all material respects in documentary compliance with Section 409A of the Code. Each Company Stock Award was granted with an exercise price not less than the fair market value of the underlying Company Common Stock on the date of grant. Except as set forth on Section 3.9(g) of the Company Disclosure Schedule, no director, officer, employee or service provider of the Company or its affiliates is entitled to a gross-up, make-whole or indemnification payment with respect to taxes imposed under Section 409A or Section 4999 of the Code.

(h) Except as would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, there are no pending or, to the Company’s knowledge, threatened claims by or on behalf of any Company Benefit Plan, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits).

(i) Except as set forth on Section 3.9(i) of the Company Disclosure Schedule, no Company Benefit Plan provides benefits or compensation to any employees or other service providers who reside or provide services primarily outside of the United States.

Section 3.10. Absence of Certain Changes or Events. Since December 31, 2010:

(a) except as otherwise contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices; and

(b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.11. Investigations; Litigation. Except as set forth in Section 3.11 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have a Company Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.

Section 3.12. Information Supplied. None of the information provided by the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Common Units in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the proxy statement relating to the Stockholders’ Meeting (the “Proxy Statement”) will not, at the date it is first mailed to the Company’s stockholders and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Form S-4 (solely with respect to the portion thereof relating to the Stockholders’ Meeting, and then, excluding any portion thereof based on information supplied by Parent or Merger Sub for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.12, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement that were not supplied by or on behalf of the Company.

Section 3.13. Regulatory Matters.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, none of the Company and its Subsidiaries is a natural gas company under the Natural Gas Act, 15 U.S.C. §§ 717-717W, and the regulations promulgated by FERC thereunder (“NGA”), a public utility, transmitting utility, electric utility or electric utility company under the FPA, a common carrier under the provisions of the Interstate Commerce Act implemented by the FERC pursuant to 49 USC § 60502 and the regulations promulgated by FERC thereunder (“ICA”), or a utility, utility holding company, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder. Except by reason of direct or indirect ownership and/or control of Exempt Wholesale Generators, none of the Company or its Subsidiaries is a holding company as defined in the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453, and the regulations promulgated by FERC thereunder (“PUHCA”).

(b) Each of the Company’s Subsidiaries that is identified on Section 3.13(a) of the Company Disclosure Schedule as a public utility under the FPA engages in the sale of electricity exclusively at wholesale and has been authorized by the FERC, pursuant to the FPA, to make such sales at market-based rates, and has been granted such waivers and blanket authorizations (including blanket authorization to issue securities and to assume liabilities under Section 204 of the FPA and 18 C.F.R. Pt. 34) as are customarily granted to entities with market-based rate authority. Each such Subsidiary has obtained an order from the FERC finding it, or has in good faith self-certified itself to the FERC, to be an Exempt Wholesale Generator under PUHCA. There are no pending, or to the knowledge of the Company, threatened, judicial or administrative proceedings to revoke any such Subsidiary’s market-based rate authorization or Exempt Wholesale Generator status, as applicable. To the knowledge of the Company, there are no facts that are reasonably likely to cause any such Subsidiary to lose or be ineligible for its market-based rate authorization or to lose its status as an Exempt Wholesale Generator under PUHCA.

(c) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the FPA, NGA, Natural Gas Policy Act of 1978, 15 U.S.C. §§ 3302-3432, and regulations promulgated by FERC thereunder (“NGPA”), the ICA or PUHCA, the Department of Energy, the FCC, the MDPU, the MPSC or any other applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, continue to comply with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices.

Section 3.14. Tax Matters. Except as set forth in Section 3.14 of the Company Disclosure Schedule or as would not have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, (iv) have not, since the date of the financial statements included in the most recent Company SEC Documents, incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice and (v) have not received written notice of any deficiencies for any Tax from any taxing authority against the Company or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Company SEC Documents.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established and disclosed in the Company SEC Documents. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than the Company and its Subsidiaries) with respect to Taxes. Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with the Company or its Subsidiaries). To the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) The Company has made available to Parent or its legal or accounting representative copies of all federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005.

(h) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, severance, alternative minimum, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.15. Employment and Labor Matters.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, (ii) there are no existing or, to the knowledge of the Company, threatened strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries (“Company Employees”), (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no material unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Company Employees.

(b) Except for such matters that would not, individually or in the aggregate, materially and adversely affect the ability of the Company and its Subsidiaries to operate their business in the ordinary course consistent with past practices, the Company and its Subsidiaries are, and have been, in material compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by the Company (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).

Section 3.16. Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses legally valid and enforceable rights to use, all Intellectual Property necessary to the conduct of their respective businesses as currently conducted, free and clear of Liens other than Company Permitted Liens. The execution and delivery by the Company of this Agreement do not, and the consummation of the transactions contemplated hereby will not result in the loss, suspension, limitation, termination or other impairment of, or give rise to any right of any person to suspend, limit, terminate, consent to or otherwise impair the continued right of the Company or any of its Subsidiaries to own or use or otherwise exercise any other rights that the Company or any of its Subsidiaries currently has with respect to, any Intellectual Property material to the business of the Company and its Subsidiaries. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of the Company, threatened that challenges the validity, enforceability, registration, ownership or use of any Intellectual Property owned by the Company or one of its Subsidiaries and material to the conduct of their business. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) there are no proceedings pending, and neither the Company nor any of its Subsidiaries has received any written claims, in each case alleging infringement, misappropriation or other violation by the Company or any of its Subsidiaries of the Intellectual Property rights of any person, (b) the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate any Intellectual Property rights of any person, (c) neither the Company nor any of its Subsidiaries has made any claim against any other person alleging a violation, misappropriation or infringement of the Intellectual Property rights of the Company or any of its Subsidiaries and (d) no person is infringing, misappropriating or otherwise violating any Intellectual Property rights of the Company or any of its Subsidiaries. As used in this Agreement, “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature, including all U.S. and foreign: (i) trademarks, trade names, service marks, service names, logos, assumed names, domain names and other similar designations of source or origin, and any registrations or applications for the foregoing, together with the goodwill of the business connection with the use of and symbolized by any of the foregoing; (ii) registered and unregistered copyrights; (iii) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, and extensions thereof; and (iv) trade secrets, know-how and other confidential business information. The computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment (collectively, the “IT Assets”) of the Company and its Subsidiaries (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries and have not materially malfunctioned or failed within the past three (3) years and (ii) are sufficient for the immediate and reasonably foreseeable needs of the Company and its Subsidiaries. The Company and its Subsidiaries have implemented commercially reasonable measures, consistent with industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby). The Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

Section 3.17. Real Property. Except as set forth in Section 3.17 of the Company Disclosure Schedule:

(a) With respect to each material real property owned by the Company or any Subsidiary other than Company Real Property Leases and Rights-of-Way (such property collectively, the “Company Owned Real

Property”), except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) either the Company or a Subsidiary of the Company has marketable and insurable fee simple title to such Company Owned Real Property, free and clear of all Liens other than any Company Permitted Liens and conditions, encroachments, easements, rights-of-way, restrictions and other encumbrances that do not adversely affect the existing use of the real property subject thereto by the owner (or lessee to the extent a leased property) thereof in the operation of its business (“Permitted Encumbrances”), (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Company Owned Real Property that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Company Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Company Owned Real Property by the Company in the operation of its business thereon. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the knowledge of the Company there is no threatened, condemnation proceeding with respect to any Company Owned Real Property, except proceedings which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) each material lease, sublease and other agreement, including mineral or storage rights (collectively, the “Company Real Property Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Company Leased Real Property”) at which the material operations of the Company or any of its Subsidiaries are conducted, is valid, binding and in full force and effect, (ii) neither the Company nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Company Leased Real Property that would reasonably be expected to adversely affect the existing use of the Company Leased Real Property by the Company in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of the Company or, if applicable, its Subsidiary or, to the knowledge of the Company, the landlord thereunder, exists under any Company Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a material breach or default under a Company Real Property Lease. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Company Real Property Leases, in each parcel of Company Leased Real Property, free and clear of all Liens, except for Company Permitted Liens and Permitted Encumbrances. Neither the Company nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of the Company, there is no threatened, condemnation proceeding with respect to any Company Leased Real Property, except such proceeding which would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has such Rights-of-Way that are necessary for the Company and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Company Permitted Liens); (ii) the Company and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) the Company and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) the Company has not received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of the Company and its Subsidiaries in and to any such Rights-of-Way. All pipelines operated by the Company and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by the Company or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.18. Required Vote of the Company Stockholders. (a) Assuming Parent is not an “interested stockholder” under Section 203 of the DGCL, the affirmative vote of a majority of the outstanding Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”),

(b) the action of the Board of Directors of the Company in approving this Agreement is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and (c) no other Takeover Laws are applicable to the Merger, this Agreement, or any of the transactions contemplated hereby and thereby. As used in this Agreement, “Takeover Laws” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state anti-takeover Laws and regulations.

Section 3.19. Opinion of Financial Advisor. The Special Committee of the Board of Directors of the Company has received the opinion of each of Evercore Group L.L.C. and Goldman, Sachs & Co. to the effect that, as of the date of each such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall, promptly following receipt of said opinions in written form, furnish an accurate and complete copy of said opinions to Parent solely for informational purposes.

Section 3.20. Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans and agreements filed as exhibits to the Company SEC Documents and the agreements set forth on Section 3.20(a) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)	any contract imposing any material restriction on the right or ability of the Company or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person;

(iii)	any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing Indebtedness of the Company or any of its Subsidiaries in an amount in excess of $50.0 million;

(iv)	any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value or requiring annual fees in excess of $50.0 million;

(v)	any Contract to acquire all or a substantial portion of the capital stock, business, property or assets of any other person for an amount of cash (or value of non-cash consideration), in excess of $50.0 million;

(vi)	any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among the Company and or any of its Subsidiaries;

(vii)	any Contract limiting or restricting the ability of the Company or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(viii)	any Contract containing any exclusivity or most favored nation clause;

(ix)	any Contract that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $50.0 million in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty;

(x)	any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in future payments by or to the Company or any of its Subsidiaries in excess of $25.0 million;

(xi)	any Contract with a labor union or guild (including any collective bargaining agreement);

(xii)	any Contract containing provisions triggered by any change of control of the Company or any of its Subsidiaries;

(xiii)	any Contract in favor of directors, officers, members, managers or partners relating to employment or compensation or providing rights to indemnification;

(xiv)	any Contract the loss or breach of which could reasonably be expected to have a Company Material Adverse Effect; and

(xv)	any material lease or sublease with respect to leased real property.

All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Company Material Contracts.” As used herein, “Contract” shall mean any agreement, contract, obligation, promise, understanding or undertaking (whether written or oral and whether express or implied) that is legally binding and (i) under which the Company or any of its Subsidiaries has or may acquire any rights, (b) under which the Company or any of its Subsidiaries has or may become subject to any obligation or liability or (c) by which the Company or any of its Subsidiaries, or the assets owned or used by the Company or any of its Subsidiaries, is or may become bound. Section 3.20 of the Company Disclosure Schedule sets forth a complete and correct list of all Company Material Contracts as of the date of this Agreement that have not been filed or incorporated by reference in the Company SEC Reports. The Company has delivered or made available to Parent true and correct copies of all Company Material Contracts.

(b) Neither the Company nor any Subsidiary of the Company is in material breach of or material default under the terms of any Company Material Contract. To the knowledge of the Company, no other party to any Company Material Contract is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 3.21. Finders or Brokers. Except for Evercore Group L.L.C. and Goldman, Sachs & Co., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. The Company has furnished to Parent accurate and complete copies of its agreements with Evercore Group L.L.C. relating to the transactions contemplated by this Agreement.

Section 3.22. Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks substantially as the Company believes to be customary for the industries in which it and its Subsidiaries operate. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or material premium increase (retroactive or otherwise) with respect to any such material insurance policy, and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein.

Section 3.23. Consulting Agreements and Noncompetition Agreements. Each of the Consulting Agreements and Noncompetition Agreements referred to in the Original Agreement have been terminated by mutual consent of the parties thereto on or prior to the date of the First Amended Merger Agreement.

Section 3.24. No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries, and the Company has not relied on such information or any other representation or warranty not set forth in this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent SEC Documents (excluding any disclosures set forth in any “risk factor” section and in any section relating to forward-looking statements, and any other disclosures therein, in each case to the extent that they are cautionary, predictive or forward-looking in nature) or as contemplated by the Drop-Down Agreements, where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure, or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant if specified therein and such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1. Qualification, Organization, Subsidiaries, etc.

(a) Each of Parent and its Subsidiaries is a legal entity duly-organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and to perform its material obligations under all Parent Material Contracts. Each of Parent and its Subsidiaries is qualified to do business, and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As used in this Agreement, a “Parent Material Adverse Effect” means a material adverse event, change, effect, development, condition or occurrence on or with respect to the business, financial condition or continuing results of operations of Parent and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (i) disclosed in the Parent SEC Documents filed or furnished prior to the date of this Agreement (excluding any disclosure set forth in any risk factor section, or in any Section relating to forward looking statements, and any other disclosures therein, in each case, to the extent that they are cautionary and predictive or forward looking in nature) or as disclosed on the face of the Parent Disclosure Schedule (ii) in or generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, or (iii) resulting from or arising out of (A) any changes or developments in national, regional, state or local wholesale or retail markets for natural gas, natural gas transmission or distribution or related products or services including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local wholesale or retail natural gas prices (C) the announcement or the existence of, or compliance with, this Agreement or the Original Merger Agreement or the transactions contemplated hereby or thereby (including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners, and including any lawsuit, action or other proceeding with respect to the Merger or any of the other transactions contemplated by this Agreement or the Original Merger Agreement), (D) any taking of any action at the written request of the Company, (E) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any national, regional, state or local Governmental Entity, or market administrator, (F) any changes in GAAP or accounting standards or interpretations thereof, (G) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, or (H) any changes in the share price or trading volume of the Common Units or in Parent’s credit rating, or the failure of Parent to meet projections or forecasts (unless due to any event, change, effect, development, condition or occurrence which has otherwise resulted in a Parent Material Adverse Effect); except, in each case with respect to subclauses (A) – (B) and (E) – (G) of this clause (iii), to the extent materially disproportionately affecting Parent and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent and its Subsidiaries operate.

(c) Parent has made available to the Company prior to the date of this Agreement a true and complete copy of Parent’s Certificate of Limited Partnership as amended (the “Parent Certificate of Limited Partnership”), and Third Amended and Restated Agreement of Limited Partnership (as amended through the date hereof, the “Parent Partnership Agreement” and together with the Parent Certificate of Limited Partnership, the “Parent Organizational Documents”), ETP’s Certificate of Limited Partnership as amended (the “ETP Certificate of Limited Partnership”) and Second Amended and Restated Agreement of Limited Partnership (the “ETP Partnership Agreement”), and the certificate of incorporation, certificate of limited partnership, certificate of formation, bylaws, limited partnership agreement, limited liability company agreement or comparable constituent or organizational documents of each material Subsidiary of Parent.

Section 4.2. Equity Interests.

(a) The authorized equity interests of Parent consist of Series A Convertible Preferred Units representing limited partner interests in Parent (“Series A Preferred Units”), common units representing limited partner interests in Parent (“Common Units”) and a general partner interest in Parent (“General Partner Interest”). As of June 13, 2011, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 3,000,000 Series A Preferred Units, (ii) 222,978,708 Common Units and (iii) and an approximate 0.3% General Partner Interest. As of June 13, 2011, 2,853,676 Common Units were issuable pursuant to employee and director equity plans of Parent (the “Parent Equity Plans”). The authorized equity interests of Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), consist of common units representing limited partner interests in ETP (“ETP Common Units”), Class E Units representing limited partner interests in ETP (“Class E Units”), the Incentive Distribution Rights (as defined in the ETP Partnership Agreement) and a general partner interest in ETP (“ETP General Partner Interest”). As of June 13, 2011, the issued and outstanding limited partner interests and general partner interests of ETP consisted of (i) 8,853,832 Class E Units, (ii) 208,805,626 ETP Common Units, (iii) the Incentive Distribution Rights and (iv) and an approximate 1.6% ETP General Partner Interest. As of June 13, 2011, 3,147,524 ETP Common Units were issuable pursuant to employee and director equity plans of ETP (the “ETP Equity Plans”). All outstanding equity securities of Parent and of ETP are duly authorized, validly issued, fully-paid and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the ETP Partnership Agreement).

(b) Except as set forth in subsection (a) above and as set forth on Section 4.2(b) of the Parent Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, convertible securities, exchangeable securities or other similar rights, agreements or commitments to which Parent or any of its Subsidiaries is a party (i) obligating Parent or any of its Subsidiaries to (i) issue, transfer, exchange, sell or register for sale any Common Units, Class E Units or other equity interests of Parent or any Subsidiary of Parent or securities convertible into or exchangeable for such partnership units or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such partnership units or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or (ii) granting any preemptive or antidilutive or similar rights with respect to any security issued by Parent or its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the unitholders of Parent on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of equity securities of Parent or any of its Subsidiaries.

(e) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has no outstanding option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) When issued pursuant to the terms hereof, all outstanding Common Units constituting any part of the Merger Consideration will be duly authorized, validly issued, fully-paid (to the extent required under the Parent Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and free of preemptive rights (except as set forth in the Parent Partnership Agreement).

(g) Except as disclosed in Section 4.2(g) of the Parent Disclosure Schedule, Parent or a Parent Subsidiary owns, directly or indirectly, all of the issued and outstanding equity interests of each Subsidiary of Parent, free and clear of any Liens other than Parent Permitted Liens, and all of such equity interests have been duly authorized and validly issued and are fully paid, nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act or Sections 18-607 and 18-804 of the Delaware LLC Act) and free of preemptive rights. Except for equity interests in Parent’s Subsidiaries, neither Parent nor any of its Subsidiaries owns directly or indirectly any equity interest in any person (or any security or other right, agreement or commitment convertible or exercisable into, or exchangeable for, any equity interest in any person), or has any obligation to acquire any such equity interest, security, right, agreement or commitment or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(h) As used in this Agreement, “Parent Permitted Lien” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (ii) that is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (iii) arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) not created by Parent or its Subsidiaries that affect the underlying fee interest of a Parent Leased Real Property, (v) that is disclosed on the most recent consolidated balance sheet of Parent included in the Parent SEC Documents or notes thereto or securing liabilities reflected on such balance sheet, (vi) created pursuant to the agreements set forth on Section 4.2(h) of the Parent Disclosure Schedule, (vii) grants to others of Rights-of-Way, surface leases, crossing rights and amendments, modifications, and releases of Rights-of-Way, easements and surface leases in the ordinary course of business, (viii) with respect to Rights-of-Way, restrictions on the exercise of any of the rights under a granting instrument that are set forth therein or in another executed agreement, that is of public record or to which Parent or any of its Subsidiaries otherwise has access, between the parties thereto, (ix) which an accurate up-to-date survey would show, (x) resulting from any facts or circumstances relating to the Parent or its Affiliates, or (xi) that does not and would not reasonably be expected to materially impair the continued use of a Parent Owned Real Property or a Parent Leased Real Property as currently operated.

Section 4.3. Partnership / Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has requisite partnership or corporate power and authority to enter into this Agreement, the Support Agreement and each other document to be entered into by Parent and Merger Sub in connection with the transactions contemplated hereby (together with this Agreement, the “Parent Transaction Documents”) and, subject to the approval of Parent as the sole stockholder of Merger Sub, which approval shall be delivered by Parent immediately following execution of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the general partner of Parent and the Board of Directors of Merger Sub, and no other entity or equity-holder proceedings on the part of Parent, Merger Sub or their respective equity holders, except Parent as the sole stockholder of Merger Sub, are necessary to authorize the consummation of the transactions contemplated hereby. As of the Second Amendment Date, the general partner of Parent has unanimously approved the issuance of Common Units (the “Unit Issuance”) in connection with the Merger. Each of the Parent Transaction Documents has been duly and validly executed and delivered by Parent and Merger Sub and, assuming such Parent Transaction Document constitutes the legal, valid and binding agreement of the counterparty thereto, each of the Parent Transaction Documents constitutes the legal, valid and binding agreement of each of Parent and Merger Sub and is enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by the Remedies Exceptions.

(b) Other than in connection with or in compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the NYSE, (iv) the HSR Act, (v) the FPA and the FERC Approval, (vi) the MDPU Approval, (vii) the MPSC Approval, (viii) the FCC Approval, and (ix) the approvals set forth in Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), and, subject to the accuracy of the representations and warranties of the Company in Section 3.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger and for such authorizations, consents, approvals or filings that are not required to be obtained or made prior to consummation of such transactions or that, if not obtained or made, would not materially impede or delay the consummation of the Merger and the other transactions contemplated by this Agreement or materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, assuming receipt of the Parent Approvals, the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not (i) result in any loss, or material suspension, limitation or impairment of any right of Parent or any of its Subsidiaries to own or use any assets material to the conduct of their business or result in any material violation of, or material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Liens other than Permitted Liens, in each case, upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or by-laws or other equivalent organizational document, in each case as amended or restated, of Parent or any of its Subsidiaries or (iii) materially conflict with or materially violate any applicable Laws.

Section 4.4. Reports and Financial Statements.

(a) Parent and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC since January 1, 2009 (the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Parent SEC Documents as of a later date (but before the date of this Agreement) will be deemed to modify information as of an earlier date.

(b) The consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.5. Internal Controls and Procedures. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2010, and such assessment concluded that such controls were effective. Based on its most recent evaluation of internal control over financial reporting prior to the date hereof, management of Parent has disclosed to Parent’s auditors and the audit committee of the board of directors of the general partner of Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and each such deficiency, weakness and fraud so disclosed to auditors, if any, has been disclosed to the Company prior to the date hereof.

Section 4.6. No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated balance sheets (or the notes thereto) included in the Parent SEC Documents, (b) as permitted or contemplated by this Agreement, (c) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business consistent with past practice and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7. Compliance with Law; Permits.

(a) Parent and each of its Subsidiaries are in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in Section 4.7 of the Parent Disclosure Schedule, since January 1, 2008, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of all Governmental Entities, and all rights under any Parent Material Contract with all Governmental Entities, and have filed all tariffs, reports, notices and other documents with all Governmental Entities necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, in compliance in all respects with the terms and requirements of such Parent Permits, except where the failure to be in compliance would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8. Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect: (i) no notice, notification, demand, request for information, citation, summons, complaint or order has been received, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, is threatened by any Governmental Entity or other person relating to Parent or any Subsidiary of Parent or against any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, and relating to or arising out of any Environmental Law, (ii) Parent and its Subsidiaries are, and except for matters that have been fully resolved with the applicable Governmental Entity, since January 1, 2008 have been in compliance with all Environmental Laws (which compliance includes, but is not limited to, possession of all Parent Permits and compliance with the terms and conditions thereof), (iii) Parent is not obligated to conduct or pay for, and is not conducting or paying for, any response, remedial, investigatory or corrective action under any Environmental Law at any location, (iv) there has been no release of Hazardous Materials at any real property currently owned, leased or operated by Parent or any Subsidiary of Parent or, to the knowledge of Parent, formerly owned, leased or operated by Parent or any Subsidiary of Parent or at any offsite disposal location used by Parent or any Subsidiary of Parent to dispose of any Hazardous Materials in concentrations or under circumstances that would require reporting or be reasonably likely to result in investigation, remediation or other corrective or response action by Parent or any Subsidiary of Parent or, to the knowledge of Parent and its Subsidiaries, by any person or entity whose liability Parent or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, under any Environmental Law, (v) Parent is not party to any order, judgment or decree that imposes any obligations under any Environmental Law, (vi) there have been no ruptures or explosions in Parent Systems resulting in personal injury, loss of life or material property damage, except to the extent any claims related to such ruptures have been resolved and (vii) there are no defects, corrosion or other damage to any of Parent Systems that could reasonably be expected to result in a pipeline integrity failure.

(b) As used in this Agreement, “Parent Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants, and other related operations, assets, machinery and equipment that are owned by Parent or any of its Subsidiaries or used for the conduct of the business of Parent or any of its Subsidiaries as it is presently conducted.

Section 4.9. Employee Benefit Plans. Except as would not, individually or in the aggregate, materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices, (i) neither Parent, its Subsidiaries nor any of their ERISA Affiliates maintains, contributes to or is required to contribute to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code and (ii) none of the Benefit Plans sponsored, maintained or contributed to by Parent or any of its Subsidiaries, or to which Parent or any of its Subsidiaries is required to contribute, is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), and neither Parent, its Subsidiaries nor any of their ERISA Affiliates has during the past six (6) years contributed to, been required to contribute to or otherwise had any obligation or liability in connection with such a multiple employer plan or multiemployer plan.

Section 4.10. Absence of Certain Changes or Events. Since December 31, 2010:

(a) except as otherwise contemplated by this Agreement, the businesses of Parent and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practices; and

(b) there has not been any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.11. Investigations; Litigation. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) there is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, investigations, proceedings, subpoenas, civil investigative demands or other requests for information relating to potential violations of law pending (or, to the knowledge of Parent, threatened) against or affecting Parent or any of its Subsidiaries, or any of their respective properties at law or in equity and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity.

Section 4.12. Information Supplied. None of the information provided by Parent or its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (b) the Proxy Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (other than the portion thereof relating solely to the Stockholders’ Meeting) and the Form S-4 (other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Parent or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.12, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Proxy Statement which were not supplied by or on behalf of Parent.

Section 4.13. Regulatory Matters.

(a) Except as set forth in Section 4.13(a) of the Parent Disclosure Schedule, none of Parent and Parent’s Subsidiaries is a natural gas company as defined in the NGA, a common carrier under the ICA or a utility, utility holding company, electric service company or electric company however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder.

(b) All filings (other than immaterial filings) required to be made by Parent or any of its Subsidiaries during the three years preceding the date hereof, with the FERC under the NGA, the NGPA, the ICA, the Department of Energy or any applicable state public utility commission or department, as the case may be, have been made, including all forms, statements, reports, notices, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs and related documents, and all such filings complied, as of their respective dates, and, as amended or supplemented, continue to comply with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations promulgated thereunder, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14. Tax Matters. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries (i) have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by or with respect to Parent or any of its

Subsidiaries, and all such Tax Returns are true, correct and complete, (ii) have duly and timely paid all Taxes shown as due on such Tax Returns, (iii) have adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, (iv) have not, since the date of the financial statements included in the most recent Parent SEC Documents, incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice and (v) have not received written notice of any deficiencies for any Tax from any taxing authority against Parent or any of its Subsidiaries for which there are not adequate reserves on the financial statements included in the Parent SEC Documents.

(b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing tax audit or other proceeding with respect to Taxes nor has any Tax audit or other proceeding with respect to Taxes been proposed against any of them in writing. As of the date of this Agreement, there are no pending requests for waivers of the time to assess any Tax. Neither Parent nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than any Lien for Taxes not yet delinquent, being contested in good faith or for which adequate accruals or reserves have been established and disclosed in the Parent SEC Documents. No claim has ever been made in writing by a taxing authority of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns claiming that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither Parent nor any of its Subsidiaries is obligated by any written contract, agreement or other arrangement to indemnify any other person (other than Parent and its Subsidiaries) with respect to Taxes. Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification or sharing agreement (other than an agreement with Parent or its Subsidiaries). To the knowledge of Parent, neither Parent nor any of its Subsidiaries is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) or as a transferee or successor for any Tax of any person other than Parent and its Subsidiaries.

(d) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, unitholder or other third party.

(e) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two (2) years or otherwise as part of a plan that includes the Merger.

(f) Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) Parent has made available to the Company or its legal or accounting representative copies of all federal income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005 and all state income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2005.

Section 4.15. Employment and Labor Matters.

(a) (i) Except as set forth in Section 4.15(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any material collective bargaining or similar agreement or work rules or practices with any labor union, labor organization or employee association applicable to employees of Parent or any of its Subsidiaries , (ii) there are no existing or, to the knowledge of Parent, threatened strikes or lockouts with respect to any employees of Parent or any of its Subsidiaries (“Parent Employees”), (iii) to the knowledge of

Parent, there is no union organizing effort pending or threatened against Parent or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute (other than, in each case, routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees and (v) there is no slowdown or work stoppage in effect or, to the knowledge of Parent, threatened with respect to Parent Employees.

(b) Except for such matters that would not, individually or in the aggregate, materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices, Parent and its Subsidiaries are, and have been, in material compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, and (iii) unfair labor practices. Neither Parent nor any of its Subsidiaries has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1998 as a result of any action taken by Parent (other than at the written direction of Parent or as a result of any of the transactions contemplated hereby).

Section 4.16. Real Property.

(a) With respect to each material real property owned by Parent or any Subsidiary (such property collectively, the “Parent Owned Real Property”), except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) either Parent or a Subsidiary of Parent has marketable and insurable fee simple title to such Parent Owned Real Property, free and clear of all Liens other than any Parent Permitted Liens and Permitted Encumbrances, (ii) there are no leases, subleases, licenses, rights or other agreements affecting any portion of the Parent Owned Real Property that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon, and (iii) there are no outstanding options or rights of first refusal in favor of any other party to purchase such Parent Owned Real Property or any portion thereof or interest therein that would reasonably be expected to adversely affect the existing use of the Parent Owned Real Property by Parent in the operation of its business thereon. Neither Parent nor any of its Subsidiaries has received notice of any pending, and to the knowledge of Parent there is no threatened, condemnation proceeding with respect to any Parent Owned Real Property, except proceedings which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each material lease, sublease and other agreement (collectively, the “Parent Real Property Leases”) under which Parent or any of its Subsidiaries uses or occupies or has the right to use or occupy any material real property (the “Parent Leased Real Property”) at which the material operations of Parent or any of its Subsidiaries are conducted, is valid, binding and in full force and effect, (ii) neither Parent nor any of its Subsidiaries is currently subleasing, licensing or otherwise granting any person the right to use or occupy a material portion of a Parent Leased Real Property that would reasonably be expected to adversely affect the existing use of the Parent Leased Real Property by Parent in the operation of its business thereon, and (iii) no uncured default of a material nature on the part of Parent or, if applicable, its Subsidiary or, to the knowledge of Parent, the landlord thereunder, exists under any Parent Real Property Lease, and no event has occurred or circumstance exists which, with the giving of notice, the passage of time, or both would constitute a material breach or default under a Parent Real Property Lease. Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has a good and valid leasehold interest, subject to the terms of the Parent Real Property Leases, in each parcel of Parent Leased Real Property, free and clear of all Liens, except for Parent Permitted Liens and Permitted Encumbrances. Neither Parent nor any of its Subsidiaries has received notice of any pending, and, to the knowledge of Parent, there is no threatened, condemnation proceeding with respect to any Parent Leased Real Property, except such proceeding which would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries has such Rights-of-Way that are necessary for Parent and its Subsidiaries to use and operate their respective assets and properties in the manner that such assets and properties are currently used and operated, and each such Right-of-Way is valid and free and clear of all Liens (other than Parent Permitted Liens); (ii) Parent and its Subsidiaries conduct their businesses in a manner that does not violate any of the Rights-of-Way; (iii) Parent and its Subsidiaries have fulfilled and performed all of their obligations with respect to such Rights-of-Way; and (iv) Parent has not received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow the limitation, revocation or termination of any Right-of-Way or would result in any impairment of the rights of Parent and its Subsidiaries in and to any such Rights-of-Way. All pipelines operated by Parent and its Subsidiaries are subject to Rights-of-Way, and there are no gaps (including any gap arising as a result of any breach by Parent or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that would not, individually or in the aggregate, materially and adversely affect the ability of Parent and its Subsidiaries to operate their business in the ordinary course consistent with past practices.

Section 4.17. Vote of Parent Partners; Merger Sub Approval.

(a) The general partner of Parent has approved this Agreement, the Merger and the Unit Issuance. No vote of holders of securities of Parent, other than the approval of and action by its general partner, is required to approve the Unit Issuance and no other vote of the holders of any class of Parent equity holders, other than the approval of and action by its general partner, is necessary to approve this Agreement or the transactions contemplated hereby, including the Merger.

(b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the Second Amendment Date, (i) determined that this Agreement and the Merger are advisable and fair to and in the best interests of Merger Sub and its stockholder, (ii) duly approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, which adoption has not been rescinded or modified and (iii) recommended this Agreement for adoption by Parent, as the sole stockholder of Merger Sub. Immediately following execution of this Agreement, Parent, as the sole stockholder of Merger Sub, will duly approve and adopt this Agreement and the Merger

Section 4.18. Opinion of Financial Advisors. The Board of Directors of Parent has received the opinion of Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration is fair, from a financial point of view, to Parent. Parent shall, promptly following receipt of such opinion in written form, furnish an accurate and complete copy of said opinion to the Company solely for informational purposes.

Section 4.19. Material Contracts.

(a) Except for this Agreement, Parent’s Benefit Plans and agreements filed as exhibits to Parent SEC Documents and the agreements otherwise provided or made available to the Company, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by:

(i)	any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)	any contract imposing any material restriction on the right or ability of Parent or any of its Subsidiaries to (A) compete with any other person or (B) acquire or dispose of the securities of another person;

(iii)	any mortgage, note, debenture, indenture, security agreement, guaranty, pledge or other agreement or instrument evidencing Indebtedness of Parent or any of its Subsidiaries in an amount in excess of $500.0 million;

(iv)	any Contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value or requiring annual fees in excess of $500.0 million;

(v)	any Contract to acquire all or a substantial portion of the capital stock, business, property or assets of any other person for an amount of cash (or value of non-cash consideration), in excess of $500.0 million;

(vi)	any joint venture, partnership or limited liability company agreement or other similar Contract relating to the formation, creation, operation, management or control of any joint venture, partnership or limited liability company, other than any such Contract solely between or among Parent and or any of its Subsidiaries;

(vii)	any Contract limiting or restricting the ability of Parent or any of its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(viii)	any Contract containing any exclusivity or most favored nation clause;

(ix)	any Contract that involves future expenditures or receipts by Parent or any of its Subsidiaries of more than $500.0 million in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty;

(x)	any acquisition Contract that contains “earn out” or other contingent payment obligations, or remaining indemnity or similar obligations, that could reasonably be expected to result in future payments by or to Parent or any of its Subsidiaries in excess of $250.0 million;

(xi)	any Contract with a labor union or guild (including any collective bargaining agreement);

(xii)	any Contract containing provisions triggered by any change of control of Parent or any of its Subsidiaries;

(xiii)	any Contract in favor of directors, officers, members, managers or partners relating to employment or compensation or providing rights to indemnification;

(xiv)	any Contract the loss or breach of which could reasonably be expected to have a Parent Material Adverse Effect; and

(xv)	any lease or sublease with respect to leased real property requiring annual payments in excess of $50 million.

All contracts of the types referred to in clauses (i) through (xv) above are referred to herein as “Parent Material Contracts.” Section 4.19(a) of the Parent Disclosure Schedule sets forth a complete and correct list of all Parent Material Contracts as of the date of this Agreement that have not been filed or incorporated by reference in Parent SEC Reports. Parent has delivered or made available to Parent true and correct copies of all Parent Material Contracts.

(b) Neither Parent nor any Subsidiary of Parent is in material breach of or default under the terms of any Parent Material Contract. To the knowledge of Parent, no other party to any Parent Material Contract is in material breach of or default under the terms of any Parent Material Contract. Each Parent Material Contract is a valid and binding obligation of Parent or the Subsidiary of Parent which is party thereto and, to the knowledge of Parent, of each other party thereto, and is in full force and effect, subject to the Remedies Exceptions.

Section 4.20. Finders or Brokers. Except for Credit Suisse Securities (USA) LLC, neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger. Parent has furnished to the Company accurate and complete copies of its agreement with Credit Suisse Securities (USA) LLC relating to the transactions contemplated by this Agreement.

Section 4.21. Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries nor any “affiliate” or “associate” of Parent or any of its Subsidiaries (as such terms are defined in Section 203 of the

DGCL) beneficially owns (or has beneficially owned in the past three years) directly or indirectly, any Shares or other securities convertible into, exchangeable for or exercisable for Shares or any securities of any Subsidiary of the Company (including for purposes of Section 203 of the DGCL), and neither Parent nor any of its Subsidiaries has any rights to acquire any Shares except pursuant to this Agreement. Except for the Support Agreements, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.22. Financing. As of the Second Amendment Date, Parent has delivered to the Company true, complete and correct copies of the fully executed commitment letter (such letter, as amended, modified or waived from time to time to the extent permitted herein, or any financing commitment in respect of an Alternative Financing as contemplated by the last sentence of Section 5.18(b), the “Commitment Letter”) and fee letter (the “Fee Letter”) executed in connection with the debt financing of a portion of the cash component of the Merger Consideration (the “Financing”) (with certain fee amounts and certain economic terms of the “market flex” provisions redacted). As of the Second Amendment Date, the Commitment Letter is in full force and effect and constitutes the legal, valid, binding and enforceable obligations of Parent and, to the knowledge of Parent, the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the Second Amendment Date, the Commitment Letter has not been amended or modified in any respect and the respective commitments therein have not been withdrawn or terminated. There are no conditions precedent or, to the knowledge of Parent, other contingencies related to the funding of the full amount of the Financing on the terms set forth in the Commitment Letter (as such terms may be altered in accordance with the “market flex” provisions set forth in the Fee Letter) other than as expressly set forth as of the Second Amendment Date in the Commitment Letter. As of the Second Amendment Date, no event has occurred that, with or without notice, lapse of time or both, would constitute a breach by Parent or any other party thereto under the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, as of the Second Amendment Date, assuming compliance by the Company in all material respects with its covenants contained in Section 5.1 and Section 5.18(d) and assuming satisfaction of the conditions set forth in Section 6.1 and Section 6.3, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letter, together with other financial resources of Parent, including cash on hand and marketable securities, will, in the aggregate, be sufficient to fund the payment of the cash component of the Merger Consideration. As of the Second Amendment Date, assuming satisfaction of the conditions set forth in Section 6.3, Parent has no reason to believe that either it or any other party will be unable to satisfy on a timely basis any condition of the Financing under the Commitment Letter or the Fee Letter or that the Financing contemplated by the Commitment Letter will not be made available to Parent on the Closing Date; provided that Parent is not making any representation or warranty regarding the Company’s future performance, the effect of any inaccuracy of the representations and warranties of the Company in this Agreement or the failure of the Company to comply with any of its covenants in all material respects under this Agreement.

Section 4.23. No Additional Representations. Parent and Merger Sub acknowledge that the Company does not make any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries, and neither Parent or Merger Sub has relied on such information or any other representations or warranties not set forth in this Agreement.

ARTICLE V.

COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business by the Company.

(a) From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted, and that such entities shall not take any action except in the ordinary course of business, and shall use their commercially reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers and suppliers; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. The Company shall (i) promptly notify Parent of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Company Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to Parent of any change, occurrence, effect, condition, fact, event, or circumstance known to the Company that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Company Material Adverse Effect; provided, however, that no unintentional failure by the Company to provide a required notice under the last sentence of this Section 5.1(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.3(a) shall result in a failure of the condition set forth in Section 6.3(b).

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i)	except in the ordinary course of business or as disclosed in Section 5.1(b)(i) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries that is not wholly owned by the Company or Subsidiaries of any such Subsidiaries to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (A) dividends or distributions by any Subsidiaries only to the Company or to any Subsidiary of the Company in the ordinary course of business, (B) dividends or distributions required under the applicable organizational documents of such entity in effect on the date of this Agreement, or (C) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Common Stock not in excess of $0.15 per share per quarter;

(ii)	except as otherwise permitted by this Agreement, shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any mergers, consolidations, restructurings or reorganizations solely among the Company and its Subsidiaries or among the Company’s Subsidiaries;

(iii)

except as otherwise permitted by this Agreement or for transactions between the Company and its Subsidiaries or among the Company’s Subsidiaries, shall not, and shall not permit any of its Subsidiaries, to prepay, redeem, repurchase, defease, cancel or otherwise acquire any Indebtedness or guarantees thereof of the Company or any Subsidiary, other than (A) at stated maturity, (B) any required amortization payments and mandatory prepayments (including mandatory prepayments arising from any change of control put rights to which holders of such Indebtedness or guarantees thereof may be entitled) and (C) Indebtedness or guarantees thereof disclosed in Section 5.1(b)(iii) of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(iv)	shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person with a value in excess of $50.0 million in the aggregate, except (A) as contemplated by the Company’s fiscal 2011 budget and capital expenditure plan, as attached to Section 5.1(b)(iv) of the Company Disclosure Schedule (the “Company 2011 Budget”) (whether or not such acquisition, loan, advance, capital contribution or investment is made during the 2011 fiscal year), (B) as required by contracts disclosed in Section 5.1(b)(iv) of the Company Disclosure Schedule or (C) as made in connection with any transaction solely between the Company and a wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company; provided, however, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, make any acquisition of any other person or business or make any loans, advances or capital contributions to, or investments in, any other person which would reasonably be expected to prevent, impede or delay the consummation of the Merger by the End Date;

(v)	except as disclosed in Section 5.1(b)(v) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, authorize any capital expenditures in excess of $50.0 million in the aggregate, except for (A) expenditures contemplated by the Company 2011 Budget (whether or not such capital expenditure is made during the 2011 fiscal year), (B) expenditures contemplated by the Company’s fiscal 2012 budget and capital expenditures plan, which shall not be greater than the expenditures contemplated by the Company 2011 Budget plus 10%, excluding extraordinary items contained in the Company 2011 Budget, or (C) expenditures made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise;

(vi)	shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(vii)

except as disclosed in Section 5.1(b)(vii) of the Company Disclosure Schedule or Company Benefit Plans or as required by applicable Law, shall not, and shall not permit any of its Subsidiaries to, (A) increase the compensation or other benefits payable or provided to the Company’s directors, officers, employees or other service providers, other than customary increases in the ordinary course of business consistent with past practice, provided that there shall be no limitation upon any compensation award or payment made in accordance with and within the parameters of the Company’s current compensation plans, or made at the instruction of the Compensation Committee of the Board of Directors of the Company if deemed necessary or appropriate in the judgment of the Compensation Committee for the appropriate compensation and retention of key employees of the Company after consultation with an outside compensation consultant retained by the Compensation Committee, (B) enter into or amend any employment, change of control, severance or retention agreement with any director, officer or employee of the Company except (1) for agreements entered into with any newly-hired employees who are not officers or (2) for severance agreements entered into with employees who are not officers in connection with terminations of employment, in each case, in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, terminate or amend any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above or in the ordinary course of business consistent with past practice as would not result in a material increase in cost to the Company; provided, however, that the foregoing exception shall not apply to any equity based plan, policy, program or arrangement (or award under any of the foregoing), (D) enter into, terminate or amend any collective bargaining agreements, or (E) make any change in the key management structure of the Company or any of its material Subsidiaries, including the hiring of additional officers or the termination of existing officers;

(viii)	shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than loans or advances (A) in the ordinary course of business or (B) for travel and reasonable business expenses) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(ix)	except as disclosed in Section 5.1(b)(ix) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(x)	except as disclosed in Section 5.1(b)(x) of the Company Disclosure Schedule, shall not adopt any amendments to its certificate of incorporation or by-laws or similar applicable charter documents, and shall not permit any of its Subsidiaries to adopt any material amendments to its certificate of incorporation or by-laws or similar applicable charter documents;

(xi)	except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing Company Benefit Plans (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable or unexercised options or warrants outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Awards and settlement of any Company Equity Awards outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the sale of shares of Company Common Stock pursuant to the exercise of options to purchase Company Common Stock if necessary to effectuate an option direction upon exercise or for withholding of Taxes, or (C) the grant of equity compensation awards at times, in amounts, on terms and conditions and otherwise in the ordinary course of business consistent with past practice and in accordance with Section 5.1(b)(xi) of the Company Disclosure Schedule;

(xii)	except as expressly contemplated by this Agreement and for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights, warrants or options to acquire any such shares;

(xiii)

shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) for any Indebtedness incurred in the ordinary course of business, (B) for any Indebtedness among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (C) for any Indebtedness incurred to replace, renew, extend, refinance or refund any existing Indebtedness on substantially the same or more favorable terms to the Company than such existing Indebtedness, (D) for any guarantees by the Company of Indebtedness of Subsidiaries of the Company or guarantees by the Company’s Subsidiaries of Indebtedness of the

Company or any Subsidiary of the Company, which Indebtedness is incurred in compliance with this Section 5.1(b), (E) as disclosed in Section 5.1(b)(xiii) of the Company Disclosure Schedule, and (F) for any Indebtedness not to exceed $50.0 million in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A)-(E); provided, however, that in the case of each of clauses (A)-(F) such Indebtedness does not impose or result in any additional restrictions or limitations on the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation or any of its Subsidiaries, or subject the Company or any of its Subsidiaries or, following the Closing, the Surviving Corporation or any of its Subsidiaries, to any additional covenants or obligations (other than the obligations to make payment on such Indebtedness) to which the Company or its Subsidiaries is not otherwise subject under the terms of any Indebtedness outstanding as of the date hereof;

(xiv)	except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, as expressly contemplated by Section 5.19 hereof or as disclosed in Section 5.1(b)(xiv) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), or otherwise dispose of any material portion of its material properties or non-cash assets, including the capital stock of Subsidiaries;

(xv)	except as disclosed in Section 5.1(b)(xv) of the Company Disclosure Schedule, the Company shall not take any action, and shall not permit any of its Subsidiaries to take any action, that would result in the Company or any of its Subsidiaries becoming subject to any restriction not in existence on the date hereof with respect to the payment of distributions or dividends;

(xvi)	other than in the ordinary course of business, shall not, and shall not permit any of its Subsidiaries to, modify, amend or terminate, or waive any rights under any Company Material Contract, in any material respect in a manner that is adverse to the Company and its Subsidiaries, taken as a whole or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xvii)	except as disclosed in Section 5.1(b)(xvii) of the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Company SEC Documents or (B) that do not exceed $50.0 million in the aggregate;

(xviii)	shall not make, revoke or amend any material Tax election, enter into any closing agreement, settlement or compromise of any claim or assessment with respect to any material Tax liability, amend any material Tax Return, surrender a claim for a material refund of Taxes or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xix)	shall not knowingly or intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any respect or that would cause the condition in Section 6.3(a) not to be met;

(xx)	other than in the ordinary course of business in accordance with past practice, shall not, and shall not permit any of its Subsidiaries to, modify, amend, permit to lapse, fail to renew, surrender, terminate, or waive any rights under any Company Permit, in any respect in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole or that could prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the End Date (or any extension thereof);

(xxi)	except in the ordinary course of business in accordance with past practice, take or fail to take any action, or permit any of its Subsidiaries to take or fail to take any action, that could cause the

Company or any of its Subsidiaries, or any of their assets or businesses that is not already so regulated or treated to be a natural gas company as defined in the NGA, a public utility, transmitting utility, electric utility or electric utility company under the FPA, a non-exempt holding company under PUHCA, a common carrier under the ICA or a utility, utility holding company, intrastate pipeline, gas service company, electric service company, gas company, electric company, or any similar entity however described under the laws of any state or local jurisdiction and the regulations promulgated thereunder; and

(xxii)	shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

“Indebtedness” means, with respect to any person, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or other debt securities or warrants or other rights to acquire any debt securities of such person, (c) all capitalized lease or leveraged lease obligations of such person or obligations of such person to pay the deferred and unpaid purchase price of property and equipment, (d) all obligations of such person pursuant to securitization or factoring programs or arrangements, or (e) all guarantees of any of the foregoing.

Section 5.2. Conduct of Business by Parent.

(a) From and after the date hereof and prior to the Effective Time or the Termination Date, if any, and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be contemplated or required by this Agreement, (iv) as contemplated by the Drop-Down Agreements or (v) as set forth in Section 5.2(a) of the Parent Disclosure Schedule, Parent covenants and agrees with the Company that the business of Parent shall be conducted in, and that Parent shall not take any action except in, the ordinary course of business and shall use its reasonable best efforts to preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers and suppliers; provided, however, that no action by Parent with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision. Parent shall (i) promptly notify the Company of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Parent Material Contract (or communications indicating that the same may be contemplated), and (ii) give prompt notice to the Company of any change, occurrence, effect, condition, fact, event, or circumstance known to Parent that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to such party, to result in a Parent Material Adverse Effect; provided, however, that no unintentional failure by Parent to provide a required notice under the last sentence of this Section 5.2(a) with respect to any matter that would not result in a failure of the conditions set forth in Section 6.2(a) shall result in a failure of the condition set forth in Section 6.2(b).

(b) Parent agrees with the Company that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:

(i)	except in the ordinary course of business, shall not authorize or make any distribution with respect to its outstanding equity securities (whether in cash, assets, partnership units, stock or other securities of Parent or its Subsidiaries), except (A) regular quarterly cash distributions with customary record and payment dates on the Common Units not in excess of $0.625 per Common Unit per quarter, and (B) regular quarterly cash distributions with customary record and payment dates on the Series A Preferred Units not in excess of $2.00 per Series A Preferred Unit per quarter plus any accrued and unpaid distributions on the Series A Preferred Units from prior quarters;

(ii)	except as otherwise permitted by this Agreement or as disclosed in Section 5.2(b)(ii) of the Parent Disclosure Schedule, shall not adopt a plan of complete or partial liquidation or dissolution or enter into a letter of intent or agreement in principle with respect thereto;

(iii)	except as disclosed in Section 5.2(b)(iii) of the Parent Disclosure Schedule shall not split, combine or reclassify any of its equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity securities, except for any such transaction by a wholly owned Subsidiary of Parent which remains a wholly owned Subsidiary after consummation of such transaction;

(iv)	except as disclosed in Section 5.2(b)(iv) of the Parent Disclosure Schedule, shall not adopt any amendments to its Parent Organizational Documents;

(v)	except for transactions among Parent and its wholly owned Subsidiaries or among Parent’s wholly owned Subsidiaries, shall not directly or indirectly, purchase, redeem or otherwise acquire any equity securities of Parent or any rights, warrants or options to acquire any such equity securities;

(vi)	shall not knowingly or intentionally take any action that would reasonably be expected to make any material representation or warranty of Parent or Merger Sub hereunder inaccurate in any material respect or that would cause the condition in Section 6.2(a) not to be met; and

(vii)	shall not, and shall not permit any of its wholly owned Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) For the avoidance of doubt, none of the restrictions contained in this Section 5.2 shall apply to ETP or its Subsidiaries.

Section 5.3. Mutual Access.

(a) For purposes of furthering the transactions contemplated hereby, each of the Company and Parent shall afford the other party and (i) the officers and employees and (ii) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such persons described in this clause (ii), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating, environmental and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law. The foregoing notwithstanding, neither the Company nor Parent, nor any of their respective officers, employees or Representatives, shall be permitted to perform any onsite procedures (including an onsite study) with respect to any property of the other party or any of the other party’s Subsidiaries without the other party’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be deemed to be “Evaluation Material,” as such term is used in, and shall be treated in accordance with, the confidentiality agreement, dated as of May 12, 2011, among the Company, ETP and Parent (the “Confidentiality Agreement”).

Section 5.4. Non-Solicitation by the Company.

(a) The Company agrees that neither it nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective

Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage or facilitate the making, submission or announcement of, any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) furnish any non-public information regarding the Company or any of its Subsidiaries to, or afford access to the business, properties, books or records of the Company or any of its Subsidiaries to, any person (other than Parent or Merger Sub), in connection with or in response to an Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Parent or Merger Sub) with respect to any Acquisition Proposal, (iv) approve, endorse or recommend (or publicly propose to approve, endorse or recommend) any Acquisition Proposal, (v) enter into any letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, exchange agreement or any other agreement providing for any Acquisition Transaction or requiring the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement (except as contemplated by Section 7.1(h)) or (vi) resolve, propose or agree to do any of the foregoing; provided, however, that this Section 5.4 shall not prohibit (A) the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, prior to obtaining the Company Stockholder Approval, from taking any of the actions described in clauses (ii) or (iii) above in response to an unsolicited Acquisition Proposal that the Board of Directors of the Company, prior to taking any such particular action, concludes in good faith, after consultation with its financial advisors and outside legal counsel (it being understood that, for purposes of this Section 5.4, such a financial advisor or outside legal counsel shall include a financial advisor or outside legal counsel to a duly constituted and acting committee of the Board of Directors of the Company), constitutes or is reasonably likely to result in a Superior Offer if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Acquisition Proposal would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties under applicable Laws, (2) such Acquisition Proposal did not result from a breach of this Section 5.4, (3) the Company gives to Parent the notice required by Section 5.4, and (4) the Company furnishes any non-public information provided to the maker of the Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person on substantially the same terms as the Confidentiality Agreement (it being acknowledged and agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits the third party recipient of such information from making any Acquisition Proposal) and to the extent non-public information that has not been made available to Parent is made available to the maker of the Acquisition Proposal, provide such non-public information to Parent substantially concurrent with the time that it is provided to such other person; (B) the Company from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any Acquisition Proposal (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 5.4; (C) the Company, or the Board of Directors, directly or indirectly through any officer, employee or Representative disclosing factual information regarding the business, financial condition or results of operations of the Company or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Proxy Statement or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under applicable Law or that failure to make such disclosure is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; or (D) the Company, or the Board of Directors, directly or indirectly through any officer, employee or Representative making any statement or disclosure to the Company’s stockholders required by applicable Law; provided that any such action taken or statement or disclosure made that relates to an Acquisition Proposal shall be deemed to be a Change of Recommendation unless the Board of Directors reaffirms its recommendation in favor of the proposed transaction in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act shall not constitute a Change of Recommendation). So long as the Company and its Representatives have otherwise complied with this Section 5.4, none of the foregoing shall prohibit the Company and its Representatives from contacting in writing any persons or group of persons who has made an Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Offer, and any such actions shall not be a breach of this Section 5.4.

(b) The Company shall promptly, and in no event later than twenty-four (24) hours after its or any of its Representatives’ receipt of any Acquisition Proposal or any request for non-public information relating to the Company or any of its Subsidiaries in connection with an Acquisition Proposal, advise Parent orally and in writing of such Acquisition Proposal or request (including providing the identity of the person making or submitting such Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary thereof that is made or submitted by any person during the period between the date hereof and the Closing). The Company shall keep Parent informed in all material respects on a prompt basis with respect to any change to the material terms of any such Acquisition Proposal (and in no event later than twenty-four (24) hours following any such change). The Company agrees that it shall promptly provide to Parent any non-public information concerning itself or its Subsidiaries provided to any other person in connection with any Acquisition Proposal which was not previously provided to Parent.

(c) Immediately following the execution of this Agreement, (i) the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent) that relate to any Acquisition Proposal, and (ii) the Company shall, and shall use its reasonable best efforts to cause its Representatives to, cause to be returned or destroyed all confidential information provided by or on behalf of the Company or any Subsidiary to such person.

(d) Except as otherwise provided in Section 5.4(e), neither the Board of Directors of the Company nor any committee thereof may (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent, or (ii) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal (any action described in this Section 5.4(d), a “Change of Recommendation”).

(e) Notwithstanding anything in this Agreement to the contrary, with respect to (i) an Intervening Event or (ii) an Acquisition Proposal, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, make a Change of Recommendation and/or terminate this Agreement pursuant to Section 7.1(h), if (and only if): (A) in the case of (ii) above, (x) an Acquisition Proposal (that did not result from a breach of Section 5.4(a)) is made to the Company by a third party, and such Acquisition Proposal is not withdrawn; (y) the Company’s Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Acquisition Proposal constitutes a Superior Offer; and (z) the Company’s Board of Directors determines to terminate this Agreement pursuant to Section 7.1(h), (B) in the case of (i) above, following consultation with outside legal counsel, the Company’s Board of Directors determines that the failure to make a Change of Recommendation would be reasonably likely to constitute a breach by the Board of Directors of its fiduciary duties under applicable Laws; (C) in the case of (i) and (ii) above, (x) the Company provides Parent ninety-six (96) hour’s prior written notice of its intention to take such action, which notice shall include the information with respect to such Intervening Event or Superior Offer, as the case may be, that is specified in Section 5.4(b), (y) after providing such notice and prior to making such Change of Recommendation in connection with an Intervening Event or a Superior Offer or taking any action pursuant to Section 7.1(h) with respect to a Superior Offer, the Company shall negotiate in good faith with Parent during such ninety-six (96) hour period (to the extent that Parent desires to negotiate) to make such revisions to the terms of this Agreement as would permit the Board of Directors of the Company not to effect a Change of Recommendation in connection with an Intervening Event or a Superior Offer or to take such action pursuant to Section 7.1(h) in response to a Superior Offer, and (z) the Board of Directors of the Company shall have considered in good faith any changes to this Agreement offered in writing by Parent and shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that the event continues to constitute an Intervening Event or that the Superior Offer would continue to constitute a Superior Proposal, in each case if such changes offered in writing by Parent were to be given effect; provided that, for the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with an Intervening Event or a Superior Offer or take any action pursuant to Section 7.1(h) with respect to a Superior Offer prior to the time that is ninety-six (96) hours after it has provided the written notice required by clause (x) above; provided further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 5.4(e), except that the Company’s advance written notice obligation shall be reduced to seventy-two (72) hours (rather than the ninety-six (96) hours otherwise contemplated by this Section 5.4(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Offer or to take action pursuant to Section 7.1(h) with respect to a Superior Offer shall be reduced to the time that is seventy-two (72) hours after it has provided such written notice (rather than the time that is the ninety-six (96) hours otherwise contemplated by this Section 5.4(e)) (but in no event prior to the original ninety-six (96) hour advance notice period).

(f) As used in this Agreement:

(i)	“Acquisition Proposal” means any bona fide offer, inquiry, proposal or indication of interest, whether or not in writing, received from a third party (other than an offer, inquiry, proposal or indication of interest by Parent or Merger Sub or any of their respective Subsidiaries) relating to any Acquisition Transaction;

(ii)	“Acquisition Transaction” means any transaction or series of transactions (other than those contemplated by Section 5.19) involving: (A) any merger, consolidation, share exchange, recapitalization or business combination involving the Company or any of its material Subsidiaries; (B) any direct or indirect acquisition, sale, issuance or repurchase of securities, tender offer, joint venture, exchange offer or other similar transaction or series of transactions which would result in a person or “group” (as defined in the Exchange Act) of persons having direct or indirect beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding Company Common Stock; (C) any direct or indirect acquisition of any business or businesses or of assets (including equity interests in any Subsidiary) that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets (based on the fair market value thereof) of the Company and its Subsidiaries, taken as a whole; (D) any liquidation or dissolution of the Company or any of its Subsidiaries or the payment of any extraordinary dividend by the Company; or (E) any combination of the foregoing;

(iii)	“Intervening Event” means a material event, fact, circumstance, development or occurrence that is unknown to or by the Company’s Board of Directors as of the date of this Agreement (or if known, the magnitude or material consequences of which were not known or understood by the Company Board of Directors as of the date hereof), which event, fact, circumstance, development, occurrence, magnitude or material consequence becomes known to or by the Company’s Board of Directors prior to obtaining the Company Stockholder Approval; and

(iv)	“Superior Offer” means a written Acquisition Proposal to acquire at least (A) fifty percent (50%) of the equity securities of the Company or (B) fifty percent (50%) or more of the assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof), in each case on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is (A) if accepted, reasonably likely to be consummated, and (B) if consummated would, based upon the advice of the Company’s financial advisor, be more favorable to the Company’s stockholders from a financial point of view than the Merger and the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement which are committed to in writing), after taking into account such factors (including timing, likelihood of consummation, break-up fees, expense reimbursement provisions, required approvals, conditions to consummation, legal, financial, regulatory and other aspects of the offer, and the person making the offer) deemed relevant by the Board of Directors of the Company.

Section 5.5. Filings; Other Actions.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement to be mailed to the Company’s stockholders, as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of Common Units in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 or the Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party a reasonable opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Common Units issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

(b) The Company shall take all action necessary in accordance with applicable Laws and the Company Organizational Documents to duly give notice of, convene and hold a meeting of its stockholders, to be held as promptly as practicable after the Form S-4 is declared effective under the Securities Act, to consider the adoption of this Agreement and the approval of the transactions contemplated hereby, including the Merger (the “Stockholders’ Meeting”). The Company will, except in the case of a Change of Recommendation, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals.

Section 5.6. Equity-Based Awards.

(a) The Company shall cause each option to purchase shares of Company Common Stock or stock appreciation right relating to Company Common Stock granted under a Company Benefit Plan that provides for equity-based compensation (each such Company Benefit Plan, a “Company Stock Plan”) that is outstanding immediately prior to the Effective Time (a “Company Stock Award”) to become vested and exercisable prior to the Effective Time and shall, in accordance with the terms of the applicable Company Stock Plan, provide notice to all holders of Company Stock Awards that any Company Stock Award not exercised prior to the Effective Time shall be cancelled and terminate upon the Effective Time. In consideration of such cancellation and termination of Company Stock Awards, the Company shall pay to each holder of a Company Stock Award within five business days following the Effective Time an amount, less applicable withholding Taxes, in cash with respect to each share of Company Common Stock subject to the Company Stock Award equal to (i) the Per Share Cash Consideration minus (ii) the per share exercise price or strike price of the Company Stock Award. If Parent determines the consent of a holder of a Company Stock Award is required to effectuate the termination of any Company Stock Award, then the Company shall (i) use its reasonable best efforts to obtain such consent from the holder of such Company Stock Award for no additional consideration, except as approved by Parent in advance and (ii) shall make any amendments to the terms of the Company Stock Plans or awards thereunder that may be necessary or advisable to give effect to the termination of such Company Stock Awards, subject to the advance approval of Parent which approval shall not be unreasonably withheld. The Company shall require the holder of any Company Stock Award exercised prior the Effective Time to satisfy any withholding obligation with respect to such Company Stock Award in accordance with the terms of the applicable Company Stock Plan and award agreement.

(b) Each award of restricted Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest and the restrictions with respect thereto shall lapse, and each share of Company Common Stock subject to such grant of Restricted Shares shall be converted into cash, Common Units or a combination of cash and Common Units in accordance with Section 2.1, depending on whether the holder of such Restricted Shares makes a Cash Election or a Common Unit Election and subject to the terms and conditions of Section 2.1. Unless the holder of such Restricted Shares shall have remitted to the Company the amount required to be withheld with respect to the vesting and lapse of restrictions on the Restricted Shares under the Code or any provision of state, local or foreign tax Law, the consideration to be received by such holder pursuant to Section 2.1 shall be reduced by the amount required to be deducted and withheld with respect to the vesting and lapse of such restrictions on the Restricted Shares. Such reduction shall come first from the cash portion of the consideration payable to the holder of the Restricted Shares under Section 2.1, if any, and if there is no cash portion of such consideration or if the cash portion is not sufficient to satisfy the amount required to be deducted and withheld with respect to vesting and lapse of such restrictions on the Restricted Shares, then the number of Common Units to be received by the holder of such Restricted Shares pursuant to Section 2.1 shall be reduced by a number of Common Units (rounded up to the nearest whole unit with cash payable in respect of the resulting fractional unit) equal to (i) the amount (or additional amount, as the case may be) required to be deducted and withheld with respect to the vesting and lapse of such restrictions on the Restricted Shares, divided by (ii) the closing price of one Common Unit on the New York Stock Exchange on the day prior to the Closing Date.

(c) The Company shall cause each unvested award of restricted share units, performance shares or phantom shares with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company RSU”) to become fully vested, and the Company shall, within five business days following the Effective Time pay to the holder thereof, with respect to each share of Company Common Stock subject to such outstanding Company RSU (giving effect to the acceleration of vesting contemplated by this Section 5.6(c)) a lump sum cash payment, less any applicable withholding Taxes, equal to the greater of (i) the Per Share Cash Consideration and (ii) the product of the Exchange Ratio multiplied by the closing price of one Common Unit on the NYSE on the Closing Date, as reported in the Wall Street Journal or such other source as may be determined by Parent.

(d) The Company shall use its reasonable best efforts to take any actions reasonably necessary to effectuate the transactions contemplated by this Section 5.6. Prior to the Effective Time, the Company shall deliver to the holders of the Company Stock Awards and Company RSUs notices, in form and substance reasonably acceptable to Parent, setting forth such holders’ rights pursuant to this Agreement.

Section 5.7. Employee Matters.

(a) Parent shall cause the Surviving Corporation and each of its Subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for the individuals employed by the Company or any of its Subsidiaries at the Effective Time (the “Current Employees”) compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits (i) provided to Current Employees as a group immediately prior to the Effective Time (excluding, for this purpose, equity-based compensation and participation in a defined-benefit pension plan unless such participation is mandated by the terms of a collective bargaining or other similar agreement between the Company or one of its Subsidiaries and an employee representative) or (ii) provided to similarly situated employees of Parent and its Subsidiaries.

(b) Parent will cause the Surviving Corporation to provide credit for each Current Employees length of service with the Company and its Subsidiaries prior to the Effective Time for eligibility, vesting and benefits accrual purposes under any employee benefit plans of the Surviving Corporation and its Subsidiaries to the same extent as such service was recognized under a similar Company Benefit Plan; provided, that such prior service credit shall not be required to the extent it results in a duplication of benefits. Parent shall use commercially reasonable efforts to cause each health plan of Parent in which any Current Employee participates following the Closing to (i) waive any pre-existing condition limitation for any condition for which such Current Employee would have been entitled to coverage under the corresponding Company Benefit Plan prior to the Effective Time and (ii) honor co-payments made, and deductibles satisfied, by such Current Employee prior to the Effective Time. For purposes of this Agreement, “Benefit Plans” means, with respect to any entity, any compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, including bonus, cash or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or savings, plans, programs, policies, agreements or arrangements for the benefit of current or former directors, officers or employees of such entity or any of its Subsidiaries or any dependant or beneficiary thereof.

(c) If requested by Parent, subject to the terms of any such Benefit Plan, the Company’s Board of Directors shall adopt resolutions, in form and substance reasonably acceptable to Parent, terminating, effective at least one day prior to the Closing Date (the “ERISA Effective Date”), any Company Benefit Plan qualified under Section 401(a) of the Code and containing a Code Section 401(k) cash or deferred arrangement (a “401(k) Plan”). Prior to the ERISA Effective Date, the Company shall provide Parent with executed resolutions of its Board of Directors authorizing such termination and amending any such 401(k) Plan commensurate with its termination to the extent necessary to comply with all applicable Laws. The Company shall also take such other actions in furtherance of the termination of each 401(k) Plan as Parent may reasonably require, including such actions as Parent may require prior to the Effective Time to support Parent obtaining a determination letter with respect to the termination of each 401(k) Plan following the ERISA Effective Date. In addition, if requested by Parent, the Company shall take such actions as may be necessary to eliminate, as of no later than immediately prior to the Effective Time, from any 401(k) Plan or other retirement plan, any investment fund, election or alternative that provides for an investment directly in shares of Company Common Stock.

(d) Nothing in this Section 5.7 shall be construed as an amendment of, or undertaking to amend, any Benefit Plan or to prevent the amendment or termination of any Benefit Plan. Nothing in this Section 5.7 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time, subject to any rights to severance or other separation benefits accrued as of the applicable termination date under a Company Benefit Plan. Without limiting the generality of Section 8.10, the provisions of this Section 5.7 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee, other service provider or independent contractor or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any Parent Benefit Plan, Company Benefit Plan or other compensation or benefit plan or arrangement for any purpose.

Section 5.8. Regulatory Approvals; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties other than any Governmental Entity (including consents necessary in connection with the merger of CrossCountry Energy, LLC with and into a subsidiary of Parent and thereafter a subsidiary of ETP), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. In the event that any litigation, administrative or judicial action or other proceeding is commenced challenging the Merger or any of the proposed transactions, each of the Company, Parent and Merger Sub shall cooperate with each other and use its respective reasonable best efforts to contest and resist any such litigation, action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable (and in any event not more than ten business days) after the date hereof, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (C) assuring that all such filings are in material compliance with the requirements of applicable Regulatory Laws, and (D) making available to the other party such information as the other party may reasonably request in order to respond to information requests by any relevant Governmental Entity, (iii) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things advisable to consummate and make effective the transactions contemplated hereby, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications, filings or correspondence (or memoranda setting forth the substance thereof) between the Company or Parent, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity (or members of their respective staffs) with respect to such transactions. The Company and Parent shall use their respective reasonable best efforts to file applications for the FERC Approval, the MDPU Approval, the MPSC Approval, the FCC Approval and any other filings, determined to be required as promptly as practicable after the date hereof, but in no event later than thirty days after the date hereof, and shall make such filings jointly if appropriate. Prior to transmitting any material to any Governmental Entity (or members of their respective staffs), the Company and Parent shall permit counsel for the other party a reasonable opportunity to review and provide comments thereon, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity (or members of their respective staffs) to the extent permitted by Law. Each of the Company and Parent agrees not to participate in any meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity or by Law, gives the other party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub and the Company shall use their reasonable best efforts to obtain the Requisite Regulatory Approvals, including (i) responding to and complying with, as promptly as reasonably practicable, any request for information regarding the transactions from any relevant Governmental Entity (including responding to any “second request” for information under the HSR Act as promptly as reasonably practicable); (ii) ensuring the prompt expiration of any applicable waiting period and clearance or approval by any such relevant Governmental Entity, including defense against, and the resolution of, any objections or challenges, in court or otherwise, by any relevant Governmental Entity preventing consummation of the transactions; and (iii) assisting and cooperating with the other party in doing all things necessary, proper or advisable to consummate and make effective the transactions, under any applicable Regulatory Law with each relevant Governmental Entity. In the event the parties, despite their reasonable best efforts, have not obtained clearance or approval of the transactions from any relevant Governmental Entity and/or resolved any objections or challenges by any relevant Governmental Entity preventing consummation of the transactions by the Closing Date, the Closing Date shall automatically be extended for an additional three months, and thereafter shall be extended for any additional periods as agreed by both Company and Parent.

(d) Parent agrees to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve such objections, if any, that a Governmental Entity may assert under Regulatory Laws with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under Regulatory Laws that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur (i) as to the Requisite Regulatory Approvals related to the HSR Act, the Clayton Act, the Sherman Act or the Federal Trade Commission Act (the “Antitrust Approvals”), no later than the time at which all Requisite Regulatory Approvals other than those related to the Antitrust Approvals are achieved and (ii) as to Requisite Regulatory Approvals other than those related to the Antitrust Approvals, as promptly as reasonably practicable and in any event no later than the End Date, including in each case taking any action (including any action that limits Parent’s freedom of action, ownership or control with respect to, or its ability to retain or hold, any of the businesses, assets, product lines or properties of Parent or Company) as may be required in order to avoid the commencement of any action to prohibit the merger, or, in the alternative, to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any action seeking to prohibit the merger; provided, however, that notwithstanding anything in this Section 5.8 to the contrary, Parent shall not be required to take, or cause to be taken, any such action to obtain the MDPU Approval or the MPSC Approval to the extent that such action would require Parent, Merger Sub or the Company to take, or cause to be taken, any action with respect to any of the assets, businesses or product lines of the Company or any of its Subsidiaries, or of Parent or any of its Subsidiaries, or any combination thereof, if such action would result in a material adverse effect on or with respect to the business, financial condition or continuing results of operations of Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole (assuming Parent and its Subsidiaries (including the Surviving Corporation), taken as a whole were an entity with the assets, liabilities and revenues of an entity the size of the Company and its Subsidiaries, taken as a whole). Subject to the provisions of this Section 5.8, Parent shall have sole discretion in determining the scope of undertakings to be taken, including the scope of assets to be divested or held separate, or the conduct to be restricted, in order to meet the obligations of this Paragraph; provided, however, any undertaking pursuant to this Paragraph shall be conditioned on closing of the transactions in this Agreement. Further, Company shall not, without the prior written consent of Parent, publicly or before any governmental entity or other third party commit to or effect, by consent decree, hold separate order or otherwise, any sale, divestiture, disposition, prohibition or limitation or other action of a type described in this agreement. For purposes of this Section 5.8(d), ETP and Regency Energy Partners LP, a Delaware limited partnership (“Regency”), and their respective Subsidiaries, shall be deemed to be Subsidiaries of Parent.

(e) Parent and the Company and each of their respective Subsidiaries shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of clearance or any necessary consent of any Governmental Entity under any Regulatory Law or the expiration of the required waiting period under any Regulatory Law.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.8 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 5.8.

(g) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the FPA, the NGA, the NGPA, the ICA, the PUHCA, the Communications Act of 1934, as amended, state laws governing local distribution companies in the States of Massachusetts and Missouri and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.9. Takeover Statutes. If any Takeover Law may become, or may purport to be, applicable to the Merger, the Support Agreements or any other transactions contemplated hereby, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 5.10. Public Announcements. Except (a) following any Change of Recommendation or (b) with respect to action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 5.4 so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or any public announcement primarily relating to this Agreement or the transactions contemplated hereby. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.11. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or by-laws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, shall survive the Merger and shall continue in full force and effect. For a period of six years from the Effective Time, Parent and the Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its Subsidiary’s certificate of incorporation and by-laws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.

(b) The Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”), in each case against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law; provided, however, that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law, to repay such advances if it is ultimately determined that such person is not entitled to indemnification), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission by them in their capacities as such occurring or alleged to have occurred whether before or after the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Effective Time by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, that Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnified party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each indemnified party hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the certificate of incorporation or by-laws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise.

(f) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations of such party set forth in this Section 5.11.

(g) The obligations of Parent and the Surviving Corporation under this Section 5.11 shall not be terminated, amended or modified in any manner so as to adversely affect any indemnified party (including their successors, heirs and legal representatives) to whom this Section 5.11 applies without the consent of such Indemnified Parties (it being expressly agreed that the Indemnifying Parties to whom this Section 5.11 applies shall be third party beneficiaries of this Section 5.11, and this Section 5.11 shall survive consummation of the Merger and shall be enforceable by such Indemnified Parties and their respective successors, heirs and legal representatives against Parent and the Surviving Corporation and their respective successors and assigns.

Section 5.12. Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, the right to control or direct the other party’s operations prior to the Effective Time and (b) prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.13. Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a liability of stockholders of the Company.

Section 5.14. Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Common Units (including derivative securities with respect to Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15. Agreed Tax Treatment. The parties to this Agreement intend that, with respect to holders of Company Common Stock receiving Common Units as Merger Consideration, the Merger qualify under Section 721(a) of the Code with respect to holders of Company Common Stock to the extent they receive Common Units as Merger Consideration; provided however, this result may not apply to the extent such holders receive money or other property, other than an operating cash flow distribution (as such term is defined in Treasury regulation section 1.707-4), from Parent on any date through and including the second anniversary of the Closing. Each party hereto agrees to file all federal (and, to the extent applicable, state and local) income tax returns reporting the Merger in a manner consistent with such treatment. Provided the opinion conditions contained in Section 6.2(e) and Section 6.2(f) have been satisfied, Parent shall file the opinions described in Section 6.2(e) and Section 6.2(f) with the SEC by a post-effective amendment to the Form S-4 promptly following the Closing, unless opinions issued to the Company and Parent and addressing the qualification of the Merger (in similar form to those opinions described in Section 6.2(e) and Section 6.2(f)) were previously filed with the SEC.

Section 5.16. Tax Representation Letters. Parent shall use its reasonable best efforts to deliver to Bingham McCutchen LLP and Latham & Watkins LLP, counsel to Parent (collectively “Parent’s Counsel”), and Roberts & Holland LLP and Locke Lord Bissell & Liddell, LLP, counsel to the Company (collectively the “Company’s Counsel”), a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of Parent and Merger Sub, containing representations of Parent and Merger Sub, and the Company shall use its reasonable best efforts to deliver to Parent’s Counsel and the Company’s Counsel a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, dated as of the date the Form S-4 shall have been declared effective by the SEC) and signed by an officer of the Company, containing representations of the Company, in each case (notwithstanding Section 3.24 and Section 4.23) as shall be reasonably necessary or appropriate to enable the Company’s Counsel to render the opinions described in Section 6.2(f) and Parent’s Counsel to render the opinions described in Section 6.2(e).

Section 5.17. NYSE Listing. Parent shall use its reasonable efforts to cause the Common Units to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Section 5.18. Financing and Financing Assistance.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the Financing on the terms and conditions described in the Commitment Letter (or on revised terms that are not materially adverse to Parent as compared to the terms and conditions described in the Commitment Letter and do not contain any provisions which would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement, including any modified or additional conditions to the closing of such Financing), including using reasonable best efforts to (i) maintain in effect the Commitment Letter, (ii) satisfy on a timely basis all conditions to the funding of the Financing set forth in the Commitment Letter, (iii) enforce the terms of the Commitment Letter and (iv) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter (including after giving effect to any “market flex” provisions set forth in the Fee Letter executed in connection with the Financing).

Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, replacements, supplement or other modification of, or waive any of its material rights under, the Commitment Letter without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Parent and Merger Sub may (x) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter that does not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement; and (y) amend the Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially hinder or materially delay the consummation of the Financing or the transactions contemplated by this Agreement or the availability of the Financing under the Commitment Letter. Parent shall exercise its option to extend the commitment to provide the Financing in accordance with the terms of the Commitment Letter if it becomes necessary to ensure that the Financing is available at Closing.

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Commitment Letter (including after giving effect to the “market flex” provisions set forth in the Fee Letter executed in connection with the Financing) for any reason, Parent shall, in consultation with the Company, use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event, alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient to enable Parent to fund the payment of the cash component of the Merger Consideration, which Alternative Financing would not contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the transactions contemplated by this Agreement, including any conditions to the closing of such Financing that are materially less favorable to Parent than the conditions to closing in the Commitment Letter (as set forth therein immediately prior to such Alternative Financing). If an Alternative Financing is required in accordance with this Section 5.18(b), Parent shall obtain, and when obtained, provide the Company with a copy of, a new financing commitment that provides for such Alternative Financing, and thereafter the “Commitment Letter” as defined herein shall refer to such financing commitment in respect of the Alternative Financing.

(c) Prior to the Closing, the Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall use its reasonable best efforts to cause its Subsidiaries and the respective officers, employees, agents and representatives of the Company and its Subsidiaries to, provide to Parent and Merger Sub cooperation reasonably requested by Parent that is necessary or reasonably required in connection with the Financing or any other financing that may be arranged by Parent or ETP (together with the Financing, the “Financings”, and the sources of the Financings, the “Financing Sources”), consisting of the following: (i) using reasonable best efforts to cause the senior officers and other representatives of the Company and its Subsidiaries, including without limitation Citrus Corp. (the “Company Finance Parties”) to participate in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies on reasonable advance notice to the extent practicable; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, customary debt offering documents and customary bank information memoranda in connection with the Financings; (iii) using its commercially reasonable efforts to assist with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, other definitive financing documents on terms reasonably satisfactory to Parent, or other certificates, legal opinions or documents as may be reasonably requested by Parent and usual and customary for transactions of the type contemplated by the Financings, provided that no obligation of any Company Finance Party under any such document or agreement shall be effective until the Effective Time; (iv) using commercially reasonable efforts to facilitate the pledging of collateral, provided that no pledge shall be effective until the Effective Time; (v) using reasonable best efforts to furnish to Parent and Merger Sub and the Financing Sources, as promptly as reasonably practicable, with financial statements regarding the Company Finance Parties as may be reasonably requested by Parent, including all historical financial statements that meet the requirements of Regulation S-X promulgated under the Securities Act and other financial data reasonably required in connection with the Financing, including such financial information that Parent reasonably requires for the preparation of pro-forma financial statements; (vi) providing monthly financial statements to the extent the Company Finance Parties customarily prepare such financial statements within the time such statements are customarily prepared; (vii) executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing the Company Finance Parties to execute and deliver (or use reasonable best efforts to obtain from its advisors), customary certificates, accounting comfort letters (including consents of accountants for use of their audit reports in any financial statements relating to the Financing), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financings as may be reasonably requested by Parent as necessary and customary in connection with the Financings, (viii) providing audited consolidated financial statements of the Company (and any other Company Finance Party that regularly prepares such financial statements) covering the three (3) fiscal years immediately preceding the date of any request therefor for which audited consolidated financial statements are then currently available, unaudited financial statements for any regular quarterly interim fiscal period or periods of the Company (and any other Company Finance Party that regularly prepares such financial statements) ended after the date of the most recent audited financial statements and at least 45 days prior to any request therefor (within 45 days after the end of each such period), and (ix) requesting that its independent accountants cooperate with and assist Parent and ETP in preparing customary and appropriate information packages and offering materials as the parties to the Financings may reasonably request for use in connection with the Financings, in obtaining third party consents in connection with such financing, and, if applicable, in extinguishing existing indebtedness of the Company Finance Parties and releasing liens securing such indebtedness, in each case to take effect at the Effective Time; provided, that the cooperation and actions required by the Company Finance Parties pursuant to this Section 5.18(c) shall not be required to be taken if any such cooperation or act (x) causes any representations or warranties of the Company in this Agreement to be breached, (y) otherwise causes a breach of this Agreement or (z) would cause the Company Finance Parties any material disruption in its business and the reasonable out-of-pocket cost and expense of such cooperation and actions under this Section 5.18(c) shall be borne by the Parent. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be deemed to be in breach of the covenant set forth in this Section 5.18(c) so long as it has acted in good faith to comply with the cooperation and assistance set forth herein. The Company may provide Parent with a written notice indicating that it has complied with the covenant set forth in this Section 5.18(c) (other than those items that are not capable of being satisfied prior to Closing) which shall be deemed accepted by Parent unless Parent shall object to such determination in writing within 5 business days from receipt of such notice which objection shall specifically identify the area or areas where it believes that the Company Finance Parties have not satisfied its obligations under this Section 5.18(c) (other than those items that are not capable of being satisfied prior to Closing).

(d) Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing. For the avoidance of doubt, if the Financing has not been obtained, Parent shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the fulfillment or waiver of the condition set forth in Article VI to complete the Merger on the terms contemplated by this Agreement.

(e) All material non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub, ETP and their respective representatives pursuant to Section 5.18(c) shall be kept confidential by them in accordance with the Confidentiality Agreement. The Company hereby consents to the use of all of its and its Subsidiaries’ names and logos in connection with the Financing; provided that such names and logos are used solely in a manner that is not intended to nor is reasonably likely to harm or disparage the Company or any of its Subsidiaries, the reputation or goodwill of the Company or any of its Subsidiaries or any of their assets, including their logos and marks.

Section 5.19. Citrus Transfer. Assuming all conditions to consummation of Merger have been satisfied or will be satisfied upon the Closing, the Company will assume (and Parent will assign its rights), immediately prior to the Effective Time, the obligations and rights of Parent under the Amended and Restated Merger Agreement (the “ETP Merger Agreement”) attached hereto as Exhibit B and perform Parent’s obligations under the ETP Merger Agreement, including consummation of the transactions contemplated thereby (the “Citrus Transfer”), if all conditions to consummation set forth in Sections 6.1 and 6.2 of the ETP Merger Agreement have been satisfied or will be satisfied at closing thereof. Provided that the Company has complied with its obligations under this Section 5.19 in all material respects, the consummation of the Citrus Transfer shall not otherwise be a condition to consummation of the Merger.

ARTICLE VI.

CONDITIONS TO THE MERGER

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) The FERC Approval, the MDPU Approval (to the extent required by applicable law) and the MPSC Approval shall have been obtained and shall have become Final Orders, the expiration or termination of the waiting and review periods (and any extensions thereof) under the HSR Act shall have occurred (the FERC Approval, the MDPU Approval, the MPSC Approval and the lapse of the waiting period under the HSR Act being referred to as the “Requisite Regulatory Approvals”) and there shall be no Final Order by a federal or state Governmental Entity prohibiting the Merger. As used herein, the term “Final Order” means action by the relevant Governmental Entity which has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the transactions contemplated hereby may be consummated has expired, and as to which all conditions (other than the conditions the satisfaction of which is in control of a party) to the consummation of such transactions prescribed by law has been satisfied.

(d) The Common Units to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

Section 6.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth in (i) this Agreement (other than Section 4.2, Section 4.3 and Section 4.10(b)) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (without regard to “materiality”, Parent Material Adverse Effect and similar qualifiers contained in such representations and warranties), except where such failures to be so true and correct would not, in the aggregate, have a Parent Material Adverse Effect, (ii) Section 4.3 shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 4.2 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 4.10(b) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii), (iii) and (iv), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect or any event or development that could, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by the Chief Executive Officer or another senior officer of its general partner, certifying to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(c) have been satisfied.

(e) Parent shall have received from Parent’s Counsel, the following written opinions dated as of the Closing Date and upon which the Company shall be expressly entitled to rely: (i) an opinion from Bingham McCutchen LLP to the effect that for U.S. federal income tax purposes, Parent should not be treated as an investment company for purposes of section 721(b) of the Code and (ii) an opinion from Latham & Watkins LLP to the effect that for U.S. federal income tax purposes, 90% of the current gross income of Parent constitutes qualifying income within the meaning of Section 7704(d) of the Code and Parent will be treated as a partnership for federal income tax purposes pursuant to Section 7704(c) of the Code. In rendering such opinion, Parent’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.16.

(f) The Company shall have received from the Company’s counsel a written opinion dated as of the Closing Date to the effect that for U.S. federal income tax purposes the Merger should qualify under Section 721(a) of the Code with respect to holders of Company Common Stock to the extent they receive Common Units as Merger Consideration; provided however, this result may not apply to the extent such holders receive money or other property, other than an operating cash flow distribution (as such term is defined in Treasury regulation section 1.707-4), from Parent on any date through and including the second anniversary of the Closing. In rendering such opinion, the Company’s Counsel shall be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 5.16 and on the opinions of Parent’s Counsel described in Section  6.2(e).

Section 6.3. Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of, or the waiver by Parent on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of the Company set forth in (i) this Agreement (other than Section 3.2, Section 3.3(a)-(d), Section 3.10(b) and Section 3.21) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (without regard to “materiality”, Company Material Adverse Effect and similar qualifiers contained in such representations and warranties), except where such failures to be so true and correct would not, in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (ii) Section 3.3(a) – (c) shall be true and correct in all material respects both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, (iii) Section 3.2 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iv) Section 3.3(d), Section 3.10(b) and Section 3.21 shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect or any event or development that would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) have been satisfied.

Section 6.4. Intentionally Omitted.

Section 6.5. Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.2(f), as the case may be, to be satisfied if such failure was caused by such party’s willful and intentional material breach of any material provision of this Agreement.

ARTICLE VII.

TERMINATION

Section 7.1. Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either Parent or the Company if the Merger shall not have been consummated on or prior to June 30, 2012 (the “End Date”), provided, however, that if all of the conditions to Closing, other than the condition set forth in Section 6.1(c), shall have been satisfied or shall be capable of being satisfied at such time, the End Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond December 31, 2012, the latest of any of which dates shall thereafter be deemed to be the End Date; and provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in this Agreement;

(c) by either the Company or Parent if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction to the extent such party is required to use its reasonable best efforts pursuant to this Agreement;

(d) by either the Company or Parent if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, Parent does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from the Company describing such breach or failure in reasonable detail (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(f) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) by its nature, cannot be cured prior to the End Date or, if by its nature such breach or failure is capable of being cured by the End Date, the Company does not diligently attempt or ceases to diligently attempt to cure such breach or failure after receiving written notice from Parent describing such breach or failure in reasonable detail (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

(g) by Parent, (i) prior to the Company Stockholder Approval, in the event of a Change of Recommendation or if the Board of Directors of the Company shall have approved or recommended to its shareholders an Acquisition Transaction, or (ii) the Company shall have willfully and materially breached any of its obligations under Section 5.4; and

(h) by the Company, prior to obtaining the Company Stockholder Approval and if the Company has complied with its obligations under Section 5.4, in order to enter into a definitive agreement with respect to a Superior Offer; provided that any such purported termination by the Company pursuant to this Section 7.1(h) shall be void and of no force or effect unless the Company pays to Parent the expense reimbursement in accordance with Section 7.3(a) and the Breakup Fee in accordance with Section 7.3(c).

Section 7.2. Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall terminate (except for the provisions of Section 7.3 and Article VIII), and there shall be no other liability on the part of the Company or Parent to the other except as provided in Section 7.3 and, subject to Section 7.3(h), liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement occurring prior to termination or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.3. Expense Reimbursement; Breakup Fee.

(a) If this Agreement is terminated (i) by either the Company or Parent pursuant to Section 7.1(d) and (A) prior to such termination, any person (other than Parent or its affiliates) shall have made an Acquisition Proposal, which shall have been publicly announced or disclosed or otherwise communicated to the Company, the Board of Directors of the Company or any Representative of the Company (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal), and such Acquisition Proposal shall not have been withdrawn prior to such termination and (B) within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, (ii) by the Company pursuant to Section 7.1(d), (iii) by Parent pursuant to Section 7.1(f), (iv) by Parent pursuant to Section 7.1(g), or (v) by the Company pursuant to Section 7.1(h), then the Company shall, promptly upon written demand by Parent (and in any event no later than two business days after such written demand is delivered to the Company) reimburse Parent, by wire transfer of same day federal funds to the account specified by Parent, for all out-of-pocket fees and expenses incurred or paid by or on or behalf of Parent and Merger Sub in connection with the Merger or related to the preparation, negotiation, execution and performance of this Agreement, the Commitment Letter, the Fee Letter and the Support Agreements, including all fees and expenses of counsel, financial advisors, accountants, experts, and consultants retained by Parent or Merger Sub, and all commitment and other fees of the financing sources in connection with the Financings, such amount not to exceed $54.0 million.

(b) If this Agreement is terminated by the Company pursuant to Section 7.1(e) (other than for a failure to cause the Closing to occur as a result of Parent’s failure to obtain the Financing or any Alternative Financing), then Parent shall promptly upon written demand by the Company (and in any event no later than two business days after such written demand is delivered to Parent) reimburse the Company, by wire transfer of same day federal funds to the account specified by the Company, for all out-of-pocket fees and expenses incurred or paid by or on or behalf of the Company in connection with the Merger or related to the preparation, negotiation, execution and performance of this Agreement, including all fees and expenses of counsel, financial advisors, accountants, experts, and consultants retained by the Company, such amount not to exceed $54.0 million.

(c) If this Agreement is terminated (i) by Parent pursuant to Section 7.1(f), (ii) by Parent pursuant to Section 7.1(g) or (iii) by the Company pursuant to Section 7.1(h), then the Company shall pay to Parent the Breakup Fee (x) within two business days after termination of this Agreement in the case of a termination pursuant to clauses (i) and (ii) above and (y) upon termination of this Agreement, and as a condition to the effectiveness of such termination, in the case of a termination pursuant to clause (iii) above.

(d) If this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f) and (i) prior to the Company Stockholder Approval, any person (other than Parent or its affiliates) shall have made an Acquisition Proposal which shall have been publicly announced or disclosed or otherwise communicated to the Company, the Board of Directors of the Company or any Representative of the Company (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make an Acquisition Proposal) and such Acquisition Proposal shall not have been withdrawn prior to the Company Stockholder Approval and (ii) within twelve months after such termination of this Agreement, the Company shall have consummated, or shall have entered into an agreement to consummate (which may be consummated after such twelve-month period), an Acquisition Transaction, then the Company shall pay to Parent the Breakup Fee, by wire transfer of same day federal funds to the account specified by Parent, on the date such Acquisition Transaction is consummated, or, if earlier, contemporaneously with or immediately after the entry into of any binding agreement to consummate the Acquisition Transaction.

(e) If this Agreement is terminated by the Company pursuant to Section 7.1(e) (other than for a failure to cause the Closing to occur as a result of Parent’s failure to obtain the Financing or any Alternative Financing), then Parent shall pay to the Company the Breakup Fee in immediately available funds within two (2) business days after termination of this Agreement.

(f) Solely for purposes of this Section 7.3, “Acquisition Transaction” shall have the meaning ascribed thereto in Section 5.4, except that all references to twenty-five percent (25%) shall be changed to fifty percent (50%).

(g) As used in this Agreement, “Breakup Fee” means $181.3 million.

(h) Upon payment of (i) the Breakup Fee to Parent pursuant to Section 7.3(c) or Section 7.3(d) and any expense reimbursement required pursuant to Section 7.3(a), the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to Parent or its stockholders and (ii) upon payment of the Breakup Fee to the Company pursuant to Section 7.3(e) and any expense reimbursement required pursuant to Section 7.3(b), Parent shall have no further liability pursuant to this Agreement or the transactions contemplated hereby to the Company or its stockholders; provided, that nothing herein shall release any party from liability arising out of or the result of, fraud or any willful or intentional breach of any covenant or agreement or willful or intentional breach of any representation or warranty in this Agreement and provided further that whether or not the Breakup Fee has been paid, nothing in this Agreement shall release Parent from any liabilities in the event that (i) all of the conditions to Closing set forth in Section 6.1 and Section 6.3 have been satisfied (other than conditions that can only be satisfied as of the Closing) and Parent does not cause the Closing to occur or (ii) the Closing does not occur as a result of a breach by Parent of its obligations under Section 5.8. The parties acknowledge and agree that in no event shall the Company or Parent be required to pay the Breakup Fee, as applicable, on more than one occasion. In addition, the parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and are not a penalty, and that, without these agreements, neither party would enter into this Agreement. If the Company or Parent, as the case may be, fails to pay promptly the amounts due pursuant to this Section 7.3, the

Company or Parent, as the case may be, will also pay to Parent or the Company, as the case may be, such party’s reasonable costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the unpaid amount under this Section 7.3, accruing from its due date, at an interest rate per annum equal to two percentage points in excess of the prime commercial lending rate quoted by The Wall Street Journal. Any change in the interest rate hereunder resulting from a change in such prime rate will be effective at the beginning of the date of such change in such prime rate.

ARTICLE VIII.

MISCELLANEOUS

Section 8.1. No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2. Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees and expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and Form S-4 (including applicable SEC filing fees) shall be borne equally by Parent and the Company.

Section 8.3. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 8.5. Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and all such rights and remedies at law or in equity shall be cumulative, except as may be limited by Section 7.3. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

Section 8.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.7. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent or Merger Sub:

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, Texas 75219

Facsimile: (214) 981-0703

Attention:   General Counsel

with copies to:

Latham & Watkins LLP

717 Texas Avenue, 16th Floor

Houston, Texas 77002

Facsimile: (713) 546-5401

Attention:   William N. Finnegan IV, Esq.

                   Sean T. Wheeler, Esq.

To the Company:

Southern Union Company

5444 Westheimer Road

Houston, Texas 77056

Facsimile: (713) 989-1213

Attention: General Counsel

with copies to:

Locke Lord Bissell & Liddell

2200 Ross Avenue

Suite 2200

Dallas, Texas 75230

Facsimile: (214) 740-8800

Attention:    Don M. Glendenning, Esq.

                     Dovi Adlerstein, Esq.

Morris, Nichols, Arsht & Tunnell LLP

1201 N. Market Street

18th Floor

Wilmington, Delaware 19801

Attention:     Fredrick H. Alexander, Esq.

                      Melissa DiVincenzo, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Facsimile: (212) 558-3588

Attention:     Joseph B. Frumkin, Esq.

                     George J. Sampas, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties; provided, however, that (i) Merger Sub may assign any of its rights and delegate any of its obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company and (ii) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned direct or indirect subsidiaries of Parent without the prior written consent of the Company, so long as, in each of (i) and (ii), such assignment does not delay the Closing. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10. Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any person other than the parties hereto. In connection with the execution of this Agreement, Parent and the Company hereby waive the applicability of the first paragraph on page four of the Confidentiality Agreement to Parent and its affiliates from and after the date hereof.

Section 8.11. Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12. Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13. No Third Party Beneficiaries. Each of Parent, Merger Sub and the Company agrees that (a) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (b) except for Section 5.11, and except for Section 8.6 and the final sentence of Section 8.5 (which are enforceable by each of the Financing Sources and its successors and assigns) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 8.14. Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. All references herein to “the date hereof”, “the date of this Agreement” or similar references shall be deemed to refer to the date of execution of the Original Agreement.

Section 8.15. Definitions.

(a) References in this Agreement to “Subsidiaries” of any party means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership other than ETP which will be deemed a Subsidiary of Parent solely for purposes of Article IV hereof). References in this

Agreement (except as specifically otherwise defined) to “affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person; provided, however, that (other than for purposes of Section 4.21) the term “affiliate” shall not include ETP, Regency, or any of their respective Subsidiaries. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge, after reasonable investigation, of the executive officers of Parent or the individuals listed in Section 8.15(a) of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge, after reasonable investigation, of the executive officers of the Company or the individuals listed on Section 8.15(a) of the Company Disclosure Schedule. As used in this Agreement, “business day” means any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. As used in this Agreement, “Drop-Down Agreements” shall mean the ETP Merger Agreement and related financing arrangements entered into in order to satisfy the obligations under the ETP Merger Agreement.

(b) Each of the following terms is defined in the section of this Agreement set forth opposite such term:

401(k) Plan	Section 5.7(c)

Acquired Shares	Section 2.1(a)

Acquisition Proposal	Section 5.4

Acquisition Transaction	Section 5.4

affiliates	Section 8.15(a)

Agreement	Preamble

Alternative Financing	Section 5.18(b)

Antitrust Approvals	Section 5.8(d)

Available Cash Election Amount	Section 2.1(a)(i)

Benefit Plans	Section 5.7(b)

Breakup Fee	Section 7.3(g)

business day	Section 8.15(a)

Cancelled Shares	Section 2.1(b)

Certificate of Merger	Section 1.3

Cash Election	Section 2.1(a)(i)

Cash Election Amount	Section 2.1(a)(i)

Cash Election Share	Section 2.1(a)(i)

Cash Fraction	Section 2.1(a)(i)

Change of Recommendation	Section 5.4

Citrus Transfer	Section 5.19

Class E Units	Section 4.2(a)

Closing Date	Section 1.2

Closing	Section 1.2

Code	Recitals

Common Unit Election	Section 2.1(a)(ii)

Common Unit Election Share	Section 2.1(a)(ii)

Common Units	Section 2.1(a)(i)

Company	Preamble

Company 2011 Budget	Section 5.1(b)(iv)

Company Approvals	Section 3.3(b)

Company Benefit Plans	Section 3.9(a)

Company Cash Funds	Section 2.3(a)

Company Common Stock	Section 2.1(a)

Company Disclosure Schedule	Preamble to Article III

Company Employees	Section 3.15(a)

Company Equity Awards	Section 3.2(e)

Company Finance Parties	Section 5.18(c)

Company Leased Real Property	Section 3.17(b)

Company Material Adverse Effect	Section 3.1(b)

Company Material Contracts	Section 3.20(a)

Company Organizational Documents	Section 3.1(c)

Company Owned Real Property	Section 3.17(a)

Company Permits	Section 3.7(b)

Company Permitted Lien	Section 3.3(c)

Company Preferred Stock	Section 3.2(a)

Company Real Property Leases	Section 3.17(b)

Company Recommendation	Section 3.3(a)

Company RSU	Section 5.6(c)

Company SEC Documents	Section 3.4(a)

Company Stock Award	Section 5.6(a)

Company Stock Plans	Section 5.6(a)

Company Stockholder Approval	Section 3.18

Company Systems	Section 3.8(b)(i)

Company’s Counsel	Section 5.16

Confidentiality Agreement	Section 5.3(b)

Contract	Section 3.20(a)

control	Section 8.15(a)

Controlled Group Liability	Section 3.9(b)

CrossCountry	Section 3.3(d)

Current Employees	Section 5.7(a)

Deemed Shares	Section 1.8

Delaware LLC Act	Section 3.2(f)

Delaware LP Act	Section 3.2(f)

Derivative RSU Consideration	Section 5.6(c)

DGCL	Section 1.1

Dissenting Shares	Section 2.1(f)

Effective Time	Section 1.3

Election Deadline	Section 2.2(b)

Election Form	Section 2.2(a)

Election Form Record Date	Section 2.2(a)

End Date	Section 7.1(b)

Environment	Section 3.8(b)(ii)

Environmental Law	Section 3.8(b)(iii)

ERISA	Section 5.7(b)

ERISA Affiliate	Section 3.9(a)

ERISA Effective Date	Section 5.7(c)

ETP	Section 4.2(a)

ETP Certificate of Limited Partnership	Section 4.1(c)

ETP Common Units	Section 4.2(a)

ETP Equity Plans	Section 4.2(a)

ETP General Partner Interest	Section 4.2(a)

ETP Merger Agreement	Section 5.19

ETP Partnership Agreement	Section 4.1(c)

Exchange Ratio	Section 2.1(a)(i)

Excess Shares	Section 2.1(d)

Exchange Act	Section 3.3(b)

Exchange Agent	Section 2.3(a)

Exchange Fund	Section 2.3(a)

Exchange Ratio	Section 2.1(a)(i)

FERC Approval	Section 3.3(b)

FERC	Section 3.3(b)

Financing	Section 4.22

Financing Sources	Section 5.18(c)

Form S-4	Section 3.12

FPA	Section 3.3(b)

GAAP	Section 3.4(b)

General Partner Interest	Section 4.2(a)

Governmental Entity	Section 3.3(b)

Hazardous Materials	Section 3.8(b)(iv)

HSR Act	Section 3.3(b)

ICA	Section 3.13(a)

Indebtedness	Section 5.1(b)

Intellectual Property	Section 3.16

Intervening Event	Section 5.4(h)(iii)

IT Assets	Section 3.16

knowledge	Section 8.15(a)

Law	Section 3.7(a)

Laws	Section 3.7(a)

Lien	Section 3.3(c)

Mailing Date	Section 2.2(a)

MDPU Approval	Section 3.3(b)

Merger Consideration	Section 2.1(a)

Merger Sub	Preamble

Merger	Recitals

MPSC Approval	Section 3.3(b)

NGA	Section 3.13(a)

NGPA	Section 3.13(c)

No Election Shares	Section 2.2(b)

Noncompetition Persons	Section 3.23

NYSE	Section 3.2(e)

Original Merger Agreement	Recitals

Parent	Preamble

Parent Approvals	Section 4.3(b)

Parent Certificate of Limited Partnership	Section 4.1(c)

Parent Disclosure Schedule	Preamble to Article IV

Parent Employees	Section 4.15(a)

Parent Equity Plans	Section 4.2(a)

Parent Leased Real Property	Section 4.16(b)

Parent Material Adverse Effect	Section 4.1(b)

Parent Material Contracts	Section 4.19(a)

Parent Organizational Documents	Section 4.1(c)

Parent Owned Real Property	Section 4.16(a)

Parent Partnership Agreement	Section 4.1(c)

Parent Permits	Section 4.7(b)

Parent Permitted Lien	Section 4.3(c)

Parent Real Property Leases	Section 4.16(b)

Parent SEC Documents	Section 4.4(a)

Parent Systems	Section 4.8(b)

Parent Transaction Documents	Section 4.3(a)

Parent’s Counsel	Section 5.16

Per Share Cash Consideration	Section 2.1(a)(i)

Per Share Common Unit Consideration	Section 2.1(a)(ii)

Permitted Encumbrances	Section 3.17(a)

person	Section 8.15(a)

Proxy Statement	Section 3.12

PUHCA	Section 3.13(a)

Regency	Section 5.8(d)

Regulatory Law	Section 5.8(g)

Remedies Exceptions	Section 3.3(a)

Representatives	Section 5.3(a)

Requisite Regulatory Approvals	Section 6.1(c)

Restricted Shares	Section 5.6(b)

Rights-of-Way	Section 3.2(h)

Sarbanes-Oxley Act	Section 3.5

SEC	Section 3.4(a)

Securities Act	Section 3.3(b)

Series A Preferred Units	Section 4.2(a)

Share	Section 2.1(a)

Shortfall Amount	Section 2.1(a)(ii)

Stockholders’ Meeting	Section 5.5(b)

Subsidiaries	Section 8.15(a)

Superior Offer	Section 5.4(f)(iv)

Support Agreements	Recitals

Surviving Corporation	Section 1.1

Takeover Laws	Section 3.18

Tax Representation Letter	Section 5.16

Tax Return	Section 3.14(h)

Taxes	Section 3.14(h)

Termination Date	Section 5.1(a)

under common control with	Section 8.15(a)

Unit Issuance	Section 4.3(a)

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, L.L.C., its general partner

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

SIGMA ACQUISITION CORPORATION

By:	/s/ John W. McReynolds
Name:	John W. McReynolds
Title:	President and Chief Financial Officer

SOUTHERN UNION COMPANY

By:	/s/ Eric D. Herschmann
Name:	Eric D. Herschmann
Title:	President and Chief Operating Officer

Execution Copy

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 (this “Amendment”), dated as of September 14, 2011, to Second Amended and Restated Agreement and Plan of Merger (the “Agreement”), dated as of July 19, 2011, by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“Parent”), Sigma Acquisition Corporation, a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Southern Union Company, a Delaware corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Company, Parent and Merger Sub desire to amend certain provisions of the Agreement pursuant to Section 8.11 thereof, as more particularly set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements set forth in the Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I.

AMENDMENTS

Section 1.1. Defined Terms; References. Unless otherwise specifically defined in this Amendment, each term used herein that is defined in the Agreement has the meaning assigned to such term in the Agreement. When a reference is made in this Amendment to an Article or Section, such reference shall be to an Article or Section of the Agreement unless the context otherwise requires. The words “hereof,” “herein” and “hereby” and words of similar import when used in the Agreement shall refer, from and after the date of this Amendment, to the Agreement as amended by this Amendment.

Section 1.2. Amendment to Recitals. The fourth WHEREAS clause of the Recitals to the Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, prior to consummation of the Merger, the Company will cause CCE Holdings, LLC, a Delaware limited liability company and an indirect, wholly owned Subsidiary of the Company (“CCE Holdings”), to contribute to Merger Sub, in exchange for shares in Merger Sub reflecting an equity interest proportionate to its Deemed Share (as defined herein), an amount equal to the proceeds it receives, if any, pursuant to the Citrus Transfer, not to exceed $1,450,000,000;”

Section 1.3. Amendment to Section 1.8. Section 1.8 of the Agreement is hereby amended and restated in its entirety as follows:

“Merger Sub Contribution. Immediately prior to the Effective Time, the Company shall cause CCE Holdings to contribute to Merger Sub the funds, if any, CCE Holdings receives pursuant to the Citrus Transfer (not to exceed $1,450,000,000) in exchange for an equity interest in Merger Sub proportionate to its Deemed Share. Such obligation shall be deemed satisfied by the Company’s compliance with clause (ii) of Section 2.3(a). As used herein, “Deemed Share” means the fraction (a) the numerator of which is the amount, if any, contributed by CCE Holdings to Merger Sub pursuant to this Section 1.8 and (b) the denominator of which is the aggregate value of the Merger Consideration, valuing the Common Units based upon the volume weighted average price of the Common Units for the five trading days ending on the trading day immediately preceding the Effective Time.”

Section 1.4. Amendment to Section 2.1(c). Section 2.1(c) of the Agreement is hereby amended and restated in its entirety as follows:

“Conversion and Cancellation of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time and (i) held by Parent, shall be converted into and become one validly issued, fully-paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation and (ii) held by CCE Holdings, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement. From and after the Effective Time, all certificates representing the capital stock of Merger Sub held by Parent shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.”

Section 1.5. Amendment to Section 2.1(f). Section 2.1(f) of the Agreement is hereby amended by deleting the reference to “Section 2.1(a)(iii)” set forth therein and replacing such reference with a reference to “Section 2.1(a)(ii)”.

Section 1.6. Amendment to Section 2.2(b). Section 2.2(b) of the Agreement is hereby amended and restated in its entirety as follows:

“(b) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions), other than any holder of Dissenting Shares, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Common Unit Consideration and (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration. Any Shares with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York time, on the twentieth (20th) business day following the Mailing Date (or such other time and date as Parent and the Company shall agree) (the “Election Deadline”) (other than Cancelled Shares or any shares of Company Common Stock that constitute Dissenting Shares as of such time) shall be deemed to be “No Election Shares”.”

Section 1.7. Amendment to Section 2.3(a). Section 2.3(a) of the Agreement is hereby amended and restated in its entirety as follows:

“Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent mutually acceptable to Parent and the Company (the “Exchange Agent”) for the purpose of exchanging Shares for Merger Consideration. Prior to the Effective Time, (i) Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares (other than the Cancelled Shares and any Dissenting Shares), certificates representing the Common Units issuable pursuant to Section 2.1(a) and Section 5.6(a) (or appropriate alternative arrangements shall be made by Parent if uncertificated Common Units will be issued) and an amount of cash sufficient (when combined with the Company Cash Funds) to effect the delivery of the Merger Consideration to the holders of Company Common Shares (other than Cancelled Shares and any Dissenting Shares) and (ii) the Company shall cause CCE Holdings to deposit the Company Cash Funds with the Exchange Agent. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 2.3(c). All such certificates representing Common Units and cash deposited with the Exchange Agent from time to time is hereinafter referred to as the “Exchange Fund.” As used herein, “Company Cash Funds” means the cash proceeds received, if any, by CCE Holdings pursuant to the Citrus Transfer, not to exceed $1,450,000,000.”

Section 1.8. Amendment to Section 5.19. Section 5.19 of the Agreement is hereby amended and restated in its entirety as follows:

“Citrus Transfer. Assuming all conditions to consummation of the Merger have been satisfied or will be satisfied upon the Closing, the Company will assume (and Parent will assign its rights), immediately prior to the Effective Time, the obligations and rights of Parent under the Amended and Restated Merger Agreement (as amended effective September 14, 2011, and as otherwise amended from time to time with the Company’s prior written consent, such consent not to be unreasonably withheld, delayed or conditioned, the “ETP Merger Agreement”), substantially in the form attached hereto as Exhibit B, and perform Parent’s obligations under the ETP Merger Agreement, including consummation of the transactions contemplated thereby (the “Citrus Transfer”), if all conditions to consummation set forth in Sections 6.1 and 6.2 of the ETP Merger Agreement have been satisfied or will be satisfied at closing thereof. Provided that the Company has used its reasonable best efforts to comply with its obligations under this Section 5.19 in all material respects, the consummation of the Citrus Transfer shall not otherwise be a condition to consummation of the Merger.”

Section 1.9. Addition of Section 5.20. Article V of the Agreement is hereby amended to add the following after Section 5.19 and before Article VI:

“Section 5.20 PEPL Holdings Guarantee.

(a) If a request in writing is made by Parent to the Company, the Company shall use its reasonable best efforts to cause to be prepared and filed with the SEC a Registration Statement on Form S-1 or such other registration form as may be appropriate (“Guarantor Registration Statement”) for the purpose of registering the guarantee (the “Guarantee”) by PEPL Holdings, LLC, a Delaware limited liability company and indirect subsidiary of the Company (“PEPL Holdings”), of a new and separate borrowing by ETP that will be used by ETP exclusively to pay the cash consideration under the ETP Merger Agreement (the “ETP Debt”), as promptly as reasonably practicable and in any event no later than 45 days after such request. Notwithstanding anything to the contrary contained herein, the Guarantee shall not be effective until immediately prior to the Effective Time and shall be nonrecourse to Southern Union. The Company shall use its reasonable best efforts to cause the Guarantor Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Guarantor Registration Statement effective as long as necessary to consummate the offering of the Guarantee and the other transactions involving the ETP Debt. The Company shall also use its reasonable best efforts to take or cause to be taken any action required to be taken under any applicable state or provincial securities laws in connection with the issuance of the Guarantee, and the Company shall furnish or cause to be furnished all information concerning the Company, PEPL Holdings or their respective affiliates as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Guarantor Registration Statement will be made by PEPL Holdings without Parent’s prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) and without providing Parent a reasonable opportunity to review and comment thereon. The Company will advise Parent promptly after it or PEPL Holdings receives oral or written notice of the time when the Guarantor Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Guarantee for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Guarantor Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Parent with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to PEPL Holdings, or any of its affiliates, officers or directors, is discovered by the Company or PEPL Holdings which should be set forth in an amendment or supplement to the Guarantor Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and the Company shall cause to be promptly filed with the SEC an appropriate amendment or supplement describing such information and, to the extent required by law, disseminate such information to the holders of the Guarantee. Parent shall, and shall use its reasonable best efforts to cause its affiliates including ETP and its and their respective officers, employees, agents and representatives, to provide to the Company cooperation reasonably requested by the Company that is necessary or reasonably required in connection with the Guarantor Registration Statement, including without limitation, purchase price fair value allocation adjustment information related to PEPL Holdings and its affiliates. None of the information provided by Parent or any of its affiliates including ETP for inclusion or incorporation by reference in the Guarantor Registration Statement to be filed with the SEC in connection with the Guarantee will, at the time the Guarantor Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing provisions of this Section 5.20(a), no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Guarantor Registration Statement that were not supplied by or on behalf of Parent or any of its affiliates including ETP.

(b) If, in lieu of one or more offerings of ETP Debt that are registered under the Securities Act, ETP elects to issue the ETP Debt in one or more offerings exempt from registration under the Securities Act (including sales under Rule 144A of the Securities Act) (collectively, the “Exempt Offerings”), then the Company will cause PEPL Holdings to provide ETP with such information regarding PEPL Holdings and its affiliates as may be necessary or appropriate to facilitate the Exempt Offerings, including information regarding the business, financial condition, results of operations and management of PEPL Holdings and its affiliates, together with financial statements of PEPL Holdings that would customarily be included in a Rule 144A offering memorandum. If at any time prior to the closing of an Exempt Offering any information relating to PEPL Holdings, or any of its affiliates, officers or directors, is discovered by the Company or PEPL Holdings which should be set forth in an amendment or supplement to the offering document relating to such Exempt Offering, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly provide Parent with such information for inclusion in an amendment or supplement to such document.”

(c) The reasonable out-of-pocket costs and expenses of such cooperation and actions under this Section 5.20 shall be borne by the Parent. Parent shall indemnify the Company, PEPL Holdings and their affiliates and their respective officers, directors or managers against any liabilities and expenses (including attorneys’ fees) resulting from any of the actions under this Section 5.20, other than with respect to any liabilities and expenses resulting from misstatements of a material fact by PEPL Holdings and its affiliates, or omissions to state any material facts necessary to make the statements provided by PEPL Holdings and its affiliates, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be deemed to be in breach of the covenants set forth in this Section 5.20 so long as it has acted in good faith to comply with its obligations set forth herein and, for the avoidance of doubt, the filing or effectiveness of the Guarantor Registration Statement shall not otherwise be a condition to consummation of the Merger.

Section 1.10. Amendment to Section 8.15(b). Section 8.15(b) of the Agreement is hereby amended to include references to the following definitions in their appropriate alphabetical order:

“CCE Holdings	Recitals”

“ETP Debt	Section 5.20(a)”

“Exempt Offerings	Section 5.20(b)”

“Guarantee	Section 5.20(a)”

“Guarantor Registration Statement	Section 5.20(a)”

“PEPL Holdings	Section 5.20(a)”

ARTICLE II.

MISCELLANEOUS

Section 2.1. No Other Amendments; No Waiver of Rights. Except as amended by this Amendment, the Agreement shall remain unmodified and in full force and effect.

Section 2.2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 2.3. Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy of otherwise) to the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, L.L.C., its general partner

By:	/s/ John W. McReynolds
Name: John W. McReynolds
Title: President and Chief Financial Officer

SIGMA ACQUISITION CORPORATION

By:	/s/ John W. McReynolds
Name: John W. McReynolds
Title: President and Chief Financial Officer

SOUTHERN UNION COMPANY

By:	/s/ Eric D. Herschmann
Name: Eric D. Herschmann
Title: President and Chief Operating Officer

[Signature Page to Sigma Amendment No.1]

ANNEX B

SECOND AMENDED AND RESTATED SUPPORT AGREEMENT

This SECOND AMENDED AND RESTATED SUPPORT AGREEMENT, dated as of July 19, 2011 (this “Agreement”), is by and among Energy Transfer Equity, L.P., a Delaware limited partnership (“Parent”), Sigma Acquisition Corporation, a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub,” and together with Parent, the “Parent Parties”), George L. Lindemann, Dr. Frayda B. Lindemann, George L. Lindemann, Jr., Adam M. Lindemann, Sloan Lindemann Barnett, and Eric D. Herschmann (the “Stockholders”).

RECITALS:

WHEREAS, the Parent Parties and the Stockholders entered into a Support Agreement on June 15, 2011 (the “Original Agreement”);

WHEREAS, the Parent Parties and the Stockholders amended and restated the Original Agreement on July 4, 2011 by entering into an Amended and Restated Support Agreement (the “First Amended Agreement”);

WHEREAS, the Parent Parties and the Stockholders wish to amend and restate the First Amended Agreement for the purpose of adding certain provisions thereto;

WHEREAS, concurrently with the execution of this Agreement, the Parent Parties and Southern Union Company, a Delaware corporation (the “Company”), are entering into a Second Amended and Restated Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving entity, and each share of common stock of the Company (“Company Common Stock”) will be converted into the right to receive the merger consideration specified therein; and

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner in the aggregate of, and has the right to vote and dispose of, the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto; and

WHEREAS, as a material inducement to the Parent Parties to enter into the Merger Agreement, the Parent Parties have required that the Stockholders agree, and each Stockholder has agreed, to enter into this agreement and abide by the covenants and obligations with respect to the Covered Shares (as hereinafter defined) set forth herein.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

GENERAL

Section 1.1 Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.

“Company Entity” means each of the Company and its Subsidiaries.

“Covered Shares” means, with respect to each Stockholder, such Stockholder’s Existing Shares, together with any shares of Company Common Stock that such Stockholder acquires, either beneficially or of record, on or after the date hereof, including any shares of Company Common Stock received as dividends, as a result of a split, reverse split, combination, merger, consolidation, reorganization, reclassification, recapitalization or similar transaction or upon exercise of any option, warrant or other security or instrument exercisable, convertible or exchangeable into shares of Company Common Stock.

“Existing Shares” means, with respect to each Stockholder, all shares of Company Common Stock owned, either beneficially or of record, by such Stockholder on the date of this Agreement.

“Permitted Transfer” means a Transfer by a Stockholder (or an Affiliate thereof) to an Affiliate of such Stockholder, provided that such transferee Affiliate agrees in writing to assume all of such transferring Stockholder’s obligations hereunder in respect of the Covered Shares subject to such Transfer and to be bound by, and comply with, the terms of this Agreement, with respect to the Covered Shares subject to such Transfer, and all other Covered Shares owned beneficially or of record from time to time by such transferee Affiliate, to the same extent as such Stockholder is bound hereunder.

“Transfer” means, directly or indirectly, to sell, transfer, assign or otherwise dispose of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the voting of or sale, transfer, conversion, assignment or other disposition of (whether by merger or consolidation (including by conversion into securities or other consideration as a result of such merger or consolidation), by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise).

ARTICLE 2

VOTING

Section 2.1(a) Agreement to Vote Covered Shares. Each Stockholder hereby irrevocably and unconditionally agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company (or any class or subdivision thereof), the Stockholder shall, in each case to the fullest extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i) appear at each such meeting or otherwise cause its Covered Shares to be counted as present thereat for purposes of calculating a quorum; and

(ii) vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of the Covered Shares:

(1) in favor of the approval or adoption of, or consent to, the Merger Agreement, any transactions contemplated by the Merger Agreement and any other action reasonably requested by Parent in furtherance thereof submitted for the vote or written consent of stockholders of the Company;

(2) against the approval or adoption of (A) any Acquisition Proposal or any other action, agreement, transaction or proposal made in opposition to the approval of the Merger Agreement or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement, or (B) any action, agreement, transaction or proposal that is intended, or would reasonably be expected, to result in a material breach of any covenant, agreement, representation, warranty or any other obligation of the Company Parties contained in the Merger Agreement or of such Stockholder contained in this Agreement; and

(3) against any action, agreement, transaction or proposal that is intended, would reasonably be expected, or the result of which would reasonably be expected, to materially impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other transactions contemplated by the Merger Agreement, including but not limited to the following actions

(other than the Merger and the other transactions contemplated by the Merger Agreement and actions requested or expressly permitted by Parent): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving a Company Entity; (B) a sale, lease or transfer of a material amount of assets of a Company Entity, or a reorganization, recapitalization, dissolution, liquidation or winding up of a Company Entity; (C) (1) any change in a majority of persons who constitute the Board of Directors of the Company as of the date hereof, except for changes requested or expressly permitted by Parent, (2) any change in the present capitalization of the Company or any amendment to any charter, bylaws, limited liability company agreement, limited partnership agreement or other company constituent document of any Company Entity, or (3) any other material change in a Company Entity’s organizational structure or business.

(b) Agreement to Make Common Unit Election. Each Stockholder hereby irrevocably and unconditionally agrees to make a Common Unit Election (as defined in, and for purposes of, Section 2.1(a)(ii) of the Merger Agreement), with respect to all of its Covered Shares, in accordance with the election procedures set forth in Section 2.2 of the Merger Agreement, as promptly as practicable following its receipt of an Election Form with respect to its Covered Shares, and to cause such election to remain valid and effective at all times until and including the Effective Time. Each Stockholder understands and agrees that by making such Common Unit Election it will, subject to the terms and conditions of the Merger Agreement, be entitled to receive Common Units (and cash in lieu of fractional Common Units) in consideration for its Covered Shares, and that, except as set forth in Section 2.1(a)(ii) of the Merger Agreement, it will not be entitled to receive any cash consideration (other than cash in lieu of fractional Common Units) as consideration for its Covered Shares.

Section 2.2 No Inconsistent Agreements. Each Stockholder hereby represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to its Covered Shares, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to its Covered Shares (except pursuant to Section 2.3 hereof) and (c) has not taken and shall not take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing or disabling such Stockholder from performing in any material respect any of its obligations under this Agreement.

Section 2.3 Proxy. In order to secure the obligations set forth herein, each Stockholder hereby irrevocably appoints Parent, or any nominee thereof, with full power of substitution and resubstitution, as its true and lawful proxy and attorney-in-fact, in the event that such Stockholder does not comply with its obligations in Section 2.1, to vote or execute written consents with respect to such Stockholder’s Covered Shares in accordance with Section 2.1 hereof and with respect to any proposed postponements or adjournments of any meeting of the stockholders of the Company at which any of the matters described in Section 2.1 hereof are to be considered. Each Stockholder hereby affirms that this proxy is coupled with an interest and shall be irrevocable, except upon termination of this Agreement, and such Stockholder will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by such Stockholder with respect to any of its Covered Shares. Parent may terminate this proxy with respect to any Stockholder at any time at its sole election by written notice provided to such Stockholder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Stockholders. Each Stockholder (except to the extent otherwise provided herein) hereby represents and warrants to the Parent Parties, severally for itself and with respect to its Covered Shares only, and not jointly with the other Stockholders or with respect to the Covered Shares of any other Stockholder, as follows:

(a) Organization; Authorization; Validity of Agreement; Necessary Action. Such Stockholder has the requisite power and authority and/or capacity to execute and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery by such Stockholder of this Agreement and the performance by it of the obligations hereunder have been duly and validly authorized by such Stockholder and no other actions or proceedings are required on the part of such Stockholder to authorize the execution and delivery of this Agreement or the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery of this Agreement by the Parent Parties, constitutes a legal, valid and binding agreement of such Stockholder, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(b) Ownership. Such Stockholder is the record and beneficial owner of, and has good title to, its Existing Shares, free and clear of any Liens, except as may be provided for in this Agreement. All of such Stockholder’s Covered Shares from the date hereof through and on the Closing Date will be beneficially or legally owned by such Stockholder, except in the case of a Permitted Transfer of any Covered Shares (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Except as provided for in this Agreement, such Stockholder has and will have at all times through the Closing Date sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article 2 hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares and with respect to all of such Stockholder’s Covered Shares at any time through the Closing Date, except in the case of a Permitted Transfer (in which case this representation shall, with respect to such Covered Shares, be made by the transferee of such Covered Shares). Such Stockholder does not, directly or indirectly, legally or beneficially own or have any option, warrant or other right to acquire any securities of a Company Entity that are or may by their terms become entitled to vote or any securities that are convertible or exchangeable into or exercisable for any securities of a Company Entity that are or may by their terms become entitled to vote, nor is such Stockholder subject to any contract, agreement, arrangement, understanding or relationship, other than this Agreement, that obligates it to vote, acquire or dispose of any securities of a Company Entity.

(c) No Violation. Neither the execution and delivery of this Agreement by such Stockholder nor its performance of its obligations under this Agreement will (i) result in a violation or breach of, or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase under, or result in the creation of any Lien (other than under this Agreement) upon any of the properties, rights or assets (including but not limited to its Existing Shares) owned by such Stockholder under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which it or any of its respective properties, rights or assets may be bound, (ii) violate any Law applicable to such Stockholder or any of its properties, rights or assets, or (iii) result in a violation or breach of or conflict with its organizational and governing documents, except in the case of clause (i) as would not reasonably be expected to prevent or materially delay the ability of such Stockholder to perform its obligations hereunder.

(d) Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is necessary to be obtained or made by such Stockholder in connection with its execution, delivery and performance of this Agreement, except for any reports under Sections 13(d) and 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby.

(e) Reliance by Parent. Such Stockholder understands and acknowledges that the Parent Parties are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and obligations of such Stockholder contained herein.

(f) Adequate Information. Such Stockholder acknowledges that it is a sophisticated party with respect to its Covered Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon any of the Parent Parties and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that no Parent Party has made or is making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

Section 3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder that the execution and delivery of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the board of directors of the general partner of Parent. The Parent Parties acknowledge that no Stockholder has made and no Stockholder is making any representation or warranty of any kind except as expressly set forth in this Agreement.

ARTICLE 4

OTHER COVENANTS

Section 4.1 Prohibition on Transfers, Other Actions.

(a) Each Stockholder hereby agrees, except for a Permitted Transfer, not to (i) Transfer any of the Covered Shares, beneficial ownership thereof or any other interest therein, (ii) enter into any agreement, arrangement or understanding, or take any other action, that violates or conflicts with, or would reasonably be expected to violate or conflict with, or would reasonably be expected to result in or give rise to a violation of or conflict with, such Stockholder’s representations, warranties, covenants and obligations under this Agreement, or (iii) take any action that would restrict or otherwise affect such Stockholder’s legal power, authority and right to comply with and perform its covenants and obligations under this Agreement. Any Transfer in violation of this provision shall be null and void.

(b) Each Stockholder agrees that if it attempts to Transfer (other than a Permitted Transfer), vote or provide any other Person with the authority to vote any of the Covered Shares other than in compliance with this Agreement, such Stockholder shall unconditionally and irrevocably (during the term of this Agreement) instruct the Company to not, (i) permit any such Transfer on its books and records, (ii) issue a book-entry interest or a new certificate representing any of the Covered Shares, or (iii) record such vote unless and until such Stockholder has complied in all respects with the terms of this Agreement.

(c) Each Stockholder agrees that it shall not, and shall cause each of its controlled Affiliates to not, become a member of a “group” (as that term is used in Section 13(d) of the Exchange Act) that such Stockholder or such Affiliate is not currently a part of and that has not been disclosed in a filing with the SEC prior to the date hereof (other than as a result of entering into this Agreement) for the purpose of opposing or competing with the transactions contemplated by the Merger Agreement.

(d) Each Stockholder agrees not to knowingly take any action that would make any of its representations or warranties contained herein untrue or incorrect in any material respect or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting in any material respect its performance of its obligations under or contemplated by this Agreement.

Section 4.2 Further Assurances. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 4.3 Waiver of Appraisal Rights and Claims. Each Stockholder hereby waives any and all rights of appraisal or rights to dissent from the consummation of the Merger and any transactions contemplated by the Merger Agreement.

ARTICLE 5

NO SOLICITATION

Section 5.1 No Solicitation. Prior to the termination of this Agreement, each Stockholder shall not, and shall cause its officers, employees, legal counsel, financial advisors, agents and other representatives (collectively, “Representatives”) not to, directly or indirectly (a) solicit or initiate, or knowingly encourage or facilitate, any Acquisition Proposal or any inquiries regarding the submission of any Acquisition Proposal, (b) participate in any discussions or negotiations regarding, or furnish any third party any confidential information regarding the Company or its Subsidiaries in response to or in connection with any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal; provided, however, notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the restrictions set forth in this Section 5.1 shall not apply to the Stockholders and their Representatives, including in their capacity as beneficial owners of the Covered Shares, to the extent that the Company and its Subsidiaries, and its and their Representatives, are permitted by the terms of Section 5.4(a) of the Merger Agreement to take such actions. Each Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party conducted prior to the date of this Agreement with respect to any Acquisition Proposal.

Notwithstanding any provision in this Agreement to the contrary, the Stockholders have entered into this Agreement solely in their capacity as the beneficial owners of the Covered Shares, and nothing herein shall limit or effect any actions taken by any Stockholder or Representative of a Stockholder in such Stockholder’s or such Representative’s capacity as a director or officer of the Company. In addition, for purposes of this Agreement, the Company shall be deemed not to be an Affiliate of any of the Stockholders, and any officer, director, employee, agent or advisor of the Company (in each case, in their capacities as such), shall be deemed not to be a Representative of a Stockholder.

ARTICLE 6

MISCELLANEOUS

Section 6.1 Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Effective Time, (b) a Change of Recommendation in connection with an Intervening Event pursuant to Section 5.4 of the Merger Agreement, or (c) the valid termination of the Merger Agreement in accordance with its terms (including after any extension thereof), in which case this Agreement shall terminate and be of no further force and effect with respect to all parties hereto. The Parent may terminate this Agreement with respect to all or any portion of any Stockholder’s Covered Shares by delivering a written notice to such Stockholder stating the portion of such Stockholder’s Covered Shares with respect to which this Agreement is terminated (in which case such

Stockholder’s obligations hereunder shall terminate only with respect to the portion of its Covered Shares so identified). Nothing in this Section 6.1 and no termination of this Agreement shall relieve or otherwise limit any party of liability for any breach of this Agreement occurring prior to such termination.

Section 6.2 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in any Parent Party any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefit relating to the Covered Shares of any Stockholder shall remain vested in and belong to such Stockholder, and Parent shall have no authority to direct such Stockholder in the voting or disposition of any of its Covered Shares, except as otherwise provided herein.

Section 6.3 Publicity. Each Stockholder hereby permits Parent and the Company to include and disclose in the Proxy Statement, and in such other schedules, certificates, applications, agreements or documents as such entities reasonably determine to be necessary or appropriate in connection with the consummation of the Merger and the transactions contemplated by the Merger Agreement such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s commitments, arrangements and understandings pursuant to this Agreement. Parent and the Company hereby permit each Stockholder to disclose this Agreement and the transactions contemplated by the Merger Agreement in any reports required to be filed by such Stockholder or any of its Affiliates under Sections 13(d) and 16 of the Exchange Act.

Section 6.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by facsimile or email (upon telephonic confirmation of receipt) or on the first Business Day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Energy Transfer Equity, L.P.

3738 Oak Lawn Avenue

Dallas, TX 75219

Attention: John McReynolds

Facsimile: (214) 981-0706

Email: tom.mason@energytransfer.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

717 Texas Avenue, 16th Floor

Houston, Texas 77002

Attention: William N. Finnegan, Esq.

                  Sean T. Wheeler, Esq.

Fax: 713-546-5401

Email: bill. finnegan@lw.com

            sean.wheeler@lw.com

If to any Stockholder, to the address set forth below such Stockholder’s name on Schedule I hereto.

Section 6.5 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 6.6 Counterparts. This Agreement may be executed by facsimile and in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 6.7 Entire Agreement. This Agreement and, solely to the extent of the defined terms referenced herein, the Merger Agreement, together with the schedule annexed hereto, embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written and oral, that may have related to the subject matter hereof in any way.

Section 6.8 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND ALL DISPUTES BETWEEN THE PARTIES UNDER OR RELATING TO THIS AGREEMENT OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO SUCH STATE’S PRINCIPLES OF CONFLICTS OF LAW). THE DELAWARE COURT OF CHANCERY (AND IF THE DELAWARE COURT OF CHANCERY SHALL BE UNAVAILABLE, ANY DELAWARE STATE COURT AND THE FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE STATE OF DELAWARE) WILL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY OR THE FACTS AND CIRCUMSTANCES LEADING TO ITS EXECUTION, WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES IRREVOCABLY CONSENTS TO AND AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE, IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY DELIVERY IN ANY METHOD CONTEMPLATED BY SECTION 6.4 HEREOF OR IN ANY OTHER MANNER AUTHORIZED BY LAW, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (i) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (ii) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (iii) ANY LITIGATION COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.

(b) THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 6.9 Amendment; Waiver. The obligations of any Stockholder hereunder may not be modified or amended except by an instrument in writing signed by Parent and by each Stockholder with respect to which such modification or amendment will be effective. Each party may waive any right of such party hereunder by an instrument in writing signed by such party and delivered to the party benefiting from such waiver. No amendment or waiver shall be permitted or effective without the prior written consent of the Company.

Section 6.10 Remedies. The parties hereto agree that money damages would not be a sufficient remedy for any breach of this Agreement and that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is hereby agreed that, prior to the valid termination of this Agreement pursuant to Section 6.1 hereof, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, to prevent breaches of this Agreement, and to specifically enforce compliance with this Agreement. In connection with any request for specific performance or equitable relief, each of the parties hereto hereby waives any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to such party. The parties further agree that, by seeking the remedies provided for in this Section 6.10, no party hereto shall in any respect waive its right to seek any other form of relief that may be available to it under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.10 are not available or otherwise are not granted.

Section 6.11 Severability. To the fullest extent permitted by law, any term or provision of this Agreement, or the application thereof, that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is illegal, void, invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any illegal, void, invalid or unenforceable term or provision with a term or provision that is legal, valid and enforceable and that comes closest to expressing the intention of the illegal, void, invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. To the fullest extent permitted by law, in the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original economic, business and other purposes of such invalid or unenforceable term as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.12 Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.13 Successors and Assigns; Third Party Beneficiaries.

(a) Except in connection with a Permitted Transfer, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties; provided, however, that Parent and Merger Sub may transfer or assign their rights and obligations under this Agreement, in whole or in part or from time to time in part, to one or more of their Affiliates at any time. Any assignment in violation of the foregoing shall be null and void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) Other than the Company with respect to Section 6.3 hereof, this Agreement is not intended to and shall not confer upon any Person (other than the parties hereto) any rights or remedies hereunder.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, LLC, its general partner

By:	/s/ John McReynolds
Name:	John McReynolds
Title:	President and Chief Financial Officer

MERGER SUB:

SIGMA ACQUISITION CORPORATION

By:	/s/ John McReynolds
Name:	John McReynolds
Title:	President and Chief Financial Officer

[Signature Page of Parent and Merger Sub to Second Amended and Restated Support Agreement]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

STOCKHOLDERS:

/s/ George L. Lindemann	/s/ Eric D. Herschmann
GEORGE L. LINDEMANN	ERIC D. HERSCHMANN

/s/ Dr. Frayda B. Lindemann	/s/ Adam M. Lindemann
DR. FRAYDA B. LINDEMANN	ADAM M. LINDEMANN

/s/ George L. Lindemann, Jr.	/s/ Sloan Lindemann Barnett
GEORGE L. LINDEMANN, JR.	SLOAN LINDEMANN BARNETT

[Signature Page of Stockholders to Second Amended and Restated Support Agreement]

Schedule I

Stockholder	Address	Shares of Company Common Stock Held Beneficially or of-Record*
George L. Lindemann	1565 North Ocean Way Palm Beach, Florida 33480	Shares: 4,485,628** Options: 1,888,162

Eric D. Herschmann	3333 Allen Parkway #2207 Houston, Texas 77019	Shares: 555,091*** Options: 1,185,768

Dr. Frayda B. Lindemann	1565 North Ocean Way Palm Beach Florida, Florida 33480	3,289,220

George L. Lindemann, Jr.	1736 West 28th Street Miami, FL 33141	3,365,500

Adam M. Lindemann	77 East 77th Street New York, NY 10075	2,000,000 (approximate; +/- not more than 100,000 shares)

Sloan Lindemann Barnett	2920 Broadway Street San Francisco, CA 94115	3,369,667

*	-As of June 14, 2011, Southern Union Company had 124,721,110 shares of common stock issued and outstanding. As of June 14, 2011, the shares represented on the chart above represent approximately 13.43% of the issued and outstanding shares of common stock of Southern Union Company. The options and non-expired/lapsed restricted shares awarded to Messrs. Lindemann and Herschmann have not been included in the foregoing calculation as they are not able to be voted at this time.
**	-Included in this number are 144,888 shares held in the Southern Union Company Supplemental Deferred Compensation Plan and 29,870 shares in the Southern Union 401(k) Savings Plan as of December 31, 2010. Included in this number are 69,513 restricted shares awarded to Mr. Lindemann under the Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan for which restrictions have not otherwise lapsed/expired. The options and unlapsed/unexpired restricted shares are not able to be voted at this time.
***	-Included in this number are 251,308 restricted shares awarded to Mr. Herschmann under the Southern Union Company Third Amended and Restated 2003 Stock and Incentive Plan for which restrictions have not otherwise lapsed/expired. The options and unlapsed/unexpired restricted shares are not able to be voted at this time.

[Schedule I to Support Agreement]

ANNEX C

EVERCORE GROUP L.L.C.

July 19, 2011

Mr. Thomas N. McCarter, III

Chairman, Special Committee of the Board of Directors

of Southern Union Company

5444 Westheimer Road

Houston, TX 77056

Members of the Special Committee of the Board of Directors:

We understand that Southern Union Company, a Delaware corporation (“SUG”), has entered into an Agreement and Plan of Merger, dated as of June 15, 2011, as amended and restated as of July 4, 2011 and as further amended and restated as of July 19, 2011 (the “Merger Agreement”), among SUG, Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), and Sigma Acquisition Corporation, a Delaware corporation and a direct wholly-owned subsidiary of ETE (“Merger Sub”), pursuant to which, and subject to the terms and conditions set forth therein, SUG will be merged with Merger Sub, with SUG surviving the merger as a direct wholly-owned subsidiary of ETE (the “Merger”). As a result of the Merger, among other things, each share of SUG’s common stock, par value $1.00 per share (the “SUG Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than shares of SUG Common Stock held by SUG or any of its subsidiaries (which shares shall be canceled without the payment of any consideration therefor) and other than shares of SUG Common Stock held by stockholders properly exercising appraisal rights available under Section 262 of the General Corporation Law of the State of Delaware (which shares shall be cancelled in exchange for the appraised value of such shares to the extent provided by Section 262 of the General Corporation Law of the State of Delaware), shall be converted into the right to receive: (i) $44.25 in cash (the “Per Share Cash Consideration”) or (ii) 1.00 common units of ETE (the “Per Share Common Unit Consideration”), depending upon the election of the holder of such share of SUG Common Stock and, in each case, subject to the proration mechanisms described in the Merger Agreement. The Per Share Cash Consideration and the Per Share Common Unit Consideration are referred to herein together as the “Consideration.” The Merger Agreement provides that the Per Share Cash Consideration shall comprise not less than 50% and not more than 60% of the aggregate Consideration, and sets forth certain proration mechanisms to effect such limitations. As a result of such proration mechanisms, holders of SUG Common Stock who elect to receive the Per Share Cash Consideration may receive a portion of the Consideration for their shares of SUG Common Stock in the form of Per Share Common Unit Consideration, and holders of SUG Common Stock who elect to receive the Per Share Common Unit Consideration may receive a portion of the Consideration for their shares of SUG Common Stock in the form of Per Share Cash Consideration. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

You, in your capacity as the Special Committee of the Board of Directors of SUG (the “Committee”), have asked us whether, in our opinion, the Consideration is fair, from a financial point of view, to the holders of SUG Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information, including information filed with or furnished to the U.S. Securities and Exchange Commission and the Federal Energy Regulatory Commission relating to (1) SUG and certain of its affiliates, and (2) ETE and certain of its affiliates, including Energy Transfer Partners, L.P. (“ETP”) and Regency Energy Partners LP (“RGNC”) that we deemed to be relevant, as well as publicly available research analysts’ estimates;

EVERCORE GROUP L.L.C.    55 EAST 52ND STREET    NEW YORK, NY 10055    TEL: 212.857.3100    FAX: 212.857.3101

Mr. Thomas N. McCarter, III

Chairman, Special Committee of the Board of Directors

of Southern Union Company

July 19, 2011

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to SUG and certain of its affiliates for the year ended December 31, 2010 prepared and furnished to us by management of SUG;

(iii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to ETE and certain of its affiliates, including ETP and RGNC, for the year ended December 31, 2010 prepared and furnished to us by management of ETE;

(iv)	reviewed certain non-public projected financial data relating to SUG and certain of its affiliates prepared and furnished to us by management of SUG;

(v)	reviewed certain non-public projected financial data relating to ETE and certain of its affiliates, including ETP and RGNC, prepared and furnished to us by management of ETE;

(vi)	reviewed certain non-public pro forma projected financial and operating data and assumptions regarding SUG and certain of its affiliates, and ETE and certain of its affiliates, including ETP and RGNC, prepared and furnished to us by management of SUG and ETE;

(vii)	reviewed the reported prices and the historical trading activity of the SUG Common Stock and ETE’s common units;

(viii)	compared the financial performance of SUG and its respective market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(ix)	compared the financial performance of ETE and its market trading metrics with those of certain other publicly-traded entities that we deemed relevant;

(x)	compared the proposed financial terms of the Merger with publicly available financial terms of certain transactions that we deemed relevant;

(xi)	reviewed the Merger Agreement; and

(xii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to SUG, ETE and certain of their respective affiliates prepared by the respective managements of SUG and ETE, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of SUG and ETE as to the future financial and operating performance of SUG, ETE and such affiliates. For purposes of our analysis and opinion, at your request, we have relied on the projections prepared by the respective managements of SUG and ETE with respect to projected financial data, including expected synergies, and operating data of SUG, ETE and certain of their respective affiliates. We express no view as to such financial and operating data, or as to the assumptions on which they were based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation,

Mr. Thomas N. McCarter, III

Chairman, Special Committee of the Board of Directors

of Southern Union Company

July 19, 2011

restriction or condition that would have an adverse effect in any way material to our analysis on SUG or ETE or the consummation of the Merger or materially reduce the benefits to ETE of the Merger.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of SUG, ETE, or any of their respective affiliates, nor have we evaluated the solvency or fair value of SUG, ETE, or any of their respective affiliates under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness, from a financial point of view, to the holders of SUG Common Stock of the Consideration. We do not express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including, without limitation, (i) the fairness of the proposed transaction to, or any consideration received in connection therewith by, the creditors or other constituencies of SUG or ETE or the unitholders of ETE, or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of SUG, or any class of such persons, whether relative to the Consideration or otherwise. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to SUG, nor does it address the underlying business decision of SUG to engage in the Merger. This letter, and our opinion, do not constitute a recommendation as to how any holder of SUG Common Stock should act or, if applicable, vote in respect of the Merger. We express no opinion herein as to the price at which the SUG Common Stock, the common units of ETE or the common units of ETP or RGNC will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by SUG, ETE and their respective advisors with respect to legal, regulatory, accounting and tax matters; further, we express no opinion with respect to the tax attributes of the common units of ETE.

We received a fee for our services upon rendering an opinion in connection with the proposed transaction. We will also be entitled to receive a success fee if the Merger is consummated. SUG has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates, on the one hand, and SUG, ETE or any of their respective affiliates, on the other hand, pursuant to which compensation was received or is intended to be received by Evercore Group L.L.C. or its affiliates as a result of such a relationship, and no such relationship is mutually understood to be contemplated. We may provide financial or other services to SUG, ETE, or any of their respective affiliates in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of SUG, ETE, ETP, RGNC or any of their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Committee in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Mr. Thomas N. McCarter, III

Chairman, Special Committee of the Board of Directors

of Southern Union Company

July 19, 2011

SUG may reproduce Evercore’s opinion in full in any document relating to the Merger in respect of which the opinion was rendered that is required to be filed with the U.S. Securities and Exchange Commission and (if approval of holders of SUG Common Stock is sought) required to be mailed by SUG to its stockholders, provided, however, that all references to Evercore or any such opinion in any such document and the description of any such opinion and advice therein shall be subject to Evercore’s prior written consent with respect to form and substance (which consent shall not be unreasonably withheld). The Committee may disclose the opinion to the Board, SUG and its affiliates. Additionally, SUG may publicly disclose that the Committee engaged Evercore as its financial advisor in connection with the Merger and provided this opinion in connection with the Merger; provided, however, that, without Evercore’s prior written consent, SUG may not disclose any portion of such opinion or represent that any person or entity may rely upon such opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair, from a financial point of view, to the holders of SUG Common Stock.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Raymond B. Strong III
Raymond B. Strong III Senior Managing Director

ANNEX D

PERSONAL AND CONFIDENTIAL

July 19, 2011

Special Committee of the Board of Directors

Board of Directors

Southern Union Company

5444 Westheimer Road

Houston, Texas 77056

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Southern Union Company (the “Company”) of the Aggregate Consideration (as defined below) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 15, 2011, as amended and restated July 4, 2011 and July 19, 2011 (the “Agreement”), by and among Energy Transfer Equity, L.P. (“ETE”), Sigma Acquisition Corporation, a wholly owned subsidiary of ETE (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company and each outstanding Share (other than certain Shares specified in the Agreement) will be converted into the right to receive, at the election of the holder thereof, either (i) 1.00 common unit (“ETE Common Units”) representing limited partner interests in ETE (the “Stock Consideration”) or (ii) $44.25 in cash (the “Cash Consideration” and Stock Consideration, taken in the aggregate, the “Aggregate Consideration”), subject to certain procedures and limitations contained in the Agreement, as to which procedures and limitations we are expressing no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, ETE and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with the Transaction. We expect to receive fees for our services in connection with the Transaction and the Company has agreed to indemnify us against certain liabilities that may arise out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as lead manager with respect to a public offering by Florida Gas Transmission Company, LLC, an affiliate of the Company, of its 7.90% Senior Notes Due 2019 (aggregate principal amount $600,000,000) in April 2009. We also have provided certain investment banking services to ETE and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a co-manager with respect to public offerings of 8,500,000 common units representing limited partner units in Energy Transfer Partners, L.P., an affiliate of ETE, in April 2009 and January 2010. We may also in the future provide investment banking services to the Company, ETE and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4, including the Proxy Statement/Prospectus relating to the Special Meeting of

Special Committee of the Board of Directors

Board of Directors

Southern Union Company

July 19, 2011

Page Two

Stockholders of the Company to be held in connection with the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company and ETE for the five fiscal years ended December 31, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and ETE; certain other communications from the Company and ETE to their respective stockholders; certain publicly available research analyst reports for the Company and ETE; and certain internal financial analyses and forecasts for the Company prepared by its management and for ETE prepared by its management, in each case, as approved for our use by the Company (the “Forecasts”), including certain cost savings and operating synergies projected by the managements of the Company and ETE to result from the Transaction, as approved for our use by the Company (the “Synergies”). We have also held discussions with members of the senior management of the Company regarding its assessment of the strategic rationale for, and the potential benefits of, the Transaction and the past and current business operations, financial condition and future prospects of the Company and ETE; reviewed the reported price and trading activity for the Shares and ETE Common Units; compared certain financial and stock market information for the Company and ETE with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the natural gas pipeline and diversified gas utility industries and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts, including the Synergies, have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or ETE or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents, opinions and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or ETE or on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Aggregate Consideration to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which ETE Common Units will trade at any time or as to the impact of the Transaction on the solvency or viability of the Company or ETE or the ability of the Company or ETE to pay their respective obligations when they come due. Our opinion is necessarily based on

Special Committee of the Board of Directors

Board of Directors

Southern Union Company

July 19, 2011

Page Three

economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or make any election with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/S/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

ANNEX E

SECTION 262 OF THE

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of

Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers

As provided in ETE’s Third Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), ETE will generally indemnify its general partner, officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events. Subject to any terms, conditions or restrictions set forth in the Partnership Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever subject to such standards and restrictions as are set forth in the Partnership Agreement.

To the extent that the indemnification provisions of the Partnership Agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

ETE also maintains insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.

Item 21. Exhibits and Financial Statement Schedules

(a)	The following Exhibits are filed as part of this registration statement unless otherwise indicated:

Exhibit Number	Description
2.1	Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation and Southern Union Company (incorporated by reference to Exhibit 2.1 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on July 20, 2011)*
2.2	Amendment No. 1, dated as of September 14, 2011, to the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation and Southern Union Company (incorporated by reference to Exhibit 2.1 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on September 15, 2011)
2.3	Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.2 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on July 20, 2011)*
2.4	Amendment No. 1, dated as of September 14, 2011, to the Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and between Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.2 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on September 15, 2011)
3.1	Certificate of Limited Partnership of Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 3.2 of Energy Transfer Equity, L.P.’s Form S-1 filed on September 2, 2005)
3.2	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of February 8, 2006 (incorporated by reference to Exhibit 3.1 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on February 14, 2006)

Exhibit Number	Description
3.2.1	Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated and effective as of November 1, 2006 (incorporated by reference to Exhibit 3.3.1 of Energy Transfer Equity, L.P.’s Annual Report on Form 10-K filed on November 29, 2006)
3.2.2	Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated and effective as of November 9, 2007 (incorporated by reference to Exhibit 3.3.2 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on November 13, 2007)
3.2.3	Amendment No. 3 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated and effective as of May 26, 2010 (incorporated by reference to Exhibit 3.3.2 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on June 2, 2010)
5.1	Opinion of Latham & Watkins LLP***
8.1	Opinion of Latham & Watkins LLP as to tax matters***
8.2	Opinion of Bingham McCutchen LLP as to tax matters***
8.3	Opinion of Roberts & Holland LLP as to tax matters**
10.1	Second Amended and Restated Support Agreement, dated July 19, 2011, by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation, George L. Lindemann, Dr. Frayda B. Lindemann, George L. Lindemann, Jr., Adam M. Lindemann, Sloan Lindemann Barnett, and Eric D. Herschmann (incorporated by reference to Exhibit 10.1 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on July 20, 2011)
23.1	Consent of Grant Thornton LLP**
23.2	Consent of KPMG LLP**
23.3	Consent of PricewaterhouseCoopers LLP**
23.4	Consent of PricewaterhouseCoopers LLP**
23.5	Consent of PricewaterhouseCoopers LLP**
23.6	Consent of Latham & Watkins LLP (included in Exhibit 5.1)***
23.7	Consent of Latham & Watkins LLP (included in Exhibit 8.1)***
23.8	Consent of Bingham McCutchen LLP (included in Exhibit 8.2)***
23.9	Consent of Roberts & Holland LLP (included in Exhibit 8.3)**
24.1	Power of Attorney (included on the signature page contained in Part II of the registration statement on Form S-4 filed on July 11, 2011)
99.1	Consent of Evercore Group LLC**
99.2	Consent of Goldman, Sachs & Co. **
99.3	Form of Southern Union Company’s Proxy Card for Holders of Southern Union Company Stock**
99.4	Form of Election Form and Letter of Transmittal and Information and Instruction Booklet**

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
**	Filed herewith.
***	Previously filed.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)	The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act of 1933, ETE has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Dallas, State of Texas, on October 26, 2011.

ENERGY TRANSFER EQUITY, L.P.

By:	LE GP, L.L.C., its General Partner

By:	/s/ John W. McReynolds
John W. McReynolds
President and Chief Financial Officer (duly authorized to sign on behalf of the registrant)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 26, 2011.

Signature	Title

/s/ John W. McReynolds John W. McReynolds	President and Chief Financial Officer (Principal Executive, Financial and Accounting Officer)

/s/ Kelcy L. Warren* Kelcy L.Warren	Director and Chairman of the Board

/s/ David R. Albin* David R. Albin	Director

Signature	Title

/s/ John D. Harkey* John D. Harkey	Director

/s/ Marshall S. McCrea, III* Marshall S. McCrea, III	Director

/s/ K. Rick Turner* K. Rick Turner	Director

*By:	/s/ John W. McReynolds
John W. McReynolds
Attorney-in-fact

Exhibit Index

Exhibit Number	Description

2.1	Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation and Southern Union Company (incorporated by reference to Exhibit 2.1 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on July 20, 2011)*

2.2	Amendment No. 1, dated as of September 14, 2011, to the Second Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation and Southern Union Company (incorporated by reference to Exhibit 2.1 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on September 15, 2011)

2.3	Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and between Energy Transfer Equity, L.P. and Energy Transfer Partners, L.P. (incorporated by reference to Exhibit 2.2 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on July 20, 2011)*

2.4	Amendment No. 1, dated as of September 14, 2011, to the Amended and Restated Agreement and Plan of Merger, dated as of July 19, 2011, by and between Energy Transfer Partners, L.P. and Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 2.2 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on September 15, 2011)

3.1	Certificate of Limited Partnership of Energy Transfer Equity, L.P. (incorporated by reference to Exhibit 3.2 of Energy Transfer Equity, L.P.’s Form S-1 filed on September 2, 2005)

3.2	Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated as of February 8, 2006 (incorporated by reference to Exhibit 3.1 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on February 14, 2006)

3.2.1	Amendment No. 1 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated and effective as of November 1, 2006 (incorporated by reference to Exhibit 3.3.1 of Energy Transfer Equity, L.P.’s Annual Report on Form 10-K filed on November 29, 2006)

3.2.2	Amendment No. 2 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated and effective as of November 9, 2007 (incorporated by reference to Exhibit 3.3.2 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on November 13, 2007)

3.2.3	Amendment No. 3 to Third Amended and Restated Agreement of Limited Partnership of Energy Transfer Equity, L.P., dated and effective as of May 26, 2010 (incorporated by reference to Exhibit 3.3.2 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on June 2, 2010)

5.1	Opinion of Latham & Watkins LLP***

8.1	Opinion of Latham & Watkins LLP as to tax matters***

8.2	Opinion of Bingham McCutchen LLP as to tax matters***

8.3	Opinion of Roberts & Holland LLP as to tax matters**

10.1	Second Amended and Restated Support Agreement, dated July 19, 2011, by and among Energy Transfer Equity, L.P., Sigma Acquisition Corporation, George L. Lindemann, Dr. Frayda B. Lindemann, George L. Lindemann, Jr., Adam M. Lindemann, Sloan Lindemann Barnett, and Eric D. Herschmann (incorporated by reference to Exhibit 10.1 of Energy Transfer Equity, L.P.’s Current Report on Form 8-K filed on July 20, 2011)

Exhibit Number	Description

23.1	Consent of Grant Thornton LLP**

23.2	Consent of KPMG LLP**

23.3	Consent of PricewaterhouseCoopers LLP**

23.4	Consent of PricewaterhouseCoopers LLP**

23.5	Consent of PricewaterhouseCoopers LLP**

23.6	Consent of Latham & Watkins LLP (included in Exhibit 5.1)***

23.7	Consent of Latham & Watkins LLP (included in Exhibit 8.1)***

23.8	Consent of Bingham McCutchen LLP (included in Exhibit 8.2)***

23.9	Consent of Roberts & Holland LLP (included in Exhibit 8.3)**

24.1	Power of Attorney (included on the signature page contained in Part II of the registration statement on Form S-4 filed on July 11, 2011)

99.1	Consent of Evercore Group LLC**

99.2	Consent of Goldman, Sachs & Co. **

99.3	Form of Southern Union Company’s Proxy Card for Holders of Southern Union Company Stock**

99.4	Form of Election Form and Letter of Transmittal and Information and Instruction Booklet**

*	Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.
**	Filed herewith.
***	Previously filed.